Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Series A Common Stock

of

WARNER BROS. DISCOVERY, INC.

at

$30.00 Net Per Share

by

PRINCE SUB INC.,

a wholly-owned subsidiary

of

PARAMOUNT SKYDANCE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 8, 2026, UNLESS THE OFFER IS EXTENDED.

Prince Sub Inc., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Paramount Skydance Corporation, a Delaware corporation (together with its subsidiaries, “Paramount,” “we,” “our” or “us”), is offering to purchase all of the outstanding shares of Series A Common Stock, par value $0.01 per share (the “Shares”), of Warner Bros. Discovery, Inc., a Delaware corporation (“Warner Bros.”), other than Shares held in treasury by Warner Bros. or owned by Paramount or any of its wholly owned subsidiaries, at $30.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with this Offer to Purchase, the “Offer”).

We are seeking to enter into a definitive agreement for the acquisition of Warner Bros. by Paramount, and are prepared to engage with Warner Bros. immediately. On December 4, 2025, we made a proposal to acquire Warner Bros. for $30.00 per Share pursuant to a merger agreement and related equity and debt financing commitments, which are attached to this Offer to Purchase as part of Annex A (our “Prior Proposal”). We are making the Offer because Warner Bros. chose a financially inferior and more uncertain and complex transaction as contemplated by the Netflix Merger Agreement (the “Proposed Netflix Transaction”) instead of our clearly superior Prior Proposal. We are making the Offer directly to the Warner Bros. stockholders and the board of directors of Warner Bros. (the “Warner Bros. Board”) to ensure that they have the full terms of our Prior Proposal as set out in this Offer to Purchase.

THIS OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION. The Lawrence J. Ellison Revocable Trust u/a/d 1/22/88, as amended (the “Ellison Trust”) and a fund affiliated with RedBird Capital Management (“RedBird”) will provide the necessary equity financing for the payment of the Offer Price for all Shares in the Offer. Such equity financing will be provided pursuant to equity financing commitments substantially consistent with those included in our Prior Proposal (with such changes as are necessary to reflect the Offer and a second-step merger rather than the single-step merger in such Prior Proposal). The Ellison Trust has financial resources well in excess of what would be required to meet its commitments to be entered into in connection with the Offer and the second-step merger, including, among many other assets and financial resources available to it, record and beneficial ownership of approximately 1.16 billion shares of Oracle Corporation (NYSE: ORCL) (“Oracle”) stock with a market value of approximately $252 billion as of the date of this Offer to Purchase. As has been previously disclosed in public filings, the Ellison Trust provided an equity commitment to Skydance in the Paramount-Skydance combination (which information is publicly available with the SEC and FCC), publicly files information about its sales of Oracle stock with the SEC on Form 144, and has publicly participated in other major transactions such as the take private of Twitter, among others. Based upon the combination of Paramount’s financial resources, the subscription agreements to be entered into by an affiliate of the Ellison Trust and RedBird in connection with the Offer, and future financing transactions (or amounts available under a senior secured bridge facility of up to $54 billion), we will have sufficient funds to pay the Offer Price for all Shares in the Offer.

Consummation of the Offer is conditioned upon, among other things, the following conditions: (i) Warner Bros. shall have entered into a definitive merger agreement with Paramount and the Purchaser substantially in the form of the merger agreement submitted by Paramount to Warner Bros. on December 4, 2025 and attached to the Offer to Purchase as part of Annex A (the “Paramount/Warner Bros. Merger Agreement”), other than changes required to reflect completion of the Offer followed by a second-step merger under Section 251(h) of the DGCL and any other changes mutually agreed between Warner Bros. and Paramount; (ii) the Warner Bros. Separation (as defined in “The Offer — Section 8 – Certain Information Concerning Warner Bros.”) shall not have been consummated; (iii) Warner Bros. stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes a majority of the then-outstanding Shares on a fully diluted basis; (iv) the restrictions on business combinations under Section 203 of the DGCL shall be inapplicable to the second-step merger following the Offer; (v) the waiting period applicable to the Offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and any commitments not to close the Offer or the second-step merger before a certain date under a timing agreement entered into by Paramount or the Purchaser with any governmental entity shall have expired or been terminated and any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority shall have expired or been obtained; (vi) no governmental entity shall after the date of the Offer to Purchase have enacted, issued or promulgated any law or order that is in effect and that restrains, enjoins or otherwise prohibits consummation of the Offer or the second-step merger; (vii) there shall not have occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in “The Offer—Section 14—Conditions of the Offer”); (viii) no approval, clearance, consent, registration, permit, authorization or other confirmation required under applicable law or by any governmental body, agency or authority in connection with the consummation of the Offer or the second-step merger shall have imposed any remedy that, individually or in the aggregate with all other remedies imposed, to be taken or agreed to, would reasonably be expected to have a material adverse effect on the combined company following consummation of the Offer and the second-step merger; and (ix) the Agreement and Plan of Merger, dated December 4, 2025 (as amended from time to time, the “Netflix Merger Agreement”), among Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and wholly owned subsidiary of Netflix, Warner Bros. and New Topco 25, Inc., a Delaware corporation and wholly owned subsidiary of Warner Bros., shall have been validly terminated in accordance with its terms and Warner Bros. stockholders shall not have adopted the Netflix Merger Agreement and shall not have approved the transactions contemplated thereby.

The proposed Paramount/Warner Bros. Merger Agreement also contains other closing conditions to the Offer and the second-step merger. Please see the sections of this Offer to Purchase entitled “The Offer—Section 14—Conditions of the Offer”, “The Offer—Section 11—Background of the Offer; Other Transactions with Warner Bros.” and “The Offer — Section 12 — Purpose of the Offer and the Potential Merger; Plans for Warner Bros.; Statutory Requirements; Approval of the Potential Merger.”

Subject to applicable law, we reserve the right to amend the Offer in any respect (including amending the Offer Price). In addition, in the event that we enter into a merger agreement with Warner Bros. and such merger agreement does not provide for a tender offer, we reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by us and Warner Bros. and specified in such merger agreement.

The Offer has not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

You may direct questions and requests for assistance to Okapi Partners LLC, which is acting as the Information Agent for the Offer (the “Information Agent”), or to BofA Securities, Inc. and Citigroup Global Markets Inc., which are severally acting as the dealer managers for the Offer (the “Dealer Managers”). Their respective addresses and telephone numbers appear on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent.

The Dealer Managers are:

BofA Securities, Inc. Bank of America Tower One Bryant Park New York, New York 10036 Toll Free: (888) 803-9655	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Toll Free: (877) 531-8365

December 8, 2025

IMPORTANT

Any stockholder of Warner Bros. who desires to tender all or a portion of such stockholder’s Shares in the Offer should either: (i) complete and sign the accompanying Letter of Transmittal or a manually signed facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Procedure for Tendering Shares”; or (ii) request that such stockholder’s broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot deliver such certificates and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3 — Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to Okapi Partners LLC, our information agent for the Offer (the “Information Agent”), at the Information Agent’s telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase, the Letter of Transmittal and all other related materials may be directed to the Information Agent or your brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Additionally, this Offer to Purchase, the Letter of Transmittal and other materials relating to the Offer may be found at https://www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies for any meeting of the stockholders of Warner Bros., including any future solicitation of proxies by us to be used at the special meeting of Warner Bros. stockholders (the “Special Meeting”) to be set in connection with the Proposed Netflix Transaction and any other matter to be considered at the Special Meeting. Any solicitation of proxies has been or will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Unless your Shares are accepted for payment pursuant to the terms and conditions of the Offer prior to the Special Meeting, tendering your Shares pursuant to the Offer will not grant us your proxy with respect to the Special Meeting and is not the same as a vote against the matters to be voted upon at the Special Meeting. In the event Paramount conducts a proxy solicitation with respect to the Special Meeting, more information will be available in the materials Paramount files with the SEC.

SUMMARY TERM SHEET

Prince Sub Inc., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Paramount Skydance Corporation, a Delaware corporation (“Paramount”), is offering to purchase all of the outstanding shares of Series A Common Stock, par value $0.01 per share (the “Shares”), of Warner Bros. Discovery, Inc., a Delaware corporation (“Warner Bros.”), at $30.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”).

The following are certain questions you may have as a Warner Bros. stockholder and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

The information concerning Warner Bros. or Netflix, Inc., a Delaware corporation (“Netflix”), contained herein and elsewhere in this Offer to Purchase has been taken from or is based upon publicly available documents or records of Warner Bros. or Netflix on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. We have not independently verified the accuracy and completeness of such information. We have no knowledge that would indicate that any statements contained herein relating to Warner Bros. or Netflix taken from or based upon such documents and records are untrue or incomplete in any material respect.

In this Offer to Purchase, unless the context requires otherwise, the terms “we,” “our” and “us” refer to Paramount and its subsidiaries (including the Purchaser), collectively.

Who is offering to buy my Shares?

The Offer is made by the Purchaser, a direct wholly-owned subsidiary of Paramount. Paramount is the parent company of Paramount Global and Skydance Media, LLC, which combined on August 7, 2025. Paramount is a leading global media, streaming and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, its portfolio includes CBS, Paramount Pictures, Paramount Television Studios, Nickelodeon, MTV, Comedy Central, BET, Paramount+, Pluto TV, Skydance Animation, Skydance Games and Skydance Sports. Paramount holds one of the industry’s most extensive libraries of television and film titles. In addition to offering innovative streaming services and digital video products, Paramount also provides powerful capabilities in production, distribution and advertising solutions.

What are the classes and amounts of Warner Bros. securities Paramount is offering to purchase in the Offer?

We are seeking to acquire all of the outstanding shares of Series A Common Stock, par value $0.01 per share, of Warner Bros, which is the only class of Warner Bros. common stock.

What will I receive for my Shares?

You will receive $30.00 in cash, less any applicable withholding taxes and without interest, for each Share you validly tender and do not withdraw before the expiration of the Offer. Stockholders are encouraged to obtain current market quotations for the Shares prior to making any decision with respect to the Offer.

Will I have to pay any fee or commission to tender Shares?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What is the purpose of the Offer?

The purpose of the Offer is for Paramount to acquire control of Warner Bros. and ultimately all of the outstanding Shares. The Offer, as the first step in the acquisition of Warner Bros., is intended to facilitate the acquisition of Warner Bros. as promptly as practicable. Paramount intends, substantially concurrent with and following the completion of the Offer, to consummate the second-step merger. The Offer is conditioned upon entering into a definitive merger agreement with Warner Bros., which, among other things, would provide for the second-step merger. The purpose of the second-step merger is to acquire all of the outstanding Shares not acquired pursuant to the Offer. In the second-step merger, each remaining outstanding Share (other than Shares held in treasury by Warner Bros., Shares owned by Paramount or any of its wholly owned subsidiaries or Shares as to which appraisal rights have been properly exercised by the holders or beneficial owners of such Shares in accordance with the Delaware General Corporate Law (the “DGCL”)) will be converted into the right to receive the same amount of cash as is received by Warner Bros. stockholders pursuant to the Offer. After the second-step merger, Paramount will own all of the outstanding Shares and Warner Bros. will be a wholly owned direct subsidiary of Paramount. See the sections of this Offer to Purchase entitled “The Offer—Section 12—Purpose of the Offer and the Potential Merger; Plans for Warner Bros.; Statutory Requirements; Approval of the Potential Merger.” However, in the event that we enter into a merger agreement with Warner Bros. that does not provide for a tender offer, we reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by us and Warner Bros. and specified in such merger agreement.

Why is Paramount making the Offer?

On December 4, 2025, we submitted our Prior Proposal to acquire Warner Bros. for $30.00 per Share pursuant to the Paramount/Warner Bros. Merger Agreement and related equity and debt financing commitments. We are making the Offer because Warner Bros. chose a financially inferior and more uncertain and complex transaction as contemplated by the Netflix Merger Agreement instead of our clearly superior Prior Proposal. We are making the Offer directly to the Warner Bros. stockholders and the Warner Bros. Board to ensure that they have the full terms of our Prior Proposal and this Offer as set out in this Offer to Purchase.

THIS OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION. The Lawrence J. Ellison Revocable Trust u/a/d 1/22/88, as amended (the “Ellison Trust”) and a fund affiliated with RedBird Capital Management (“RedBird”) will provide the necessary equity financing for the payment of the Offer Price for all Shares in the Offer. Such equity financing will be provided pursuant to equity financing commitments substantially consistent with those included in our Prior Proposal (with such changes as are necessary to reflect the Offer and a second-step merger rather than the single-step merger in such Prior Proposal). The Ellison Trust has financial resources well in excess of what would be required to meet its commitments to be entered into in connection with the Offer and the second-step merger, including, among many other assets and financial resources available to it, record and beneficial ownership of approximately 1.16 billion shares of Oracle Corporation (NYSE: ORCL) (“Oracle”) stock with a market value of approximately $252 billion as of the date of this Offer to Purchase. As has been previously disclosed in public filings, the Ellison Trust provided an equity commitment to Skydance in the Paramount-Skydance combination (which information is publicly available with the SEC and FCC), publicly files information about its sales of Oracle stock with the SEC on Form 144, and has publicly participated in other major transactions such as the take private of Twitter, among others. Based upon the combination of Paramount’s financial resources, the subscription agreements to be entered into by an affiliate of the Ellison Trust and RedBird in connection with the Offer, and future financing transactions (or amounts available under a senior secured bridge facility of up to $54 billion), we will have sufficient funds to pay the Offer Price for all Shares in the Offer.

How does the Offer relate to the Warner Bros. Separation?

Paramount is seeking to acquire all of Warner Bros. The Offer is conditioned on the Warner Bros. Separation not being consummated.

Have you discussed the Offer with the Warner Bros. Board?

No. Prior to the commencement of the Offer, Paramount had submitted six acquisition proposals to the Warner Bros. Board over the preceding twelve weeks, each of which was rejected. Paramount believes that the Offer is clearly superior to the Proposed Netflix Transaction. We are making the Offer directly to the Warner Bros. stockholders and the Warner Bros. Board to ensure that they have the full terms of our Prior Proposal and this Offer as set out in this Offer to Purchase. For more information, please see the section of this Offer to Purchase entitled “The Offer— Section 11—Background of the Offer; Other Transactions with Warner Bros.”

Will stockholders be taxed on cash received in the Offer or the second-step merger?

A purchase of Shares pursuant to the Offer or the second-step merger will be a fully taxable transaction for U.S. Holders (as defined in “The Offer— Section 5—Certain Material U.S. Federal Income Tax Consequences”) and, as such, a U.S. Holder who receives cash in exchange for such U.S. Holder’s Shares will recognize gain or loss equal to the difference between cash received and such U.S. Holder’s adjusted tax basis in the Shares tendered therefor.

A Non-U.S. Holder (as defined in “The Offer— Section 5—Certain Material U.S. Federal Income Tax Consequences”) who receives cash in exchange for such Non-U.S. Holder’s Shares pursuant to the Offer or the second-step merger generally will not be subject to U.S. federal income tax on any gain recognized on the exchange unless such Non-U.S. Holder has certain connections to the United States. However, such Non-U.S. Holder could be subject to tax on the cash received under non-U.S. tax laws applicable to such Non-U.S. Holder.

For more information, please see the section of this Offer to Purchase entitled “The Offer— Section 5—Certain Material U.S. Federal Income Tax Consequences.”

You should contact your own tax advisor to determine the particular tax consequences to you as a result of the Offer and/or the second-step merger.

What are the conditions of the Offer?

The Offer is conditioned upon, among other things, the following:

•

Paramount/Warner Bros. Merger Agreement Condition—Warner Bros. shall have entered into a definitive merger agreement with Paramount and the Purchaser substantially in the form of the merger agreement submitted by Paramount to Warner Bros. on December 4, 2025 and attached to the Offer to Purchase as part of Annex A (the “Paramount/Warner Bros. Merger Agreement”), other than changes required to reflect completion of the Offer followed by a second-step merger under Section 251(h) of the DGCL and any other changes mutually agreed between Warner Bros. and Paramount. For a description of certain provisions of the Paramount/Warner Bros. Merger Agreement, please see the section of this Offer to Purchase entitled “Background and Reasons for the Offer—The Paramount/Warner Bros. Merger Agreement.”

•	Warner Bros. Separation Condition—The Warner Bros. Separation shall not have been consummated.

•

Minimum Tender Condition—Warner Bros. stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes a majority of the then-outstanding Shares on a fully diluted basis.

•	Section 203 Condition—The restrictions on business combinations under Section 203 of the DGCL shall be inapplicable to the second-step merger following the Offer.

•

Competition Laws Condition—The waiting period applicable to the Offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and any commitments not to close the Offer or the second-step merger before a certain date under a timing agreement entered into by Paramount or the Purchaser with any governmental entity shall have expired or been terminated and any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority shall have expired or been obtained.

•

Injunction Condition—No governmental entity shall after the date of the Offer to Purchase have enacted, issued or promulgated any law or order that is in effect and that restrains, enjoins or otherwise prohibits consummation of the Offer or the second-step merger.

•

Material Adverse Effect Condition—There shall not have occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

•

Regulatory Material Adverse Effect Condition—No approval, clearance, consent, registration, permit, authorization or other confirmation required under applicable law or by any governmental body, agency or authority in connection with the consummation of the Offer or the second-step merger shall have imposed any remedy that, individually or in the aggregate with all other remedies imposed, to be taken or agreed to, would reasonably be expected to have a material adverse effect on the combined company following consummation of the Offer and the second-step merger.

•

Termination of Netflix Merger Agreement/Shareholder Vote Condition—the Agreement and Plan of Merger, dated December 4, 2025 (as amended from time to time, the “Netflix Merger Agreement”), among Netflix, Nightingale Sub, Warner Bros. and Newco shall have been validly terminated in accordance with its terms and Warner Bros. stockholders shall not have adopted the Netflix Merger Agreement and shall not have approved the transactions contemplated thereby.

The Offer is not subject to any financing conditions, Committee on Foreign Investment in the United States (“CFIUS”) clearance and, so long as Warner Bros. provides certain cooperation contemplated by the Paramount/Warner Bros. Merger Agreement, Federal Communications Commission (“FCC”) approval.

For more information, please see the section of this Offer to Purchase entitled “The Offer—Section 14—Conditions of the Offer”.

How long will it take to complete your proposed transaction?

The timing for consummation of the Offer will depend on the satisfaction of the conditions of the Offer. Because the conditions are beyond our control, there can be no certainty as to when, and whether, we will be able to consummate the Offer. See the sections of this Offer to Purchase entitled “The Offer—Section 14—Conditions of the Offer.”

Do I have to vote to approve the Offer or the second-step merger?

Your vote is not required in connection with the Offer. You simply need to tender your Shares if you choose to do so. In the event that Paramount and the Purchaser accept Shares for purchase in the Offer, Paramount intends to acquire all Shares not tendered in the Offer pursuant to the second-step merger. If the conditions of the

Offer are satisfied, Paramount and the Purchaser accept Shares for purchase, no vote of Warner Bros. stockholders will be necessary to complete the second-step merger.

What does the Warner Bros. Board think of the Offer?

As of the date of this Offer to Purchase, the Warner Bros. Board has not provided its recommendation with respect to the Offer. See “The Offer — Section 11 — Background of the Offer; Other Transactions with Warner Bros.” Within ten business days after the date of this Offer to Purchase, Warner Bros. is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

How do the terms of the Paramount/Warner Bros. Merger Agreement compare to the terms contained in the Netflix Merger Agreement?

We believe that our proposal to acquire Warner Bros. is clearly superior and offers greater value and certainty to Warner Bros. stockholders. A tabular comparison of key terms of the Paramount/Warner Bros. Merger Agreement and the Netflix Merger Agreement is provided below, which comparison is qualified in its entirety by reference to the full text of the corresponding agreements:

Term	Netflix Merger Agreement	Paramount/Warner Bros. Merger Agreement
Structure	• Acquisition of the Streaming & Studios businesses following an internal reorganization and a spin-off of the Global Linear Networks businesses and other assets into SpinCo	• Acquisition of all of Warner. Bros

Consideration

•

$23.25 per Warner Bros. share in cash, plus

•

a to-be-determined number of shares of Netflix stock equal to:

•

0.0376, if the 15-day volume-weighted average trading price prior to closing (the “Netflix VWAP”) is equal to or greater than $119.67;

•

the quotient obtained by dividing $4.50 by the Netflix VWAP, if the Netflix VWAP is greater than $97.91 but less than $119.67; or

•

0.0460, if the Netflix VWAP is less than or equal to $97.91

• $30 per Warner Bros. share in cash

•

Consideration payable to Warner Bros. stockholders is subject to dollar-for-dollar reduction based on the net debt of SpinCo (which reduction in consideration is left to Warner Bros., in its sole discretion)

• No reduction to consideration

Financing	• $59.0 billion of debt financing provided by Wells Fargo, BNP and HSBC	• $40.7 billion of equity capital provided by the Ellison family and RedBird • $54.0 billion of debt financing provided by BofA, Citi and Apollo

Term	Netflix Merger Agreement	Paramount/Warner Bros. Merger Agreement

Regulatory Efforts Commitment

•

No requirement to agree to any remedy that:

•

would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of Streaming & Studios; or

•

involves, applies to, restricts, or affects the operation, contracts, business or assets of Netflix

•

Commitment to litigate

•

No requirement to agree to any remedy that, individually or in the aggregate with all other remedies, would reasonably be expected to have a material adverse effect on Paramount and its subsidiaries, including Warner Bros. and its subsidiaries

•

Commitment to litigate

Regulatory Reverse Termination Fee	• $5.8 billion, payable by Netflix upon, among other things, termination for failure to obtain required regulatory approvals

•

$5 billion, payable by Paramount upon, among other things, termination for failure to obtain required regulatory approvals

•

$1 billion deposited into an escrow account at 12 months and $500 million deposited at 15 months

Outside Date	• 21 months (15 months plus two 3-month extensions if required regulatory approvals have not been obtained)	• 18 months (12 months plus two 3-month extensions if required regulatory approvals have not been obtained)

Warner Bros. Termination Fee	• $2.8 billion (~3.89% of equity value), payable by Warner Bros. upon, among other things, termination for Superior Proposal	• 3.75% of equity value (~$2.9 billion), payable by Warner Bros. upon, among other things, termination for Superior Proposal

Does Paramount have the financial resources available to it to pay for the Shares?

Yes, the Offer is not subject to a financing condition.

We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and the second-step merger, including purchase of all of the outstanding Shares in the Offer, payment of any fees, expenses and other related amounts incurred in connection with the Offer and the Potential Merger and the refinancing of Warner Bros.’s outstanding indebtedness, will be approximately $99.9 billion. Based upon the combination of Paramount’s financial resources, the subscription agreements to be entered into by an affiliate of the Ellison Trust and RedBird in connection with the Offer, and future financing transactions (or amounts available under a senior secured bridge facility of up to $54 billion), we will have sufficient funds to pay the

Offer Price for all Shares in the Offer. More specifically, with respect to the debt and equity financing, required for the payment of the Offer Price for all Shares in the Offer:

•

Paramount has entered into a commitment letter (the “Debt Commitment Letter”) pursuant to which BofA Securities, Inc., Bank of America, N.A., Citigroup Global Markets Inc., Apollo Global Funding, LLC and Apollo Capital Management, L.P. (collectively, the “Debt Commitment Parties”) have committed to provide, subject to certain conditions, financing for Paramount’s acquisition of Warner Bros. The Debt Commitment Letter provides for a senior secured bridge facility of up to $54 billion for purposes of financing Paramount’s acquisition of Warner Bros (the “Debt Financing Commitment”); and

•

Prior to or concurrently with the entry into the Paramount/Warner Bros. Merger Agreement, Paramount and an affiliate of the Ellison Trust and RedBird will enter into Subscription Agreements providing for a private placement investment in an aggregate amount of up to $40,650,000,000. For further information about the equity financing, see “The Offer — Section 10 —Source and Amount of Funds”.

THIS OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

Is your financial condition material to my decision to tender in the Offer?

We do not believe that our financial condition is material to your decision whether to tender Shares and accept the Offer because the Offer is being made for all Shares solely for cash. The Offer is not subject to any financing condition; and as described in “The Offer — Section 10 — Source and Amount of Funds” below, the Purchaser, through Paramount, will have sufficient funds available to purchase all Shares validly tendered into the Offer. The Bridge Facility (as defined in “The Offer — Section 10 — Source and Amount of Funds”) arranged for Paramount in connection with the Offer and the Subscription Agreements provide for a “certain funds” commitment and do not contain any financial covenant conditions that would prevent Paramount from consummating the Offer.

When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?

The Offer is scheduled to expire at 5:00 p.m., New York City time, on January 8, 2026, which is the initial expiration date, unless further extended by Paramount, through the Purchaser. When we make reference to “the expiration of the Offer” anywhere in this Offer to Purchase, this is the time to which we are referring, including, when applicable, any extension period that may apply. For more information, please see the section of this Offer to Purchase entitled “The Offer—Section 1—Terms of the Offer.”

We may, in our sole discretion, extend the Offer at any time or from time to time for any reason. We might extend the Offer, for example, if any of the conditions specified in “The Offer — Section 14 — Conditions of the Offer” are not satisfied prior to the expiration of the Offer. If the Offer is extended, we will inform the Depositary of that fact and will issue a press release announcing the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1 —Terms of the Offer.”

Any decision to extend the Offer will be made public by an announcement regarding such extension as described under “The Offer—Section 1—Terms of the Offer.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Potential Merger to occur promptly after the consummation of the Offer.

How do I tender my Shares?

To tender Shares into the Offer, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary for the Offer, not later than the time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through DTC.

If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery. For the tender to be valid, however, the Depositary must receive the missing items by the close of business on the business day after the date of execution of the Notice of Guaranteed Delivery. If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to comply fully with its terms. In all cases, a purchase of tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

For a complete discussion on the procedures for tendering your shares, please see the section of this Offer to Purchase entitled “The Offer—Section 3—Procedure for Tendering Shares.”

Until what time can I withdraw tendered shares?

You may withdraw previously tendered shares at any time prior to the expiration of the Offer and, unless Paramount and the Purchaser have accepted the Shares for purchase pursuant to the Offer, you may also withdraw any tendered Shares at any time after February 9, 2026, the first business day after the 60th day following the commencement of the Offer. For a complete discussion on the procedures for withdrawing your shares, please see the section of this Offer to Purchase entitled “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw previously tendered shares?

To withdraw previously tendered shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. For a complete discussion on the procedures for withdrawing your shares, please see the section of this Offer to Purchase entitled “The Offer—Section 4—Withdrawal Rights.”

When and how will I receive the Offer consideration in exchange for my tendered shares?

Paramount and the Purchaser will purchase all validly tendered and not properly withdrawn shares promptly after the expiration of the Offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the Offer, as set forth in the section of this Offer to Purchase entitled “The Offer—Section 14—Conditions of the Offer.” We will deliver the consideration for your validly tendered and not properly withdrawn Shares by depositing the cash consideration therefor with the Depositary, which will act as your agent for the purpose of receiving the Offer consideration from us and transmitting such consideration to you. In all cases, a purchase of tendered Shares will be made only after timely receipt by the Depositary of certificates for such shares (or a confirmation of a book-entry transfer of such shares as described in the section of this Offer to Purchase entitled “The Offer—Section 3—Procedure for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

Are dissenters’ rights available in either the Offer or the second-step merger?

No dissenters’ or appraisal rights are available in connection with the Offer. However, if the second-step merger is consummated, the holders of record and beneficial owners of the Shares immediately prior to the completion of the second-step merger (other than Warner Bros., with respect to Shares held in treasury, or Paramount or any of its wholly owned subsidiaries) who (i) did not tender their Shares in the Offer and continue to hold or own their Shares through the effective date of the second-step merger, (ii) demand an appraisal of such shares and otherwise follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter validly withdraw their demand for appraisal of such Shares or otherwise waive, lose or forfeit their appraisal rights, in each case, in accordance with the DGCL, will be entitled to seek appraisal of their Shares by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the second-step merger, together with interest (if any), to be paid upon the amount determined to be the “fair value.” The “fair value” could be higher or lower than, or the same as, the consideration payable in the Offer or the consideration payable in the second-step merger (which is the same as the consideration payable in the Offer).

The preservation and exercise of appraisal rights require strict and timely adherence to Section 262 of the DGCL. If the second-step merger is submitted to stockholders for approval at a meeting of stockholders, the notice of and procedures for exercising appraisal rights will be set forth in the proxy statement for the second-step merger. Such notice will be given at least 20 days before the meeting and will notify stockholders as of the record date for notice of the meeting of the availability of appraisal rights. If the second-step merger is effected as a short-form merger pursuant to Section 253 of the DGCL, the formal notice of appraisal rights under Section 262 of the DGCL will be set forth in an information statement. Under Section 262 of the DGCL, where a merger is approved under Section 253, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the record holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation. The notice of appraisal rights, whether in a proxy statement or in an information statement, must include either a copy of Section 262 of the DGCL or information directing such stockholder to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. See “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On September 10, 2025, the last trading day prior to market speculation regarding a potential business combination between Paramount and Warner Bros., the closing price of a Share was $12.54. On December 5, 2025, the last trading day prior to the date of this Offer to Purchase, the volume-weighted average trading price of the Shares was $25.44. This represented a 8.3% discount to the purported headline per share consideration value announced by Netflix on December 5, 2025 of $27.75 per share and a 15.2% discount to our $30 per Share offer. Warner Bros. stockholders are encouraged to obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.

Whom can I talk to if I have questions about the Offer?

You can call the Information Agent or the Dealer Managers for the Offer.

The Information Agent for the Offer is:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (844) 343-2621

E-mail: info@okapipartners.com

The Dealer Managers for the Offer are:

BofA Securities, Inc. Bank of America Tower One Bryant Park New York, New York 10036 Toll Free: (888) 803-9655	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Toll Free: (877) 531-8365

To the Stockholders of Warner Bros.:

INTRODUCTION

Prince Sub Inc., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Paramount Skydance Corporation, a Delaware corporation (together with its subsidiaries, “Paramount,” “we,” “our” or “us”), is offering to purchase all of the outstanding shares of Series A Common Stock, par value $0.01 per share (the “Shares”), of Warner Bros. Discovery, Inc., a Delaware corporation (“Warner Bros.”), other than shares held in treasury by Warner Bros. or owned by Paramount or any of its wholly owned subsidiaries, at $30.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”).

Stockholders with Shares registered in their own names and who tender directly to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and Okapi Partners LLC, our information agent for the Offer (the “Information Agent”), incurred in connection with their services in such capacities in connection with the Offer. See “The Offer — Section 17 — Fees and Expenses.”

THIS OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION. The Lawrence J. Ellison Revocable Trust u/a/d 1/22/88, as amended (the “Ellison Trust”) and a fund affiliated with RedBird Capital Management (“RedBird”) will provide the necessary equity financing for the payment of the Offer Price for all Shares in the Offer. Such equity financing will be provided pursuant to equity financing commitments substantially consistent with those included in our Prior Proposal (with such changes as are necessary to reflect the Offer and a second-step merger rather than the single-step merger in such Prior Proposal). The Ellison Trust has financial resources well in excess of what would be required to meet its commitments to be entered into in connection with the Offer and the second-step merger, including, among many other assets and financial resources available to it, record and beneficial ownership of approximately 1.16 billion shares of Oracle Corporation (NYSE: ORCL) (“Oracle”) stock with a market value of approximately $252 billion as of the date of this Offer to Purchase. As has been previously disclosed in public filings, the Ellison Trust provided an equity commitment to Skydance in the Paramount-Skydance combination (which information is publicly available with the SEC and FCC), publicly files information about its sales of Oracle stock with the SEC on Form 144, and has publicly participated in other major transactions such as the take private of Twitter, among others. Based upon the combination of Paramount’s cash on hand, the subscription agreements to be entered into by an affiliate of the Ellison Trust and RedBird in connection with the Offer, and future financing transactions (or amounts available under a senior secured bridge facility of up to $54 billion), we will have sufficient funds to pay the Offer Price for all Shares in the Offer.

Consummation of the Offer is conditioned, among other things, upon the following conditions: (i) Warner Bros. shall have entered into a definitive merger agreement with Paramount and the Purchaser substantially in the form of the merger agreement submitted by Paramount to Warner Bros. on December 4, 2025 and attached to the Offer to Purchase as part of Annex A (the “Paramount/Warner Bros. Merger Agreement”), other than changes required to reflect completion of the Offer followed by a second-step merger under Section 251(h) of the DGCL and any other changes mutually agreed between Warner Bros. and Paramount; (ii) the Warner Bros. Separation (as defined in “The Offer — Section 8 – Certain Information Concerning Warner Bros.”) shall not have been consummated; (iii) Warner Bros. stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes a majority of the then-outstanding

Shares on a fully diluted basis; (iv) the restrictions on business combinations under Section 203 of the DGCL shall be inapplicable to the second-step merger following the Offer; (v) the waiting period applicable to the Offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and any commitments not to close the Offer or the second-step merger before a certain date under a timing agreement entered into by Paramount or the Purchaser with any governmental entity shall have expired or been terminated and any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority shall have expired or been obtained; (vi) no governmental entity shall after the date of the Offer to Purchase have enacted, issued or promulgated any law or order that is in effect and that restrains, enjoins or otherwise prohibits consummation of the Offer or the second-step merger; (vii) there shall not have occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in “The Offer—Section 14—Conditions of the Offer”); (viii) no approval, clearance, consent, registration, permit, authorization or other confirmation required under applicable law or by any governmental body, agency or authority in connection with the consummation of the Offer or the second-step merger shall have imposed any remedy that, individually or in the aggregate with all other remedies imposed, to be taken or agreed to, would reasonably be expected to have a material adverse effect on the combined company following consummation of the Offer and the second-step merger; and (ix) the Agreement and Plan of Merger, dated December 4, 2025 (as amended from time to time, the “Netflix Merger Agreement”), among Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and wholly owned subsidiary of Netflix, Warner Bros. and New Topco 25, Inc., a Delaware corporation and wholly owned subsidiary of Warner Bros., shall have been validly terminated in accordance with its terms and Warner Bros. stockholders shall not have adopted the Netflix Merger Agreement and shall not have approved the transactions contemplated thereby.

The proposed Paramount/Warner Bros. Merger Agreement also contains other closing conditions to the Offer and the second-step merger. Please see the sections of this Offer to Purchase entitled “The Offer—Section 14—Conditions of the Offer”, “The Offer—Section 11—Background of the Offer; Other Transactions with Warner Bros.” and “The Offer — Section 12 — Purpose of the Offer and the Potential Merger; Plans for Warner Bros.; Statutory Requirements; Approval of the Potential Merger.”

There were 2,477,974,509 Shares outstanding as of October 23, 2025, as set forth in Warner Bros.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025. As of the date of this Offer to Purchase, we beneficially own 1,000 Shares, representing fewer than one percent of the total Shares on a fully diluted basis.

The purpose of the Offer is for Paramount to acquire control of Warner Bros. and ultimately all of the outstanding Shares. The Offer, as the first step in the acquisition of Warner Bros., is intended to facilitate the acquisition of Warner Bros. as promptly as practicable. Paramount intends, substantially concurrent with and following the completion of the Offer, to consummate the second-step merger. The Offer is conditioned upon entering into a definitive merger agreement with Warner Bros., which, among other things, would provide for the second-step merger. The purpose of the second-step merger is to acquire all of the outstanding Shares not acquired pursuant to the Offer. In the second-step merger, each remaining outstanding Share (other than Shares held in treasury by Warner Bros., Shares owned by Paramount or any of its wholly owned subsidiaries or Shares as to which appraisal rights have been properly exercised by the holders or beneficial owners of such shares in accordance with Delaware law) will be converted into the right to receive the same amount of cash as is received by Warner Bros. stockholders pursuant to the Offer. After the second-step merger, Paramount will own all of the outstanding Shares and Warner Bros. will be a wholly owned direct subsidiary of Paramount (as further described herein, such merger, the “Potential Merger”). See “The Offer — Section 12 — Purpose of the Offer and the Potential Merger; Plans for Warner Bros.; Statutory Requirements; Approval of the Potential Merger.”

We are seeking to enter into a definitive agreement for the acquisition of Warner Bros. by Paramount, and are prepared to engage with Warner Bros. immediately. On December 4, 2025, we made a proposal to acquire Warner Bros. for $30.00 per Share pursuant to a merger agreement and related equity and debt financing commitments, which are attached to this Offer to Purchase as part of Annex A (our “Prior Proposal”). We are making the Offer because Warner Bros. chose a financially inferior and more uncertain and complex transaction as contemplated by the Netflix Merger Agreement (the “Proposed Netflix Transaction”) instead of our clearly superior Prior Proposal. We are making the Offer directly to the Warner Bros. stockholders and the board of directors of Warner Bros. (the “Warner Bros. Board”) to ensure that they have the full terms of our Prior Proposal and this Offer as set out in this Offer to Purchase.

Subject to applicable law, we reserve the right to amend the Offer in any respect (including amending the Offer Price). In addition, in the event that we enter into a merger agreement with Warner Bros. and such merger agreement does not provide for a tender offer, we reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by us and Warner Bros. and specified in such merger agreement.

No appraisal rights are available in connection with the Offer except in connection with the completion of the Potential Merger. See “The Offer — Section 15 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

In the event the Offer is terminated or not consummated, or after the expiration of the Offer, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to Warner Bros. stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not previously validly withdrawn in accordance with “The Offer — Section 14 — Conditions of the Offer.” “Expiration Date” means 5:00 p.m., New York City time, on January 8, 2026, unless extended, in which event “Expiration Date” means the time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer — Section 14 — Conditions of the Offer.” If any such condition is not satisfied, we may: (i) terminate the Offer and return all tendered Shares to tendering stockholders; (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended; (iii) to the extent permitted by applicable law, waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not validly withdrawn; or (iv) delay acceptance of Shares for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we expressly reserve the right, but not the obligation, in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such ten business day period. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, to the extent required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that, in its view, an offer must remain open for a minimum period of time following a material change in the terms of such offer. Such release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered for, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

“business day” for the purposes of the Offer means any day, other than Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we extend the Offer, are delayed in accepting Shares for payment or in paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in “The Offer — Section 4 — Withdrawal Rights.” Our reservation of the right to delay acceptance of Shares for payment or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by a public announcement thereof. In the case of an extension of the Offer, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Under Rule 14d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are entitled to make a request to Warner Bros. for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Warner Bros.’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not validly withdrawn, promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance of Shares for payment and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer — Section 14 — Conditions of the Offer” have not been satisfied or if any event specified in such Section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or delay payment for Shares until satisfaction of all conditions to the Offer. For a description of our right not to accept for payment or pay for Shares or to delay acceptance of, or payment for, Shares, see “The Offer — Section 14 — Conditions of the Offer.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares; Book-Entry Transfer”)); (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s Message (as defined in “The Offer — Section 3 — Procedures for Tendering Shares; Book-Entry Transfer”) in lieu of a Letter of Transmittal; and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3 — Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as, and if we give oral or written notice of our acceptance to the Depositary.

We will pay the same per Share consideration pursuant to the Offer to all stockholders. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

We reserve the right to transfer or assign, in whole or in part from time to time, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares

In order for you to validly tender Shares pursuant to the Offer, either: (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s Message (as defined herein) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date; or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares; Book-Entry Transfer”), is at your sole option and risk, and your Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. Stockholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that: (i) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal; and (ii) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer

The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless: (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal; or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal.

If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii)

the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary by the close of business on the business day after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered or transmitted by email or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup Withholding

Under U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” unless a tendering U.S. Holder (as defined in “The Offer — Section 5 — Certain Material U.S. Federal Income Tax Consequences”): (i) provides a correct taxpayer identification number (“TIN”) (which, for an individual, is the stockholder’s Social Security number) and any other required information; or (ii) is a corporation or comes within certain other exempt categories, and when required, demonstrates this fact, and in each case of (i) or (ii), otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering U.S. Holder should complete and return the IRS Form W-9 included with the Letter of Transmittal. Each tendering Non-U.S. Holder (as defined in “The Offer — Section 5 — Certain Material U.S. Federal Income Tax Consequences”) should complete and submit an applicable IRS Form W-8, which can be obtained from the Depositary or at https://www.irs.gov. For a more detailed discussion of backup withholding, see Instruction 8 of the Letter of Transmittal and “The Offer — Section 5 — Certain Material U.S. Federal Income Tax Consequences.”

Appointment of Proxy

By executing a Letter of Transmittal (or a manually signed facsimile thereof), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares.

Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Warner Bros.’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies for any meeting of stockholders of Warner Bros., including any future solicitation of proxies by Paramount to be used at a special meeting of Warner Bros. stockholders (the “Special Meeting”) to be set in connection with the adoption of the Netflix Merger Agreement and the approval of the Proposed Netflix Transaction (the “Netflix Merger Proposal”) and any other matter to be considered at the Special Meeting. Any such solicitation has been or will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

Determination of Validity

All questions as to the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto), the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with the tenders must be cured within such time as the Purchaser shall determine. None of the Purchaser, Paramount nor any of their respective affiliates or assigns, the Depositary, the Dealer Managers, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights.

A stockholder may withdraw Shares that it has previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after February 9, 2026, which is the first business day after the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by the Purchaser pursuant to the Offer. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares validly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Offer — Section 3 — Procedure for Tendering Shares” at any time before the Expiration Date.

We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of the Purchaser, Paramount or any of their respective affiliates or assigns, the Depositary, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Certain Material U.S. Federal Income Tax Consequences.

The following is a general summary of certain material U.S. federal income tax consequences to stockholders that sell their Shares for cash pursuant to the Offer or the second-step merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences that are significantly different from those discussed in this Offer to Purchase. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

As used in this Offer to Purchase, a “U.S. Holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) a citizen or an individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any state thereof or the District of Columbia (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

If an entity, including a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, owns Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of such partner and upon the activities of such partnership. Any owner or partner of a partnership holding Shares should consult its own tax advisor with respect to the consequences of the Offer or the second-step merger.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Offer or the second-step merger. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of stockholders subject to special rules, including stockholders that are (i) banks, financial institutions, or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) tax-exempt entities, (v) stockholders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) stockholders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) stockholders that have a “functional currency” other than the U.S. dollar, (viii) cooperatives, (ix) U.S. expatriates, (x) stockholders that own, or are deemed to own, 5% or more of the Shares, (xi) stockholders that are treated as partnerships for U.S. federal income tax purposes (or investors therein) or (xii) stockholders that are required for U.S. federal income tax purposes to conform the time of income accruals with respect to the Shares to the time of income accruals on their financial statements under Section 451 of the Code. This discussion assumes that the Shares are held as capital assets, within the meaning of Section 1221 of the Code, in the hands of a U.S. Holder at all relevant times

We recommend that you consult your own tax advisor about the particular tax consequences to you of selling your Shares pursuant to the Offer or the second-step merger (including the application and effect of any state, local or non-U.S. income and other tax laws).

U.S. Holders

A U.S. Holder’s disposition of a Share pursuant to the Offer or second-step merger will be a fully taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Accordingly, a U.S. Holder will recognize gain or loss equal to the difference, if any, between cash received and such U.S. Holder’s adjusted tax basis in the Share tendered therefor. Any such recognized gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Share tendered is greater than one year as of the date of the completion of the Offer or the second-step merger (as the case may be). Long-term capital gains of a non-corporate U.S. Holder generally are taxed at a preferential rate. The deductibility of capital losses is subject to limitations.

A U.S. Holder that is an individual, an estate or a trust that does not fall into a special class of trusts that is exempt from such tax (the “Medicare tax”), is subject to a 3.8% tax on the lesser of: (i) such U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year; and (ii) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally includes its net gains recognized upon a sale of Shares pursuant to the Offer, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to any gains in respect of the sale of the Shares pursuant to the Offer.

Non-U.S. Holders

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder that disposes of such Non-U.S. Holder’s Shares pursuant to the Offer or second-step merger generally will not be subject to U.S. federal income tax on any gain recognized on the disposition unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the completion of the Offer or second-step merger (as applicable) and certain other conditions are met or (ii) the gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder.

A Non-U.S. Holder that is an individual and has been present in the United States for 183 or more days during the taxable year of the completion of the Offer or second-step merger (as the case may be) and satisfies certain other conditions will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain recognized, which may be offset by certain U.S. source capital losses.

A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will be subject to U.S. federal income tax on any gain recognized on a net basis in the same manner as a U.S. Holder, unless otherwise provided by an applicable income tax treaty. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax on such Non-U.S. Holder’s effectively connected income or profits at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.

Information Reporting and Backup Withholding

Payments made pursuant to the Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, each U.S. Holder should complete and return the IRS Form W-9 included with the Letter of Transmittal, certifying that (i) such U.S. Holder is a U.S. person, (ii) the TIN provided is correct and (iii) such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. A Non-U.S. Holder generally will be exempt from information reporting and backup withholding if it provides the Depositary with a properly executed applicable IRS Form W-8 certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

FATCA

Except to the extent otherwise provided in Treasury regulations or other IRS guidance, Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on the gross proceeds from a sale, exchange or other taxable disposition of stock of a U.S. issuer, if consideration for such stock is paid to a “foreign financial institution” or certain other non-U.S. entity (whether such institution or entity is the beneficial owner or an intermediary) unless various U.S. information reporting and due diligence requirements have been satisfied or an exemption applies. The IRS released proposed Treasury regulations that, if finalized in their present form, would make such tax inapplicable to such gross proceeds. In its preamble to such proposed Treasury regulations, the IRS stated that taxpayers (including withholding agents) may rely on the proposed Treasury regulations until final Treasury regulations are issued. Holders should consult their own tax advisers regarding the possible implications of FATCA upon their receipt of cash in exchange for Shares pursuant to the Offer or the second-step merger.

6. Price Range of Shares; Dividends.

The Shares are listed and traded on the Nasdaq under the symbol “WBD.” The following table sets forth, for each of the calendar quarters indicated, the high and low reported price for the Shares on the Nasdaq as reported in publicly available sources. Based on publicly available sources, since Jan 1, 2023, Warner Bros. has not paid any dividends on the Shares.

	High	Low
Fiscal Year Ending December 31, 2023
First Quarter	$15.12	$14.85
Second Quarter	$12.58	$12.41
Third Quarter	$11.07	$10.77
Fourth Quarter	$11.66	$11.33
Fiscal Year Ending December 31, 2024
First Quarter	$8.77	$8.63
Second Quarter	$7.50	$7.34
Third Quarter	$8.39	$8.09
Fourth Quarter	$10.77	$10.51
Fiscal Year Ending December 31, 2025
First Quarter	$10.81	$10.04
Second Quarter	$11.62	$11.29
Third Quarter	$19.62	$18.77
Fourth Quarter (through December 5, 2025)	$26.10	$24.98

If we acquire control of Warner Bros., we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the remaining equity interest in Warner Bros.

On September 10, 2025, the last trading day prior to market speculation regarding a potential business combination between Paramount and Warner Bros., the closing price of a Share was $12.54. On December 5, 2025, the last trading day prior to the date of this Offer to Purchase, the volume-weighted average trading price of the Shares was $25.44. This represented a 8.3% discount to the purported headline per share consideration value announced by Netflix on December 5, 2025 of $27.75 per share and a 15.2% discount to our $30 per Share offer. Warner Bros. stockholders are encouraged to obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.

Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.

Because the Potential Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Potential Merger. Promptly after the consummation of the Offer, the Purchaser and Warner Bros. will consummate the Potential Merger as soon as practicable pursuant to Section 251(h) of the DGCL. Immediately following the Potential Merger, all of the outstanding Shares will be held by Paramount.

Possible Effects of the Offer on the Market for the Shares

If the Offer is successful, there will be no market for the Shares because the Purchaser intends to consummate the Potential Merger as soon as practicable.

Stock Exchange Listing

The Shares are currently listed on The Nasdaq Global Select Market (“Nasdaq”). Depending upon the number of the Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq if, among other things, Warner Bros. does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Paramount will seek to cause the listing of the Shares on the Nasdaq to be discontinued after the consummation of the Potential Merger as soon as the requirements for termination of the listing are satisfied.

If the Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act and other factors.

Registration Under the Exchange Act

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Warner Bros. to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Warner Bros. to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of Warner Bros. and persons holding “restricted securities” of Warner Bros. may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. We intend to seek to cause Warner Bros. to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, and therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Warner Bros.

Except as otherwise expressly set forth in this Offer to Purchase, the information concerning Warner Bros. contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Paramount, the Purchaser or any of their respective affiliates or assigns, the Information Agent, the Dealer Managers or the Depositary takes responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Warner Bros. to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Paramount, the Purchaser or any of their respective affiliates or assigns, the Information Agent, the Dealer Managers or the Depositary. Paramount, the Purchaser, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

Warner Bros. is a leading global media and entertainment company that creates and distributes a differentiated and comprehensive portfolio of content and products across television, film, streaming, interactive gaming, publishing, themed experiences, and consumer products through brands including: Discovery Channel, Max, CNN, DC Studios, TNT Sports, HBO, Food Network, TLC, TBS, Warner Bros. Motion Picture Group, Warner Bros. Television Group, Warner Bros. Games, Adult Swim, Turner Classic Movies, and others.

Warner Bros. has one of the largest collections of owned content in the world with assets and intellectual property across sports, news, lifestyle, and entertainment in most languages and regions of the globe. Warner Bros. creates the best-in-class content using its renowned library, beloved franchises, and acclaimed creative expertise to serve audiences and consumers.

On June 9, 2025, Warner Bros. announced its plans to separate its Streaming & Studios and Global Networks divisions into two separate publicly traded companies (the “Warner Bros. Separation”).

Warner Bros. is a Delaware corporation with principal executive offices at 230 Park Avenue South, New York, New York 10003, and its telephone number is (212) 548-5555.

Additional Information

Warner Bros. is subject to the informational requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Warner Bros. is required to disclose in such proxy statements certain information, as of particular dates, concerning Warner Bros.’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Warner Bros.’s securities and any material interest of such persons in transactions with Warner Bros. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning Paramount and the Purchaser.

Paramount

Paramount is the parent company of Paramount Global and Skydance Media, LLC, which combined on August 7, 2025.

Paramount is a leading global media, streaming and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, its portfolio includes CBS, Paramount Pictures, Paramount Television Studios, Nickelodeon, MTV, Comedy Central, BET, Paramount+, Pluto TV, Skydance Animation, Skydance Games and Skydance Sports. Paramount holds one of the industry’s most extensive libraries of television and film titles. In addition to offering innovative streaming services and digital video products, Paramount also provides powerful capabilities in production, distribution and advertising solutions.

The Purchaser

The Purchaser is a wholly owned direct subsidiary of Paramount that was formed for the sole purpose of acquiring the Shares and consummating a subsequent merger of the Purchaser with and into Warner Bros. The Purchaser has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the second-step merger.

The Purchaser was formed as a Delaware corporation on December 4, 2025. The Purchaser’s principal executive offices are located at 1515 Broadway, New York, New York 10036, and its telephone number is (212) 258-6000.

Except as set forth in this Offer to Purchase, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers, controlling stockholders or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Warner Bros., including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, other than those already existing as of the date hereof as part of the ordinary course of business and that may be entered into in the ordinary course of business in the future. Except as otherwise described in this Offer to Purchase, there have been no contacts, negotiations or transactions since January 1, 2023, between Paramount, the Purchaser, any of Paramount’s subsidiaries or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I, Schedule II or Schedule III to this Offer to Purchase, and Warner Bros. or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

Except as set forth in this Offer to Purchase, to Paramount’s knowledge after due inquiry and to the best of our knowledge and belief, (i) during the two years before the date of this Offer to Purchase, there have been no transactions between Paramount, the Purchaser, their subsidiaries, or to the knowledge of Paramount, the Purchaser, or any of the persons listed in Schedule I, Schedule II or Schedule III to this Offer to Purchase, on the one hand, and Warner Bros. or any of its affiliates, on the other hand, that have an aggregate value of transactions that is more than one percent of Warner Bros.’s consolidated revenues for the fiscal year when such transaction occurred (if the transaction occurred in this fiscal year, the past portion of the current fiscal year) and (ii) during the two years before the date of this Offer to Purchase, there have been no transactions between Paramount, the Purchaser, their subsidiaries, or to the knowledge of Paramount and the Purchaser, any of the persons listed in Schedule I, Schedule II or Schedule III to this Offer to Purchase, on the one hand, and any of Warner Bros.’s executive officers, directors or affiliates that is a natural person, on the other hand, that have an aggregate value exceeding $60,000.

During the last two years, Gerry Cardinale, in his role as Managing Partner and Chief Investment Officer of RedBird Capital, negotiated and closed in May 2024 the acquisition by RedBird IMI Media Joint Venture LLC, a joint venture managed by RedBird Capital, of All3Media, one of the world’s leading independent television production and distribution companies, from its joint owners, Warner Bros. and Liberty Global Ltd for GBP $1.15 billion.

None of Paramount or the Purchaser has effected any transaction in securities of Warner Bros. in the past 60 days. The Purchaser was formed for the purposes of acquiring the Shares and has not engaged in any other business.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors, executive officers of Paramount and the Purchaser and certain other information are set forth in Schedule I and Schedule II to this Offer to Purchase. Certain information regarding the controlling stockholders of Paramount and the Purchaser is set forth in Schedule III to this Offer to Purchase. Except as described in this Offer to Purchase and in Schedule I, Schedule II and Schedule III hereto, none of Paramount, the Purchaser or, after due inquiry and to the best knowledge and belief of Paramount and the Purchaser, any of the persons listed on Schedule I, Schedule II or Schedule III to this Offer to Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

As of the date hereof, Barbara Byrne beneficially owns 1,927 Shares, inclusive of 1,205 Shares held by her spouse, Tom Byrne, over which she may share voting and dispositive power under Rule 13d-3 under the

Exchange Act. Neither she nor her spouse has affected any transactions in the Warner Bros.’s securities during the prior 60 days.

Except as set forth in this Offer to Purchase, to Paramount’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I, Schedule II or Schedule III hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Warner Bros. or has effected any transaction in securities of Warner Bros. during the past 60 days.

In August and October 2018, putative securities class actions were filed in the U.S. District Court for the Southern District of New York against CBS and certain current and former executives and directors, alleging violations of the federal securities laws relating to CBS’s public disclosures. The actions were consolidated and a consolidated amended complaint was filed in February 2019. The Court granted in part and denied in part the defendants’ motions to dismiss in January 2020, and the parties later agreed to settle the matter for $14.75 million, paid by Paramount’s insurers, with final Court approval obtained in November 2022. Paramount also received subpoenas or information requests from the New York County District Attorney’s Office, the New York City Commission on Human Rights, the New York State Attorney General’s Office, and the SEC relating to these matters, and in November 2022 entered into an Assurance of Discontinuance with the New York State Attorney General’s Investor Protection Bureau and made a payment of $7.25 million. In December 2022, the SEC informed Paramount that it did not intend to recommend an enforcement action. No judgment, decree, or final order was entered enjoining the Company from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of such laws.

We do not believe that our financial condition is material to your decision whether to tender Shares and accept the Offer because the Offer is being made for all Shares solely for cash. The Offer is not subject to any financing condition; and as described in “The Offer — Section 10 — Source and Amount of Funds” below, the Purchaser, through Paramount, will have sufficient funds available to purchase all Shares validly tendered into the Offer. The Bridge Facility (as defined in “The Offer — Section 10 — Source and Amount of Funds”) arranged for Paramount in connection with the Offer and the Subscription Agreements provide for a “certain funds” commitment and do not contain any financial covenant conditions that would prevent Paramount from consummating the Offer.

Available Information.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or (202) 551-7900 for further information on the public reference room. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at the Purchaser’s expense.

10. Source and Amount of Funds.

We do not believe that our financial condition is material to your decision whether to tender Shares and accept the Offer because the Offer is being made for all the Shares solely for cash. The Offer is not subject to any financing condition and the Purchaser, through Paramount, will have sufficient funds available to purchase all Shares validly tendered in the Offer. The Bridge Facility arranged for Paramount in connection with the Offer and the Subscription Agreements provide for a “certain funds” commitment and do not contain any financial covenant conditions that would prevent Paramount from consummating the Offer.

We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and the Potential Merger, including purchase of all of the Shares, payment of any fees, expenses and other related amounts incurred in connection with the Offer and the Potential Merger and the refinancing of Warner Bros outstanding indebtedness, will be approximately $99.9 billion.

The estimated amount of cash required is based on Paramount’s due diligence review of Warner Bros.’s publicly available information to date and is subject to change.

Based upon the combination of Paramount’s financial resources, proceeds from the PIPE Transaction (described below) and future financing transactions (or amounts available under the Bridge Facility if such financing transactions are not completed), we will have sufficient funds to pay the Offer Price for all Shares in the Offer.

Debt Financing

Paramount has entered into a commitment letter (the “Debt Commitment Letter”) pursuant to which the Debt Commitment Parties committed to provide, subject to certain conditions, a senior secured bridge facility of up to $54 billion for purposes of financing Paramount’s acquisition of Warner Bros.

Debt Facility

The Debt Commitment Letter provides for a senior secured bridge facility (the “Bridge Facility”) in an aggregate principal amount up to $54 billion. The Bridge Facility will be incurred by Paramount and guaranteed by each of Paramount’s material wholly-owned domestic subsidiaries, including Warner Bros. and its material wholly-owned domestic subsidiaries after consummation of the Potential Merger, subject (in each case) to certain exceptions. The Bridge Facility will be secured by substantially all of the assets of Paramount and each of the guarantors, subject to customary exceptions. The Bridge Facility will mature 364-days after the closing of the Offer. Loans borrowed under the Bridge Facility will accrue interest based on either the adjusted term SOFR rate or the alternate base rate, as selected by Paramount plus a margin equal to 1.25% to 1.875% (in the case of loans accruing at the adjusted term SOFR rate) or 0.25% or 0.875% (in the case of loans accruing at the alternate base rate) based on Paramount’s corporate family rating assigned by S&P, Moody’s or Fitch. The margin for all loans will increase 0.25% each quarter the loans remain outstanding. Paramount will also be required to pay a duration fee of 0.50% for any loans that remain outstanding 90 days after the closing of the Offer, 0.75% for any loans that remain outstanding 180 days after the closing of the Offer and 1.00% for any loans that remain outstanding 270 days after the closing of the Offer. The Bridge Facility will be funded in full at the closing of the Offer. The Bridge Facility is subject to customary closing conditions, including the closing of the Potential Merger.

Prior to closing, the commitments under the Bridge Facility will be reduced by the net cash proceeds received by Paramount from the incurrence of any long-term term loan facility, the issuance of notes or other debt, the issuance of equity and the net cash proceeds received by Paramount and the other guarantors from non-ordinary course sales, in each case subject to certain exceptions. Following closing, the loans under the Bridge Facility will be prepaid by any such net cash proceeds. In addition, to the extent that Warner Bros.’s first lien term debt under that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (the “Warner Bros. Bridge Facility”), is amended with the consent of the Debt Commitment Parties to permit (i) the incurrence of the Bridge Facility and (ii) the assumption by Paramount or any of its subsidiaries of the Warner Bros. Bridge Facility at closing on terms and conditions permitted (or not prohibited) under the Paramount/Warner Bros. Merger Agreement, then the commitments under the Bridge Facility will also be automatically and immediately reduced at such time by the amount of the Warner Bros. Bridge Facility permitted to be assumed by Paramount or its subsidiaries at closing.

The Bridge Facility will include customary representations and warranties and affirmative covenants. It will also include customary negative covenants including restrictions on the ability of Paramount and its subsidiaries

(which will include Warner Bros. and its subsidiaries following the closing of the Offer) to dispose of assets create liens on their assets incur debt; make restricted payments, including dividends and stock repurchases, make restricted investments, including acquisitions, merge, consolidate or dispose of all or substantially all of its assets, enter into transactions with affiliates and place restrictions on the ability of subsidiaries to pay dividends, make loans or advances, transfer assets or grant liens on their assets. The Bridge Facility will also include a financial covenant requiring that Paramount’s consolidated total leverage ratio not exceed 5.50 to 1.00 at the end of each fiscal quarter. In addition, the Bridge Facility will include customary events of default including failure to make payments, inaccuracy of representations or warranties, failure to comply with covenants, cross-payment default and cross-acceleration to other material debt, certain bankruptcy, judgment or ERISA events or the occurrence of a change of control at Paramount.

Equity Financing

In addition the debt commitments, Paramount will enter into certain equity financing arrangements prior to or substantially concurrently with the entry into the Paramount/Warner Bros. Merger Agreement.

Subscription Agreements

Prior to or concurrently with the execution of the Paramount/Warner Bros Merger Agreement, Paramount and each of Pinnacle Media Ventures IV, LLC (the “Ellison Investor”) and RedBird Capital Partners Fund IV (Master), L.P. (the “RedBird Investor” and together with Ellison Investor, the “PIPE Equity Investors”) will enter into a subscription agreement (the “Subscription Agreements”) providing for a private placement investment in an aggregate amount of up to $40,650,000,000 in exchange for shares of Class B Common Stock, par value $0.001 per share (the “Paramount Class B Common Stock”), of Paramount with the price per share to be determined by a special committee of the board of directors of Paramount (the “PIPE Transaction”). The closing of the PIPE Transaction is conditioned solely upon (i) the prior or substantially concurrent consummation of the Offer and (ii) the absence of a governmental law or order prohibiting consummation of the PIPE Transaction. The PIPE Transaction will occur substantially concurrently with the consummation of the Offer.

Additionally, under its Subscription Agreement, the Ellison Investor committed to fund the $1,000,000,000 and $500,000,000 payments that pre-fund the Regulatory Termination Fee if and when they become due in accordance with the Paramount/Warner Bros merger agreement. In the event that the Regulatory Termination Fee becomes payable pursuant to the Paramount/Warner Bros merger agreement, the Ellison Investor committed to fund the entire Regulatory Termination Fee (net of any amounts pre-funded, if any).

Equity Commitment Letter

Concurrently with the execution of the Subscription Agreements, The Lawrence Ellison Revocable Trust (the “Ellison Trust”) will enter into an equity commitment letter (the “Equity Commitment Letter”) with the Ellison Investor pursuant to which the Ellison Trust commits, upon the terms and subject to conditions set forth in the Equity Commitment Letter, to purchase or cause the purchase of, directly or indirectly, equity securities of the Ellison Investor for an aggregate purchase price of $40,400,000,000 (the “Commitment Amount”). The Commitment Amount will be used by the Ellison Investor solely for the purposes of funding the PIPE Transaction (including any pre-funding of the Regulatory Termination Fee) and all related fees and expenses required to be paid by the Ellison Investor pursuant to and in accordance with its Subscription Agreement.

The Ellison Trust’s equity commitment to the Ellison Investor is subject to (i) the satisfaction of all conditions to the obligations of the Ellison Investor to consummate the PIPE Transaction under the Subscription Agreement (other than those conditions that by their nature are to be satisfied at the closing of the PIPE Transaction, but subject to the satisfaction or waiver of those conditions) and (ii) the substantially concurrent consummation of the Ellison Investor’s subscription in accordance with the terms of its Subscription Agreement. If the Regulatory Termination Fee becomes payable pursuant to the Paramount/Warner Bros merger agreement, the foregoing conditions will not apply to the Ellison Trust’s obligations to fund its equity commitment to the Ellison Investor for purposes of Paramount paying the Regulatory Termination Fee. Each of Paramount and Warner Bros. is an express third-party beneficiary of the Equity Commitment Letter and would be entitled to, directly or indirectly, enforce the Ellison Investor’s rights to cause the Ellison Trust to fund the Commitment Amount in accordance with the Equity Commitment Letter.

The Ellison Trust’s obligation to fund the Commitment Amount and the Equity Commitment Letter will terminate only upon the earliest to occur of (i) the consummation of the Ellison Investor’s subscription and the payment in full of the purchase price pursuant to its Subscription Agreement and all related fees and expenses required to be paid by the Ellison Investor pursuant to and in accordance with its Subscription Agreement, (ii) the valid termination of the Ellison Investor’s Subscription Agreement in accordance with its terms, (iii) the irrevocable funding in full by the Ellison Trust (together with its permitted assigns) of its Commitment Amount, (iv) the payment of any Guaranteed Obligations (as defined herein) pursuant to and in accordance with the Limited Guarantee (as defined herein) and (v) the filing of certain prohibited legal actions by or on behalf of Warner Bros., or any of its controlled affiliates or current officers or successors or assigns of any of the foregoing against the Ellison Trust, the Ellison Investor or certain other related parties (clause (v), the “Prohibited Claims Provision”).

For the avoidance of doubt, the Prohibited Claims Provision does not bar Warner Bros. from bringing any legal actions under the transaction documents to which it is a party.

The Ellison Trust has financial resources well in excess of what would be required to meet its financial obligations under the Equity Commitment Letter, including, among many other assets and financial resources available to it, record and beneficial ownership of approximately 1.16 billion shares of Oracle stock with a market value of approximately $252 billion as of the date of this Offer to Purchase. As has been previously disclosed in public filings, the Ellison Trust provided an equity commitment in the Paramount-Skydance combination (which information is publicly available on filings with the SEC and FCC), publicly files information about its sale of Oracle stock with the SEC on Form 144, and has publicly participated in other major transactions such as the take private of Twitter among others.

Limited Guarantee

Concurrently with the execution of the Ellison Investor’s Subscription Agreement and the Equity Commitment Letter, the Ellison Trust (the “Guarantor”) will execute and deliver a limited guarantee (the “Limited Guarantee”) in favor of Paramount. The Guarantor absolutely, irrevocably and unconditionally guarantees, on the terms and conditions set forth in the Limited Guarantee, the due and punctual payment, performance and discharge, if and when due, of any monetary damages payable by Paramount under the Subscription Agreement, subject to certain limitations set forth therein (the “Guaranteed Obligations”). In no event will the maximum aggregate liability of the Guarantor under the Limited Guarantee exceed $2,828,000,000.

11. Background of the Offer; Other Transactions with Warner Bros.

The following chronology summarizes the key meetings and events that led to the Offer. The following chronology does not purport to catalogue every conversation or correspondence by and among members and representatives of the Paramount Board, members and representatives of the Warner Bros. Board, their respective advisors or any other person. Throughout the process, members and representatives of, and advisors to, the Paramount Board were aware of and considered news reports and certain other publicly available information concerning Paramount, Warner Bros. and the process that led up to the Offer. The inclusion of such news reports below should not be understood to confirm or address the accuracy of such reports.

In 2023 and 2024, management and representatives of Paramount Global (the predecessor to Paramount) and Warner Bros. engaged periodically in discussions regarding a potential business combination between the two companies in recognition of the merits of and industrial logic to such a transaction. None of those discussions led to entry into any definitive agreement for a business combination.

After six months of highly public negotiations with several potential counterparties (which sale process by Paramount Global included entry into a confidentiality agreement with Warner Bros. and mutual management presentations between Paramount and Warner Bros.), on July 7, 2024, Paramount Global entered into a transaction agreement with Skydance, pursuant to which Paramount Global and Skydance would become wholly owned subsidiaries of Paramount.

On June 9, 2025, one week after its 2025 Annual Meeting of Stockholders, Warner Bros. announced its plans to break up the company through the Warner Bros. Separation—stating that the separation was expected to be completed by mid-2026. Warner Bros. continued to reaffirm through September of 2025, in public announcements and filings, the expectation that it would break up the company as early as mid-2026.

On August 7, 2025, the business combination between Paramount Global and Skydance was completed (the “Paramount Global Skydance Transaction”), with Paramount Global and Skydance becoming wholly owned subsidiaries of Paramount.

Following the closing of the Paramount Global Skydance Transaction, Paramount leadership and members of the Paramount Board discussed industry dynamics, growth opportunities and the merits of an acquisition of Warner Bros. They determined that the industrial logic of a combination was compelling. In light of Warner Bros.’ plan to break up the company through the Warner Bros. Separation, and Paramount’s desire to acquire the entirety of Warner Bros., Paramount concluded that time was of the essence to pursue a transaction.

On September 11, 2025, news outlets reported that Paramount was preparing an offer for Warner Bros, and following such reports, the per share value of the Shares increased by nearly 30% from Warner Bros.’ closing stock price of $12.54 on September 10, 2025 (the “Unaffected Warner Bros. Stock Price”).

On September 12, 2025, the Paramount Board met and discussed the merits of a potential acquisition of Warner Bros, including the industrial logic of the combination. Following this discussion, the Paramount Board unanimously approved terms for a proposed offer to Warner Bros.

On September 14, 2025, David Ellison, the Chairman and CEO of Paramount (as may be referred to herein as “Mr. Ellison”), met with David Zaslav, the President and CEO of Warner Bros., at Mr. Zaslav’s home in Beverly Hills. Mr. Ellison told Mr. Zaslav that Paramount was prepared to make an offer to Warner Bros. for each outstanding Share for an implied value of $19.00 per Share, comprised of 60% in cash and 40% in shares of Paramount Class B Common Stock, representing a 52% premium to the Unaffected Warner Bros. Stock Price. Mr. Ellison discussed the potential merits and synergies of a combination, and subsequently delivered to Mr. Zaslav a letter containing Paramount’s proposal to combine Paramount with Warner Bros. upon such terms (the “September 14 Proposal”), which letter outlined the unique benefits of a Paramount–Warner Bros. combination and the significant immediate value that would be delivered to Warner Bros. stockholders. Such proposal stated that it was not subject to any financing condition, had committed debt financing and had a full equity backstop from Paramount’s principal equity holders.

On September 16, 2025, Larry Ellison, David Ellison’s father and Paramount’s largest stockholder, met virtually with Mr. Zaslav and John Malone, Chairman Emeritus of Warner Bros., to discuss Paramount’s interest in a combination with Warner Bros.

On September 22, 2025, without further engagement between the companies, Mr. Ellison received a letter from Mr. Zaslav, stating that the Warner Bros. Board had unanimously concluded that the September 14 Proposal was inadequate and would not be in the best interests of Warner Bros. and its stockholders, and that the Warner Bros. Board and Warner Bros.’ management were committed to pursuing the Warner Bros. Separation.

On September 27, 2025, the Paramount Board met to discuss Warner Bros.’ rejection of the September 14 Proposal and contemplated how to improve upon the offer. Following this discussion, the Paramount Board unanimously approved the terms of a revised proposal, to be shared with Warner Bros. in the coming days.

On September 30, 2025, Mr. Ellison delivered a letter containing Paramount’s improved offer to the Warner Bros. Board to exchange each outstanding Share for an implied value of $22.00 per Share, comprised of 66.7% in cash and 33.3% in shares of Paramount Class B Common Stock, representing a 75% premium to the Unaffected Warner Bros. Stock Price (the “September 30 Improved Proposal”), a $3 increase from the September 14 Proposal. The September 30 Improved Proposal noted Paramount’s commitment to litigate and take actions to achieve regulatory clearance for the transaction up to a “material adverse effect” standard, and offered a $2 billion regulatory reverse termination fee. Moreover, the letter offered Mr. Zaslav the roles of co-CEO and co-Chairman of the board of directors of the combined company. The September 30 Improved Proposal requested that the Warner Bros. Board provide a response by October 6, 2025.

On October 7, 2025, the Paramount Board met to discuss the September 30 Improved Proposal, noting that Warner Bros. had not yet provided any feedback on the improved offer.

Paramount received a response from Warner Bros. on October 8, 2025, when Mr. Ellison received a letter from Mr. Zaslav stating that the September 30 Improved Proposal was inadequate and would not be in the best interests of Warner Bros. and its stockholders, and that the Warner Bros. Board was unanimously of the view that their plan for the Warner Bros. Separation was “far superior” to Paramount’s proposal.

On each of October 9 and October 13, 2025, members of the Paramount Board met to discuss Warner Bros.’ rejection of the September 30 Improved Proposal and contemplated how to further improve upon their offer. Following the Paramount Board’s discussion at the October 13th meeting, the Paramount Board unanimously approved the terms of a revised proposal.

That same day, Mr. Ellison delivered a letter containing Paramount’s improved offer to the Warner Bros. Board to exchange each outstanding Share for an implied value of $23.50 per Share, comprised of 80% in cash and 20% in shares of Paramount Class B Common Stock, representing an 87% premium to the Unaffected Warner Bros. Stock Price (the “October 13 Improved Proposal”), a $1.50 increase from the September 30 Improved Proposal. Such proposal stated that it was not subject to any financing condition, had committed debt financing and had a full equity backstop from Paramount’s principal equity holders. It maintained the prior regulatory commitments and raised the proposed regulatory reverse termination fee to $2.1 billion. The letter requested that the Warner Bros. Board respond to the October 13 Improved Proposal by October 15, 2025.

On October 21, 2025, without further engagement with Paramount, Warner Bros. publicly announced that it had initiated a review of strategic alternatives to maximize shareholder value, in light of unsolicited interest it received from “multiple parties” for both the entire company and for Streaming & Studios.

On that same day, Mr. Ellison received a letter from Mr. Zaslav stating that the Warner Bros. Board had unanimously concluded that the October 13 Improved Proposal was inadequate. The letter also stated that the Warner Bros. Board was determined to explore a number of strategic alternatives through a formal bidding process.

Later on October 21, representatives of Allen & Co. (“Allen & Co.”) and J.P. Morgan (“JPM”), financial advisors to Warner Bros., spoke with representatives of Centerview Partners LLC (“Centerview”), financial advisor to Paramount, and explained that they expected this would be a multi-round bidding process with a goal of signing a definitive agreement by year end. That same evening, representatives of Paramount received a draft confidentiality agreement from representatives of Warner Bros. The confidentiality agreement contained, among other provisions, a two year “standstill”, a provision requiring no contact with the Warner Bros. Board or any other person at Warner Bros. other than Mr. Zaslav, a requirement to seek permission before Paramount could engage with any debt or equity financing sources and a broad waiver of claims and challenges against Warner Bros. and its representatives relating to Warner Bros.’ sale process.

On October 22, 2025, representatives of Paramount sent a preliminary due diligence request list to representatives of Warner Bros., which included Paramount’s high priority diligence items.

On October 24, 2025, representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal advisor to Paramount, provided a markup of the proposed confidentiality agreement to representatives of Debevoise & Plimpton LLP (“Debevoise”) and Wachtell, Lipton, Rosen & Katz (“Wachtell”), legal advisors to Warner Bros. Among other changes, Cravath’s markup reduced the “standstill” to six months and provided for termination of such period in the event that, among other things, Warner Bros. abandoned its sale process and announced it would proceed with its previously planned separation, added a “most favored nations” clause with respect to the entry of any less favorable standstill provision with any other potential bidder, removed Warner Bros.’ veto right over engagement with financing sources, limited the scope of restrictions on contact with Warner Bros. personnel and eliminated the prohibition on legal challenges to Warner Bros. sales process and claims against Warner Bros. and its representatives.

On October 27, 2025, the representatives of Debevoise and Wachtell returned a markup of the confidentiality agreement to representatives of Cravath, which such representatives, together with representatives of Latham & Watkins LLP (“Latham”), additional legal advisor to Paramount, discussed on a call on October 29, 2025. Among other things, the revised draft from Debevoise and Wachtell proposed a standstill period of 18 months with no “most favored nations” provision and no termination in the event of an announcement that Warner Bros. would abandon its sales process in favor of its previously planned separation, largely reinserted restrictions on financing sources and contact with Warner Bros. personnel, and reinserted the broad prohibition on legal challenges. The representatives of Paramount and Warner Bros. continued to exchange drafts of and comments to the confidentiality agreement through November 3, 2025.

On November 5, 2025, a representative of Cravath sent an email to representatives of Allen & Co., Debevoise and Wachtell, summarizing Paramount’s key concerns with Warner Bros.’ proposed confidentiality agreement, including the requirement that Paramount pre-clear all of its financing sources and obtain Warner Bros. consent to such sources, noting that Paramount had been working on its proposals since September and it was difficult to ask Paramount to go backwards, and seeking a “most favored nations” provision to ensure parity on the “standstill” provisions with other parties in the process. That evening there was a conference call among the advisors to further discuss these matters.

On November 9, 2025, a representative of Cravath requested a further conversation with representatives of Debevoise and Wachtell to seek to finalize the confidentiality agreement.

Following further conversations among the legal advisors to Paramount and Warner Bros., on November 10, 2025, Paramount entered into a confidentiality agreement (the “Confidentiality Agreement”) with Warner Bros., providing for, among other things, an 18-month “standstill” provision requiring Paramount to refrain from effecting an acquisition of the businesses of Warner Bros. or a tender offer, merger or other business combination involving Warner Bros., which provision would expire in the event that Warner Bros. entered into a definitive agreement with a third party for a business combination transaction. This standstill provision terminated on December 5, 2025 upon the announcement of the Netflix Merger Agreement.

Later on November 10, 2025, representatives of Warner Bros. delivered to Paramount a process letter soliciting non-binding proposals in connection with the Warner Bros. review of strategic alternatives, which letter instructed that the proposal consist of an offer letter and a markup of a term sheet to be provided by Warner Bros., and was to be submitted to representatives of Warner Bros. on November 20, 2025.

Also on November 10, 2025, representatives of Paramount received access from Warner Bros. to a virtual data room for purposes of due diligence, which data room was sparsely populated.

On November 12, 2025, representatives of Warner Bros. shared a term sheet for an acquisition of all of Warner Bros. with representatives of Paramount (the “November 12 Term Sheet”), to be revised and submitted in connection with Paramount’s revised proposal.

On November 13, 2025, a management presentation by Warner Bros. management was conducted in Century City, California with executive management teams from both companies in attendance. At the outset, Mr. Zaslav noted that he would have preferred to pursue the Warner Bros. Separation rather than engaging in a sale process.

Additionally, on this same day, representatives of Cravath and Latham met by videoconference with representatives of Covington & Burling LLP (“Covington”), regulatory counsel to Warner Bros., and Fried Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), additional legal advisor to Warner Bros., to discuss the procompetitive benefits and the antitrust analysis of the proposed transaction between Paramount and Warner Bros., and the likelihood of regulatory clearance.

Also on this day, CNBC’s David Faber interviewed Dr. John Malone, Chairman Emeritus of Warner Bros., during which Dr. John Malone lamented how Paramount “interrupted” the Warner Bros. Separation and discussed the merits of Netflix as a bidder. In CNBC’s recap of the interview, CNBC’s Sara Eisen questioned whether Mr. Zaslav was favoring a transaction with Netflix over competing bidders, stating that “it sound[ed] that way”.

On November 16, 2025, the Paramount Board met and unanimously approved the formation of a special committee of the Paramount Board (the “Special Committee”), comprised solely of members who are “disinterested directors” and independent for all purposes of Delaware law, including Section 144 of the DGCL, in connection with the equity financing from the Ellison family and RedBird the Paramount Board was contemplating in connection with its proposed acquisition of Warner Bros. The Special Committee later retained Cleary Gottlieb Steen & Hamilton LLP to act as its independent legal advisor and Barclays Capital Inc. to act as its independent financial advisor, each in connection with the proposed equity financing. The Special Committee met throughout the process with respect to the equity financing.

On November 17, 2025, Mr. Ellison had lunch with Mr. Zaslav, during which Mr. Ellison discussed the reasons why a combination of Paramount and Warner Bros. would produce a stronger media enterprise and market leader that could better compete with the streaming giants and “Big Tech” to the benefit of producers, creators and talent. Mr. Ellison also discussed the complementary nature of Paramount’s and Warner Bros.’ businesses and that Paramount was confident that it would receive the required regulatory approval for the proposed transaction, offering a clear path to closing.

On November 16 and November 19, 2025, the Paramount Board met to discuss Warner Bros.’ rejection of the October 13 Improved Proposal and contemplated how to further improve upon their offer based on the limited feedback representatives of Paramount and its advisors had received from Warner Bros. to date. Following this discussion, at the November 19th meeting, the Paramount Board unanimously approved the terms of a revised proposal.

The following day, on November 20, 2025, representatives of Paramount submitted to Warner Bros. Paramount’s proposal to exchange each outstanding Share for an implied value of $25.50 per share, comprised of 85% in cash and 15% in shares of Paramount Class B Common Stock, representing a 103% premium to the Unaffected Warner Bros. Stock Price (the “November 20 Improved Proposal”), a $2.00 increase from the October 13 Improved Proposal. Such proposal stated it was not subject to any financing condition, included signed committed debt financing from the Debt Commitment Parties, and promised equity commitments from certain affiliates and partners of Paramount in the amount of $34.5 billion in cash. The November 20 Improved Proposal also noted that the Ellison family and RedBird were willing to underwrite the full equity funding requirements for the acquisition. The November 20 Improved Proposal included a markup of the November 12 Term Sheet providing for (1) a $5 billion regulatory reverse termination fee payable to Warner Bros. upon reaching an

18-month outside date (the outside date requested by Warner Bros.), with pre-funding of (x) $1 billion if the transaction is not consummated in 12 months and (y) another $500 million if the transaction is not consummated in 15 months, and (2) further detail on Paramount’s “regulatory efforts” commitment to take actions to receive U.S. and non-U.S. antitrust and foreign investment approvals, including a definition of “regulatory material adverse affect” that had two prongs, a material adverse impact on (i) the business, assets, financial condition or results of operations of the combined company or (ii) the expected benefits of the transaction including synergies. The November 12 Term Sheet also reiterated the offer that Mr. Zaslav become co-CEO and co-Chairman of the combined company as well as a second seat on the combined company’s board of directors for a to-be-determined independent director from the Warner Bros. Board.

On November 22, 2025, representatives of Allen & Co. and JPM provided Centerview with feedback on the November 20 Improved Proposal including that the valuation was “not compelling given other proposals”, stating that the stock component was being discounted by the Warner Bros. Board, requesting a “collar” or other value protection mechanism with respect to any stock component and stating that while the $5 billion regulatory reverse termination fee had been very favorably received, the regulatory commitment (particularly the concept of an impact on the anticipated benefits of the transaction) created concern for Warner Bros., and seeking further clarity on the equity financing as well as Warner Bros. flexibility to refinance its own debt. The representatives of Warner Bros. also noted that the sale process would accelerate from that point forward. The representatives stated that a form of merger agreement would be provided within the hour, with draft disclosure schedules to follow, and that a detailed markup of the merger agreement would be due on Wednesday, November 26, with a revised merger agreement due on Monday, December 1 (which bid also needed to include commitment papers for Paramount’s debt and equity). They noted that a formal process letter would be forthcoming and, depending upon what proposals were received, a choice would be made by the Warner Bros. Board as to whether the sale process would proceed with one or more than one party. Separately on that date, Debevoise and Wachtell requested a 30-minute call with representatives of Cravath and Latham, to relay feedback from the Warner Bros. Board on the November 20 Improved Proposal. That feedback focused on Paramount’s efforts to obtain regulatory approvals, noting that Paramount’s $5 billion regulatory reverse termination fee was well received, and requesting a change in the definition of regulatory material adverse effect to eliminate the concept of an impact on the anticipated benefits of the transaction, and noted their desire to review equity financing documents with the merger agreement markup to be submitted.

On November 22, 2025, representatives of Warner Bros. sent a draft “clean team” agreement for Paramount’s review. That same day, Warner Bros. shared a draft merger agreement with Paramount through Warner Bros.’ virtual data room and, on November 23, 2025, Warner Bros. similarly made available draft disclosure schedules to the merger agreement to Paramount.

On November 23, 2025, the Paramount Board met to discuss the status of the process with Warner Bros.

Following markups and a discussion regarding the clean team agreement between representatives of Cravath, Latham and Covington on that same day, Paramount and Warner Bros. reached agreement on the terms on November 24, 2025.

On the evening of November 24, 2025, Messrs. Larry Ellison and David Ellison had dinner with Mr. Zaslav, during which the three discussed, among other things, the strategic rationale of combining Paramount and Warner Bros. Messrs. Larry Ellison and David Ellison reiterated Paramount’s ability to build a platform that was competitive with the highest performers in the industry, with Paramount’s proposed offer providing a clear path to regulatory approvals. They also reiterated Paramount’s desire to continue working with Mr. Zaslav following the closing of the proposed transaction, providing context for the roles of co-CEO and co-Chairman offered to Mr. Zaslav in the November 20 Improved Proposal.

The next day, on November 25, 2025, on a call between representatives of Covington and Latham regarding the clean team agreement, the representatives of Covington raised concerns about access parties to the “clean room”. Several hours later, Warner Bros. had still not signed the agreement in the form agreed to the day prior, at which point representatives of Cravath sent an email to representatives of Wachtell, Debevoise and Covington indicating that Paramount would be disadvantaged if its representatives did not receive clean team access for the individuals who had been previously agreed, and asked when it would receive the countersigned agreement and clean team access. The legal advisors to Warner Bros. provided the countersigned agreement and access to a clean room shortly thereafter.

In addition, at approximately 1:50 p.m. eastern time on November 25, 2025, a formal process letter was delivered by representatives of Warner Bros. to representatives of Paramount. It requested a written, binding proposal from Paramount, including markups of the draft merger agreement and disclosure schedules previously provided by Warner Bros. The process letter required Paramount to submit to Warner Bros. an initial draft markup of the merger agreement the following day, on November 26, 2025, and to submit an initial draft markup of the disclosure schedules mid-day on November 28, 2025. The letter stated that Warner Bros. intended to provide Paramount with feedback on each of such documents, prior to December 1, 2025, when the revised markups were required to be submitted to representatives of Warner Bros. The process letter also required the submission of financing commitment documents and for Paramount to have completed its due diligence investigation by December 1, 2025. Late in the evening on that same day, approximately 1,400 documents were uploaded to the Warner Bros. virtual data room for Paramount’s review, and approximately 840 additional documents were uploaded in the following days leading up to the December 1 deadline to submit the revised proposal.

Also on November 25, 2025, representatives of Latham, Debevoise and Covington met via videoconference to discuss whether any foreign investment into Paramount in connection with the equity financing for the transaction would require CFIUS regulatory approval.

On November 26, 2025, the Paramount Board met to discuss the proposed terms of Paramount’s initial draft markup of the merger agreement. Following this discussion, the Paramount Board approved the submission of the draft markup to Warner Bros.

Later that day, representatives of Paramount submitted an initial draft markup of the merger agreement to representatives of Warner Bros., consistent with Paramount’s markup of the November 12 Term Sheet previously provided with the November 20 Improved Proposal, reflecting certain adjustments responsive to the feedback provided by representatives of Warner Bros., including specifically a definition of “regulatory material adverse effect” that was limited to a materially adverse impact on the business, assets, financial condition or results of operations of Paramount and Warner Bros. taken as a whole, and a commitment to seek to obtain regulatory approvals as promptly as practicable rather than prior to the outside date. Consistent with the November 25 regulatory discussion, the acquisition of Warner Bros. was not conditioned on CFIUS clearance or FCC clearance. Alongside the merger agreement markup, representatives of Paramount also submitted draft equity financing documentation consisting of a form subscription agreement, equity commitment letter and limited guarantee.

On November 27, 2025, Warner Bros. shared a revised draft of the Warner Bros. disclosure schedules, a markup of which was required to be submitted to representatives of Warner Bros. the following day. On November 28, 2025, representatives submitted Paramount’s markup of the Warner Bros. disclosure schedules to representatives of Warner Bros., noting, among other things, that numerous documents referenced in the disclosure schedules had not been made available to Paramount. Prior to and following this submission, Paramount continued to request additional, customary due diligence materials, including certain high-priority diligence items.

On November 29, 2025, representatives of Debevoise and Wachtell met via videoconference with representatives of Cravath and Latham for approximately one hour to provide oral feedback on Paramount’s initial markup of the merger agreement. The representatives of Warner Bros. indicated, among other things, that no markup would be provided by them, but that they were providing thoughts for Paramount to consider. The representatives of

Debevoise and Wachtell noted that they were focused on understanding the identity and number of equity financing sources to Paramount and whether such funding sources would require Paramount to seek FCC or CFIUS clearance for the acquisition. Representatives of Cravath noted that neither FCC nor CFIUS were conditions in Paramount’s proposed merger agreement, as discussed on an earlier call with representatives of Warner Bros. and its advisors on November 25, 2025, and that filings would likely be made but approvals would not be conditions to the equity funding. The representatives of Debevoise and Wachtell also noted that rather than a single equity backstop from the Ellison family and RedBird, the equity financing documents contemplated separate but cross-conditioned funding commitments from the equity funding sources. In addition, they noted that it would be preferable for simplicity if the equity subscription agreement contained the provisions from the separate equity commitment letter for fewer documents. They also requested that the “clear skies” provisions relating to not acquiring or taking other actions that could delay approval of the proposed transaction be expanded to cover the Ellison family. Furthermore, they noted that with respect to Warner Bros.’ ability to refinance its debt during the pendency of a transaction, they required “flexibility” but provided no further guidance. They also noted the desire for the regulatory reverse termination fee to be payable upon an alleged breach of the regulatory efforts commitments, and they requested that the definition of “regulatory material adverse effect” use the word “effect” rather than “impact”, that certain changes be made to the no-shop provision and that the equity financing be available to fund a damages claim. With respect to the interim operating covenants applicable to Warner Bros., they stated that Warner Bros. wanted more flexibility in its actions between signing and closing; however, in response to a request from the representatives of Cravath for more specificity (including an offer of a call with principals to better understand Warner Bros.’ needs and wishes), the representatives of Debevoise and Wachtell said that they would not provide more detail on the nature of this flexibility—rather, Paramount and its representatives should simply consider and improve those provisions.

On November 30, 2025, representatives of Paramount, Warner Bros., Covington, Fried Frank, Cravath and Latham met via videoconference to discuss the required antitrust approvals for the proposed transaction. Representatives of Paramount and Paramount’s legal advisors discussed the procompetitive benefits and antitrust analysis of the proposed transaction, presenting their view regarding the absence of antitrust and competition law risk for an acquisition of Warner Bros. by Paramount and noting that Paramount believed its offer provided significant regulatory certainty.

Later that day, the Paramount Board met to discuss Warner Bros.’ feedback on the November 20 Improved Proposal and contemplated how to further improve upon Paramount’s offer going forward. Following this discussion, the Paramount Board unanimously approved the terms of a revised proposal that Paramount would be prepared to enter into immediately.

On December 1, 2025, representatives of Paramount submitted to Warner Bros. Paramount’s proposal to acquire each Share for an amount equal to $26.50 per share in an all-cash transaction, representing a 111% premium to the Unaffected Warner Bros. Stock Price (the “December 1 Improved Proposal”), a $1 increase from the November 20 Improved Proposal. The December 1 Improved Proposal fully responded to the expressed desire of representatives of Warner Bros. that Paramount eliminate the stock component of the bid. The December 1 Improved Proposal stated: “Our Board of Directors has approved this Offer and we would be prepared to immediately enter into definitive agreements. We have included as annexes to this letter the Merger Agreement and Disclosure Schedule which we are prepared to execute.”

The December 1 Improved Proposal included a revised markup of the merger agreement, which reflected much of the feedback conveyed orally by Warner Bros.’ representatives, including, among other things, (i) application of the “clear skies” provisions to the Ellison family, (ii) additional flexibility with respect to refinancing of Warner Bros. debt, and (iii) broader triggers for the payment of the $5 billion regulatory reverse termination fee by Paramount, which was fully backstopped by the Ellison family. The proposal also included a revised markup of the Warner Bros. disclosure schedules, despite Warner Bros. having provided no feedback on the prior markup submitted.

The December 1 Improved Proposal stated that neither FCC nor CFIUS approvals were conditions to Paramount’s merger agreement. Such proposal again reiterated the absence of any financing condition. It included signed debt commitment letters from the Debt Commitment Parties in the amount of $50 billion. It also included simplified documentation for Paramount’s equity financing and provided an allocation for such equity financing sources, which included an $11.8 billion commitment from the Ellison family, an aggregate $24 billion commitment from three sovereign wealth funds from the Gulf (the “Sovereign Wealth Funds”), a $1 billion commitment from Tencent, and commitments from RedBird Capital Partners and Affinity Partners. The December 1 Improved Proposal stated: “All of our partners are prepared to execute subscription agreements containing equity commitments in the forms provided with our bid, concurrently with the signing of definitive agreements for the Merger.” It also noted that Paramount had completed its due diligence and had no further diligence items to be satisfied.

The December 1 Improved Proposal also stated: “It is our sincere intention to embrace a ‘best-of-both’ approach to the combined company’s talent. At the direction of your advisors, we have not addressed in this Offer roles for WBD’s most senior management, including David Zaslav. We believe he is an important part of our future and look forward to addressing this topic before signing a Transaction.”

Also on December 1, 2025, as a follow up to the November 30 regulatory call, Cravath and Latham submitted a letter to representatives of Warner Bros., Covington and Fried Frank laying out their thoughts on the competitive landscape and the path to antitrust regulatory clearance for potential bidders as compared with Paramount. The letter explained in detail that Paramount offered the easiest path with respect to closing certainty and noted that antitrust regulators around the world would reject Netflix’s argument that it competes in the same market as advertising-supported video services like YouTube and Instagram.

On December 3, 2025, representatives of Paramount and its legal and financial advisors met with representatives of Warner Bros. and its legal and financial advisors, during which the representatives of Warner Bros. discussed Warner Bros.’ cable business, noting that Warner Bros. needed to have flexibility to pursue the debt refinancing between the signing and closing of Paramount’s proposed transaction.

On December 3, 2025, Mr. Zaslav called Mr. Ellison to say he was calling all bidders to communicate specific concerns raised by the Warner Bros. Board and what they needed to do to improve their bids. Mr. Zaslav then reviewed concerns around Paramount’s equity financing structure as well as Warner Bros.’ need for flexibility in debt refinancing. Mr. Ellison thanked Mr. Zaslav for the call and said Paramount would revert. During the afternoon of December 3, 2025, in a virtual meeting that lasted 30 minutes, representatives of Debevoise and Wachtell informed representatives of Cravath and Latham that the Warner Bros. Board viewed the lack of a full backstop from the Ellison family and RedBird negatively, including in light of the cross-conditionality of the equity financing, despite the significant capitalization and credibility of the Sovereign Wealth Funds and other equity financing sources, and further that the presence of non-U.S. funding sources with governance rights, to the extent it could trigger CFIUS review of the equity financing, was a point of focus notwithstanding the absence of any financing condition in Paramount’s merger agreement. They also expressed concern regarding Tencent as another non-U.S. equity financing source. They raised no other comments on Paramount’s equity financing papers. Such representatives also stated that Warner Bros. required more flexibility to refinance its indebtedness in its discretion, but both the financial and legal advisors to Warner Bros. were unwilling to engage in a discussion as to how that flexibility might be provided. The representatives of Wachtell and Debevoise noted that the Warner Bros. Board would be meeting periodically over the course of the next several days but otherwise declined to provide a timetable for next steps nor did they mention a full bid resubmission.

On this same day, a representative of Centerview called a representative of Allen & Co. to seek guidance as to what matters would be important to Warner Bros. in deciding which bidders would move forward in the sale process; as part of his response, the representative of Allen & Co. reiterated that “cash is king.” At the end of this call, the representative of Centerview informed the representative of Allen & Co. that Paramount would submit a revised proposal by 4:00 p.m. eastern time the next day.

Later that same evening, Paramount determined of its own accord to submit the revised offer to Warner Bros. earlier than representatives of Centerview had previewed to Allen & Co. As such, representatives of Centerview called representatives of Allen & Co. and informed them that Paramount would instead be submitting a revised offer the following morning.

That same night, representatives of Quinn Emmanuel Urquhart & Sullivan, LLP (“Quinn Emmanuel”), as counsel to Paramount, delivered to representatives of Warner Bros. including Mr. Zaslav, a letter citing the German newspaper Handelsblatt and a meeting between senior representatives of Warner Bros. and regulatory officials of the European Union seemingly suggesting discussion of concerns about Paramount as an acquiror of Warner Bros. The Quinn Emmanuel letter raised concerns that the bidding process had been unfairly tilted to Netflix, requesting the letter be distributed to the Warner Bros. Board, and further requesting the formation of a committee of independent directors of the Warner Bros. Board to determine the outcome of the bidding process.

Early in the morning on December 4, 2025, a representative of Cravath reached out to representatives of Debevoise and Wachtell to ask if there were any other comments or issues that Paramount should be aware of as it finalized its revised offer. A representative of Wachtell responded that the “regulatory material adverse effect” definition should drop the references to business, assets, financial condition and results of operations, which “other bidders had agreed to”, and that the “clear skies” provision should be broadened. Such representative also said that Paramount should “lean in” on the interim operating covenants and other related provisions, despite Warner Bros. not having provided Paramount with any specific feedback on such provisions, let alone an actual markup of the merger agreement.

Following this, the Paramount Board met and discussed Warner Bros. summary rejections of each of its proposals to date and how to further improve upon their offer. Following this discussion, the Paramount Board unanimously approved the terms of a revised proposal.

Following the meeting of the Paramount Board, Mr. Ellison sent the following text to Mr. Zaslav: “Just tried calling you about new bid we have submitted. I heard you on all your concerns and believe we have addressed them in our new proposal. Please give me a call back when you can to discuss in detail.”

At approximately 11:00 a.m. eastern time on December 4, 2025, representatives of Paramount submitted to Warner Bros. Paramount’s proposal to acquire each Share for 100% cash, in an amount equal to $30 per Share, a 139% premium to the Unaffected Warner Bros. Stock Price (the “December 4 Improved Proposal”), a $3.50 increase from the December 1 Improved Proposal. The December 4 Improved Proposal stated that Paramount was prepared to enter into the Paramount/Warner Bros. Merger Agreement immediately and included debt commitment papers countersigned by the Debt Commitment Parties and a revised markup of the Warner Bros. disclosure schedules, for which feedback from Warner Bros. had still not been provided. It also included the Paramount/Warner Bros. Merger Agreement, which (i) reflected Paramount’s unilateral effort to scale back the representations and warranties of Warner Bros. despite not having received any specific comments from Warner Bros., (ii) offered a footnote to the interim operating covenants inviting any specific feedback or requests from Warner Bros., which had not been offered to date, (iii) further improved the definition of regulatory material adverse effect, exactly as had been requested in the earlier telephone call between Cravath and Wachtell, to be simply a material adverse effect on the combined company, (iv) added further flexibility for Warner Bros. to refinance its debt, and (v) changed the standard in the no-shop for a “superior proposal” to delete references to financial superiority and taking into account likelihood of consummation. Additionally, the Equity Financing Documents and the December 4 Improved Proposal contained the requested commitment by the Ellison family and RedBird to backstop the full amount of the equity financing, supported by The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Ellison Trust”). It also noted that the Sovereign Wealth Funds had agreed with Paramount to make certain changes to the former’s financing arrangements to provide Warner Bros. with the requested assurance regarding CFIUS, and that Tencent would no longer be an equity financing source. In effect, Paramount addressed every single material issue that it received specific feedback on, despite never receiving any written response from representatives of Wachtell or Debevoise on any of the transaction documents submitted.

The letter accompanying the December 4 Improved Proposal read:

Dear Directors:

Following the feedback received from your management team and advisors regarding our December 1 offer, Paramount Skydance Corporation (“Paramount”, “we”, “our” or “us”), is submitting a revised confidential offer (the “Offer”) to acquire all the outstanding shares of Series A common stock (the “Transaction”), par value $0.01 per share, of Warner Bros. Discovery, Inc. (“WBD” or “you”).

As you will see below, we have both substantially enhanced the value delivered to WBD shareholders to $30.00 in cash and provided closing certainty. The Ellison family and RedBird are now entirely backstopping 100% of our equity commitments – a radical simplification of our prior funding sources that entirely removes any funding concerns that you have expressed. We believe that our proposal is the only value-maximizing proposal, at 100% cash, with a massive premium to the unaffected price and the clearest and most expeditious path to both stockholder approval and regulatory approval.

In addition, we have eliminated any potential CFIUS jurisdiction over the Transaction. Our non-U.S. equity commitments are now limited solely to the three sovereign wealth funds identified previously, each of whom has agreed to forgo all governance rights (including board representation), rendering them passive investors in non-voting equity. Therefore, the equity financing transactions will no longer fall within CFIUS’s jurisdiction.

Additionally, we have Board and all other approvals needed, including the full support of our Class A shareholder. We are prepared to execute definitive agreements today.

Offer

We are making the following revisions to our December 1 offer letter:

1)

Proposed Value and Consideration: Each outstanding share of WBD Series A common stock will be exchanged for $30.00 per share in cash, reflecting a total equity value of $77.9 billion. Including the assumption of net debt and noncontrolling interest, this reflects an implied enterprise value of $108.4 billion.

2)

Equity Financing Structure and Sources: The Ellison family and RedBird have collectively committed to backstop 100% of the $40.7 billion of equity capital required for the Transaction. We are providing you with funds certain from one of the wealthiest families in the world, a domestic counterparty, while also eliminating any cross-conditionality, which should give WBD’s board complete comfort and certainty as to our ability to close in a timely fashion. We have included as part of this Offer an updated set of equity investment documents to reflect this new structure.

3)

Regulatory: While CFIUS approval was not a condition to close in our December 1 offer, in response to your feedback we have taken further steps to ensure that a Transaction between Paramount and WBD will not fall under CFIUS’s jurisdiction:

•	Tencent will no longer be a financing partner in the Transaction.

•

Our other outside financing partners (the Public Investment Fund (Kingdom of Saudi Arabia), L’imad Holding Company PJSC (Abu Dhabi), Qatar Investment Authority (Qatar) and Affinity Partners (Jared Kushner)) have agreed to forgo any governance rights – including board representation – associated with their non-voting equity investments. Accordingly, the Transaction will not be within CFIUS’s jurisdiction.

If there are other particular areas that require further discussion, we look forward to working collaboratively to find a constructive solution.

4)

WBD Flexibility Between Sign and Close: We have received feedback from your advisors indicating that certain areas of our merger agreement markup were overly onerous from your point of view. To address these concerns, our latest proposal offers the following:

•

Outstanding Bridge Loan: We understand your need for flexibility in managing your debt capital structure over the next several months given your pending separation. Therefore, we are willing to give you full independence in managing that facility, provided that we retain the ability to refinance any new debt at par upon closing of our Transaction.

•	Interim Operating Covenants: In the case of all interim operating covenants, we are prepared to provide flexibility based on any guidance WBD shares with us.

5)

Source of Funds: In addition to our revised equity funding structure, we have also entered into new debt financing arrangements with Bank of America, Citi and Apollo Capital Management in an aggregate principal amount up to $54 billion (vs. $50 billion previously). We have included as part of this Offer the signed commitment papers.

This Offer is not subject to any financing conditions and is fully financed, as described above.

For your reference, we have updated our expected sources and uses table contemplated in the Transaction:

Sources of Capital	$bn
Cash Funding from Certain Affiliates and Partners of Paramount	$40.7
New Transaction Debt	38.6
WBD Bridge Loan Refinancing	15.4
Cash from Combined Balance Sheet	3.5

Total	$98.2

Uses of Capital	$bn
WBD Equity Purchase Price	$77.9
WBD Bridge Loan Refinancing	15.4
Minimum Balance Sheet Cash at Close	4.8

Total	$98.2

Our interest in a transaction, the existence of this letter and this letter’s contents (including this Offer) are confidential and may not be disclosed to anyone outside of personnel of WBD and its advisors involved in assessing this Offer or negotiating a Transaction between us and you, other than with our prior written consent and subject to the terms of our existing confidentiality agreement.

***

We appreciate your consideration of this Offer and are available at your convenience to answer any questions you may have.

[The Remainder of This Page Is Intentionally Left Blank]

Yours sincerely,

/s/ David Ellison

David Ellison

Chairman and Chief Executive Officer

Paramount Skydance Corporation

A representative of Cravath called representatives of Debevoise and Wachtell upon submission of the December 4 Improved Proposal, and the latter returned the call shortly thereafter. On the call, the representative of Cravath noted that Paramount’s advisors were standing by to answer any questions about the December 4 Improved Proposal and were eager to engage on anything that would be helpful. A representative of Centerview also called a representative of Allen & Co. to confirm that the December 4 Improved Proposal was received, and highlighting the fact that Paramount was prepared to execute the Paramount/Warner Bros. Merger Agreement that day, along with other key terms such as the 100% cash consideration, the full backstop commitment by the Ellison family and RedBird, the changes made on the equity financing structure and the fact that Paramount was open to making additional changes to the interim operating covenants of Warner Bros. A representative of Paramount also called a member of Warner Bros. management to check in on the status of the bid and, around 12:00 p.m. eastern time, the member of Warner Bros. management responded that the Warner Bros. team had received Paramount’s submission and would respond to Paramount in time. However, there was no further outreach whatsoever from Warner Bros. or its representatives.

At approximately 4:00 p.m. eastern time on December 4, 2025, having heard nothing all day, Mr. Ellison sent the following text to Mr. Zaslav: “Daivd, I appreciate you’re underwater today so I wanted to send you a quick text. Please note when you next meet as a board we wanted to offer you a package that addressed all of the issues you discussed we [sic] me. Those were 1 we wanted to offer complete certainty 2 strong cash value 3 speed to close. Please note importantly we did not include “best and final” in our bid. Also please know despite the noise of the last 24 hours I have nothing but respect and admiration for you and the company. It would be the honor of a lifetime to be your partner and to be the owner of these iconic assets. If we have the privilege to work together you will see that my father and I are the people you had dinner with. We are always loyal and honorable to our partners and hope we have the opportunity to prove that to you. Best, David”.

At approximately 4:30 p.m. eastern time on December 4, 2025, having heard nothing from Warner Bros., a representative of Centerview sent the following text to a representative of Evercore: “Roger I appreciate you’re crazy busy. In case you can’t call back pls note 1 we wanted to offer complete certainty 2 strong cash value 3 speed to close. Pls note more importantly we did not include “best and final” in our bid. Big thanks b”.

During the entirety of December 4, 2025, no representatives of Warner Bros. reached out to any representatives of Paramount to request an improved offer, raise a single question, seek clarity of any matter or provide any feedback at all to Paramount on its $30 per share fully financed cash offer.

During the entirety of the sale “process” undertaken by the Warner Bros. Board, representatives of Warner Bros. did not provide a single markup of a single transaction document, have a single meeting to go page-by-page through the documents, or engage in a “real time” back-and-forth negotiation with Paramount or its advisors.

At approximately 11:00 p.m. eastern time on December 4, news outlets began reporting that Warner Bros. had entered into an exclusivity agreement with Netflix.

On the morning of December 5, 2025, Warner Bros. and Netflix issued a joint press release announcing they had entered into the Netflix Merger Agreement, pursuant to which Netflix would acquire Warner Bros. for (i) an amount in cash equal to $23.25, without interest, and (ii) a number of shares of common stock of Netflix, par value $0.001 per share based on the per share volume-weighted average trading price of such common stock a specified number of trading days prior to the closing date of the transaction between Warner Bros. and Netflix, subject to a collar, and subject to dollar-for-dollar reduction based on net indebtedness of the to-be-separated linear networks business (which reduction in consideration is left to Warner Bros., in its sole discretion). The press release issued by Warner Bros. and Netflix on December 5, 2025 stated that they value the transaction at $27.75 per Share, with a total equity value of $72.0 billion, with each of such calculations assuming an average trading value of Netflix’s common stock between $97.91 and $119.67 within the prescribed period and that there is no reduction based on net indebtedness.

Later that same day, the Paramount Board met to discuss the announcement of the Netflix Merger Agreement and potential next steps.

Over the course of December 5 and 6, 2025, various news outlets began reporting that the Warner Bros. Board believed that Paramount had not delivered a bid that offered financing certainty or that could be signed immediately and claiming that Paramount was still seeking to negotiate terms. For example, The Financial Times reported on December 5, 2025 that one person involved in the sale negotiations stated “The [Warner Bros.] board wanted a proposal it could sign immediately. Netflix was the only bidder whose paperwork was fully executable that night [of December 4, 2025]”.

In fact, the December 4 Improved Proposal expressly stated Paramount was prepared to execute the Paramount/Warner Bros. Merger Agreement immediately and the debt and equity financing sources were likewise prepared to execute their agreements immediately. The Paramount/Warner Bros. merger agreement and debt and equity financing commitments that were submitted to the Warner Bros. Board are attached to this Offer to Purchase as part of Annex A. It is noteworthy that:

1.

the Paramount/Warner Bros. Merger Agreement was in fully executable form and only notes that if Warner Bros. wishes to request flexibility on certain representations and interim operating covenants Paramount will be willing to be flexible. This was necessary because Warner Bros. never provided any substantive feedback on such provisions but kept asking for undefined flexibility;

2.

the equity commitment letter was in fully executable form and that form is identical in all material respects to the equity commitments received (i) by Electronic Arts in its sale to a consortium of investors in November of 2025, and in the sale of Twitter to Elon Musk in 2022, both of which sellers were advised by Wachtell, one of the firms advising Warner Bros. and (ii) by Covanta Holding in its sale to EQT Holdings in 2021, which seller was advised by Debevoise, one of the firms advising Warner Bros. The Twitter equity commitments are publicly summarized or filed and descriptions of the Electronic Arts and Covanta equity commitments are included in the relevant proxy statements for the transactions;

3.

the funding party to the equity commitment letter is the Ellison Trust, of which Mr. Larry Ellison is a trustee. This party also provided a funding commitment in the sale of Twitter to Elon Musk and so would have been familiar to Twitter’s legal advisor, Wachtell. The Ellison Trust is also the holder of the entirety of the Ellison family holdings in Oracle Corporation, and named in multiple public filings. Neither Warner Bros. nor its advisors ever made a single inquiry as to the Ellison Trust nor expressed to Paramount or its advisors any question as to the Ellison Trust’s ability to be the Ellison family backstop for the equity commitment; and

4.	the debt financing commitment letter was fully executed by each of the Debt Commitment Parties.

Paramount made six proposals over twelve weeks to the Warner Bros. Board. The first proposal was made when Warner Bros. common stock was merely $12.57 per share (having traded as low as $7.52 in the months earlier). Each Paramount proposal increased its offered value (with the final two being 100% cash) culminating in the all cash offer of $30 per share. The final proposal stated Paramount was ready to immediately sign the transaction, accompanied by fully executable agreements with fully committed debt financing and fully committed equity financing from the Ellison family. Despite these facts, the Warner Bros. Board and its advisors chose on that pivotal December 4th to make no effort to even speak with Paramount or its representatives about anything. Instead, the Warner Bros. Board, in possession of a $30 per share cash offer with a clearer and faster path to regulatory approval, committed Warner Bros. and its stockholders to an obviously financially inferior transaction with extraordinary regulatory risk and a longer timeline to a possible closing.

A tabular comparison of key terms of Paramount’s December 4 Improved Proposal against the Netflix Transaction that the Warner Bros. Board selected is provided below, which comparison is qualified in its entirety by reference to the full text of the corresponding agreements:

Term	Netflix Merger Agreement	Paramount/Warner Bros. Merger Agreement
Structure	• Acquisition of the Streaming & Studios businesses following an internal reorganization and a spin-off of the Global Linear Networks businesses and other assets into SpinCo	• Acquisition of all of Warner. Bros

Consideration

•

$23.25 per Warner Bros. share in cash, plus

•

a to-be-determined number of shares of Netflix stock equal to:

•

0.0376, if the 15-day volume-weighted average trading price prior to closing (the “Netflix VWAP”) is equal to or greater than $119.67;

•

the quotient obtained by dividing $4.50 by the Netflix VWAP, if the Netflix VWAP is greater than $97.91 but less than $119.67; or

•

0.0460, if the Netflix VWAP is less than or equal to $97.91

• $30 per Warner Bros. share in cash

•

Consideration payable to Warner Bros. stockholders is subject to dollar-for-dollar reduction based on the net debt of SpinCo (which reduction in consideration is left to Warner Bros., in its sole discretion)

• No reduction to consideration

Financing	• $59.0 billion of debt financing provided by Wells Fargo, BNP and HSBC	• $40.7 billion of equity capital provided by the Ellison family and RedBird • $54.0 billion of debt financing provided by BofA, Citi and Apollo

Term	Netflix Merger Agreement	Paramount/Warner Bros. Merger Agreement
Regulatory Efforts Commitment

•

No requirement to agree to any remedy that:

•

would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of Streaming & Studios; or

•

involves, applies to, restricts, or affects the operation, contracts, business or assets of Netflix

•

Commitment to litigate

•

No requirement to agree to any remedy that, individually or in the aggregate with all other remedies, would reasonably be expected to have a material adverse effect on Paramount and its subsidiaries, including Warner Bros. and its subsidiaries

•

Commitment to litigate

Regulatory Reverse Termination Fee	• $5.8 billion, payable by Netflix upon, among other things, termination for failure to obtain required regulatory approvals

•

$5 billion, payable by Paramount upon, among other things, termination for failure to obtain required regulatory approvals

•

$1 billion deposited into an escrow account at 12 months and $500 million deposited at 15 months

Outside Date	• 21 months (15 months plus two 3-month extensions if required regulatory approvals have not been obtained)	• 18 months (12 months plus two 3-month extensions if required regulatory approvals have not been obtained)

Warner Bros. Termination Fee	• $2.8 billion (~3.89% of equity value), payable by Warner Bros. upon, among other things, termination for Superior Proposal	• 3.75% of equity value (~$2.9 billion), payable by Warner Bros. upon, among other things, termination for Superior Proposal

On December 7, 2025, members of the Paramount Board met to discuss this Offer and unanimously approved proceeding with it.

On December 8, 2025, Paramount and Purchaser commenced the Offer by filing the Schedule TO, to which this offer to purchase is a part, with the SEC, delivering a request to Warner Bros. pursuant to the Exchange Act and issuing a press release regarding the commencement of the Offer.

12. Purpose of the Offer and the Potential Merger; Plans for Warner Bros.; Statutory Requirements; Approval of the Potential Merger.

Purpose of the Offer and the Potential Merger; Plans for Warner Bros.

The purpose of our offer is for Paramount to acquire control of, and ultimately the entire equity interest in, Warner Bros. If the Offer is consummated, we intend, substantially concurrent with and following the completion of the Offer, to consummate a merger of the Purchaser with and into Warner Bros. (this merger is referred to as the second-step merger). The Offer is conditioned upon entering into a definitive merger agreement with Warner Bros., which, among other things, would provide for the second-step merger. The purpose of this second-step merger is for Paramount to acquire all outstanding Shares that were not acquired in the Offer. In the second-step merger, each remaining Shares (other than Shares held in treasury by Warner Bros., Shares owned by Paramount or any of its wholly owned subsidiaries or Shares as to which appraisal rights have been properly exercised by the holders or beneficial owners of such shares in accordance with Delaware law) will be converted into the right to receive the same amount of cash as is received by Warner Bros. stockholders pursuant to the Offer.

We are seeking to enter into a definitive agreement for the acquisition of Warner Bros. by Paramount, and are prepared to engage with Warner Bros. immediately. On December 4, 2025, we made a proposal to acquire Warner Bros. for $30.00 per Share pursuant to a merger agreement and related equity and debt financing commitments, which are attached to this Offer to Purchase as part of Annex A (our “Prior Proposal”). We are making the Offer because Warner Bros. chose a financially inferior and more uncertain and complex transaction as contemplated by the Netflix Merger Agreement (the “Proposed Netflix Transaction”) instead of our clearly superior Prior Proposal. We are making the Offer directly to the Warner Bros. stockholders and the board of directors of Warner Bros. (the “Warner Bros. Board”) to ensure that they have the full terms of our Prior Proposal and this Offer as set out in this Offer to Purchase. In particular, we believe that the Offer is superior to the Proposed Netflix Transaction because, among other things:

•

Premium to Netflix Offer—The value of the Offer represents a 8.1% premium over the $27.75 price for cash and stock consideration to be paid in the Proposed Netflix Transaction. The price in the Proposed Netflix Transaction should also be discounted by (i) the consideration mix, which includes $23.25 in cash and a number of shares of Netflix stock equal to (A) 0.0376, if the volume-weighted average trading price of Netflix stock for the fifteen (15) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the closing date of the Proposed Netflix Transaction (the “Average Netflix Stock Price”) is equal to or greater than $119.67, (B) the quotient obtained by dividing $4.50 by the Average Netflix Stock Price if the Average Netflix Stock Price is greater than $97.91 but less than $119.67 or (C) 0.0460, if the Average Netflix Stock Price is less than or equal $97.91, (ii) the possibility of a reduction in the price to be paid in the Proposed Netflix Transaction if the net debt of Spinco (as defined in the Netflix Merger Agreement) is reduced from an undisclosed amount and (iii) the length of time it will take to close such transaction. This introduces delay as to when Warner Bros. stockholders will get paid and uncertainty as to how much Warner Bros. stockholders will get paid. The Offer Price, however, provides Warner Bros. stockholders an opportunity to achieve liquidity and certainty of value.

•

Closing Timing—Warner Bros. and Netflix have indicated in public statements that they expect the Proposed Netflix Transaction to close within 12-18 months; however, the Netflix Merger Agreement contemplates closing to occur by March 4, 2027, with the possibility of two 3-month extensions if necessary to obtain certain antitrust or regulatory approvals, indicating a range of 15-21 months. The Offer, however, contemplates a 12-month closing period, with the possibility of two 3-month extensions if necessary to obtain certain antitrust or regulatory approvals, indicating a range of 12-18 months. Paramount does not anticipate significant regulatory risks or delays given the complementary nature of Paramount’s and Warner Bros.’s businesses. If there is an objection to a transaction between Paramount and Warner Bros., Paramount does not believe the applicable regulatory agencies will impose terms or conditions in order to resolve these objections that will have a material adverse impact on the combined company. As a result, Paramount is confident that any regulatory hurdles will not prevent the timely completion of the Offer and the second-step merger.

Paramount believes that the combination of Paramount’s and Warner Bros.’s businesses will create significant value for both Paramount’s and Warner Bros.’s current stockholders. We believe the combination of Paramount and Warner Bros. is a compelling combination with a number of strategic benefits, including the following:

•

Global Leader in Media—The combined company will be a leading global media company strategically positioned to grow market share in the global sports, media, entertainment and technology market, as well as already-identified, adjacent growth areas. By achieving greater scale, Paramount believes the combined company will be able to increase efficiency and allow for excess cashflow generation to fund continuous innovation. The combination of Paramount and Warner Bros. will result in a stronger and more diverse platform with a strong financial profile.

•

Synergies— Paramount expects the combination of Paramount and Warner Bros. to generate $5 billion in cost synergies within 3 years of closing. This amount is not duplicative of any standalone efficiencies or cost actions either company could pursue on their own, but rather reflects true combinatory transaction synergies between Paramount and Warner Bros..

•

Attractive Diversification —The combined company and its stockholders will benefit from increased diversification in entertainment networks, talent, and direct-to-consumer streaming services, balanced across genres and consumer price points, in addition to increased exposure to the global market.

•

Complementary Businesses —Paramount’s and Warner Bros.’s complementary footprints will give the combined company increased geographic reach across the globe. In addition, Paramount’s and Warner Bros.’s complementary businesses and locations will allow the combined company to improve entertainment capabilities by unifying the companies’ respective film studios, streaming services and entertainment networks, optimize spending on technology, real estate and media business units, expand and enhance quality content generation and marketing functions and fund investments in the dynamic media, entertainment and technology landscape.

Subject to applicable law, we reserve the right to amend the Offer in any respect (including amending the Offer Price). In addition, in the event that we enter into a merger agreement with Warner Bros. and such merger agreement does not provide for a tender offer, we reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by us and Warner Bros. and specified in such merger agreement.

Plans for Warner Bros.

In connection with the Offer, we have reviewed, and will continue to review, various possible business strategies that we might consider in the event that we acquire control of Warner Bros. It is expected that, initially following the second-step merger, the business and operations of Warner Bros. will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but Paramount expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of Warner Bros.’s potential in conjunction with Paramount’s businesses in light of Paramount’s review or in light of future developments. Such changes could include, among other things, changes in Warner Bros.’s business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel and changes to Warner Bros.’s charter and bylaws.

Paramount will seek to cause the listing of the Shares on the Nasdaq to be discontinued after the consummation of the Potential Merger as soon as the requirements for termination of the listing are satisfied and, except as indicated in this Offer, neither Paramount nor any of Paramount’s subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Warner Bros. or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Warner Bros. or any of its subsidiaries, (3) any material change in the present dividend rate or policy or (4) any material change in Warner Bros.’s corporate structure or business.

Statutory Requirements; Approval of the Potential Merger

Both the Warner Bros. Board and Warner Bros. stockholders will be required to approve the second-step merger, unless Paramount receives at least 90% of the outstanding Shares in the Offer, in which case Paramount will not be required to and will not seek the approval of Warner Bros.’s stockholders before effecting the second-step merger of the Purchaser with and into Warner Bros. as a “short-form merger” pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that a parent corporation owning at least 90% of each class of the stock of a subsidiary entitled to vote on a merger (without applying Section 253 of the DGCL) can merge with that subsidiary without advance notice or consent of the board of directors or minority stockholders of such subsidiary upon approval by the parent’s board of directors. Accordingly, if the Offer is completed and Paramount receives, through the Purchaser, at least 90% of the outstanding Shares, Paramount intends to effect the second-step merger to acquire all outstanding Shares without a vote of Warner Bros.’s stockholders in accordance with Section 253 of the DGCL.

The Offer is also conditioned upon entering into a definitive merger agreement with Warner Bros., which, among other things would provide for the second-step merger. Please see the section entitled “The Offer—Section 14—Conditions of the Offer—Paramount/Warner Bros. Merger Agreement Condition.”

The exact timing and details of the second-step merger or any other merger or other business combination involving Warner Bros. will necessarily depend upon a variety of factors, including the number of Shares that Paramount acquires pursuant to the Offer. Although Paramount currently intends to propose the second-step merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions Warner Bros. may take in response to the Offer, information Paramount obtains hereafter, changes in general economic or market conditions or in the business of Warner Bros. or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Notwithstanding anything to the contrary contained in this Offer to Purchase, Paramount reserves the right not to propose the second-step merger or any other merger or other business combination with Warner Bros. or to propose such a transaction on terms other than those described herein.

13. Dividends and Distributions.

If, on or after the date of this Offer to Purchase, Warner Bros.:

•	splits, combines or otherwise changes the Shares or its capitalization;

•	acquires or otherwise causes a reduction in the number of outstanding Shares; or

•

issues or sells any additional Shares (other than Shares issued pursuant to, and in accordance with, the existing terms of awards of stock options or stock units outstanding prior to the date of this Offer to Purchase), shares of any other class or series of capital stock of Warner Bros. or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Warner Bros.

then, without prejudice to Paramount’s and the Purchaser’s rights under the section of this Offer to Purchase entitled “The Offer—section 14—Conditions of the Offer,” Paramount and the Purchaser may make such adjustments to the Offer consideration and other terms of the Offer and the second-step merger as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, Warner Bros. declares, sets aside, makes or pays any dividend on the Shares or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Paramount or the Purchaser or their nominees or transferees on Warner Bros.’s stock transfer records of the Shares tendered pursuant to the Offer, then, without prejudice to Paramount’s and the

Purchaser’s rights under “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 14—Conditions of the Offer”:

•	the consideration per Share payable by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and

•

the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (2) at the direction of Paramount or the Purchaser, be exercised for the benefit of Paramount and the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser.

Pending such remittance and subject to applicable law, the Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire Offer consideration or deduct from the Offer consideration the amount or value thereof, as determined by the Purchaser in its discretion.

Notwithstanding the foregoing, if Warner Bros. makes any dividend or distribution on the Shares in respect of the Warner Bros. Separation, we reserve the right to terminate the Offer.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Paramount’s and the Purchaser’s rights to extend and amend the Offer at any time, in their discretion, Paramount and the Purchaser shall not be required to accept for purchase any Shares tendered pursuant to the Offer and may extend, terminate or amend the Offer, if immediately prior to the expiration of the Offer, in the reasonable judgment of Paramount and the Purchaser, any one or more of the following conditions shall not have been satisfied:

Paramount/Warner Bros. Merger Agreement Condition

Warner Bros. shall have entered into a definitive merger agreement with Paramount and the Purchaser substantially in the form of the Paramount/Warner Bros. Merger Agreement submitted by Paramount to Warner Bros. on December 4, 2025 and attached to the Offer to Purchase as part of Annex A, other than changes required to reflect completion of the Offer followed by a second-step merger under Section 251(h) of the DGCL and any other changes mutually agreed between Warner Bros. and Paramount.

Warner Bros. Separation Condition

The Warner Bros. Separation shall not have been consummated.

Minimum Tender Condition

Warner Bros. stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes a majority of the then-outstanding Shares on a fully diluted basis.

Section 203 Condition

The restrictions on business combinations under Section 203 of the DGCL shall be inapplicable to the second-step merger following the Offer.

Competition Laws Condition

The waiting period applicable to the Offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and any commitments not to close the Offer or the second-step merger before a certain date under a timing agreement entered into by Paramount or the Purchaser with any governmental entity shall have expired or been terminated and any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority shall have expired or been obtained.

Injunction Condition

No governmental entity shall after the date of the Offer to Purchase have enacted, issued or promulgated any law or order that is in effect and that restrains, enjoins or otherwise prohibits consummation of the Offer or the second-step merger.

Material Adverse Effect Condition

There shall not have occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

The term “Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with any other effect, event, development, change, state of facts, condition, circumstance or occurrence that is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of Warner Bros. and its subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a “Material Adverse Effect”, or be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (a) effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which Warner Bros. or its subsidiaries has material operations or in which products or services of Warner Bros. or its Subsidiaries are sold; (b) effects that are the result of factors generally affecting the industries, markets or geographical areas in which Warner Bros. or its subsidiaries has material operations; (c) changes in the relationship of Warner Bros. or its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting effect that was cause by the announcement, pendency or performance of the Offer by, or resulting or arising from the identity of or any facts or circumstances relating to, Paramount or its affiliates, (d) changes or modifications in accounting standards applicable to Warner Bros. or its subsidiaries, including U.S. generally accepted accounting principles, or in any law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Offer to Purchase; (e) any failure by Warner Bros. or its subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; (f) effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis; (g) any actions taken or failed to be taken by Warner Bros. or its subsidiaries that are expressly required to be taken by the Offer to Purchase or any actions taken with Paramount’s written consent or failed to be taken at Paramount’s written request; (h) any effect or announcement of an effect affecting the credit rating or other rating of financial strength of Warner Bros., its subsidiaries or any of their respective securities; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any effect underlying such effect or announcement of an effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; provided, further that, with respect to clauses (a), (b), (d) and (f), such effect, event, development, change, state of facts, condition, circumstance or occurrence shall be taken into account in determining whether a “Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects Warner Bros. and its subsidiaries (taken as a whole) compared to other companies operating in the industries and geographies in which Warner Bros. and its subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

Regulatory Material Adverse Effect Condition

No approval, clearance, consent, registration, permit, authorization or other confirmation required under applicable law or by any governmental body, agency or authority in connection with the consummation of the Offer or the second-step merger shall have imposed any remedy that, individually or in the aggregate with all other remedies imposed, to be taken or agreed to, would reasonably be expected to have a material adverse effect on the combined company following consummation of the Offer and the second-step merger.

Termination of Netflix Merger Agreement/Shareholder Vote Condition

The Netflix Merger Agreement shall have been validly terminated in accordance with its terms and Warner Bros. stockholders shall not have adopted the Netflix Merger Agreement and shall not have approved the transactions contemplated thereby.

Compliance Condition

Warner Bros. shall not have taken any action or actions that would have constituted a breach in any material respect of Section 6.1 of the Paramount/Warner Bros. Merger Agreement as if such agreement had been entered into as of the date of this Offer.

The Offer is not subject to any financing conditions, CFIUS clearance and (so long as Warner Bros. complies with its covenants as contemplated by the Paramount/Warner Bros. Merger Agreement) FCC approval.

The foregoing conditions are for the sole benefit of Paramount and the Purchaser and may be asserted by Paramount or the Purchaser regardless of the circumstances giving rise to any such condition or, other than the “Competition Laws Condition,” and “Injunction Condition”, may be waived by Paramount or the Purchaser in whole or in part at any time and from time to time prior to the expiration of the Offer in its discretion. To the extent Paramount or the Purchaser waives a condition set forth in this section with respect to one tender, Paramount and the Purchaser will waive that condition with respect to all other tenders. The failure by Paramount or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration of the Offer. Any determination by Paramount or the Purchaser concerning any condition or event described in the Offer to Purchase shall be final and binding on all parties to the fullest extent permitted by law.

Subject to applicable law, we reserve the right to amend the Offer in any respect (including amending the Offer Price). In addition, in the event that we enter into a merger agreement with Warner Bros. and such merger agreement does not provide for a tender offer, we reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by us and Warner Bros. and specified in such merger agreement.

The consummation of the Offer is not subject to any financing condition.

15. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.

General

Paramount is not aware of any governmental license or regulatory permit that appears to be material to Warner Bros.’s business that might be adversely affected by Paramount’s or the Purchaser’s acquisition of the Shares pursuant to the Offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Paramount’s or the Purchaser’s acquisition or ownership of the Shares pursuant to the Offer. Should any of these approvals or other actions be required, Paramount currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Warner Bros.’s or our business. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 14 — Conditions of the Offer.”

Business Combinations

Section 203 of the DGCL applies to the second-step merger or any other “business combination” (as defined in the DGCL) involving Paramount or the Purchaser (and/or any of Paramount’s subsidiaries) and Warner Bros. The DGCL could significantly delay Paramount’s or the Purchaser’s (and/or any of Paramount’s subsidiaries’) ability to acquire the entire equity interest in Warner Bros.

In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not for purposes of determining the number of shares owned by the interested stockholder) (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds (66 2/3)% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder (other than on other than a pro rata basis with other stockholders).

Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, “owns” (or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status, did “own”) 15% or more of a corporation’s outstanding voting stock.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the second-step merger or another business combination following the purchase of the Shares pursuant to the Offer in which Paramount seeks to acquire the remaining Shares not held by it. Paramount believes that Rule 13e-3 should not be applicable to the second-step merger; however, the SEC may take a different view in the event that nominees of Paramount constitute a majority of Warner Bros.’s board of directors at the time of the second-step merger. Rule 13e-3 requires, among other things, that certain financial information concerning Warner Bros. and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Other State Takeover Statutes

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the DGCL) purport to apply to the Offer or the second-step merger, Paramount believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp. , the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America , the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp. , a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth , that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Warner Bros., directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Paramount does not know whether any of these laws will, by their terms, apply to the Offer or the second-step merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Paramount will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the second-step merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Paramount might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Paramount might be unable to accept for exchange any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the second-step merger. In such case, Paramount may not be obligated to accept for exchange any Shares tendered.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

Antitrust Matters and Other Regulatory Approvals

The Offer is subject to review by the FTC and the Antitrust Division. Under the HSR Act, the Offer and the second-step merger may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated.

The Offer is also subject to the review of the European Commission under the EU Merger Regulation and antitrust authorities in other jurisdictions outside the U.S.

Paramount and Warner Bros. will also need to obtain consents, approvals or clearances from any competent antitrust, foreign direct investment, FSR and media regulators, as deemed required or advisable by Paramount.

If any action is taken before consummation of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, as a result of which any of the conditions described in “The Offer — Section 14 — Conditions of the Offer” would not be satisfied, we will not be obligated to accept for payment or pay for any tendered Shares pursuant to the Offer. See “The Offer —Section 14 — Conditions of the Offer.”

Appraisal Rights

Solely for purposes of this “Appraisal/Dissenters’ Rights” section, the word “stockholder” means a holder of record of Shares and “beneficial owner” means a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person.

No dissenters’ or appraisal rights are available in connection with the Offer. However, if the second-step merger is consummated, the holders of record and beneficial owners of Shares immediately prior to the completion of the second-step merger (other than Warner Bros., with respect to shares held in treasury, or Paramount or any of its wholly owned subsidiaries) who (i) did not tender their Shares in the Offer and continue to hold (or in the case of a beneficial owner, continue to beneficially own) their Shares through the effective date of the second-step merger, (ii) demand an appraisal of such shares and otherwise follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter validly withdraw their demand for appraisal of such Shares or otherwise waive, lose or forfeit their appraisal rights, in each case, in accordance with the DGCL, will be entitled to seek appraisal of their Shares by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the second-step merger, together with interest (if any), to be paid upon the amount determined to be the “fair value.” The “fair value” could be higher or lower than, or the same as, the consideration payable in the Offer or the consideration payable in the second-step merger (which is the same as the consideration payable in the Offer).

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer or in the second-step merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value so determined could be higher or lower than, or the same as, the consideration payable in the Offer or in the second-step merger. Moreover, the surviving corporation may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

The preservation and exercise of appraisal rights require strict and timely adherence to Section 262 of the DGCL. If the second-step merger is submitted to stockholders for approval at a meeting of stockholders, the notice of and procedures for exercising appraisal rights will be set forth in the proxy statement for the second-step merger. Such notice will be given at least 20 days before the meeting and will notify stockholders as of the record date for notice of the meeting of the availability of appraisal rights. If the second-step merger is effected as a short-form merger pursuant to Section 253 of the DGCL, the formal notice of appraisal rights under Section 262 of the DGCL will be set forth in an information statement. Under Section 262 of the DGCL, where a merger is approved under Section 253, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the record holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation. The notice of appraisal rights, whether in a proxy statement or in an information statement, must include either a copy of Section 262 of the DGCL or information directing such stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. (Section 262 of the DGCL may be accessed without subscription or cost at the following public available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.)

The foregoing summary of the appraisal rights of Warner Bros. stockholders and beneficial owners under the DGCL if the second-step merger is consummated does not purport to be a complete statement of the procedures to be followed by Warner Bros. stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL.

The information provided above is for informational purposes only with respect to your alternatives if the second-step merger is consummated. If you tender your Shares pursuant to the Offer and do not continue to hold your shares of Shares through the effective date of the second-step merger, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer consideration for your Shares.

16. Legal Proceedings.

We are not aware of any legal proceedings relating to the Offer.

17. Fees and Expenses.

Paramount has retained Centerview Partners LLC (“Centerview”) and RedBird BD LLC (“RedBird BD”) to act as its lead financial advisors in connection with the Offer, and BofA Securities, Inc. (“BofA”), Citigroup Global Markets Inc. (“Citi”) and M. Klein & Company as additional financial advisors. Paramount has also retained BofA and Citi to act as its dealer managers in connection with the Offer. The dealer managers may contact beneficial owners of Shares regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Shares. Paramount has agreed to pay the dealer managers a reasonable and customary fee for their services as financial advisors and dealer managers in connection with the Offer. In addition, Paramount will reimburse the dealer managers for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel. Paramount has also agreed to indemnify the dealer managers and their respective affiliates against certain liabilities in connection with their engagement, including liabilities under the federal securities laws.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. Certain (i) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Paramount, Warner Bros. or any of their respective affiliates, or any other party that may be involved in the Transaction.

RedBird BD is a capital acquisition broker involved in a range of activities, including, but not limited to, advising companies and private equity funds on capital raising and corporate restructuring, and acting as a placement agent or finder for sales of unregistered securities to institutional investors under limited conditions. In the ordinary course of RedBird BD’s financial advisory activities, funds sponsored or managed by affiliates of RedBird Capital may hold positions for their own accounts or the accounts of their clients in equity, debt, or other securities of Paramount or any other company that may be involved in the transaction.

Each of the Dealer Managers is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Each of their securities businesses is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Each of the Dealer Managers, their respective affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Paramount, Warner Bros. (including, for the avoidance of doubt, the Shares) or any other company, or any currency or commodity, that may be involved in the proposed acquisition of Warner Bros., or any related derivative instrument.

None of the Dealer Managers or any of their respective affiliates, or any director, officer, employee or agent of any such person, is acting for any Warner Bros. stockholder, is making any recommendation whether Warner Bros. stockholders should tender Shares for purchase pursuant to the Offer, or will be responsible to any Warner Bros. stockholder for providing any protections which would be afforded to its clients or for providing advice in relation to the Offer. None of the Dealer Managers assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, Paramount and Warner Bros. contained in this Offer to Purchase or for any failure by the Purchaser or Paramount to disclose events that may have occurred and may affect the significance or accuracy of such information.

BofA, Bank of America, N.A., Citi, Apollo Global Funding, LLC and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates, have each entered into a commitment letter with Paramount and committed to provide Paramount with, subject to certain conditions, debt commitments for the financing of the Offer and acquisition of Warner Bros.

Paramount has retained Okapi Partners LLC as information agent in connection with the Offer. The information agent may contact holders of the Shares by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the Offer to beneficial owners of the Shares. Paramount will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Paramount agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. Federal securities laws.

In addition, Paramount has retained Equiniti Trust Company, LLC as the Depositary in connection with the Offer. Paramount will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. Federal securities laws.

Except as set forth above, neither Paramount nor the Purchaser will pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer. Paramount or the Purchaser will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good-faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good-faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.

No person has been authorized to give any information or make any representation on behalf of Paramount or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer — Section 9 — Certain Information Concerning Paramount and the Purchaser” of this Offer to Purchase.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies for any meeting of the stockholders of Warner Bros., including any future solicitation of proxies by us to be used at the special meeting of Warner Bros. stockholders (the “Special Meeting”) to be set in connection with the Proposed Netflix Transaction and any other matter to be considered at the Special Meeting. Any solicitation of proxies has been or will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Unless your Shares are accepted for payment pursuant to the terms and conditions of the Offer prior to the Special Meeting, tendering your Shares pursuant to the Offer will not grant us your proxy with respect to the Special Meeting and is not the same as a vote against the matters to be voted upon at the Special Meeting. In the event Paramount conducts a proxy solicitation with respect to the Special Meeting, more information will be available in the materials Paramount files with the SEC.

The Dealer Managers are:

BofA Securities, Inc.	Citigroup Global Markets Inc.
Bank of America Tower	388 Greenwich Street
One Bryant Park	New York, New York 10013
New York, New York 10036	Toll Free: (877) 531-8365
Toll Free: (888) 803-9655

PRINCE SUB INC.

DECEMBER 8, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARAMOUNT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Paramount are set forth below. References in this Schedule I to “Paramount” mean Paramount Skydance Corporation. Unless otherwise indicated below, the current business address of each director and officer is c/o Paramount, 1515 Broadway, New York, New York 10036. Unless otherwise indicated below, the current business telephone of each director and officer is (212) 258-6000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Paramount. Each director and officer is a United States citizen. Except as described in this Schedule I, none of the directors and officers of Paramount listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Age	Present Principal Occupation and Five-Year Employment History
David Ellison	42	David Ellison is the Chief Executive Officer of Paramount. Prior to becoming Chief Executive Officer of Paramount, Mr. Ellison served as founder and Chief Executive Officer of Skydance since 2010. Mr. Ellison is also on the board of advisors of the Ellison Institute, LLC. Paramount believes Mr. Ellison is qualified to serve as a member of its board of directors because of his significant experience in the entertainment and media industry and deep knowledge of Skydance’s business as founder and Chief Executive Officer of Skydance.

Jeffrey Shell	59	Jeffrey Shell is the President of Paramount. Prior to becoming President of Paramount, Mr. Shell served as Chairman of RedBird Sports & Media since February 2024. Mr. Shell served as Chief Executive Officer of NBCUniversal from 2020 to 2023 and as Chairman of NBCUniversal Film and Entertainment from 2019 to 2020. Prior to that, Mr. Shell served as Chairman of Universal Filmed Entertainment Group (“UFEG”) beginning in 2013 and, prior to joining UFEG, as Chairman of NBCUniversal International. Prior to joining NBCUniversal, Mr. Shell served as President of Comcast Programming Group for six years and, previously, as Chief Executive Officer of Gemstar TV Guide International and President of FOX Cable Networks Group. Paramount believes Mr. Shell is qualified to serve as a member of its board of directors because of his extensive experience serving in executive leadership roles at entertainment and media companies.

Gerald Cardinale	58	Gerald Cardinale is the founder of RedBird Capital Partners LLC (“RedBird Capital”) and has served as its Managing Partner and Chief Investment Officer since 2014. Prior to founding RedBird Capital, Mr. Cardinale spent over 20 years at Goldman Sachs where he was a Partner from 2004 to 2012. Paramount believes Mr. Cardinale is qualified to serve as a member of its board of directors because of his extensive investment and management experience specifically in the sports, media and entertainment industries and his extensive experience serving in a role as director.

Name	Age	Present Principal Occupation and Five-Year Employment History
Andrew Brandon-Gordon	61	Andrew Brandon-Gordon is the Chief Strategy Officer and Chief Operating Officer of Paramount. Prior to becoming Chief Strategy Officer and Chief Operating Officer of Paramount, Mr. Gordon served as a Partner of RedBird Capital since 2020, where he led the firm’s Technology, Media & Telecom investment vertical and its capital markets activities. Mr. Gordon previously served as the Global Chairman of Investment Banking Services, Head of the West Region, Global Head of Media and Telecommunications for the Technology, Media and Telecom Group and Co-Head of the One Goldman Sachs Family Office of Goldman Sachs where he was employed from 1986 to 2020, and as a Partner of Goldman Sachs from 1998 until his retirement in 2020. Paramount believes Mr. Gordon is qualified to serve as a member of its board of directors because of his extensive management experience specifically in the sports, media, entertainment and financial services industries, his 35 years of investment banking experience and his extensive experience serving in a role as director.

Paul Marinelli	58	Paul Marinelli has served as President of Lawrence Investments, LLC, an investment firm owned by Lawrence J. Ellison, since 2015, and as Vice President from 2004 to 2015. From 1994 to 2004, he held various corporate development and finance positions at Cadence Design Systems, Inc. (NASDAQ: CDNS), an electronic design automation software and services company, PricewaterhouseCoopers, a global professional services firm, and Emcon Services, Inc., an environmental engineering firm. Mr. Marinelli serves or has served as a director of several companies, including Skydance, a production and finance company, Imagene AI Ltd., a precision oncology company using artificial intelligence to support personalized cancer treatment, Sensei Farms, a sustainable agriculture and innovative farming company, Autonomous Medical Devices Inc., a medical diagnostics company, and LeapFrog Enterprises (NASDAQ: LF), a developer of educational entertainment for children. Paramount believes that Mr. Marinelli is qualified to serve as a member of its board of directors because of his extensive experience in finance and business development.

Safra Catz	63	Safra Catz has been the Executive Chairman of Oracle Corporation (NASDAQ: ORCL) since September 22, 2025, and has been a member of Oracle’s board of directors since 2001. At Oracle, Ms. Catz previously served as Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Senior Vice President. Ms. Catz also previously served on the board of directors of The Walt Disney Company (NASDAQ: DIS) from 2018 to 2024. Prior to joining Oracle, Ms. Catz developed deep technology industry experience as a managing director with the investment banking firm Donaldson, Lufkin & Jenrette covering the technology industry. Paramount believes Ms. Catz is qualified to serve as a member of its board of directors because of her extensive experience serving as an executive and director of large, complex global organizations and her valuable insight regarding the technology industry generally.

John L. Thornton	71	John L. Thornton has served as Chairman of RedBird Capital Partners L.P. since August 2023. Mr. Thornton is also Chairman of Barrick Mining Corporation and non-executive Chairman of PineBridge Investments, a global asset manager. Mr. Thornton also serves as lead independent director on the boards of Ford Motor Company and Lenovo Group Limited.

Name	Age	Present Principal Occupation and Five-Year Employment History

Mr. Thornton is a professor and director of Tsinghua University’s Global Leadership Program, and an advisory board member of Tsinghua’s School of Economics and Management and its School of Public Policy and Management. Mr. Thornton is co-chair of the Asia Society, chairman emeritus of the Brookings Institution in Washington, D.C., and is also on the advisory boards or board of trustees of African Leadership Academy, China Investment Corporation (CIC), China Securities Regulatory Commission, King Abdullah University of Science and Technology, McKinsey Advisory Council and Schwarzman Scholars.

Mr. Thornton joined Goldman Sachs in 1980 and retired as president and director of The Goldman Sachs Group, Inc. in 2003. He also previously served as chairman of Goldman Sachs Asia and as co-chief executive of Goldman Sachs International, overseeing the firm’s business in Europe, the Middle East, and Africa.

Mr. Thornton has also served as a director on the boards of BSkyB, China Unicom, DirecTV, HSBC, ICBC, IMG, Intel and News Corp. Paramount believes Mr. Thornton is qualified to serve as a member of its board of directors because of his extensive investment and management experience and his extensive experience serving in a role as director.

Barbara Byrne	70	Barbara Byrne is a former Vice Chairman of investment Banking at Barclays PLC and a former Vice Chairman of Lehman Brothers. Ms. Byrne has served as a member of the Paramount board (and its predecessor board CBS Corporation) since 2018 when she retired from investment banking. Ms. Byrne has served as a director of LanzaTech NZ Inc since 2023 and of Carta, Inc. since 2021. She previously served on the board of Power School Holdings , Inc., Hennessy Capital Investment Corp. V and Slam Corp. She is also a Lifetime Member of the Council on Foreign Relations and the Audit Committee Leadership Network. She previously served as an Executive in Residence at Columbia Business School, a Trustee of the Institute of International Education, a Trustee of Mount Holyoke College and a member of the Investment Committee of Catalyst.

Justin Hamill	47	Justin Hamill is a Managing Director and the Chief Legal Officer at Silver Lake, a leading global technology investment firm. Prior to joining Silver Lake, Mr. Hamill served as Global Chair of M&A at Latham & Watkins LLP, a leading global law firm, where he advised public and private companies, investment funds, and financial institutions in negotiated and contested M&A transactions, leveraged buyouts, joint ventures, public and private investments, and restructurings. Paramount believes Mr. Hamill is qualified to serve as a member of its board of directors because of his significant knowledge and expertise in advising public companies and their board rooms gained over years of representing clients in high-stakes transactions.

Sherry Lansing	81	Sherry Lansing currently serves as Chairman of the board of directors of Universal Music Group. Ms. Lansing spent almost 30 years in the motion picture business, playing a key role in the production, marketing, and distribution of more than 200 films, including Academy Award winners Forrest Gump, Braveheart, and Titanic. In 1980, Ms. Lansing became the first woman to head a major film studio when she was appointed President of 20th Century Fox. Later, as an independent producer,

Name	Age	Present Principal Occupation and Five-Year Employment History
		Ms. Lansing was responsible for successful films such as Fatal Attraction, The Accused, School Ties, Indecent Proposal, and Black Rain. Returning to the executive ranks in 1992, she was named Chairman and CEO of Paramount Pictures and began an unprecedented tenure in that role that lasted more than 12 years (1992-2005). As a dedicated philanthropist, Ms. Lansing founded the Sherry Lansing Foundation, where she acts as Chief Executive Officer, in 2005, supporting vital initiatives that support cancer research, health, public education, and encore career opportunities. Paramount believes Ms. Lansing is qualified to serve as a member of its board of directors because of her knowledge of Paramount’s studio and extensive experience in creative, executive and leadership roles, including as a director, at entertainment, media and content production companies.

Dennis K. Cinelli	42	Dennis K. Cinelli is currently Chief Financial Officer of Scale AI, where he has guided the company through a period of sevenfold revenue growth, including a $1 billion Series F financing and $14 billion strategic investment from Meta. In this role, he has developed business functions across Finance, Data Science, Sales, Strategy, and Partnerships, while forming partnerships with leading AI model builders and cloud hyperscalers. Prior to joining Scale AI, Dennis held senior leadership roles at Uber, most recently as VP & Head of Mobility for the U.S. & Canada. He previously served as VP of Global Strategic Finance, leading the company’s 2019 IPO, and led Jump, Uber’s micro-mobility business, through its strategic merger with Lime. Prior to that, Dennis served as Chief Financial Officer for GE Ventures, General Electric’s $1 billion corporate venture capital arm, and held various finance leadership roles across GE’s portfolio. He holds a Bachelor of Science in Finance from the University of Maryland’s Robert H. Smith School of Business.

EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
David Ellison	Chairman and Chief Executive Officer	42	David Ellison is the Chief Executive Officer of Paramount. For biographical information see under “Directors” above.

Jeffrey Shell	President and Director	59	Jeffrey Shell is the President of Paramount. For biographical information see under “Directors” above.

Andrew Warren	Interim Chief Financial Officer	59	Andy Warren is Executive Vice President, Interim Chief Financial Officer of Paramount, a Skydance Corporation. Since 2024, he has been the Company’s Strategic Advisor to the Office of the CEO. Prior to this, Warren was Chief Financial Officer of STX Entertainment, an entertainment and media company, from 2017 to 2023. Before that, he held the role of Senior Executive Vice President and Chief Financial Officer of Discovery Communications from 2012 to 2017, and prior to that, he was Chief Financial Officer of Liz Claiborne as well as the Chief Financial Officer of the NBCU Television Group.

Andrew Brandon-Gordon	Chief Strategy Officer and Chief Operating Officer	61	Andrew Brandon-Gordon is the Chief Strategy Officer and Chief Operating Officer of Paramount. For biographical information see under “Directors” above.

Makan Delrahim	Chief Legal officer	56

Makan Delrahim is the Chief Legal Officer for Paramount, a Skydance Corporation. He oversees all legal, regulatory, compliance and public policy matters for the Company, including oversight of Paramount’s Government Relations team.

Prior to joining Paramount, Makan was a Partner at Latham & Watkins LLP, where he advised clients navigating complex mergers and transactions, government investigations, and high-stakes crisis situations.

Before Latham & Watkins, Makan served as the 35th United States Assistant Attorney General for the Antitrust Division, U.S. Department of Justice, where he oversaw the review and resolution of hundreds of mergers and acquisitions, as well as criminal investigations and indictments spanning all industries. During his tenure, he expanded the Antitrust Division’s engagement with its international counterparts and initiated and negotiated the groundbreaking multilateral agreement among over 70 countries on fair procedures for antitrust reviews.

Prior to his appointment as Assistant Attorney General, he held senior posts at the U.S. Department of Justice, Capitol Hill, the White House and the Office of the United States Trade Representative, including as Deputy Assistant Attorney General for

Name	Title	Age	Present Principal Occupation and Five-Year Employment History

the Antitrust Division, Commissioner on the Antitrust Modernization Commission, and Chief Counsel and Chief of Staff of the U.S. Senate Judiciary Committee.

Makan is an Adjunct Lecturer in Law at the University of Pennsylvania, where he teaches law and graduate business school students about the role of governments in M&A transactions. He has been active in criminal justice issues as a board member of the Aleph Institute and in homelessness as a prior board member of Chrysalis.

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF PRINCE SUB INC.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Prince Sub Inc. are set forth below. References in this Schedule II to “Prince Sub Inc.” mean Prince Sub Inc. Unless otherwise indicated below, the current business address of each director and officer is c/o Prince Sub Inc., 1515 Broadway, New York, NY 10036. Unless otherwise indicated below, the current business telephone of each director and officer is (212) 258-6000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Prince Sub Inc.. Each director and officer is a United States citizen. Except as described in this Schedule II none of the directors and officers of Prince Sub Inc. listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Jeffrey Shell	President	59	Jeffrey Shell is the President of Paramount. For biographical information see under “Directors” in Schedule I above.

Andrew Warren	Executive Vice President and Chief Financial Officer	59	Andy Warren is Executive Vice President, Interim Chief Financial Officer of Paramount, a Skydance Corporation. For biographical information see under “Executive Officers” in Schedule I above.

Andrew Brandon-Gordon	Executive Vice President, Chief Strategy Officer and Chief Operating Officer	61	Andrew Brandon-Gordon is the Chief Strategy Officer and Chief Operating Officer of Paramount. For biographical information see under “Directors” in Schedule I above.

Makan Delrahim	Chief Legal Officer	56	Makan Delrahim is the Chief Legal Officer for Paramount, a Skydance Corporation. For biographical information see under “Executive Officers” in Schedule I above.

Katherine M. Gill-Charest	Executive Vice President, Controller and Chief Accounting Officer	61

Katherine Gill-Charest is Executive Vice President, Controller and Chief Accounting Officer of Paramount Skydance Corporation. In this role, which she assumed in December 2019, Gill-Charest oversees the global accounting, financial reporting and financial compliance of the company and its divisions. She reports to Andrew Warren, Interim Chief Financial Officer.

Before this position, Gill-Charest served as Senior Vice President, Controller and Chief Accounting Officer of Viacom since October 2010. In recognition of her leadership, Cablefax named Gill-Charest one of the media industry’s Most Powerful Women in 2017, and Treasury & Risk magazine honored her in their Outstanding Women in Finance in 2012. She was also

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Name	Title	Age	Present Principal Occupation and Five-Year Employment History

appointed to the Financial Accounting Standards Advisory Council in 2020, completing her term in 2023, and FEI’s Committee on Corporate Reporting in 2021.

Gill-Charest joined Viacom in 2007 as Vice President, Deputy Controller. Prior to her career at Viacom, she served as the Chief Accounting Officer of WPP Group and was the Vice President and Worldwide Controller of Young & Rubicam Inc. before its acquisition by WPP. She also held roles in financial reporting and accounting policy at Time Warner Inc. and NYNEX Corporation, and worked in the audit practice of Price Waterhouse.

Gill-Charest holds a B.S. in Accounting from Manhattan College, where she graduated summa cum laude. She is a New York State Certified Public Accountant and a member of the American Institute of CPAs.

Gill-Charest served on the Audit Committee of the Mt. Pleasant Central School District from 2009 – 2013 and was appointed to the Audit Committee of the Academy of Television Arts & Sciences in 2022. She was also appointed Executive Champion of the Adapt Employee Resource Group for disability at Paramount Global in 2024.

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SCHEDULE III

CONTROLLING STOCKHOLDERS OF PARAMOUNT AND PRINCE SUB INC. & EXECUTIVE OFFICERS AND DIRECTORS OF HLE

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each controlling stockholder of Paramount and Prince Sub Inc. that is a natural person are set forth below. References in this Schedule III to “Paramount” and “Prince Sub Inc.” mean Paramount and Prince Sub Inc., respectively. Unless otherwise indicated below, the current business address of each controlling stockholder is c/o Harbor Lights Entertainment, Inc., 846 University Avenue, Norwood, MA 02062. Unless otherwise indicated below, the current business telephone of each controlling stockholder is (781) 461-1600. Where no date is shown, each individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Paramount. Each individual listed below is a United States citizen. Except as described in this Schedule III none of the controlling stockholders listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CONTROLLING STOCKHOLDERS

Name	Age	Present Principal Occupation and Five-Year Employment History
Larry Ellison	81	Larry Ellison has been the Executive Chair of the Board of Directors and Chief Technology Officer of Oracle Corporation since September 2014. Mr. Ellison served as CEO of Oracle Corporation from June 1977, when he founded Oracle Corporation, until September 2014. He previously served as Chairman of the Board of Directors of Oracle Corporation from May 1995 to January 2004. In the last five years, he previously served as a director of Tesla, Inc.

David Ellison	42	David Ellison is the Chief Executive Officer of Paramount. For biographical information see under “Directors” in Schedule I above.

Harbor Lights Entertainment, Inc., a Maryland corporation (“HLE”) holds 100.0% of Paramount’s Class A Common Stock and 3.0% of Paramount’s Class B Common Stock. HLE owns and operates movie screens in the United States, the United Kingdom and South America and is also the controlling stockholder in Paramount. The current business address of HLE is 846 University Avenue, Norwood, MA 02062 and its telephone number is (781) 461-1600. During the last two years, HLE negotiated film rental agreements with Warner Bros. with an aggregate value of approximately $34 million. HLE also received film marketing support from WarnerBros. totaling approximately $160,000 during this period. During the past five years, HLE has not (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each executive officer and director of HLE are set forth below. Unless otherwise indicated below, the current business address of each executive officer and director of HLE is c/o 846 University Avenue, Norwood, MA 02062. Unless otherwise indicated below, the current business telephone of each director and officer is (781) 461-1600. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s

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name refers to employment with HLE. Each executive officer and director of HLE is a United States citizen. Except as described in this Schedule III none of the executive officers or directors of HLE listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

EXECUTIVE OFFICERS AND DIRECTORS OF HLE

Name	Age	Present Principal Occupation and Five-Year Employment History

David Ellison	42	Since August 2025, David Ellison has served as a director on the board of directors of HLE. For biographical information see under “Directors” in Schedule I above.

Paul Marinelli	58	Since August 2025, Paul Marinelli has served as a director on the board of directors of HLE. For biographical information see under “Directors” in Schedule I above.

Andrew Brandon-Gordon	61	Since August 2025, Andrew Brandon-Gordon has served as a director on the board of directors of HLE. For biographical information see under “Directors” in Schedule I above.

Tyler Alexander	39	Since August 2025, Tyler Alexander has served as a director on the board of directors of HLE. Mr. Alexander is also a Partner of RedBird Capital, where he has been employed for the last five years. Prior to becoming a Partner of RedBird Capital, Mr. Alexander was a Managing Director of RedBird Capital.

Janet Nova	59	Since August 2025, Janet Nova has served as a director on the board of directors of HLE. Ms. Nova is also General Counsel of RedBird Capital. For the last five years, prior to becoming General Counsel of RedBird Capital, Ms. Nova was Deputy General Counsel of Media & League Business Affairs of the National Football League until 2024.

Edward Ryan	61	Edward Ryan is the President and Chief Executive Officer of HLE. From 2024 until 2025, he served as a consultant to RedBird. From 2015 to 2025, Mr. Ryan served as Principal of Ryan Media Strategies. From 2021 to 2022, Mr. Ryan served as Co-Head of Acquisitions at Iconic Events. From 2019 to 2022, Mr. Ryan served as a consultant to Apollo Global Management, Inc.

Julie Heinzelman	42	Since August 2025, Julie Heinzelman has served as the Vice President and General Counsel at HLE. Prior to serving as Vice President and General Counsel and for the last five years, she served as Associate General Counsel for National Amusements, Inc.

Marie Bergman	48	Since August 2025, Marie Bergman has served as Treasurer for HLE and for the last five years, the same role for National Amusements, Inc.

Lisa Martignetti	46	Since August 2025, Lisa Martignett has served as the Paralegal and Corporate Secretary for HLE and for the last five years, the same role for National Amusements, Inc.

III-2

ANNEX A

The following are attached hereto in the following order:

1. Bid Letter

2. Merger Agreement

3. Subscription agreement (Elephant)

4. ECL

5. LG

6. Subscription Agreement (Rover)

7. Debt Commitment Letter

1

PRIVATE & CONFIDENTIAL
December 4, 2025

Board of Directors

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, NY 10003

Dear Directors:

Following the feedback received from your management team and advisors regarding our December 1 offer, Paramount Skydance Corporation (“Paramount”, “we”, “our” or “us”), is submitting a revised confidential offer (the “Offer”) to acquire all the outstanding shares of Series A common stock (the “Transaction”), par value $0.01 per share, of Warner Bros. Discovery, Inc. (“WBD” or “you”).

As you will see below, we have both substantially enhanced the value delivered to WBD shareholders to $30.00 in cash and provided closing certainty. The Ellison family and RedBird are now entirely backstopping 100% of our equity commitments – a radical simplification of our prior funding sources that entirely removes any funding concerns that you have expressed. We believe that our proposal is the only value-maximizing proposal, at 100% cash, with a massive premium to the unaffected price and the clearest and most expeditious path to both stockholder approval and regulatory approval.

In addition, we have eliminated any potential CFIUS jurisdiction over the Transaction. Our non-U.S. equity commitments are now limited solely to the three sovereign wealth funds identified previously, each of whom has agreed to forgo all governance rights (including board representation), rendering them passive investors in non-voting equity. Therefore, the equity financing transactions will no longer fall within CFIUS’s jurisdiction.

Additionally, we have Board and all other approvals needed, including the full support of our Class A shareholder. We are prepared to execute definitive agreements today.

Offer

We are making the following revisions to our December 1 offer letter:

1)

Proposed Value and Consideration: Each outstanding share of WBD Series A common stock will be exchanged for $30.00 per share in cash, reflecting a total equity value of $77.9 billion. Including the assumption of net debt and noncontrolling interest, this reflects an implied enterprise value of $108.4 billion.

2)

Equity Financing Structure and Sources: The Ellison family and RedBird have collectively committed to backstop 100% of the $40.7 billion of equity capital required for the Transaction. We are providing you with funds certain from one of the wealthiest families in the world, a domestic counterparty, while also eliminating any cross-conditionality, which should give WBD’s board complete comfort and certainty as to our ability to close in a timely fashion. We have included as part of this Offer an updated set of equity investment documents to reflect this new structure.

3)

Regulatory: While CFIUS approval was not a condition to close in our December 1 offer, in response to your feedback we have taken further steps to ensure that a Transaction between Paramount and WBD will not fall under CFIUS’s jurisdiction:

•	Tencent will no longer be a financing partner in the Transaction.

•

Our other outside financing partners (the Public Investment Fund (Kingdom of Saudi Arabia), L’imad Holding Company PJSC (Abu Dhabi), Qatar Investment Authority (Qatar) and Affinity Partners (Jared Kushner)) have agreed to forgo any governance rights – including board representation – associated with their non-voting equity investments. Accordingly, the Transaction will not be within CFIUS’s jurisdiction.

If there are other particular areas that require further discussion, we look forward to working collaboratively to find a constructive solution.

4)

WBD Flexibility Between Sign and Close: We have received feedback from your advisors indicating that certain areas of our merger agreement markup were overly onerous from your point of view. To address these concerns, our latest proposal offers the following:

•

Outstanding Bridge Loan: We understand your need for flexibility in managing your debt capital structure over the next several months given your pending separation. Therefore, we are willing to give you full independence in managing that facility, provided that we retain the ability to refinance any new debt at par upon closing of our Transaction.

•	Interim Operating Covenants: In the case of all interim operating covenants, we are prepared to provide flexibility based on any guidance WBD shares with us.

5)

Source of Funds: In addition to our revised equity funding structure, we have also entered into new debt financing arrangements with Bank of America, Citi and Apollo Capital Management in an aggregate principal amount up to $54 billion (vs. $50 billion previously). We have included as part of this Offer the signed commitment papers.

This Offer is not subject to any financing conditions and is fully financed, as described above.

For your reference, we have updated our expected sources and uses table contemplated in the Transaction:

Sources of Capital	$bn
Cash Funding from Certain Affiliates and Partners of Paramount	$40.7
New Transaction Debt	38.6
WBD Bridge Loan Refinancing	15.4
Cash from Combined Balance Sheet	3.5

Total	$98.2

Uses of Capital	$bn
WBD Equity Purchase Price	$77.9
WBD Bridge Loan Refinancing	15.4
Minimum Balance Sheet Cash at Close	4.8

Total	$98.2

Our interest in a transaction, the existence of this letter and this letter’s contents (including this Offer) are confidential and may not be disclosed to anyone outside of personnel of WBD and its advisors involved in assessing this Offer or negotiating a Transaction between us and you, other than with our prior written consent and subject to the terms of our existing confidentiality agreement.

***

We appreciate your consideration of this Offer and are available at your convenience to answer any questions you may have.

[The Remainder of This Page Is Intentionally Left Blank]

Yours sincerely,

David Ellison
Chairman and Chief Executive Officer
Paramount Skydance Corporation

Annexes

[see attached]

Pluto Comments – December 4, 2025

AGREEMENT AND PLAN OF MERGER*

among

[COMPANY],

[BUYER]

and

[MERGER SUB]

Dated as of [●], 2025

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES. THIS DOCUMENT WILL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE COMPANY AND BUYER.

*	Note to Annex: Certain information identified herein as [***] has been excluded from the annex because it is both (i) not material and (ii) would be commercially harmful if publicly disclosed.

-i-

-ii-

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [●] [●], 2025, is entered into by and among [Company], a Delaware corporation (the “Company”), Paramount Skydance Corporation, a Delaware corporation (“Buyer”), and [Merger Sub], a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Sub” and, together with the Company and Buyer, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Company, Buyer and Merger Sub desire to effect the acquisition of the Company by Buyer through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Series A common stock, par value $0.01 per share, of the Company (“Company Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(a) and any Appraisal Shares) being converted into the right to receive an amount in cash equal to $[●], without interest (such amount, the “Merger Consideration”), upon the terms and subject to the conditions set forth herein;

WHEREAS, certain investors (the “Equity Investors”) have entered into subscription agreements with Buyer (the “Subscription Agreements”), providing for a private placement investment by the Equity Investors in shares of Buyer Class B common stock, par value $0.001 per share (“Buyer Class B Common Stock”), in an aggregate amount of up to $[●], to be consummated immediately prior to the consummation of the Merger (the “PIPE Transaction”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Recommendation”);

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Buyer and its stockholders, (ii) determined that it is in the best interests of Buyer and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by Buyer of this Agreement, the performance by Buyer of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Buyer has made available to the Company an accurate and complete copy of the executed written consent by the holder of 100% of the shares of Buyer Class A common stock, par value $0.001 per share, approving the PIPE Transaction upon the terms and subject to the conditions set forth herein (the “Buyer Written Consent”);

WHEREAS, (i) the board of directors of Merger Sub has approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and Buyer, its sole stockholder, and (ii) Buyer, in its capacity as the sole stockholder of Merger Sub, has delivered its consent, effective immediately following the execution and delivery of this Agreement, approving the Merger and adopting this Agreement; and

WHEREAS, Buyer, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein.

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Buyer. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, remotely via electronic exchange of documents and signatures, no later than the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Buyer and the Company (the date of the Closing, the “Closing Date”).

Section 1.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Buyer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.4 The Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

Section 1.5 The Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to the Surviving Corporation’s name until further amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 1.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the

Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer or Merger Sub or any other Person:

(a) All shares of Company Stock that are owned, directly or indirectly, by Buyer, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.1(a), and (ii) subject to the provisions of Section 2.3) shall be converted automatically into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c) All shares of Company Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.3) the right to receive the Merger Consideration, without interest, subject to compliance with the procedures set forth in Section 3.2.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 8.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Buyer and the holders of Company Stock (including Company Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.3 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.1(a)) and that are held of record or beneficially owned by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but rather shall be canceled and the holder or beneficial owner of such Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder or beneficial owner shall fail to perfect or otherwise shall waive, validly withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s or beneficial owner’s shares of Company Stock shall not be deemed to be Appraisal Shares and such shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.1(b). The Company shall provide prompt notice to Buyer of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company. Buyer shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, make or offer to make, or authorize, any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a demand for appraisal under the DGCL or otherwise comply with Section 262 of the DGCL, approve any withdrawal of any such demands, or offer, propose or otherwise agree to do any of the foregoing.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

Section 3.1 Paying Agent. Prior to the Effective Time, Buyer shall enter into a customary agreement with a nationally recognized bank or trust company designated by Buyer and reasonably acceptable to the Company (the “Paying Agent”). Prior to or as of the Effective Time, Buyer shall provide or shall cause to be provided to the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”). The Paying Agent shall pay the Merger Consideration out of the Exchange Fund. Except as provided in Section 3.7, the Exchange Fund shall not be used for any other purpose.

Section 3.2 Payment Procedures.

(a) Certificates. Buyer shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form reasonably satisfactory to the Company) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Buyer shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Taxes have been paid or are not applicable. No interest shall be paid or accrue on any amount payable upon surrender of any Certificate.

(b) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(b). No interest shall be paid or accrue on any amount payable upon conversion of any Book-Entry Shares.

(i) Each holder of record of one or more Book-Entry Shares held in direct registry form whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) shall, subject to compliance with customary procedures of the Paying Agent and the Company’s transfer agent, automatically upon the Effective Time be entitled to receive, and Buyer shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled.

(ii) With respect to Book-Entry Shares held, directly or indirectly, through the Depository Trust Company (“DTC”), the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such beneficial owners shall forthwith be canceled.

Section 3.3 Full Satisfaction. The Merger Consideration paid in accordance with the terms of this Article III upon the surrender of the Certificates (or immediately, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, (i) all holders of shares of Company Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares other than the right to receive the Merger Consideration pursuant to this Agreement and (ii) there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.4 Undistributed Exchange Funds. Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

Section 3.5 Abandoned Property, Escheat or Similar Laws. None of Buyer, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Agreement, any amounts deposited by Buyer or its designee with the Paying Agent for disbursement to holders of Appraisal Shares shall be returned to Buyer or its designee upon demand made by Buyer.

Section 3.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Buyer, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Paying Agent, the posting by such Person of a bond in reasonable and customary amount as Buyer or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

Section 3.7 Investment of Exchange Funds. The Paying Agent shall invest the Exchange Fund as directed by Buyer; provided, however, that no investment interest or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest or gains resulting from such investments shall be the sole and exclusive property of Buyer payable to Buyer upon its request, and no part of such interest or gains shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of the Exchange Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). If for any reason (including investment losses) the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Buyer shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Section 3.8 Treatment of Company Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, the Company, Buyer, or Merger Sub:

(i) Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Buyer and automatically converted into an option (a “Buyer Option”) to purchase a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such Company Option as of immediately prior to the Effective Time, with an exercise price per share of Buyer Class B Common Stock, rounded up to the nearest whole cent, equal to the quotient obtained by dividing (x) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio (provided, that the number of shares of Buyer Class B Common Stock subject to the Buyer Option and the exercise price thereof shall be determined in a manner consistent with the requirements of Section 409A of the Code). Each such Buyer Option as so assumed and converted shall continue to have, and shall be subject to, the same vesting and other terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment) as applied to the corresponding Company Option immediately prior to the Effective Time. Notwithstanding the foregoing, each Company Option with an exercise price per share of Company Stock equal to or greater than the Merger Consideration shall be canceled at the Effective Time for no consideration.

(ii) Each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into an award of restricted stock units (“Buyer RSUs”) covering a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such award of Company RSUs immediately prior to the Effective Time. Each such award of Buyer RSUs as so assumed and converted shall continue to have, and shall be subject to, the same vesting, settlement and other terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) as applied to the corresponding award of Company RSUs immediately prior to the Effective Time.

(iii) Each award of Company PRSUs that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into an award of restricted stock units (“Adjusted Buyer RSUs”) covering a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such award of Company PRSUs immediately prior to the Effective Time (after taking into account the treatment of the applicable performance-vesting conditions in accordance with the last sentence of this Section 3.8(a)(iii)). Each such award of Adjusted Buyer RSUs as so assumed and converted shall continue to have, and shall be subject to, the same vesting, settlement and other terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment, except that such Adjusted Buyer RSUs shall no longer be subject to performance-based vesting conditions) as applied to the corresponding award of Company PRSUs immediately prior to the Effective Time. The performance-based vesting conditions applicable to any Company PRSU (1) for which the applicable performance period has been completed prior to the Effective Time shall be determined based on actual performance and (2) for which the applicable performance period has not been completed prior to the Effective Time shall be deemed to have been achieved at the greater of (I) target performance and (II) actual performance extrapolated through the end of the applicable performance period as determined in good faith by the Company Board (or, if appropriate, any appropriate committee thereof) based on actual performance through the Closing Date and consistent with past practice, in each case, for purposes of the conversion set forth in this Section 3.8(a)(iii).

(iv) Each award of Company DSUs that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into an award of deferred stock units (“Buyer DSUs”) covering a number of shares of Buyer Class B Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such award of Company DSUs immediately prior to the Effective Time. Each such award of Buyer DSUs as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding award of Company DSUs immediately prior to the Effective Time (including with respect to timing and form of payment).

(v) Each Company Notional Unit that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into a notional unit with respect to a number of shares of Buyer Class B Common Stock (a “Buyer Notional Unit”) equal to the product (rounded down to the nearest whole share) obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such Company Notional Unit immediately prior to the Effective Time. Each such Buyer Notional Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment), as set forth in the applicable Company DC Plan.

(vi) (A) No Offering (as defined in the Company ESPP) shall commence or be extended on or after the date of this Agreement, (B) beginning on the date of this Agreement, no new participants may commence participation in the Company ESPP, including during the Offering in effect under the Company ESPP as of the date of this Agreement (such Offering period, the “Existing Offering Period”), (C) beginning on the date of this Agreement, no participant in the Company ESPP may increase the amount of his or her payroll deductions under the Company ESPP with respect to the Existing Offering Period, and (D) the Existing Offering Period shall terminate on the earlier of the date that is (1) two Business Days prior to the Effective Time and (2) the final day of the Existing Offering Period pursuant to the terms of the Company ESPP (the “ESPP Final Purchase Date”) and all participant contributions under the Company ESPP shall be used to purchase shares of Company Stock on the ESPP Final Purchase Date in accordance with the terms of the Company ESPP as if the ESPP Final Purchase Date was the last day of the Existing Offering Period.

(vii) Prior to the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) and Buyer shall take all necessary action for the assumption, conversion and adjustment of the Company Options, Company RSUs, Company PRSUs, Company DSUs and Company Notional Units as provided in this Section 3.8(a). Buyer shall reserve for future issuance a number of shares of Buyer Class B Common Stock at least equal to the number of shares of Buyer Class B Common Stock that will be subject to the Buyer Options, Buyer RSUs, Adjusted Buyer RSUs, Buyer DSUs and Buyer Notional Units. Buyer shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Buyer Class B Common Stock issuable upon exercise or settlement of each such Buyer Option, Buyer RSU, Adjusted Buyer RSU, Buyer DSU and Buyer Notional Unit, and Buyer shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of such awards remain outstanding.

(b) Not later than the Closing Date, Buyer and the Company shall jointly deliver to those individuals who, immediately following the Effective Time, will be the holders of Buyer Options, Buyer RSUs, Adjusted Buyer RSUs, Buyer DSUs and Buyer Notional Units any required notices setting forth such holders’ rights pursuant to the relevant incentive plan and award agreements and stating that the related Company Options,

Company RSUs, Company PRSUs, Company DSUs and Company Notional Units have been assumed by Buyer and converted as provided in this Section 3.8, and such awards shall continue in effect on the same terms and conditions subject, in each case, to the adjustments required by this Section 3.8 after giving effect to the Merger and the terms of the relevant Company Stock Plan and related award agreements or relevant Company DC Plan, as applicable.

Section 3.9 Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of Buyer, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer shall use reasonable best efforts to cooperate with the Company to obtain any affidavits, certificates or other documentation as may reasonably be expected to afford to the Company and any holder of Company Stock reduction of or relief from any such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the forms, statements, certifications, reports and documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2023 (the “Applicable Date”) that were filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), other than with respect to Sections 4.1, 4.2, 4.3 and 4.18, or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Buyer by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to Buyer and Merger Sub that:

Section 4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Prior to the date of this Agreement, the Company has made available to Buyer complete and correct copies of the Organizational Documents of the Company.

Section 4.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 10,800,000,000 shares of Company Stock and (ii) 1,200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and the Company Stock together with the Preferred Stock, the “Company Capital Stock”). As of [●] (the “Measurement Date”), there were (x)(A) an aggregate of [●] shares of Company Stock issued and outstanding and (B) no shares of Preferred Stock issued and outstanding and (y) (A) an aggregate of

[●] shares of Company Stock reserved for, and [●] shares of Company Stock subject to, issuance pursuant to the Company Stock Plans, which included (i) [●] Company RSUs, (ii) [●] and [●] Company PRSUs (assuming the achievement of performance criteria at target and maximum levels, respectively), (iii) [●] shares of Company Stock subject to Company Options and (iv) [●] Company DSUs and (B) no shares of Preferred Stock reserved for, and no shares of Preferred Stock subject to, issuance pursuant to the Company Stock Plans. As of the Measurement Date, there were [●] Company Notional Units outstanding under the Company DC Plans representing an equivalent of [●] shares of Company Stock. From the Measurement Date to the date of this Agreement, the Company has not issued or granted (or committed to issue or grant) any shares of Company Stock or any compensatory equity or equity-based award, other than pursuant to (I) the vesting and settlement of Company RSUs, Company PRSUs or Company DSUs, (II) the exercise of Company Options or (III) the Company ESPP, in each case of foregoing clauses (I), (II) and (III) which were granted prior to the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company (such Subsidiaries, together with any other Subsidiaries of the Company as of the Effective Time, the “Company Subsidiaries”) and the ownership interest of the Company, directly or indirectly, in each such Company Subsidiary. The ownership interest in each Company Subsidiary set forth on Section 4.2(b) of the Company Disclosure Letter as owned by the Company, directly or indirectly, has been duly authorized and validly issued and is fully paid and nonassessable, and is owned by the Company free and clear of all Liens other than Permitted Liens. No Subsidiary of the Company owns any shares of Company Capital Stock.

(c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

Section 4.3 Corporate Authority and Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on the part of the Company, and, subject to Section 4.3(c), no other corporate action on the part of the Company is necessary to authorize this Agreement or the other Transaction Documents to which the Company is or will be a party as of the Effective Time.

(b) The Company Board has (i) (A) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this

Agreement, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, and (D) resolved to make the Company Recommendation, and (ii) received the opinions of [●] and [●] to the effect that, as of the date of such opinions and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Stock. The Company shall provide a copy of such written opinions to Buyer solely for informational purposes promptly following the execution and delivery of this Agreement.

(c) No vote of the holders of any class of equity securities of the Company is required for the execution and delivery of this Agreement, the other Transaction Documents or any other agreements or documents contemplated hereby or thereby to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder and thereunder, except for the Company Stockholder Approval.

Section 4.4 Governmental Filings; No Violations.

(a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.3, (ii) required under the rules and regulations of NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws in connection with the Transactions, (iv) required under the Exchange Act or the Securities Act, (v) to comply with state securities or “blue-sky” Laws, (vi) as may be required with or to Regulators pursuant to applicable Regulatory Laws and (vii) as set forth in Section 4.4(a) of the Company Disclosure Letter, no filings, notices or reports are required to be made by any of the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party as of the Effective Time do not or will not (as applicable), and the consummation by the Company of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Company Material Contracts, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 4.4(a) are made or obtained, under any Law, Governmental Order or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Company Material Contract, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished or will file or furnish, as applicable, on a timely basis, all Company Reports since the Applicable Date. Each of the Company Reports, at the time of its filing or being furnished complied (or, if not yet filed or furnished, will comply) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company Reports dated on or prior to the date hereof, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company Reports filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Buyer (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of the Company to its auditors and the audit committee of the Company Board on or after the Applicable Date and prior to the date of this Agreement and (B) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee of the Company Board as required by the listing standards of NASDAQ, such audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(e) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and complied or will comply, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto.

(f) Neither the Company nor any of its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s published financial statements or other Company Reports.

Section 4.6 Absence of Certain Changes.

(a) Since September 30, 2025 and through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(b) Since September 30, 2025 and through the date of this Agreement, other than in connection with this Agreement and the Transactions, (i) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset of the Company or its Subsidiaries, whether or not covered by insurance, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period between the date of this Agreement through the Effective Time, without Buyer’s consent, would constitute a breach of Section 6.1(a)(z)(ii)(B) (Senior Executive Compensation), (v) (Sale of Assets), (vii) (Acquisitions), (viii) (Accounting Policies), (xi) (Investments) or (xxii) (solely to the extent relating to the foregoing clauses (ii)(B), (v), (vii), (viii) and (xi)).

Section 4.7 Litigation and Liabilities.

(a) As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, other than obligations or liabilities (i) disclosed, reflected, reserved against or otherwise provided for in the balance sheet of the Company as of December 31, 2024, and the notes thereto, set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, (ii) incurred in the Ordinary Course since December 31, 2024, (iii) arising out of this Agreement (and which do not arise out of a breach by the Company of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the Transactions, (iv) incurred pursuant to Contracts or Licenses binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from a breach of such Contract or License) or (v) that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.8 Employee Benefits and Labor Matters.

(a) Each material Company Plan as of the date of this Agreement is listed in Section 4.8(a) of the Company Disclosure Letter, other than employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (other than employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter) (or, if unwritten, a written summary thereof) and all amendments thereto have been made available to Buyer on or prior to the date of this Agreement. The Company shall provide a list to Buyer of each material employment agreement with a Company Employee, other than any such employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter, and make available to Buyer true and complete copies (or a summary of the material terms) of each such material employment agreement within 90 days following the date of this Agreement.

(b) Each Company Plan that is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no circumstance exists that is likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan has been established, funded and operated in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or by any entity which is or was in the past six years considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any Company ERISA Affiliate (other than plans sponsored or maintained by or provided through any Guild to which the “entertainment industry” exception set forth in Section 4203(c) of ERISA applies) (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 4.8(d) of the Company Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been made available to Buyer on or prior to the date of this Agreement. With respect to each Company Multiemployer Plan, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, no such Company Multiemployer Plan is insolvent, within the meaning of Section 4245 of ERISA; (ii) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been or is reasonably expected to be incurred by the Company or any Company ERISA Affiliate, and, to the Knowledge of the Company, no event has occurred that has resulted or would reasonably be expected to result in the incurrence by the Company or any Company ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from, or termination of, any Company Multiemployer Plan, (iii) to the Knowledge of the Company, no proceeding has been initiated by the PBGC to terminate such Company Multiemployer Plan or is threatened and (iv) all contributions required to be made by the Company or any of its Subsidiaries or any Company ERISA Affiliate under each Company Multiemployer Plan, as of the date of this Agreement, have been timely made.

(e) Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has failed to satisfy the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA (whether or not waived), and no Company ERISA Affiliate has an outstanding funding waiver. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 or 430 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (“PBGC”)) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (iii) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(f) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Proceeding relating to the Company Plans, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have any obligations for retiree health or life benefits under any of the Company Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code or Section 601 of ERISA (or any similar non-U.S. Law).

(h) Neither the execution of this Agreement, receipt of the Company Stockholder Approval, receipt of approval or clearance from any one or more Governmental Entities of the Transactions, nor the consummation of the Transactions will, either alone or in combination with any other event, (A) cause any Company Employee or other individual service providers of the Company or its Subsidiaries to become entitled to any compensatory payment or benefit or eligible for any increase in compensation or severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company or its Subsidiaries to merge, amend or terminate any of the Company Plans or (D) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) Neither the Company nor any of its Subsidiaries is party to any agreement or has any obligation to gross-up or reimburse any Person for taxes imposed under Section 409A or 4999 of the Code.

(j) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Plan that is subject to Laws of a jurisdiction outside of the United States or provides compensation or benefits to or for the benefit of any Company Employee that primarily resides outside of the United States: (i) if such Company Plan is intended to qualify for special tax treatment, such Company Plan meets (and at all times has met) all the requirements for such treatment, and no facts or circumstances exist that could adversely affect such qualified treatment; and (ii) each such Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(k) Except as set forth in Section 4.8(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any Collective Bargaining Agreements (excluding any Collective Bargaining Agreement with a Guild or that applies on a national, area-wide, industry-wide or mandatory basis) as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any Labor Union to organize any Company Employees with regard to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, there is no strike, lockout, or concerted work slowdown or stoppage pending or threatened in writing directly against the Company or any of its Subsidiaries, except where such strike, lockout, or concerted work slowdown or stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will require the consent of, or advance notification to or consultation with, any Union, Company Employee or any of their representatives.

(l) The Company and each of its Subsidiaries is, and has been since the Applicable Date, in compliance with all applicable Laws governing employment or labor, including all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, safety and health and workers’ compensation, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m) Since the Applicable Date, the Company and each of its Subsidiaries has investigated all material allegations of sexual harassment or sexual misconduct of which the Company or any of its Subsidiaries is or was aware and has taken all reasonable and necessary corrective actions with respect to such allegations. No allegations of sexual harassment or misconduct would reasonably be expected to result in any material loss to the Company or any of its Subsidiaries, and no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or any of its Subsidiaries into material disrepute.

Section 4.9 Compliance with Laws, Licenses.

(a) The Company and its Subsidiaries, since the Applicable Date, have not been and are not currently in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries possesses each License necessary to conduct its business as it is conducted as of the date of this Agreement and is in compliance with all such Licenses. All Licenses of the Company or any of its Subsidiaries are valid and in full force and effect and have not expired or been revoked, suspended, canceled, rescinded or terminated, other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Section 4.9(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each License (other than FCC Licenses) made, issued or granted to the Company or any of its Subsidiaries or used by the business of the Company and its Subsidiaries, except for any Licenses the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Section 4.9(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each FCC License made, issued or granted to the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries and, to the Knowledge of the Company, the officers, directors and employees of the Company and its Subsidiaries are in compliance in all material respects with, and since the Applicable Date have complied in all material respects with: (i) the provisions of the FCPA applicable to the Company and its Subsidiaries and such officers, directors and employees; and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated. Since the Applicable Date, the Company and its Subsidiaries and, to the Knowledge of the Company, the officers, directors and employees of the Company and its Subsidiaries, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA or any Laws described in clause (ii) of the foregoing sentence.

(e) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(f) None of the Company nor any of its Subsidiaries are, and since the Applicable Date, have been, subject to any pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(g) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, since the Applicable Date, has been and currently is in compliance in all material respects with the Export and Sanctions Regulations. Section 4.9(g) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material specific licenses or authorizations held by the Company or any of its Subsidiaries or used by the business of the Company and its Subsidiaries under the Export and Sanctions Regulations. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company or any of its Subsidiaries operate or are otherwise subject to jurisdiction.

(h) None of the Company nor any of its Subsidiaries are, and since the Applicable Date, have been, subject to any actual, pending or, to the Knowledge of the Company, threatened Proceedings or notices of violation, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the Export and Sanctions Regulations.

(i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the rules and regulations of all performing rights societies and industry guilds Collective Bargaining Agreements applicable to their operations.

Section 4.10 Certain Contracts.1

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound (each such Contract, a “Company Material Contract”), which:

(i) provides that any of the Company or its Subsidiaries will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, that in each case after the Effective Time would be binding upon Buyer or any of its Subsidiaries (other than the Company or any of its Subsidiaries), and is material to any material business segment of the Company and its Subsidiaries;

(ii) purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, or otherwise applies to the Intellectual Property of an Affiliate of the Company or contains other material terms, that in each case after the Effective Time would be binding upon Buyer or any of its Subsidiaries (other than the Company and its Subsidiaries);

(iii) requires the Company or any of its Subsidiaries (or, after the Effective Time, Buyer or any of its Subsidiaries) to deal exclusively with any Person or group of related Persons, or limits the right to engage in any line of business or to compete with any other Person in any location or line of business, in each case, in a manner that is material to any material business segment of the Company and its Subsidiaries (other than any exclusive licenses or holdbacks related to film, television or game content entered into in the Ordinary Course);

(iv) is material to the formation, creation, operation, management or control of any partnership or joint venture, (A) the fair market value of the Company’s ownership stake in which exceeds $150,000,000, (B) for which the Company and its Subsidiaries are committed to make contributions of at least $50,000,000 or (C) which relates to a direct-to-consumer service, in each case, other than single-project partnerships or joint ventures related to film, television and game production in the Ordinary Course;

(v) is a Company Real Property Lease;

(vi) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii) relates to any acquisition or disposition, or contains a put, call or similar right, pursuant to which the Company or any of its Subsidiaries would be required to make payments (including earnouts or other contingent obligations) in excess of, or purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be likely to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $50,000,000;

(viii) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in this Section 4.10(a) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $300,000,000 in any year;

(ix) (A) relates to debt for borrowed money in excess of $100,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of the Company or any of its Subsidiaries, other than guarantees of obligations of the Company or any wholly owned Subsidiary of the Company, or (B) prohibits the payment of dividends or distributions, pledges of equity interests of the Company, or the issuance of any guaranty;

[1]	Note to Company: Buyer is prepared to provide flexibility with respect to the reps on material contracts based on any guidance the Company shares with us.

(x) relates to a Company Related Party Transaction (other than any such transactions entered into on an arm’s-length basis);

(xi) grants a change of control right or remedy (including termination rights), or payment obligations of $25,000,000 or more, which is triggered by or would materially impair the consummation of the Transactions;

(xii) is a Material Affiliation Agreement;

(xiii) is a Multi-Property Agreement;

(xiv) provides a third party with a right to co-finance or co-own, or otherwise exercise material control or co-control over or materially restrict the development, production or exploitation of any content in, or licenses or encumbers any location-based entertainment rights in, any Material Company Franchise;

(xv) is a single license or series of related licenses that relates to the licensing of content or rights therein (A) to a third party, or (B) from a third party, and that involves annual payments or revenue of $50,000,000 or more in any fiscal year (other than Affiliation Agreements);

(xvi) is a “term deal”, “housekeeping deal”, “overall deal”, or “first look deal” as commonly understood in the entertainment industry that involves or is reasonably expected to involve fixed or guaranteed annual payments by the Company or any of its Subsidiaries of $25,000,000 in any year;

(xvii) is a material Contract relating to the technology stack, cloud infrastructure or other similar systems used by the Company and its Subsidiaries, including in connection with direct-to-consumer services or that may otherwise impact the availability or functionality of such services;

(xviii) was entered into in connection with the previously contemplated separation of the Company’s streaming & studios business segments from the Company’s global networks business segment;

(xix) (A) is for the licensing, access, or similar provision of Intellectual Property to any third party for use in connection with training, optimizing or otherwise improving any generative AI Technology, inclusion of such Intellectual Property or elements thereof in outputs of such AI Technology, or content recommendation functionality for a direct-to-consumer service, or (B) relates to omnibus content licensing or subscriber acquisition or migration with respect to a direct-to-consumer service; or

(xx) is a Collective Bargaining Agreement (excluding any Collective Bargaining Agreement with a Guild or that applies on a national, area-wide, industry-wide or mandatory basis).

(b) Each of the Company Material Contracts, and each Contract entered into after the date hereof that would have been a Company Material Contract if entered into prior to the date hereof (each, a “Company Additional Contract”), is (or if entered into after the date hereof, will be) valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach of or in default under any Company Material Contract or Company Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, none of Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Company Material Contract.

Section 4.11 Environmental Matters. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries has since the Applicable Date been in compliance with all applicable Environmental Laws, (b) the environmental conditions at the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater and surface water), and, to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substance that has or would reasonably be likely to result in the Company or any of its Subsidiaries incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law, (c) none of the Company nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be likely to result in the Company or any of its Subsidiaries incurring liability under any applicable Environmental Law, (d) none of the Company nor any of its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, (e) none of the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law and (f) to the Knowledge of the Company, there has been no release of or exposure to any Hazardous Substance and there are no other environmental conditions involving the Company or any of its Subsidiaries or their respective real properties that would reasonably be likely to result in a liability to the Company or any of its Subsidiaries pursuant to any Environmental Law.

Section 4.12 Taxes. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all respects. All Taxes of or with respect to the Company and its Subsidiaries, whether or not shown as due on such Tax Returns, have been paid, or adequate reserves therefor have been provided in accordance with GAAP.

(b) All Taxes required to be withheld in respect of the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Entity.

(c) No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any material Taxes of or with respect to the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two-year period ending on the date of this Agreement.

(e) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(f) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes and (ii) Contracts solely between or among any of the Company or one or more of its Subsidiaries.

(h) No Governmental Entity has notified the Company or any of its Subsidiaries in writing that it is or may be subject to income taxation by a jurisdiction in which it does not presently file income Tax Returns.

(i) The Company is not and has not, in the five-year period ending on the date of this Agreement, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

Section 4.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all material Registered Company IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have a valid and enforceable license or other sufficient rights to use, all Intellectual Property used by the Company and its Subsidiaries or necessary for the conduct of the business of the Company and its Subsidiaries, and the Company and its Subsidiaries exclusively own the Company Owned IP.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, and (ii) no third party is infringing, misappropriating or otherwise violating any Company Owned IP. There are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person that would, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (ii) the confidentiality of the Trade Secrets owned by or under the possession or control of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has not been any compromise of any confidential or proprietary information of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) or any disclosure to any third party other than pursuant to a written confidentiality contract restricting the disclosure and use thereof or in a manner that has resulted or would reasonably be likely to result in any liability to the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company Information Technology operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (ii) to the Knowledge of the Company, since the Applicable Date, no Person has gained unauthorized access to the Company Information Technology in a manner that has resulted or would reasonably be likely to result in liability to the Company or any of its Subsidiaries or the disclosure of material trade secrets included in the Company Owned IP. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, none of the software owned by the Company or any of its Subsidiaries contains or is distributed with any shareware, open source code or other software for which use or distribution is under a license that requires the Company or any of its Subsidiaries to do any of the following: (A) disclose or distribute the software owned by the Company or any of its Subsidiaries in source code form, (B) authorize a licensee of the software owned by the Company or any of its Subsidiaries to make derivative works of such software owned by the same or (C) distribute the software owned by the Company or any of its Subsidiaries at no cost to the recipient.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with applicable Laws, Governmental Orders, written public representations, and all contractual obligations binding the Company and its Subsidiaries, regarding the privacy, security and Processing of customer, employee and other Personal Data and are compliant in all respects with their respective privacy policies and (ii) to the Knowledge of the Company, there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to or acquisition, modification, disclosure, corruption or other misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession or Processed by or on behalf of the Company and its Subsidiaries. To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any notice of any claims, investigations (including investigations by any Governmental Entity) or alleged violations of any Laws and Governmental Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

Section 4.14 Real Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each material real property owned in fee by the Company or one of its Subsidiaries (such real property, together with all buildings, improvements and fixtures located thereon and all rights and appurtenances thereto, the “Company Owned Real Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each Company Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each material real property that is leased, subleased, licensed or otherwise occupied by the Company or one of its Subsidiaries (the “Company Leased Real Property”, and collectively with the Company Owned Real Property, the “Company Real Property”), together with a description of the underlying lease, sublease, license or other occupancy agreement (each such agreement, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto, a “Company Real Property Lease”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each Company Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company Real Property is in adequate operating condition, except for reasonable wear and tear, (ii) neither the Company nor any of its Subsidiaries has entered into a lease, sublease or license or otherwise granted to any Person the right to use or occupy any Company Real Property or any material portion thereof, and (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation proceeding with respect to any Company Real Property, and to the Knowledge of the Company, no such proceeding is threatened.

Section 4.15 Insurance. The Company has made available to Buyer prior to the date of this Agreement true, correct and complete copies of the Company’s and its Subsidiaries’ insurance policies. The insurance policies held by the Company and its Subsidiaries provide adequate coverage for all normal risks incident to the business, assets and properties of the Company and its Subsidiaries, except for any such failures to maintain such policies that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, in each case with such exceptions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16 Related-Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company Reports, within the twelve (12) months prior to the date of this Agreement no event has occurred, and no relationship exists, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K (each of the foregoing, a “Company Related Party Transaction”).

Section 4.17 Information Supplied. The information supplied by or on behalf of the Company to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.17, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of Buyer or Merger Sub for use therein.

Section 4.18 Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Company has engaged [●] as the Company’s financial advisor[s]. The Company has, prior to the execution and delivery of this Agreement, made available to Buyer a true, correct and complete copy of the Company’s engagement letters with such financial advisor[s] as in effect on the date of this Agreement.

Section 4.19 Anti-Takeover. The Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Merger and the other Transactions. No other Takeover Statute applies or will apply to this Agreement or to the consummation of the Merger and the other Transactions.

Section 4.20 No Other Representations and Warranties. The Company, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges and agrees that (a) except for the representations and warranties made by Buyer and Merger Sub in Article V or in any certificate delivered pursuant to this Agreement, (i) neither Buyer, Merger Sub nor any other Person makes any express or implied representation or warranty and (ii) none of the Company or its Affiliates or Representatives is relying on, or has relied on, any express or implied representation or warranty, in each case, with respect to Buyer and its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Buyer and Merger Sub hereby disclaim any such other representations or warranties and (b) neither Buyer nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer or any of its Affiliates or any of their respective businesses, or (ii) any oral or, except for the representations and warranties made by Buyer and Merger Sub in Article V or in any certificate delivered pursuant to this Agreement, written information made available to the Company or any of its Affiliates or Representatives in the course of their evaluation of Buyer, its Subsidiaries or the business of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to the Company that:

Section 5.1 Organization, Good Standing and Qualification. Each of Buyer, Merger Sub and Buyer’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions. Prior to the date of this Agreement, Buyer has made available to the Company complete and correct copies of the Organizational Documents of Buyer.

Section 5.2 Capital Structure of Merger Sub. The authorized capital stock of Merger Sub consists of [●] shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Buyer, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for equity securities or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement, the Transactions and the Buyer Financing Transactions.

Section 5.3 Corporate Authority and Approval.

(a) Each of Buyer and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and, subject to the adoption of this Agreement by Buyer, as sole stockholder of Merger Sub, to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time and the consummation of the Transactions have been duly authorized by all necessary and proper corporate action on the part of Buyer and Merger Sub, and, subject to Section 5.3(b), no other corporate action on the part of Buyer or Merger Sub is necessary to authorize this Agreement or the other Transaction Documents to which Buyer or Merger is or will be a party as of the Effective Time. As of the date of this Agreement, the Buyer Board and the board of directors of Merger Sub have approved and declared advisable this Agreement and the Transactions. Buyer, as the sole stockholder of Merger Sub, has delivered a consent, effective immediately following the execution and delivery of this Agreement, approving and adopting this Agreement and the Transactions.

(b) Except with respect to (i) the Buyer Written Consent (which has been delivered prior to the date of this Agreement) and (ii) the consent of Buyer, in its capacity as the sole stockholder of Merger Sub, which has been delivered prior to the date of this Agreement and will become effective immediately following the execution and delivery of this Agreement, no vote of the holders of any class of equity securities of Buyer or Merger Sub is required for the execution and delivery of this Agreement, the other Transaction Documents or any other agreements and documents contemplated hereby to which Buyer or Merger Sub is a party, the performance by Buyer or Merger Sub of its obligations hereunder and thereunder, or to consummate the Merger and the other Transactions.

Section 5.4 Governmental Filings; No Violations.

(a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.3, (ii) required under the rules and regulations of NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws in connection with the Transactions, (iv) required under the Exchange Act or the Securities Act, (v) to comply with state securities or “blue-sky” Laws and (vi) as may be required with or to Regulators pursuant to applicable Regulatory Laws, no filings, notices or reports are required to be made by Buyer, Merger Sub or any of Buyer’s Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Buyer, Merger Sub or any of Buyer’s Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and Merger Sub or the consummation by Buyer and Merger Sub of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

(b) The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time do not or will not (as applicable), and the consummation by Buyer and Merger Sub of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Buyer, Merger Sub or any of Buyer’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Buyer Material Contracts, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.4(a) are made or obtained, under any Law, Governmental Order or License to which Buyer, Merger Sub or any of Buyer’s Subsidiaries is subject or (iii) any change in the rights or obligations under any Buyer Material Contract, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

Section 5.5 Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its Subsidiaries or any property or asset of Buyer or its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

Section 5.6 Financing.

(a) Delivery of Financing Commitments. Buyer has delivered to the Company true, complete and correct copies of (i) an executed commitment letter dated as of [●] (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”) from BofA Securities, Inc. and Bank of America, N.A. (collectively, “Bank of America”), Citigroup Global Markets Inc. (“Citi”), and Apollo Global Funding, LLC and Apollo Capital Management, L.P. (collectively, “Apollo”) pursuant to which Bank of America, Citi and Apollo have agreed, subject to the terms and conditions therein, to provide Buyer with the debt financing set forth therein in connection with the Transactions (such committed debt financing, the “Committed Financing”) and (ii) the executed fee letter referenced therein (together with all exhibits, schedules and annexes thereto, the “Debt Fee Letter” and, together with the Debt Commitment Letter, the “Commitment Letter”), in each case redacted solely for provisions related to fees, “pricing flex” and other terms redacted in a customary manner (which redacted provisions do not affect the availability of the Committed Financing). Buyer has delivered to the Company a true, complete and correct copy of the Subscription Agreements pursuant to which the Equity Investors have agreed, subject to the terms and conditions therein, to invest the amount set forth therein in connection with the Transactions (such equity investment, the “Equity Investment”).

(b) Status of Financing Commitments. As of the date of this Agreement:

(i) the Commitment Letter and the Subscription Agreements are in full force and effect and constitute legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto, and are enforceable in accordance with their terms against Buyer and, to the Knowledge of Buyer, the other parties thereto with respect to the subject matter therein (subject to the Bankruptcy and Equity Exception);

(ii) neither the Commitment Letter nor any Subscription Agreement has been amended, supplemented or modified in any manner;

(iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach on the part of Buyer, or, to the Knowledge of Buyer, the other parties thereto, under any term or condition of the Commitment Letter or the Subscription Agreements that could in either case result in the failure of the funding obligations thereunder;

(iv) Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letter and the Subscription Agreements to be paid on or prior to the date of this Agreement;

(v) other than the Commitment Letter or the Subscription Agreements, there are no side letters or other agreements, contracts, understandings or arrangements related to the Committed Financing to which Buyer or any of its Affiliates is a party that would reasonably be expected to adversely affect the availability, conditionality, enforceability or amount of the Committed Financing;

(vi) there are no conditions precedent or other contingencies to the funding of the full amount of the Committed Financing or the Equity Investment other than as set forth in the Commitment Letter or the Subscription Agreements, as applicable; and

(vii) assuming satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VII, Buyer has no reason to believe that (A) any of the conditions precedent to the funding of the full amount of the Committed Financing or the Equity Investment will not be satisfied at or prior to the Effective Time or (B) the Committed Financing or the Equity Investment will not be available to Buyer at the Effective Time.

(c) Adequate Proceeds. Assuming the funding of the full amount of the Committed Financing in accordance with and subject to the satisfaction of the conditions of the Commitment Letter, the aggregate proceeds of the Committed Financing will be sufficient, when taken together with the proceeds of the Equity Investment and any cash, marketable securities, available lines of credit or other sources of immediately available funds, to enable Buyer to pay, at or prior to the consummation of the Merger, any amounts required to be paid by Buyer in connection with the Transactions, including the aggregate Merger Consideration and all other payments, fees and expenses payable by Buyer related to or arising out of the consummation of the Transactions that are required to be paid as of such date, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder.

(d) Effect on Condition to Obligations. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of this representation and warranty will not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Buyer is willing and able to consummate the Merger on the Closing Date.

(e) Financing Not a Condition. Buyer understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.

Section 5.7 Information Supplied. The information supplied by or on behalf of Buyer or Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.7, no representation or warranty is made by Buyer or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of the Company for use therein.

Section 5.8 Brokers and Finders. Buyer or Merger Sub has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions for which the Company or any of its Subsidiaries would be liable.

Section 5.9 No Other Representations and Warranties. Buyer and Merger Sub, each on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges and agrees that (a) except for the representations and warranties made by the Company in Article IV or in any certificate delivered pursuant to this Agreement, (i) neither the Company nor any other Person makes any express or implied representation or warranty and (ii) none of Buyer or its Affiliates or Representatives is relying on, or has relied on, any express or implied representation or warranty, in each case with respect to the Company and its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties and (b) neither the Company nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Affiliates or any of their respective businesses, or (ii) any oral or, except for the representations and warranties by the Company in Article IV or in any certificate delivered pursuant to this Agreement, written information made available to Buyer or any of its Affiliates or Representatives in the course of their evaluation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations.2

(a) Interim Operations of the Company. During the period from the date of this Agreement until the Effective Time, except as otherwise (A) expressly contemplated by this Agreement or the other Transaction Documents, (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by Buyer or (D) set forth in Section 6.1(a) of the Company Disclosure Letter, the Company covenants and agrees to (x) use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the Ordinary Course, (y) use its commercially reasonable efforts to preserve the Company and its Subsidiaries’ business organizations intact and maintain the Company and its Subsidiaries’ existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them and (z) without limiting the generality of the foregoing, not, and to cause its Subsidiaries not to:

(i) (A) amend its Organizational Documents (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not reasonably be expected to prevent, materially delay or materially impair the Transactions), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity interests (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction), (C) establish a record date for, declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company), (D) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock, any rights or options to purchase or acquire shares of its capital stock, or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company), or (E) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization, other than in the Ordinary Course (including with respect to single purpose Subsidiaries engaged in production of content) or in connection with any internal restructuring with respect to another Subsidiary of the Company;

(ii) (A) enter into, adopt, amend or modify in any material respect (including accelerating the vesting or timing of payment), or terminate any material Company Plan, (B) increase the compensation of any

[2]	Note to Company: Buyer is prepared to provide flexibility in the interim operating covenants based on any guidance the Company shares with us.

non-employee director or Senior Executive, (C) grant or increase any severance, change in control, retention or transaction-related compensation or (D) hire or terminate any Company Employee who is or would be a Senior Executive, except, in the case of each of clauses (A) and (B), (1) to the extent required by applicable Law or any Company Plan in effect on the date of this Agreement, (2) in conjunction with annual renewal or plan design changes for the broad-based Company Plans that provide health and welfare benefits that are made in the Ordinary Course and do not materially increase the cost to the Company of benefits provided thereunder or (3) in conjunction with new hires, promotions and changes in job position or status of any Company Employee or other service provider of the Company or any of its Subsidiaries who is not a Senior Executive, in the Ordinary Course consistent with past practice;3

(iii) (I) make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $250,000,000) or (B) aggregate capital expenditures not in excess of 110% of the capital expense budget as set forth in Section 6.1(a)(z)(iii) of the Company Disclosure Letter, or (II) incur or agree to incur costs in connection with the development, production or acquisition of any content (excluding amounts paid by any third party to the Company or any of its Subsidiaries to fund or reimburse development and production costs, and excluding live sports content) that in the aggregate are in excess of 110% of the aggregate content (excluding sports) budget set forth on Section 6.1(a)(z)(iii) of the Company Disclosure Letter;4

(iv) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Company Owned IP, other than (A) in the Ordinary Course for matters not described in the following clauses (B)-(C), (B) a single license or series of related licenses of any Intellectual Property by the Company or its Subsidiaries that (1) includes any Material Company Franchise and involves payments that do not exceed $10,000,000 per license and does not extend beyond the date that is two years following the date of this Agreement, or (2) includes any other Intellectual Property and that either does not extend beyond the date that is two years following the date of this Agreement or that involves payments that do not exceed $50,000,000 per license (any such license that is permitted to be entered into pursuant to this clause (B), a “Specified License Out”), (C) in the case of a sale of Intellectual Property other than a Material Company Franchise, Intellectual Property with a fair market value that does not exceed $25,000,000 individually and $100,000,000 in the aggregate (other than transactions among the Company and its Subsidiaries) or (D) Liens incurred in connection with any Permitted Financing Activity;

(v) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any assets (including capital stock of any of the Company’s Subsidiaries but not including any Intellectual Property, which is governed by Section 6.1(a)(z)(iv)) with a fair market value in excess of $25,000,000 individually and $100,000,000 in the aggregate (other than transactions among the Company and its Subsidiaries and in connection with Permitted Financing Activity);

(vi) issue, sell, pledge, grant, dispose, transfer, authorize, encumber, or deliver, or agree or commit to issue, sell, pledge, grant, dispose, transfer, authorize, encumber or deliver, any capital stock, equity interest or other security, option, call, warrant or right to acquire any of the foregoing or any instrument convertible or exchangeable into the foregoing, or authorize any of the foregoing, except: (A) upon the vesting, exercise or settlement of, Company Options, Company RSUs, Company PRSUs or Company DSUs, in each case, outstanding on the date of this Agreement or granted after the date hereof in compliance with this Agreement or (B) pursuant to any purchases of shares of Company Stock pursuant to the Company ESPP in accordance with the terms of such plan as of the date of this Agreement;

[3]	Note to Company: Appropriate exceptions to be included in the Company Disclosure Letter.
[4]

Note to Company: Parties to discuss consent rights over greenlight of material projects that provide Buyer comfort over material individual project expenditures while ensuring that the Company generally has discretion.

(vii) spend or commit to spend in excess of (A) $30,000,000 if the transaction is not in the Ordinary Course and $100,000,000 in any event or (B) more than $300,000,000 in the aggregate (together with amounts pursuant to Section 6.1(a)(z)(xi) below), in each case to acquire any business, whether by merger, consolidation, division, conversion, domestication, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that the Company and its Subsidiaries shall not enter into any such transaction that would be reasonably expected to prevent, materially delay or materially impair the consummation of the Transactions;

(viii) make any material change with respect to the financial accounting policies or procedures of the Company and its Subsidiaries, except as required by changes in GAAP or Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Entity or by applicable Law;

(ix) except in the Ordinary Course, (A) change or rescind any Tax election that is material to the Company and its Subsidiaries, taken as a whole, except as a result of, or in response to, any change in U.S. federal Tax Law, (B) change any method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any federal income Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole, or (D) settle or resolve any Tax controversy for an amount materially in excess of any amounts accrued or reserved with respect to such Tax controversy in the balance sheet of the Company as of December 31, 2024, and the notes thereto, set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 if such settlement or resolution is material to the Company and its Subsidiaries, taken as a whole;

(x) enter into any new line of business (including launching any new linear channel or direct-to-consumer service or expanding any existing channel or service into another geography) other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of the Company and its Subsidiaries as of the date of this Agreement (provided that such entry would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions), or discontinue or shut down any material line of business;

(xi) make or commit to make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions solely among the Company and its Subsidiaries) in excess of $30,000,000 if the transaction is not in the Ordinary Course and $100,000,000 in any event, or in excess of $300,000,000 in the aggregate (together with amounts pursuant to Section 6.1(a)(z)(vii) above), or exercise or take any material action in connection with the exercise of buy/sell, put, call or similar rights in connection with any material joint venture;

(xii) (A) amend, waive or modify in any material respect, renew or terminate, any Company Material Contract (other than (x) Company Material Contracts of the kind described only in clauses (ix), (xii) and (xvii), and solely with respect to Specified Licenses Out, clause (xv)(A), and not any other clauses, of Section 4.10(a) (each of which are subject to separate provisions of this Section 6.1(a)(z)), (y) amendments or modifications that are not adverse to the business of the Company and its Subsidiaries in any material respect with respect to the Contract, and (z) terminations upon the expiration of the term thereof in accordance with the terms thereof), or (B) enter into any Company Additional Contract (other than those of the kind described only in clauses (vii), (ix), (xii), (xv), (xvii) and (xx), and not any other clauses, of Section 4.10(a) (each of which are subject to separate provisions of this Section 6.1(a)(z))); provided that for the avoidance of doubt, this Section 6.1(a)(z)(xii) shall not prohibit or restrict any Company Plans;

(xiii)

(A) (1) enter into any Material Affiliation Agreement of the kind described in clause (ii) of the definition thereof with [***], (2) enter into any Material Affiliation Agreement of the kind described in clause (iii) or (iv) of the definition thereof, or (3) amend, modify, waive or renew any Material Affiliation Agreement of the kind described in clauses (ii)-(iv) of the definition thereof in a manner that is material and adverse or that results in the term of such Contract extending beyond the End Date;

(B) terminate any Material Affiliation Agreement except in any instances of an uncured material breach pursuant to the terms of the relevant Material Affiliation Agreement (1) to the extent that failure to so terminate would result in a violation of applicable Law or (2) to the extent that the failure to so terminate would result in a material and adverse impact on the Company and its Subsidiaries, taken as a whole, under other Material Affiliation Agreements; or

(C) enter into, amend, modify, waive or renew any Material Affiliation Agreement if such Material Affiliation Agreement would result in (1) per subscriber or total economics that are 10% less favorable when measured on a year-over-year basis (assuming a flat subscriber base, but taking into account any changes to subscriber penetration or packaging commitments) as compared to the terms of the relevant prior Material Affiliation Agreement, (2) total economics for such Material Affiliation Agreement or total economics across all Material Affiliation Agreements being projected to be materially less favorable than the assumptions set forth in the Company’s long range plan as of the date hereof (including as a result of any applicable “most favored nations” or similar provisions), or (3) any “most favored nations” or similar provision or material noneconomic term being materially less favorable than the applicable term in the applicable prior Material Affiliation Agreement;

(xiv) enter into any license or series of related licenses of Intellectual Property from a third party that involves annual payments by the Company or its Subsidiaries of $125,000,000 or more and that has a term that extends beyond the End Date;

(xv) commence any Proceeding that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, or settle any Proceeding, other than settlements (A) if the amount of any such settlement is not in excess of $30,000,000 individually or $100,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis obligations or restrictions on the business activities of the Company or any of its Subsidiaries, (B) relating to Taxes (which shall be governed by Section 6.1(a)(z)(ix)) or (C) relating to a breach of this Agreement or the other Transaction Documents;

(xvi) enter into any Collective Bargaining Agreement (excluding any Collective Bargaining Agreement that applies on a national, area-wide, industry-wide or mandatory basis), other than renewals of any Collective Bargaining Agreements in the Ordinary Course;

(xvii) (A) file any registration statement under the Securities Act or the Exchange Act (whether on Form 10 or otherwise) or, if any such registration statement has been filed prior to the date hereof, file any amendment to such registration statement or cause, request or seek to have any such registration statement declared effective under the Exchange Act, or take any further actions with respect to any such registration statement, other than (i) any such actions taken in connection with the withdrawal of such registration statement or (ii) to add a customary delaying amendment with respect to the effectiveness of such registration statement if such an amendment is not already included therein, (B) file any application to list any securities on a national securities exchange or, if any such application has been filed prior to the date hereof, amend such application or take any further action to approve any securities for listing on a national securities exchange or (C) take any further action to consummate the separation of the Company’s streaming & studios business from the Company’s global networks business; provided that this clause (xvii) shall not limit any filings necessary in connection with Permitted Financing Activities;

(xviii) materially amend, modify, waive, renew, permit to be automatically renewed (e.g., by failing to exercise a notice of expiration within the required notice period) or terminate any Contract required to be set forth on Section 4.10(a)(xvii) of the Company Disclosure Letter, or enter into any material Contract providing for similar goods or services;

(xix) take or fail to take any action that would result in the reversion, expiration or termination of any material rights held by the Company or any of its Subsidiaries in any Material Company Franchise;

(xx) incur, issue, guarantee or otherwise become liable with respect to any indebtedness for borrowed money or indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments (except, in each case, for Ordinary Course Financing Activities or indebtedness incurred pursuant to Permitted

Financing Activities), in each case, involving amounts, individually or in the aggregate, in excess of $50,000,000; provided, however, that draw-downs or other borrowings under the existing revolving credit facilities (as in effect on the date of this Agreement) of the Company or any of its Subsidiaries or any replacement, renewal, extension or refinancing of the foregoing within the foregoing $50,000,000 threshold shall only be permitted if the same is determined by the Company to be reasonably necessary to avoid a material and adverse impact on the business of the Company and its Subsidiaries;

(xxi) amend, modify or waive, in each case, in a material and adverse respect, or terminate any credit agreements to which the Company or any of its Subsidiaries is a party or any of the Company’s outstanding debt securities other than in connection with any Permitted Financing Activities; or

(xxii) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give the Company or Buyer, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 No Solicitation.

(a) The Company and its Subsidiaries will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (including by way of furnishing non-public information or granting any waiver under Section 203 of the DGCL or any other Takeover Statute) or any inquiry with respect thereto or engage in or continue any discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 6.2), or disclose any nonpublic information or afford access to properties, personnel, books or records to any Person that has made, or could reasonably be expected to consider making, any Acquisition Proposal or any inquiry with respect thereto, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided, however, that any such compliance shall not permit the Company Board to make a Change in the Company Recommendation except pursuant to Section 6.3. The Company shall be permitted to make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act and comply with disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, and any such communication or compliance shall not be deemed to be a Change in the Company Recommendation so long as any action taken or statement made is consistent with this Section 6.2; provided, however, that any such disclosure permitted by this sentence shall not permit the Company Board to make a Change in the Company Recommendation except pursuant to Section 6.3. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 6.2(b), prior to (but not after) obtaining the Company Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person, and its Representatives (including sources of financing), making a bona fide, written Acquisition Proposal to the Company Board after the date of this Agreement which was not obtained as a result of a breach of this Agreement and (B) participate in discussions and negotiate with such Person or its Representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisors, (x) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal and (y) that failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and (2) the Company receives (or prior to the date hereof has received) from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed confidentiality agreement the material terms of which are no less favorable to the Company and no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions to the extent that Buyer is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Acquisition Proposal is a competitor of the Company or any of its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with the actions permitted by this Section 6.2(a) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information. The Company agrees that any material non-public information provided to such Person that has not previously been provided to Buyer shall be provided to Buyer prior to or substantially concurrently with the time it is provided to such Person. The Company Board shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have first delivered to Buyer written notice advising Buyer that the Company intends to take such action; provided, however, that only one such notice need be given with respect to any specific Acquisition Proposal, including any amendment or modification of any such Acquisition Proposal.

(b) In the event that on or after the date of this Agreement, the Company receives an Acquisition Proposal or any inquiry with respect thereto, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or would reasonably be expected to make, an Acquisition Proposal, the Company will (i) promptly (and in no event later than twenty-four (24) hours after becoming aware of such Acquisition Proposal, inquiry or request) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal, inquiry or request and set forth the material terms thereof) Buyer thereof, (ii) keep Buyer reasonably and promptly informed of the status and terms (including any amendments thereto) of any such Acquisition Proposal, inquiry or request, and (iii) as promptly as practicable after the receipt or delivery thereof (but in no event later than twenty-four (24) hours becoming aware of receipt) provide to Buyer copies of all material written correspondence and other material written materials sent or provided to the Company or any of its Subsidiaries that describe any terms or conditions thereof, including any proposed transaction agreements. The Company (x) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and shall direct and use reasonable best efforts to cause its and their respective Representatives to immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly (and in any event within twenty-four (24) hours after execution of this Agreement) request each Person, if any, that has executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (z) shall immediately terminate all physical and electronic data room access for such Person and their Representatives to diligence or other information regarding the Company or any of its Subsidiaries. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement in accordance with its terms; provided, however, that the Company shall be permitted on a confidential basis, upon written request by a relevant party thereto, to release or waive any standstill obligations solely to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Company Board on a confidential basis if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The Company shall promptly (and in any event within twenty-four (24) hours) provide written notice to Buyer of any waiver or release of any standstill by the Company. The Company agrees that in the event any Representative of the Company or its Subsidiaries takes any action that, if taken by the Company, would constitute a breach of this Section 6.2, the Company shall be deemed to be in material breach of this Section 6.2.

(c) For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Buyer and its Affiliates, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries), net income or net revenue or 20% or more of any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (or their stockholders) (other than Buyer and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their stockholders) (other than Buyer and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries), net income or net revenue, in each case other than the Transactions. For purposes of this Agreement, “Company Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement (A) that would result in a Person or group of Persons (or their equity holders) becoming, directly or indirectly, the beneficial owner of 50% or more of the Company’s consolidated total assets, net income or net revenue or 50% or more of the total voting power of the equity securities of the Company or the successor Person of the Company and (B) that the Company Board has determined in its good faith judgment, after consultation with its outside legal and financial advisors, taking into account all the terms and conditions of such Acquisition Proposal, including likelihood of consummation on the terms proposed, the Person or group making such proposal and all legal, financial and regulatory aspects of such proposal, as well as any revisions to the terms of the Transactions proposed pursuant to Section 6.3(b)(i), is more favorable to the Company’s stockholders than the Transactions.

Section 6.3 Company Stockholder Meeting; Proxy Material.

(a) Except as permitted by Section 6.3(b) below, the Company Board shall make the Company Recommendation, and unless permitted by Section 6.3(b), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Buyer, the approval of this Agreement or the Transactions or the Company Recommendation (it being understood that if any Acquisition Proposal structured as a tender or exchange offer is commenced, the Company Board failing to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within 10 Business Days of commencement thereof pursuant to Rule 14e-2 of the Exchange Act shall be considered a modification to the Company Recommendation that is adverse to Buyer), (ii) fail to include the Company Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (iii) adopt, approve, endorse, declare advisable or recommend, or propose publicly to adopt, approve, endorse, declare advisable or recommend, any Acquisition Proposal or (iv) approve any transaction, or any transaction resulting in any third party becoming an “interested stockholder”, under Section 203 of the DGCL (any of the foregoing, a “Change in the Company Recommendation”). For purposes of this Agreement, a Change in the Company Recommendation shall also include any failure by the Company to include the Company Recommendation in the Proxy Statement.

(b)

(i) The Company Board shall be permitted, in response to a Company Superior Proposal received after the date of this Agreement that did not result from or in connection with a breach of this Agreement, to effect a Change in the Company Recommendation, or to cause the Company to terminate this Agreement pursuant to Section 8.1(c)(ii), in each case, only if all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Company Board determines in good faith, after consulting with its outside legal counsel and financial advisors, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (C) before taking any such action, the Company promptly gives Buyer written notice advising Buyer of the decision of the Company Board to take such action, including the reasons therefor and specifying the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal (and the Company will also promptly give Buyer such a notice with respect to any subsequent change in such proposal), and the Company has given Buyer at least four (4) Business Days (as modified, extended or continued by this Section 6.3(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of the Merger or this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has made its Representatives reasonably available to negotiate with Buyer (to the extent Buyer wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal shall require a new notice period with a new Superior Proposal Match Period of three (3) Business Days); and (D) the Company Board determines in good faith that such Acquisition Proposal constitutes a Company Superior Proposal at the end of such Superior Proposal Match Period after consultation with its outside legal counsel and financial advisors and after taking into account any revisions to the terms of the Merger or this Agreement proposed by Buyer.

(ii) The Company Board shall be permitted, in response to an Intervening Event occurring after the date of this Agreement, to effect a Change in the Company Recommendation, only if all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Company Board determines in good faith, after consulting with its outside legal counsel and financial advisors, that failing to take such action in response to such Intervening Event would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (C) before taking any such action, the Company gives Buyer written notice of the facts and circumstances relating to the Intervening Event and advising Buyer of the decision of the Company Board to take such action in response to such Intervening Event (which notice shall describe the Intervening Event in reasonable detail), and the Company has given Buyer at least four (4) Business Days (as modified, extended or continued by this Section 6.3(b)(ii), the “Match Period”) after delivery of such notice to propose revisions to the terms of the Merger or this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its Representatives reasonably available to negotiate with Buyer (to the extent Buyer wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Match Period of three (3) Business Days); and (D) Buyer does not make, within the Match Period, a proposal in a manner that would form a binding contract if accepted by the Company that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, would obviate the need to take such action in response to such Intervening Event. Without limiting the Company’s right to terminate this Agreement in the circumstances set forth in Article VIII, a Change in the Company Recommendation shall not limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.

(c) As promptly as practicable following the date of this Agreement, Buyer and the Company shall prepare, and no later than 15 days from the date of this Agreement, the Company shall file with the SEC, the Proxy Statement. Each of Buyer and the Company shall use all reasonable efforts for the Proxy Statement to be cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such filing. Buyer shall promptly comply with all reasonable requests from the Company for information regarding Buyer or Merger Sub and required by applicable Law for inclusion in the Proxy Statement and any amendments or supplements thereto. The Company will not file the Proxy Statement, or any amendments or supplements thereto, with the SEC without first providing Buyer and its counsel a reasonable opportunity to review and comment thereon, and the Company will (x) include the reasonable additions, deletions or changes suggested by Buyer or its counsel to the extent relating to Buyer or its Affiliates and (y) consider in good faith all other such reasonable additions, deletions or changes suggested by Buyer or its counsel in connection therewith. The Company shall cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

(d) Each of the Company and Buyer shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Buyer or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Buyer or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(f) Each of the Company and Buyer shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments, and advise the other of any oral comments, received from the SEC with respect to the Proxy Statement and shall provide the other with copies of all correspondence between it and its Affiliates, on the one hand, and the SEC, on the other hand, with respect thereto. Each of the Company and Buyer shall provide the other with a reasonable opportunity to participate in any meetings or calls with the SEC relating to the Proxy Statement and review and comment on any communications with the SEC prior to filing such with the SEC, and will promptly provide the other with a copy of all such filings and communications made with the SEC. The Company and Buyer shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement as promptly as reasonably practicable.

(g) The Company shall take all action necessary in accordance with applicable Law and its Organizational Documents to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (subject to any Change in the Company Recommendation permitted by, and in accordance with, Section 6.3(b)), and in any event shall hold a meeting of its stockholders within 45 days thereafter, for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”), and the Company Board shall include the Company Recommendation in the Proxy Statement and make the Company Recommendation at the Company Stockholder Meeting; provided, however, that the Company Board may effect a Change in the Company Recommendation if permitted by, and in accordance with, Section 6.3(b). Without limiting the generality of the foregoing, but subject to Section 6.3(b) and the Company’s rights to terminate this Agreement under the circumstances set forth in Article VIII, the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(g) or its other obligations under this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Acquisition Proposal. The Company shall not, without the prior written consent of Buyer, adjourn, postpone, recess or otherwise delay the Company Stockholder Meeting; provided, however, that the Company may, notwithstanding the foregoing, after reasonable consultation with Buyer, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Buyer, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement, the distribution of which the Company Board has determined in good faith to be necessary under applicable Law after consultation with its outside legal counsel or (B) for an absence of a quorum, and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, the Company may not, without the prior written consent of Buyer, adjourn or postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such adjournment or postponement pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Buyer, for a period exceeding ten (10) days in connection with any one adjournment or postponement or more than an aggregate of thirty (30) days. Without the prior written consent of Buyer, (x) the Company shall not change the record date for the Company Stockholder Meeting and (y) the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection therewith and the Transactions) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall otherwise coordinate and cooperate with Buyer with respect to the timing of the Company Stockholder Meeting. The Company shall provide updates to Buyer with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) as reasonably requested by Buyer.

Section 6.4 Cooperation; Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement (including Section 6.4(f)), each of the Company and Buyer shall use its reasonable best efforts to take (and, in the case of Buyer, including the efforts required by Section 6.4(e)), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable after the date of this Agreement and, in any event, prior to the End Date, including (i) preparing and filing, in consultation with the other Parties, as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary, proper, requested or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party, in each case, that are necessary, proper, requested or advisable to consummate and make effective the Merger and the other Transactions (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VII) and (iii) taking the actions set forth in Section 6.4(a) of the Company Disclosure Letter5.

(b) In furtherance and not in limitation of the foregoing (and subject to the other provisions of this Section 6.4), each of Buyer and the Company shall make as promptly as practicable after the date of this Agreement (i) a filing of the notification and report form required under the HSR Act and any other similar filings required under other applicable Antitrust Laws and (ii) any filings, notices or reports required to be made with or to Regulators pursuant to applicable Regulatory Laws or otherwise set forth in Section 6.4(a) of the Company Disclosure Letter; provided that each of Buyer and the Company shall make its filing with respect to the HSR Act within twenty-five (25) Business Days after the date of this Agreement. Subject to the other provisions of this Section 6.4, each of the Company and Buyer shall (A) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity in connection with the foregoing, including any information, documentation or other material that may be requested by a Governmental Entity with respect to any controlling person of Buyer, (B) furnish to each other any necessary information and reasonable assistance as the other may request in connection with the foregoing, and (C) take all other actions necessary or advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and Regulatory Laws, in each case as promptly as practicable and, in any event, prior to the End Date. The Company and Buyer shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Buyer shall pay all filing fees payable under the HSR Act or in connection with any other applicable Antitrust Laws or Regulatory Laws, regardless of whether the Transactions are consummated.

(c) Except as prohibited by applicable Law or Governmental Order, each of Buyer and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any Proceedings by a Governmental Entity relating to the Transactions, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of (and if in

[5]	Note to Company: To include the following in Section 6.4(a) of the Company Disclosure Letter:

The Company shall take all necessary action to, and to cause its Subsidiaries to, voluntarily surrender prior to the Closing all FCC Licenses made, issued or granted to the Company or any of its Subsidiaries, as promptly as practicable after the date of the Agreement, including those set forth on Section 4.9(c) of this Company Disclosure Letter, and shall not (and shall cause its Subsidiaries not to) acquire, apply for or obtain any FCC Licenses.

writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity, in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position with respect to the filings contemplated by Section 6.4(b) in discussions with or filings to be submitted to any Governmental Entity, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to the filings contemplated by Section 6.4(b) and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Entity relating to this Agreement or the Transactions. Notwithstanding the foregoing, in the event of any dispute between the Parties relating to strategy in connection with obtaining all necessary approvals under Antitrust Laws or Regulatory Laws or from any Governmental Entity with respect to the Merger and the other Transactions, the Parties shall escalate such dispute to the chief legal officers of the Company and Buyer for resolution. If such dispute is not resolved pursuant to the preceding sentence, Buyer shall have the right to make the final determination with respect to such matter acting in a manner consistent with Buyer’s obligations under Section 6.4(e).

(d) Unless prohibited by applicable Law or Governmental Order, to the extent reasonably practicable, (i) none of the Company, Buyer or their respective Affiliates shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.4(a)) without the other, (ii) each of the Company and Buyer shall give the other reasonable prior notice of any such meeting or conversation and (iii) in the event either the Company or Buyer is prohibited by applicable Law or Governmental Order or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, the participating or attending Party shall keep the non-participating or non-attending, as the case may be, Party reasonably apprised with respect thereto.

(e) Subject to Section 6.4(f), Buyer and its Affiliates shall take all actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as promptly as practicable and, in any event, prior to the End Date, including (i) the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary Governmental Order that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions so as to permit the Transactions to be consummated on a schedule as close as possible to that contemplated by this Agreement and, in any event, prior to the End Date, including (A) the agreement by Buyer to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Buyer or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) and (B) the agreement by Buyer to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations), in each case if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened issuance of any Governmental Order that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Governmental Entity (any of the foregoing actions in clauses (A) or (B) of this clause (i), a “Remedy”) and (ii) defending through litigation on the merits any claim asserted in any court, agency or other Proceeding by any Person, including any Governmental Entity, seeking to restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Nothing in this Agreement shall obligate Buyer or the Company to take, refrain from taking, proffer, make or agree to (i) any Remedy the effectiveness of which is not conditioned on the consummation of the Closing or (ii) any non-de minimis payment to any third party in order to seek or obtain from such third party any approvals, consents, registrations, permits, authorizations and other confirmations.

(f) Without limiting any of the foregoing, Buyer shall not, and shall cause its Affiliates not to, acquire, or propose, announce an intention, enter into any agreements, agree or otherwise make a commitment to acquire, any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise, that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(g) Notwithstanding anything to the contrary in this Agreement (including the other provisions of this Section 6.4), none of Buyer or its Affiliates (including, for this purpose, the Company and its Subsidiaries) shall be required to take, refrain from taking, proffer, make or agree to any Remedy that, individually or in the aggregate with all other Remedies to be taken, refrained from, proffered, made or agreed to, would reasonably be expected to have a Regulatory Material Adverse Effect. “Regulatory Material Adverse Effect” means a material adverse effect on Buyer and its Subsidiaries (including, for this purpose, the Company and its Subsidiaries), taken as a whole. Notwithstanding anything to the contrary in this Section 6.4, in connection with the efforts described in this Section 6.4 to obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity as promptly as practicable, Buyer shall have the right to a reasonable period in which to engage with Governmental Entities and to discuss any objections that a Governmental Entity raises with respect to the Transactions and in which to attempt in good faith to resolve, narrow or overcome such objections.

(h) The Company and its Subsidiaries (i) shall be required, at Buyer’s sole discretion (subject to and without limiting Buyer’s obligations under this Section 6.4), to take, refrain from taking, proffer, make and agree to any Remedy (including the entry into any agreements at Buyer’s request), the effectiveness of which is conditioned on the consummation of the Closing, and (ii) shall not (without the prior written consent of Buyer, which, subject to and without limiting Buyer’s obligations under this Section 6.4, may be granted or withheld in Buyer’s sole discretion) take, refrain from taking, proffer, make or agree to any Remedy.

Section 6.5 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Buyer each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. The Company shall give prompt notice to Buyer of any Company Material Adverse Effect, and each of the Company and Buyer shall give the other Party prompt notice of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the Company Disclosure Letter.

Section 6.6 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 6.6, each of the Company and Buyer shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors and officers and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall, upon giving of reasonable notice by the other, afford the other’s authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of its independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each of the Company and Buyer shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested by the other, in each case, for purposes reasonably related to the consummation of the Transactions.

(b) The foregoing provisions of this Section 6.6 shall not require and shall not be construed to require either the Company or Buyer to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Buyer, as applicable, would (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) result in the loss of the protection of any attorney-client privilege, (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability or (v) unreasonably disrupt the operations of such Party or any of its Subsidiaries. In the event that the Company or Buyer, as applicable, objects to any request submitted pursuant to and in accordance with Section 6.6(a) and withholds information on the basis of the foregoing clauses (i) through (iii), the Company or Buyer, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company or Buyer, as applicable, shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of the Company or Buyer, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer of the other Party or to another Person designated by the Company or Buyer, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) No exchange of information or investigation by Buyer or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Buyer or Merger Sub set forth in this Agreement.

Section 6.7 Exchange Act Deregistration. The Company shall, with the reasonable cooperation of Buyer, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to permit the Company Stock and any other security issued by the Company or one of its Subsidiaries and listed on NASDAQ to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.8 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Buyer shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or trading market, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law or (iii) with respect to or following any Change in the Company Recommendation made in accordance with this Agreement or in response to any Acquisition Proposal in accordance with this Agreement. Notwithstanding any of the foregoing, except to the extent previously included in the initial press release with respect to the Transactions, any reference to the PIPE Transaction or any Equity Financing Source in any press release issued, or public statements or filings made, with respect to the Transactions shall require the prior written consent of Buyer. Each of the Company and Buyer may make any public statements without complying with the foregoing requirements if the substance of such statements was publicly disclosed and previously subject to the foregoing requirements.

Section 6.9 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (or, if earlier, until the applicable Continuing Employee terminates employment with the Surviving Corporation and its Subsidiaries), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) a base salary or wage rate, as applicable, that is no less favorable than that in effect immediately prior to the Effective Time, (ii) cash incentive opportunities (including, as applicable, annual or short-term bonus and commission opportunities) and equity or equity-based incentive opportunities that are, in the aggregate, no less than those in effect for such Continuing Employee immediately before the Effective Time (excluding for this purpose any special, one-time or non-recurring incentive opportunities) and (iii) other employee benefits (including deferred compensation and retirement benefits) at levels that are substantially comparable in the aggregate to those in effect for (or available to) such Continuing Employee as of the Effective Time (excluding for this purpose any retiree medical or defined benefit pension plan benefits, cash or equity-linked awards, change in control or retention benefits, severance and termination benefits or other special or non-recurring compensation or benefits).

(b) For a period of twelve (12) months following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time and listed on Section 6.9(b) of the Company Disclosure Letter.

(c) With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all eligible service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting (solely for purposes of defined contribution retirement accounts) and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay), except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing: the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period or service requirement (other than any age-based requirements, which shall continue to apply), in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan (such plans, the “Old Plans”); (ii) each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to waive all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan for the Continuing Employees and their covered dependents; and (iii) each New Plan providing medical, dental, pharmaceutical, or vision benefits to give full credit pursuant to such New Plan to any eligible expenses paid by the Continuing Employees and their covered dependents and credited under the Old Plan during the portion of the plan year of the Old Plans ending on the date that Continuing Employees’ participation in the corresponding New Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d) In respect of each Continuing Employee’s annual bonus for the calendar year in which the Closing Date occurs (the “Closing Year Annual Bonus”), Buyer shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee the Closing Year Annual Bonus in an amount no less than the product obtained by multiplying (1) such Continuing Employee’s full bonus entitlement under the applicable Company Plan, assuming (x) with respect to any applicable individual performance goals, that such goals are achieved at no less than target levels of performance and (y) with respect to any applicable company performance goals, that such goals are achieved at the greater of (A) target performance and (B) actual performance, extrapolated through the end of the applicable calendar year based on actual performance through the Closing Date and consistent with past practice, as determined in good faith by the Company Board prior to the Closing Date by (2) a fraction, the numerator of which equals the number of days that have elapsed from the first day of the calendar year in which the Closing Date occurs through the Closing Date and the denominator of which equals the total number of calendar days in such calendar year (the “Closing Year Annual Bonus Payment”); provided, that the Closing Year Annual Bonus Payment will be payable at the same time and subject to the same terms and conditions as called for in the applicable Company Plan in effect as of the Closing Date.

(e) From and after the Effective Time, the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) assume and honor all of the Company Plans in accordance with their terms as in effect immediately prior to the Effective Time and, in good faith, interpret the provisions of such Company Plans.

(f) The Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) assume all Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing or anything in this Agreement to the contrary, the terms and conditions of employment for any (i) Continuing Employees covered, or who become covered, by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law, and (ii) Continuing Employees otherwise located outside the United States shall be subject to applicable Law.

(g) Prior to making any written or material oral communications to Company Employees pertaining to the treatment of compensation or benefits in connection with the Transactions, the Company shall provide Buyer with a copy of the intended communication, and Buyer shall have a reasonable period of time to review and comment on the communication, which comments the Company shall consider in good faith.

(h) Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of the Company, Buyer or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Company, Buyer or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause, in accordance with any Collective Bargaining Agreements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9(h) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, or any plan, program or arrangement of the Company, Buyer or any of their respective Affiliates, (ii) alter or limit the ability of Buyer to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement (including amendments necessary to comply with applicable Laws or as may otherwise be considered prudent by the applicable plan fiduciary(ies)) or (iii) create any third-party rights in any current or former service provider or employee of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years after the Effective Time, Buyer agrees that, to the fullest extent permitted under applicable Law and the Organizational Documents of the Company (or Organizational Documents of any of its Subsidiaries) in effect as of the date of this Agreement, Buyer shall cause the Surviving

Corporation to indemnify and hold harmless each present and former (determined as of the Effective Time) director and officer of the Company or any of its Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Buyer shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent required to do so under applicable Law and the Organizational Documents of the Company (or Organizational Documents of any of its Subsidiaries) in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Buyer shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policies, and (ii) the Company’s and its Subsidiaries’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s and its Subsidiaries’ insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate to the insureds as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate to the insureds as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement. In no event shall the Company expend, or Buyer or the Surviving Corporation be required to expend, for such policies required to be obtained under this Section 6.10(b), a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, however, that if the premium for such insurance coverage exceeds such amount, Buyer shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such Proceeding, shall promptly notify the Surviving Corporation thereof in writing, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Surviving Corporation. In the event of any Proceeding: (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Buyer nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Buyer or the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.10 to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Buyer or the Surviving Corporation elects to assume such defense, and Buyer and the Surviving Corporation shall cooperate in the defense of any such matter if Buyer or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Buyer or the Surviving Corporation elects to assume such defense and Buyer and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Buyer or the Surviving Corporation elects not to assume such defense; (iv) Buyer and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company or any of its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on (and made available to Buyer prior to) the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e) If Buyer or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

(f) The rights of the Indemnified Parties under this Section 6.10 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.10 is not prior to or in substitution of any such claims under such policies).

(g) This Section 6.10 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 6.10.

Section 6.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the Company (including the Company Board) and Buyer (including the Buyer Board), respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.12 Section 16 Matters. The Company, Buyer and the Company Board and the Buyer Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.13 Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought against the Company or any members of the Company Board or any of its officers from and following the date of this Agreement and prior to the Effective Time (such litigation, “Company Transaction Litigation”), the Company shall promptly notify Buyer of such Company Transaction Litigation and shall keep Buyer reasonably informed with respect to the status thereof. The Company shall consult with Buyer, give Buyer a reasonable opportunity to participate in the defense or settlement (at Buyer’s sole expense) of any Company Transaction Litigation (including by providing Buyer the opportunity to review and comment on all material filings or responses to be made by the Company) and shall consider in good faith Buyer’s advice with respect to such Company Transaction Litigation; provided that the Company shall in any event control such defense and the disclosure of information to Buyer in connection therewith shall be subject to the provisions of Section 6.5; provided, further, that the Company shall not settle or agree to settle any Company Transaction Litigation without prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14 Financing; Mutual Cooperation Covenants.

(a) Cooperation. Each Financing Cooperation Provider agrees to use its commercially reasonable efforts to provide such assistance (and to cause its subsidiaries and its and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such assistance) with the Applicable Financing Transaction of the Financing Cooperation Recipient as is reasonably requested by the applicable Financing Cooperation Recipient. Such assistance shall include, but not be limited to, the following:

(i) delivery by the Company to Buyer of (x) the Debt Financing Required Information with respect to the Buyer Debt Financing and (y) in the case of a Buyer Public Equity Offering, information of the type contemplated by clauses (1) (with respect to investor and road show presentation), (4) and (5) of the definition of “Debt Financing Required Information” as if references to Buyer Debt Financing therein were references to a Buyer Public Equity Offering;

(ii) participation, including by officers of appropriate seniority and experience, in and assistance with the preparation and negotiation of the applicable Debt Financing Documents;

(iii) participation, including by officers of appropriate seniority and experience, in and assistance with (x) Debt Marketing Activity undertaken by the applicable Financing Cooperation Recipient in connection with its Applicable Financing Transaction and (y) Equity Marketing Activity undertaken by Buyer in connection with any Buyer Public Equity Financing;

(iv) delivery by the Company to Buyer of all Financing KYC Deliverables with respect to the Buyer Debt Financing or Buyer Public Equity Financing; provided that such delivery to Buyer will occur at least five Business Days prior to the Closing Date, to the extent requested by Buyer at least nine Business Days prior to the Closing Date;

(v) take such other actions as are reasonably requested by the applicable Financing Cooperation Recipient to facilitate the satisfaction on a timely basis of the conditions precedent set forth in Exhibit C to the Debt Commitment Letter or other debt commitment letters with respect to the Applicable Financing Transaction, as applicable, that are within its control;

(vi) provide to applicable Financing Cooperation Recipient such information as may be necessary so that the Marketing Material for its Applicable Financing Transaction is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading; and

(vii) inform the applicable Financing Cooperation Recipient promptly in writing if the applicable Financing Cooperation Provider (A) concludes that any previously issued financial statement of such Financing Cooperation Provider or any of its Subsidiaries included in any materials with respect to the Applicable Financing Transaction of the Financing Cooperation Recipient should no longer be relied upon per Item 4.02 of Form 8-K under the Exchange Act or (B) determines that a restatement of any of such Financing Cooperation Provider’s or its Subsidiaries’ financial statements is required or reasonably likely.

(b) Coordination. Each Financing Cooperation Recipient shall reasonably coordinate its Applicable Financing Transaction with the other Financing Cooperation Recipient, and neither shall take any actions with respect to its Applicable Financing Transaction that could reasonably be expected to interfere with the other Applicable Financing Transaction. In furtherance of the foregoing, each Financing Cooperation Recipient shall consult with and provide to the Financing Cooperation Provider, upon request, copies of all draft and final agreements and other documents relating to its Applicable Financing Transaction and shall keep the Financing Cooperation Provider reasonably informed on a current basis and in reasonable detail of material developments in respect of its Applicable Financing Transaction.

(c) Use of Logos. Each Financing Cooperation Provider hereby consents to the customary use of its and its Subsidiaries’ marks, designs, names, logos, trademarks, copyrights, service marks and other intellectual property by the applicable Financing Cooperation Recipient and the applicable debt financing sources in connection with its Applicable Financing Transaction; provided that (i) such uses are solely in a manner that is not intended to or reasonably likely to harm or disparage such Financing Cooperation Provider or its Subsidiaries or the reputation or goodwill of such Financing Cooperation Provider or any of its Subsidiaries and (ii) each Financing Cooperation Recipient shall provide the applicable Financing Cooperation Provider with a reasonable opportunity to review any documents, communications or other materials in connection with such uses, and consider in good faith the reasonable comments of such Financing Cooperation Provider, prior to such uses.

(d) Indemnification. Each Financing Cooperation Recipient shall indemnify and hold harmless the applicable Financing Cooperation Provider, each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses or damages, suffered or incurred by them in connection with any and all of the matters contemplated by this Section 6.14 (other than such liabilities, losses or damages (i) arising from gross negligence, fraud, willful misconduct or intentional misrepresentation on the part of the Financing Cooperation Provider, its Subsidiaries or its or their respective Representatives, (ii) arising from incorrect or misleading information provided by the Financing Cooperation Provider or its Subsidiaries or its and their respective Representatives, or (iii) relating to matters with respect to which the Financing Cooperation Provider otherwise is entitled to indemnity hereunder).

(e) Sharing of Information. Notwithstanding any other provision set forth herein or in any other agreement between or among the Parties (or any of their respective Affiliates), each Financing Cooperation Recipient may share non-public or confidential information regarding the applicable Financing Cooperation Provider, its Subsidiaries and their respective businesses with the Debt Financing Sources providing debt financing in the Applicable Financing Transaction to such Financing Cooperation Recipient or its Affiliates, and such Financing Cooperation Recipient, its Affiliates and such Debt Financing Sources may share such information with potential debt investors in connection with any Debt Marketing Activity undertaken in connection with such Applicable Financing Transaction; provided that the recipients of such information agree to customary (including “click through”) confidentiality arrangements. In addition, Buyer may share non-public or confidential information regarding the Company, its Subsidiaries and their respective businesses with (x) one or more investment banks acting as underwriters, bookrunners or dealer-managers in a Buyer Public Equity Financing, subject to customary confidentiality arrangements, and (y) potential equity investors on a “wall-crossed” basis in connection with Equity Marketing Activity undertaken in connection with a Buyer Public Equity Financing, subject to customary wall-crossing and cleansing procedures. Any access or information contemplated to be provided by a Financing Cooperation Provider or any of its Subsidiaries pursuant to this Section 6.14 shall, to the extent such information constitutes material non-public information of such Financing Cooperation Provider or any of its Subsidiaries, only be provided to a third party if such third party affirmatively agrees to maintain the confidentiality of such information and to comply with all federal and state securities Laws applicable to such information.

(f) Effect on Condition to Obligations Hereunder. Notwithstanding anything to the contrary herein, it is understood and agreed that the conditions precedent set forth in Section 7.2(b) and Section 7.3(b) (as applied to the applicable Financing Cooperation Provider’s obligations under this Section 6.14) shall be deemed to be satisfied unless (i) the applicable Financing Cooperation Provider has failed to satisfy its obligations in any material respect under this Section 6.14, (ii) the applicable Financing Cooperation Recipient has notified the applicable Financing Cooperation Provider of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford the applicable Financing Cooperation Provider with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of the applicable Financing Cooperation Recipient’s failure to receive the proceeds of the Applicable Financing Transaction.

(g) Financing Not a Condition. Each Party hereto acknowledges and agrees that the consummation of either or both of the Applicable Financing Transactions is not a condition to any Party’s obligations under this Agreement. If any Applicable Financing Transaction has not been consummated, each Party shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the Transactions.

Section 6.15 Company’s Financing Covenants.

(a) The Company shall cooperate with Buyer with respect to any actions that are reasonably requested by Buyer to be taken by the Company or its Subsidiaries under any of the Company’s or any of its Subsidiaries’ outstanding debt securities in connection with the Transactions, including by, at Buyer’s sole election:

(i) eliminating or complying with the obligation to commence an Exchange Offer (as defined in the Company’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025 (the “Offer to Purchase”)) with respect to each series of the Company’s Amended Notes (as defined in the Offer to Purchase) (the “Company Notes”) as a result of the repayment or repurchase of such Company Notes and/or the payment of the $100 per $1,000/€100 per €1,000 premium contemplated by the Offer to Purchase;

(ii) entering into transactions with respect to the Company Notes and any of the Company’s or any of its Subsidiaries’ other outstanding debt securities as necessary to permit the incurrence of the Buyer Financing Transactions;

(iii) taking such actions as are necessary to effect the redemption contemporaneously with the Closing, and, if requested by Buyer in writing, the satisfaction and discharge (the “Discharge”) on the Closing Date, of any series of outstanding debt securities (including the Company Notes); or

(iv) preparing all necessary and appropriate documentation in connection with the repurchase, redemption or amendment of any series of outstanding debt securities pursuant to a tender offer (a “Tender Offer”), a consent solicitation (a “Consent Solicitation”) and/or other liability management transaction (a “Liability Management Transaction”), including notices of redemption, notices of offers to purchase and/or consent solicitation statements for or in respect of any series of outstanding debt securities.

(b) In furtherance and without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to:

(i) with respect to the Company Bridge Facility and the Revolving Facility, deliver to Buyer (A) at least five (5) days prior to the Closing Date, draft payoff letters and (B) at least two (2) Business Days prior to the Closing Date, executed payoff letters, in form and substance customary for transactions of this type; and

(ii) take any other actions reasonably requested by Buyer that are reasonably necessary for the payoff and termination in full (with customary exceptions for contingent obligations thereunder that are not yet due and payable) of the Company Bridge Facility and the Revolving Facility (the payoff of such facilities, together, the “Debt Payoff”);

provided, however, that (x) any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing, and (y) at Closing, Buyer shall pay, or cause to be paid, any outstanding indebtedness under the Company Bridge Facility or the Revolving Facility (subject to customary arrangements for any outstanding letters of credit).

(c) The Company shall, and shall cause its applicable Subsidiaries and its and their respective Representatives to, provide cooperation reasonably requested by Buyer in connection with the Debt Payoff, Discharge, Tender Offer, Consent Solicitation or Liability Management Transaction.

Section 6.16 Buyer’s Financing Covenants.

(a) Buyer shall not, without the prior consent of the Company, permit any amendment, modification to, or any waiver of any provision or remedy under, any of the Commitment Letter or any definitive agreement related to the Committed Financing unless:

(i) such amendment, modification or waiver would not impose new or additional conditions to the Committed Financing; and

(ii) such amendment, modification or waiver would not reasonably be expected to:

(A) prevent, materially delay or materially impede consummation of the Merger and other Transactions contemplated by this Agreement;

(B) reduce the aggregate amount of the Committed Financing to an amount, together with the proceeds of the Equity Investment and any cash, marketable securities, available lines of credit or other sources of immediately available funds of Buyer, less than the amount necessary for Buyer and Merger Sub to consummate the Transactions (it being understood that any mandatory commitment reduction due to obtaining net proceeds of a debt or equity issuance, entry into a limited condition bank loan or obtaining net proceeds of certain asset sales in accordance with the terms of such Commitment Letter shall be permitted without the Company’s prior consent); and

(C) materially and adversely affect the enforceability of the Commitment Letter by Buyer.

(b) Buyer shall promptly upon request provide true, complete and correct copies of each amendment, modification and waiver to any of the Commitment Letters or any definitive agreement related to the Committed Financing to the Company; provided that notwithstanding any other provision of this Agreement, Buyer shall be entitled from time to time to (x) substitute other debt financing for all or any portion of the Committed Financing from the same or alternative financing sources, including, for the avoidance of doubt, one or more issuances of debt securities, and (y) amend, restate, replace, supplement or otherwise modify the Committed Financing for the purpose of adding agents, co-agents, lenders, arrangers, bookrunners or other similar Persons.

(c) If any Debt Financing Failure Event occurs, Buyer shall use its commercially reasonable efforts, promptly and in consultation with the Company, to arrange for alternative debt financing (“Debt Replacement Financing”) in an amount that when added with the Equity Investment and any cash, marketable securities, available lines of credit or other sources of immediately available funds of Buyer would be sufficient to pay the amounts owed by Buyer on the Closing Date. Buyer shall deliver to the Company true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Debt Replacement Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Debt Fee Letter provided as of the date hereof).

(d) (i) Buyer shall use its reasonable best efforts to cause the Equity Financing Sources to make any necessary filings with or submissions to, or supply information or documentation to, Governmental Entities in connection with the filings, notices and reports as required by this Agreement and (ii) the Company shall furnish Buyer any reasonable assistance, including making any necessary filings with or submissions to, or supplying information or documentation to, Governmental Entities, as Buyer may request in connection with the Buyer Financing Transactions.

(e) Notwithstanding anything to the contrary herein, nothing in this Section 6.16 shall require (i) funding of any equity financing other than the Equity Investment, (ii) the incurrence of any debt financing other than the Committed Financing or any Debt Replacement Financing, or (iii) the payment of fees in connection with the Committed Financing or Equity Investment in excess of the amounts contemplated by the Debt Commitment Letter and the Subscription Agreements.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction (or waiver to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and any commitments not to close any of the Transactions before a certain date under a timing agreement entered into by the Parties with any Governmental Entity shall have expired or been terminated; and (ii) any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority or other condition set forth in Section 7.1(b)(ii) of the Company Disclosure Letter6 shall have expired or been obtained (clauses (i) and (ii), collectively, the “Required Governmental Consents”);

(c) Laws or Governmental Orders. No Governmental Entity shall after the date of this Agreement have enacted, issued or promulgated any Law or Governmental Order that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) The representations and warranties of Buyer and Merger Sub set forth in Article V shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions.

(b) Buyer and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c) Buyer shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligation of Buyer and Merger Sub to Effect the Merger. The obligations of Buyer and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Buyer to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 4.2(a) (Capitalization) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representation and warranty of the Company set forth in Section 4.6(a) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date of this Agreement; (iii) the representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), Section 4.2(b) (Capitalization), Section 4.3(a)

[6]

Note to Company: The list in the schedule currently includes either confirmed or highly likely filings based on Latham’s assessment using the Company’s data room information. To be finalized, including based on the Company’s outstanding input to the questions sent on 11/28.

(Corporate Authority and Approval), Section 4.3(b) (Corporate Authority and Approval) and Section 4.18 (Brokers and Finders) shall be true and correct, without regard to any “materiality” or “Company Material Adverse Effect” qualifiers specified therein, in all material respects, at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article IV shall be true and correct, without regard to any “materiality” or “Company Material Adverse Effect” qualifiers specified therein, at and as of the date of this Agreement and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) None of the Required Governmental Consents or any other approvals, consents, registrations, permits, authorizations and other confirmations required under applicable Law in connection with the consummation of the Merger shall have imposed any Remedy that, individually or in the aggregate with all other Remedies imposed, to be taken or agreed to, would reasonably be expected to have a Regulatory Material Adverse Effect.

(e) The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any covenant or agreement of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. This Agreement may be terminated and abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Buyer;

(b) by either the Company or Buyer, if:

(i) (A) the Effective Time shall not have occurred by 11:59 p.m. (New York City time) on the date that is twelve (12) months after the date of this Agreement (as may be extended, the “End Date”); provided, however, that if on such date one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (as the result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law) has not been satisfied or, to the extent permitted by applicable Law, waived and all other conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law, waived (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), the End Date shall automatically be extended to 11:59 p.m. (New York City time) on the date that is fifteen (15) months after the date of this Agreement; provided, further, that if on such extended date one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (as the result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law) has not been satisfied or, to the extent permitted by applicable Law, waived and all of the other conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law, waived (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), the End Date shall automatically be extended to 11:59 p.m. (New York City time) on the date that is eighteen (18) months after the date of this Agreement and (B) the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of the failure to consummate the Merger on or before such date. If all the conditions to Closing set forth in Article VII are satisfied (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) on a date that occurs on or prior to the End Date but the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) after such End Date, then such End Date shall automatically be extended to the Specified Date and the Specified Date shall become the End Date for all purposes of this Agreement;

(ii) any Law or Governmental Order permanently enjoining or prohibiting the consummation of the Merger shall have been issued or promulgated and become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such Law or Governmental Order; or

(iii) the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company:

(i) if Buyer or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 Business Days following the Company’s delivery of written notice to Buyer stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) prior to receipt of the Company Stockholder Approval, in order to enter into, concurrently with termination of this Agreement, a definitive agreement providing for a Company Superior Proposal subject to compliance with Section 6.3(b) if the Company has not violated its obligations under Section 6.2 and the Company has paid, or simultaneously with the termination of this Agreement pays, to Buyer the Company Termination Fee due under Section 8.3; or

(iii) if (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing and which were, as of the date the Closing was required to have occurred pursuant to Section 1.2, capable of being satisfied) or have been waived (in writing) by Buyer, in each case, at the time the Closing is required to have occurred in accordance with Section 1.2; (B) the Company has given written notice to Buyer that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing and which were, as of the date the Closing was required to have occurred pursuant to Section 1.2, capable of being satisfied), and that it is ready, willing and able to take the actions within its control to consummate the Closing; (C) Buyer failed to consummate the Closing by the date that the Closing was required to have occurred in accordance with Section 1.2; and (D) Buyer fails to consummate the Closing by the third (3rd) Business Day after the delivery of the Company’s notice pursuant to clause (B);

(d) by Buyer:

(i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 Business Days following Buyer’s delivery of written notice to the Company stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided, however, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Buyer or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) prior to receipt of the Company Stockholder Approval, if a Change in the Company Recommendation has occurred.

Section 8.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, the terminating Party shall forthwith give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by any of the Parties. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Buyer, Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee or the Regulatory Termination Fee, as applicable, if, as and when required pursuant to Section 8.3 or any of its other obligations under Section 8.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 8.3; (ii) no such termination shall relieve any Party for liability for such Party’s Fraud or Willful Breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the provisions set forth in Section 9.1(b) shall survive the termination hereof.

Section 8.3 Termination Fees.

(a) Company Termination Fee. If (A) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), (B) this Agreement is terminated by Buyer pursuant to Section 8.1(d)(ii), (C) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b)(iii) at a time when Buyer had the right to terminate pursuant to Section 8.1(d)(ii) or (D) (x) after the date of this Agreement, an Acquisition Proposal (substituting, for purposes of this Section 8.3(a), in the definition thereof “50%” for “20%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to the Company Stockholder Meeting, or, in the case of termination by Buyer pursuant to Section 8.1(d)(i), is publicly or privately proposed to the Company Board, and in each case is not publicly and irrevocably withdrawn, (y) this Agreement is terminated by (1) the Company or Buyer pursuant to Section 8.1(b)(iii) or Section 8.1(b)(i) (and the conditions set forth in Sections 7.1(b) and 7.1(c) have been satisfied) or (2) by Buyer pursuant to Section 8.1(d)(i) and (z) concurrently with or within 12 months after such termination, the Company (1) consummates an Acquisition Proposal or (2) enters into a definitive agreement providing for an Acquisition Proposal, whether or not such Acquisition Proposal is later consummated, then the Company shall pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, a fee of $[●]7 in cash (the “Company Termination Fee”), such payment to be made concurrently with such termination in the case of clause (A) above or clause (C) above with respect to a termination by the Company, within three Business Days after such termination in the case of clause (B) above or clause (C) above with respect to a termination by Buyer, or within three Business Days after the earlier of such entry into a definitive agreement providing for an Acquisition Proposal or consummation of an Acquisition Proposal in the case of clause (D) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) Regulatory Termination Fee.

(i) If this Agreement is terminated by the Company or Buyer (A) pursuant to Section 8.1(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (as the result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law) has not been satisfied or, to the extent permitted by applicable Law, waived and (2) all of the other conditions set forth in Section 7.1 and Section 7.3

[7]	Note to Draft: To be 3.75% of Company equity value.

have been satisfied or, to the extent permitted by applicable Law, waived (except for (i) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions were then capable of being satisfied if the Closing had taken place and (ii) any condition that has not been satisfied as a result of a breach by Buyer or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) or (B) pursuant to Section 8.1(b)(ii) as a result of any applicable Antitrust Law or Regulatory Law or a Governmental Order resulting from the enforcement of any applicable Antitrust Law or Regulatory Law, then Buyer shall pay to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $5,000,000,000 in cash (the “Regulatory Termination Fee”), with such payment to be made (x) in the case of Buyer’s termination of this Agreement, prior to or concurrently with, and as a condition to, such termination, or (y) in the case of the Company’s termination of this Agreement, within three Business Days of such termination; it being understood that in no event shall Buyer be required to pay the Regulatory Termination Fee on more than one occasion.

(ii) Upon an initial extension of the End Date to the date that is fifteen (15) months from the date of this Agreement, Buyer shall deposit, by wire transfer of immediately available funds, an amount equal to $1,000,000,000, into an escrow account jointly established by the Company and Buyer (the “Regulatory Termination Fee Escrow Account”). Upon a second extension of the End Date to the date that is eighteen (18) months from the date of this Agreement, Buyer shall deposit, by wire transfer of immediately available funds, an amount equal to $500,000,000, into the Regulatory Termination Fee Escrow Account. Prior to the termination of this Agreement or consummation of the Merger, all such deposits shall be escrowed in the Regulatory Termination Fee Escrow Account. Upon a termination of this Agreement or the consummation of the Merger, the balance of the Regulatory Termination Fee Escrow Account shall be released to Buyer, which released amount shall (i) in the case of a termination pursuant to which Buyer is required to pay the Regulatory Termination Fee to the Company in accordance with Section 8.3(b)(i) of this Agreement, be used by Buyer to pay the Regulatory Termination Fee to the Company, or (ii) in the case that the Merger is consummated, be used by Buyer to pay the Merger Consideration.

(c) Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(a), Buyer would not have entered into this Agreement and that, without Section 8.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Buyer fails to promptly pay any amount due pursuant to this Section 8.3, the Company or Buyer, as applicable, shall pay to Buyer or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses reasonably incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee or the Regulatory Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee or the Regulatory Termination Fee, as applicable, become payable by, and are paid by, the Company to Buyer or Buyer to the Company, as applicable, such Company Termination Fee or Regulatory Termination Fee, as applicable, shall be the receiving Party’s sole and exclusive remedy for any breach or failure of performance pursuant to this Agreement (other than in respect of Fraud or Willful Breach). The Parties further acknowledge that the right to receive the Company Termination Fee or the Regulatory Termination Fee, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 9.5.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1 Survival. The representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time or the termination of this Agreement only to the extent provided in this Section 9.1.

(a) The following provisions of this Agreement shall survive the Effective Time: this Article IX (Miscellaneous and General), the Confidentiality Agreement, the agreements of the Parties contained in Article I

(The Merger), Article II (Effect of the Merger on Capital Stock), Article III (Delivery of Merger Consideration; Procedures for Surrender), Section 4.20 (No Other Representations and Warranties), Section 5.9 (No Other Representations and Warranties), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), and Section 9.11 (Expenses), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, and the provisions that substantively define any related defined terms.

(b) The following provisions of this Agreement shall survive the termination of this Agreement: this Article IX (Miscellaneous and General), the Confidentiality Agreement, and the agreements of the Parties contained in Section 4.20 (No Other Representations and Warranties), Section 5.9 (No Other Representations and Warranties), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fees), and Section 9.11 (Expenses), and the provisions that substantively define any related defined terms.

(c) All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement, as applicable.

Section 9.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 6.10, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.15 shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4(c).

Section 9.5 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 9.6:

If to the Company:

[COMPANY]
[Address Line 1]
[Address Line 2]
Attention:	[●]
Telephone:	([●]) [●]-[●]
Email:	[●]

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:	Jonathan E. Levitsky Gordon S. Moodie Katherine D. Taylor Erik J. Andren
Email:	jelevitsky@debevoise.com gsmoodie@debevoise.com ketaylor@debevoise.com ejandren@debevoise.com

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew J. Nussbaum Karessa L. Cain
Email:	ajnussbaum@wlrk.com klcain@wlrk.com

If to Buyer or Merger Sub:

Paramount Skydance Corporation
1515 Broadway
New York, New York 10036
Attention:	Chief Legal Officer and General Counsel
Email:	paramountgloballegalnotices@paramount.com

with copies to (which shall not constitute notice):

Cravath, Swaine and Moore LLP Two Manhattan West 375 Ninth Avenue
New York, New York 10001
Attention:	Faiza Saeed Daniel Cerqueira Claudia Ricciardi Alexander Greenberg Minh Van Ngo
Email:	fsaeed@cravath.com dcerqueira@cravath.com cricciardi@cravath.com agreenberg@cravath.com mngo@cravath.com

and

Latham & Watkins LLP 1271 Avenue of the Americas
New York, New York 10020
Attention:	Ian Nussbaum Max Schleusener Rick Offsay
Email:	ian.nussbaum@lw.com max.schleusener@lw.com rick.offsay@lw.com

Section 9.7 Entire Agreement.

(a) This Agreement (including the exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges and agrees to the provisions set forth in Section 4.20 and Section 5.9 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for Fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement. For the avoidance of doubt, solely for purposes of the approval and adoption of this Agreement under the DGCL, none of the exhibits or annexes hereto or the Company Disclosure Letter or any other Transaction Document shall be deemed part of this Agreement, but shall for all other purposes have the effects provided therein and in this Agreement.

Section 9.8 Third-Party Beneficiaries. Except (x) that, in accordance with Section 261 of the DGCL, the Company shall have the right, on behalf of the Company’s stockholders, to pursue specific performance as set forth in Section 9.5 or, if specific performance is not sought or granted as a remedy, to seek damages in accordance with this Agreement (which shall include the benefit of the bargain lost by the Company’s stockholders) in the event of a breach by Buyer or Merger Sub of this Agreement, it being acknowledged and agreed that in no event shall any such stockholders of the Company or any other Person be entitled to enforce any of their rights, or any of Buyer’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so as a representative for such stockholders of the Company (and upon receipt of any payments as a result thereof, the Company shall be entitled to retain the amount of such payments so received) and (y) from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 6.10, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 9.7, the right to rely upon the representations and warranties set forth in this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions, may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling Person, Affiliate or Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 9.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

Section 9.10 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of the Company to take any action, prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and, from and after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part Buyer to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement or any of the other Transaction Documents, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.11 Expenses; Transfer Taxes.

(a) Except as otherwise provided in this Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

(b) Except as otherwise provided in Section 3.2, all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges arising in connection with the Merger shall be paid by Buyer when due, and Buyer shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). Except as may be required to satisfy the obligations contemplated by Section 6.10, no Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 9.10, and any attempted or purported assignment or delegation in violation of this Section 9.13 shall be null and void.

Section 9.14 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vii) the word “will” shall be construed to have the same meaning and effect as the word “shall”.

(d) The words “made available to Buyer” and words of similar import refer to documents (i) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of the Company prior to [●] [a.m./p.m.], New York City time, on [●], 2025, (ii) included in the Company Reports or (iii) if permitted to be “made available” after the date of this Agreement, delivered to Buyer or its Representatives after the date hereof in accordance with the notice procedures set forth in Section 9.6.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars, and any $ thresholds refer to the aggregate of all applicable consideration or payment of any kind or nature, whether in cash or in kind.

(g) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(h) The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, or to affect the interpretation of such term for purposes of this Agreement.

(i) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.15 Concerning Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Buyer or any of its Affiliates under or pursuant to the Debt Commitment Letter or of any Applicable Financing Cooperation Recipient under any other agreement entered into with respect to the Applicable Financing Transaction), each Party hereby:

(a) (i) waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (ii) agrees that none of the Debt Financing Sources will have any liability to any Party or any of its Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (iii) agrees not to seek to enforce commitments or other rights under the Debt Commitment Letter or any contract entered into with respect to any Applicable Financing Transaction against, or make any claims for breach of such commitments or such other rights against, or seek to recover monetary damages from, the Debt Financing Sources, or otherwise sue the Debt Financing Sources for any reason related to the Debt Commitment Letter or any contract entered into with respect to any Applicable Financing Transaction, except, in the case of each clauses (i) through (iii), in the case of Buyer and its Affiliates, pursuant to or in connection with the Debt Commitment Letter or any contract relating to the Applicable Financing Transaction;

(b) agrees not to bring, or support any Person in bringing, or permit any of its Affiliates to bring, or support any Person in bringing, any legal proceeding against, or seek to recover monetary damages from, any Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in contract or in tort or otherwise, in any forum, other than the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;

(c) agrees that any Proceeding against any of the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter, or any contract entered into with respect to any Applicable Financing Transaction, or the performance of any services thereunder, whether in contract or in tort or otherwise, shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court;

(d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such legal proceeding in the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(e) agrees that any such legal proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state);

(f) agrees that service of process upon such party in any such legal proceeding shall be effective if notice is given in accordance with the notice provisions of this Agreement;

(g) knowingly, intentionally and voluntarily waives (to the fullest extent permitted by law) trial by jury in any Proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter or any other contract entered into with respect to any Applicable Financing Transaction or the performance of any services thereunder;

(h) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section and any of the provisions in this Agreement (including Section 9.2(a)) reflecting the agreements set forth in this Section 9.15; and

(i) agrees that the provisions in this Section 9.15, the definitions used in this Section 9.15 (as used in this Section 9.15) and any other provisions of this Agreement to the extent an amendment, waiver or modification thereof would adversely affect the substance of any of the foregoing as it affects the Debt Financing Sources, shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

[Company]

By
Name:
Title:

[Buyer]

By
Name:
Title:

[Merger Sub]

By
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, however, that, with respect to Buyer, (i) other than with respect to Section 6.4(f), “Affiliate” means any Person that is controlled, directly or indirectly, by Buyer and (ii) solely with respect to Section 6.4(f), “Affiliate” shall include Ellison (as defined in Buyer’s Organizational Documents); provided, however, that with respect to this clause (ii), “Affiliate” shall not include Oracle Corporation, Ellison Institute of Technology or any of the respective controlled Affiliates of Oracle Corporation or Ellison Institute of Technology.

“Affiliation Agreements” means Contracts for the distribution or bundling of video programming services, including linear networks and direct-to-consumer services, with any Person that distributes video services via any technology (including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a video-on-demand or “over the top” service providers, and further including application distribution and the ingestion of content comprising a service), and any correspondence or writings amending the foregoing.

“AI Technologies” means, in addition to any definition for “artificial intelligence” or “artificial intelligence system” or any similar term under applicable Law, any and all technologies, systems or tools that use machine learning, deep learning, neural networks, natural language processing, generative models, or other artificial intelligence methodologies, including statistical learning algorithms and all software or hardware implementations thereof that are capable of generating or analyzing output such as predictions, data or content (including text, images, video or audio) based on input such as user-supplied prompts.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Financing Transactions” means (a) with respect to Buyer, the Buyer Debt Financing and the Buyer Public Equity Financing, and (b) with respect to the Company, any Permitted Financing Activities by the Company, including a Term Loan Refinancing and a Junior Lien Notes Exchange.

“Average Buyer Stock Price” means the average of the volume weighted averages of the trading prices of Buyer Class B Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, in another authoritative source mutually selected by the Parties) on each of the [ten] consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the Closing Date.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York, New York or the City of Wilmington, Delaware is required or authorized by Law to close.

“Buyer Debt Financing” means the Committed Financing, one or more debt financing transactions contemplated by the Debt Commitment Letter, or any other bank financing or capital markets financing entered into by Buyer or its Affiliates to finance the Transactions.

Annex A-1

“Buyer Public Equity Financing” means one or more equity capital markets financing transactions entered into by Buyer or its Affiliates, the proceeds of which are used in whole or in part to finance the Transactions.

“Buyer Financing Transactions” means the PIPE Transaction, the Buyer Debt Financing, the Buyer Public Equity Financing and the other transactions contemplated by the Subscription Agreements and the Commitment Letter.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means a collective bargaining agreement or other similar Contract with a Labor Union.

“Communications Act” means the Communications Act of 1934.

“Company Bridge Facility” means that certain non-investment grade leveraged bridge loan facility under the non-investment grade leveraged bridge loan agreement, dated as of June 26, 2025, among the Company, one of its Affiliates, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A.

“Communications Laws” means the Communications Act and the applicable rules and regulations promulgated thereunder.

“Company DC Plan” means the [Company] Non-Employee Directors Deferral Plan and the Company’s Supplemental Retirement Plan.

“Company DSU” means any deferred stock unit of the Company.

“Company Employee” means current or former employee of the Company and its Subsidiaries.

“Company ESPP” means the Company’s 2011 Employee Stock Purchase Plan (as amended).

“Company Equity Awards” means the Company Options, the Company RSUs, the Company PRSUs, the Company DSUs and the Company Notional Units.

“Company Information Technology” means all Information Technology owned, leased or licensed by the Company and its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which the Company or its Subsidiaries has material operations or in which products or services of the Company or its Subsidiaries are sold;

(B) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company or its Subsidiaries has material operations;

(C) changes in the relationship of the Company or its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or

Annex A-2

any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions by, or resulting or arising from the identity of or any facts or circumstances relating to, Buyer or its Affiliates; provided, however, that this clause (C) shall not apply to references to “Company Material Adverse Effect” in Section 4.4;

(D) changes or modifications in accounting standards applicable to the Company or its Subsidiaries, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(E) any failure by the Company or its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;

(F) Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis;

(G) any actions taken or failed to be taken by the Company or its Subsidiaries that are expressly required to be taken by this Agreement or any other Transaction Document or any actions taken with Buyer’s written consent or failed to be taken at Buyer’s written request; provided, however, that this clause (G) shall not apply to any actions taken or failed to be taken pursuant to Section 6.1(a); or

(H) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of the Company, its Subsidiaries or any of their respective securities; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;

provided, further that, with respect to clauses (A), (B), (D) and (F), such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Company and its Subsidiaries (taken as a whole) compared to other companies operating in the industries and geographies in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

“Company Notional Unit” means each notional investment unit with respect to shares of Company Stock subject to a Company DC Plan.

“Company Option” means each option to purchase shares of Company Stock granted under any Company Stock Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, individual consulting, individual independent contractor, severance, separation, termination, retention, change of control, stay bonus and other similar plan, program, agreement or arrangement that is maintained or contributed to by the Company or any of

Annex A-3

its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, other than any such plan, scheme or arrangement (i) that is sponsored or maintained by, or provided through, a Governmental Entity or Labor Union or (ii) any Multiemployer Plan.

“Company PRSU” means any performance restricted stock unit of the Company.

“Company Reports” means the forms, statements, certifications, reports and documents filed with or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date, including those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended.

“Company RSU” means each restricted stock unit of the Company (other than any Company PRSU or Company DSU).

“Company Stock Plans” means the Amended and Restated [Company] Stock Incentive Plan, the Company ESPP, the [Company] 2013 Incentive Plan (as amended) and the [Company] 2005 Non-Employee Director Incentive Plan (as amended).

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.

“Confidentiality Agreement” means the confidentiality letter agreement entered into between Buyer and the Company, dated November 10, 2025, and the clean team agreement entered into between Buyer and the Company, dated November 25, 2025.

“Continuing Employee” means each individual who is a Company Employee immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Buyer or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Applicable Financing Transaction, including:

(a) all credit agreements, security agreements, guarantee agreements, and all note purchase agreements, indentures, and notes, relating to the Applicable Financing Transaction;

(b) all officer, secretary, solvency and perfection certificates, and legal opinions to be provided in connection with the Applicable Financing Transaction; and

(c) agreements, documents or certificates relating to the creation, perfection or enforcement of liens securing the Applicable Financing Transaction, including control agreements, access letters and similar arrangements, surveys and title insurance with respect to real property, and intellectual property security agreements.

“Debt Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Committed Financing expiring, or being terminated, (b) for any reason, all or any portion of the Committed Financing becoming unavailable, (c) a breach or repudiation or threatened or anticipated breach

Annex A-4

or repudiation by any Debt Financing Source party to the Commitment Letter of which Buyer becomes aware, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to the Commitment Letter or any Affiliate or agent of such Person shall allege in writing that any of the events set forth in the foregoing clauses has occurred.

“Debt Financing Required Information” means (1) materials for rating agency presentations and investor and road show presentations, (2) bank information memoranda (including a public-side version thereof), syndication documents, registration statements, prospectuses, offering memoranda, projections and private placement memoranda (as well as customary certificates and “backup” support), (3) lender presentations and other information packages regarding the business, operations, financial condition, projections and prospects of the Company, (4) such financial and other information as is customarily required in connection with the execution of financings of a type similar to the Buyer Debt Financing, including (A) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income, equity and cash flows of the Company for each of the three fiscal years most recently ended more than sixty (60) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income and cash flows of the Company for each subsequent fiscal quarter ended more than forty (40) days prior to the Closing Date and (C) other historical financial information regarding the Company and its Subsidiaries reasonably necessary to permit Buyer to prepare pro forma financial statements required by the Debt Financing Sources or customarily included in marketing and offering documents for an offering of debt securities of Buyer on a registration statement filed with the SEC, and (5) similar documents and materials, in each case necessary, customary or advisable in connection with any portion of the Buyer Debt Financing to the extent reasonably requested by Buyer or contemplated by the definitive agreements related to any Buyer Debt Financing (including the Commitment Letter) and limited to information to be contained therein with respect to the Company and its Subsidiaries.

“Debt Financing Source” means any Person that has committed to provide financing, or has entered into the definitive agreements related to any Applicable Financing Transaction (including the Commitment Letter with respect to the Buyer Debt Financing), including any of such Person’s Affiliates or its or their respective officers, directors, managers, members, employees, partners, trustees, stockholders, controlling persons, agents and representatives, and each of the successors or assigns of the foregoing.

“Debt Marketing Activity” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Applicable Financing Transaction, including:

(a) participation, including by officers of appropriate seniority and experience, in and assistance with, (i) the preparation of the Debt Marketing Material and due diligence sessions related thereto, (ii) bank meetings and a customary road show with prospective debt investors, (iii) the preparation of rating agency presentations and meetings with rating agencies, and (iv) provided that the applicable Financing Cooperation Provider has been provided a reasonable opportunity to review and comment on a substantially final draft of the Debt Marketing Material used in connection with the arrangement of the Applicable Financing Transaction, and the applicable Financing Cooperation Recipient has considered such comments in good faith, prior to dissemination of such materials to potential public-side lenders or other debt investors in any proposed Applicable Financing Transaction, filing such reports under securities laws as may be customary or required for transactions of the type contemplated by this Agreement and the Debt Commitment Letter or as is reasonably requested or required to comply with Regulation FD in connection with the distribution of Debt Marketing Material or reasonably requested by the applicable Financing Cooperation Provider in connection with the syndication or other marketing of the Applicable Financing Transaction;

(b) subject to customary confidentiality provisions and disclaimers, provision of customary authorization letters to the Financing Cooperation Recipient in connection with the Applicable Financing Transaction authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation that the public side versions of such documents, if any, do not include material non-public

Annex A-5

information about the applicable Financing Cooperation Provider or its Subsidiaries or their respective securities; provided that such letters provide that (A) the applicable Financing Cooperation Provider and its Affiliates shall not have any liability of any kind or nature resulting from the use of such information except for liability under the applicable Debt Financing Documents for such Applicable Financing Transaction and (B) any representation regarding the accuracy of information shall be substantially consistent with the corresponding representation in the Debt Commitment Letter; and

(c) the applicable Financing Cooperation Provider using its commercially reasonable efforts to cause its independent auditors to cooperate with the Applicable Financing Transaction, including by (i) providing customary “comfort letters”, including customary “negative assurances” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Applicable Financing Transaction) and assistance with the due diligence activities of the financing sources involved with the Applicable Financing Transaction, (ii) proving customary consents to the inclusion of audit reports in any applicable Debt Marketing Material or related government filings and (iii) providing customary consents to references to the auditor as an expert in any applicable Debt Marketing Material or related government filings.

“Debt Marketing Material” means each of the following: (a) customary “public side” and “private side” bank books, lender presentations and other information packages and (b) a road show presentation and a preliminary offering memorandum, each of which is suitable for use in a customary “high yield road show” for a private placement of debt securities.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Environmental Law” means any Law or Governmental Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety.

“Equity Award Exchange Ratio” means the quotient (rounded to [●] decimals) obtained by dividing (i) the Merger Consideration by (ii) the Average Buyer Stock Price.

“Equity Financing Sources” means any Person that has committed to provide financing, or has entered into the Subscription Agreements, in connection with the PIPE Transaction, including any of such Person’s controlled Affiliates or its or their respective officers, directors, employees, partners, trustees, stockholders, controlling persons, agents, representatives, successors or assigns.

“Equity Marketing Activity” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Buyer Public Equity Financing, including:

(a) participation, including by officers of appropriate seniority and experience and by representatives of the Company’s independent auditors, in and assistance with, (i) the preparation of the one or more registration statements, preliminary or final prospectuses, prospectus supplements or free writing prospectuses (collectively, “Public Equity Offering Documents”) and due diligence sessions related thereto and (ii) a customary road show with prospective equity investors;

(b) the Company using its commercially reasonable efforts to cause its independent auditors to cooperate with the applicable Buyer Public Equity Financing, including by (i) providing customary “comfort letters”, including customary “negative assurances” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the applicable Buyer Public Equity Financing) and assistance with the due diligence activities of the financing sources involved with the applicable Buyer Public Equity Financing, (ii) providing customary consents to the inclusion of audit reports in any applicable Public Equity Offering Document or related government filings and (iii) providing customary consents to references to the auditor as an expert in any applicable Public Equity Offering Document or related government filings.

Annex A-6

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export and Sanctions Regulations” means sanctions and export control Laws and regulations where such Person does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury.

“FCC” means the U.S. Federal Communications Commission.

“FCC License” means a license or other authorization issued by the FCC to the Company or its Subsidiaries, including licenses in the FCC’s Industrial/Business pool frequencies for wireless telecommunications services using private radio systems.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financing Cooperation Provider” means (a) with respect to the Buyer Debt Financing and the Buyer Public Equity Financing, the Company and (b) with respect to the Permitted Financing Activities, Buyer.

“Financing Cooperation Recipient” means (a) with respect to the Buyer Debt Financing and the Buyer Public Equity Financing, Buyer and (b) with respect to the Permitted Financing Activities, the Company.

“Financing KYC Deliverables” means all documentation and other information reasonably requested by Buyer with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56 and 31 C.F.R. § 1010.230 and OFAC, FCPA and the Investment Company Act.

“Fraud” means actual and intentional common law fraud under Delaware law with respect to a representation and warranty set forth in Article IV or Article V by the Party making such representation or warranty. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Guilds” means guilds, unions or other labor organizations, domestic or foreign, that relate to or support the development, production, release, exhibit, performance, broadcast or other form of use or

Annex A-7

exploitation of audio or audiovisual content or works of any kind (e.g., the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America, the International Alliance of Theatrical Stage Employees, International Brotherhood of Teamsters and American Federation of Musicians or other union if the bargaining unit is employed in connection with the development, production, release, exhibit or performance, broadcast or other form of use or exploitation of audio or audiovisual content or work of any kind).

“Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, per- or poly-fluorinated substances, polychlorinated biphenyls or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Information Technology” means software, computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communications lines and hardware), network and telecommunications systems hardware and other information technology equipment.

“Intellectual Property” means, collectively, all United States and non-United States intellectual property rights, including all such rights in (a) patents and patent applications, including divisions, continuations, continuations-in-part, provisionals, interferences, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs (“Patents”); (b) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, designs, symbols, trade dress, trade names, Internet domain names, social media handles, and other indicia of source or origin, including all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (c) published and unpublished works of authorship in any media (including software, source code, object code, information, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, including all renewals, extensions, restorations and reversions thereof, and including all derivative, compilation and ancillary rights of every kind, whether now known or hereafter recognized, related to copyrights (“Copyrights”); (d) trade secrets and all other confidential and proprietary information, including, rights in know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists; and (e) moral rights, rights of publicity and rights of privacy.

“Intervening Event” means any material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (a) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Company Board (or any member thereof) as of, or prior to, the date hereof and (b) does not involve or relate to the receipt, existence or terms of any Acquisition Proposal (or any proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal); provided, however, that (i) in no event shall any action that is taken by Buyer to the extent required by the affirmative covenants set forth in Section 6.4 and the consequences of any such action constitute an Intervening Event and (ii) in no event shall any change in the market price, trading volume or ratings of any securities or indebtedness of the Company, any Subsidiary of the Company, Buyer or any Subsidiary of Buyer constitute an Intervening Event; provided, further, however, that the underlying causes of any such change may be considered in determining whether an Intervening Event has occurred.

“IRS” means the United States Internal Revenue Service.

“Knowledge” when used in this Agreement (i) with respect to the Company, means the actual knowledge, after reasonable inquiry of the employees with primary responsibility regarding such matter, of the Persons listed in Section A(1) of the Company Disclosure Letter and (ii) with respect to Buyer, means the actual knowledge, after reasonable inquiry of the employees with primary responsibility regarding such matter, of the Persons listed in Section A(2) of the Company Disclosure Letter.

Annex A-8

“Labor Union” means any labor union, works council or similar employee or labor organization, including any Guild.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Licenses” permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means a lien, charge, pledge, security interest, hypothecation, mortgage, deed of trust, claim, transfer restriction, option, right of first offer or refusal or other encumbrance.

“Marketing Material” means any Debt Marketing Material or any Public Equity Offering Document.

“Material Affiliation Agreement” means [***]8.

“Material Company Franchise” means [***]9.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multi-Property Agreement” means each slate financing agreement, multi-property co-financing arrangement or other Contract pursuant to which multiple items of content are produced or financed, and for which the aggregate value of the content exceeds $100,000,000; it being understood that a Contract for a single item of Content that contemplates subsequent cycles or derivatives based on such Content shall not be considered “multi-Property” solely on account thereof.

“NASDAQ” means the NASDAQ Stock Market.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Ordinary Course Financing Activities” means (a) debt consisting of or relating to the sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of motion pictures, video and television programming, sound recordings or books in the Ordinary Course and the granting to Subsidiaries of rights to distribute such motion pictures, video, and television programming, sound recordings, or books, (b) advances to employees and consultants for travel and other business-related expenses in the Ordinary Course or (c) guarantees of obligations of the Company or any of its wholly owned Subsidiaries.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

[8]	Note to Draft: Definition to be ultimately moved to the Company Disclosure Letter.
[9]	Note to Draft: Definition to be ultimately moved to the Company Disclosure Letter.

Annex A-9

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Financing Activities” means any of the following:

(a) any refinancing by the Company or any of its Subsidiaries of all or any portion of the indebtedness under (and the termination of all or any portion of the commitments under) that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended, amended and restated, modified or otherwise supplemented, replaced or refinanced), by and among, inter alia, the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, as amended, supplemented or otherwise modified from time to time; provided that either (i) such refinancing is on, and any indebtedness incurred in connection with such refinancing contains, terms and conditions acceptable to Buyer in its sole discretion or (ii) (A) the aggregate principal amount of the indebtedness incurred in such refinancing does not exceed the aggregate principal amount of indebtedness being refinanced (plus accrued and unpaid interest and fees) and (B) such refinancing is mandatorily repayable at par (plus accrued interest) and without any prepayment premium upon consummation of the Merger (any such refinancing described in either clause (i) or clause (ii), a “Term Loan Refinancing”);

(b) the issuance of junior lien notes pursuant to a Tender Offer, Consent Solicitation or Liability Management Transaction undertaken pursuant to Section 6.15 (such notes, the “Junior Lien Exchange Notes”); provided that such exchange offer is on, and the Junior Lien Exchange Notes contain, terms and conditions acceptable to Buyer in its sole discretion (any such issuance, a “Junior Lien Notes Exchange”); and

(c) any amendment, replacement, renewal, extension, refinancing or similar transaction involving any other existing debt consisting of debt for borrowed money of the Company or its Subsidiaries; provided that such amendment, replacement, renewal, extension, refinancing or similar transaction is on terms and conditions that are acceptable to Buyer in its sole discretion.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of-way of record and other similar non-monetary encumbrances and (ii) zoning, building and other land use regulations promulgated by Governmental Entities, in each case of clauses (i) and (ii), that are not presently violated and that do not materially detract from the value or marketability of the real property to which they relate or materially interfere with the operation of the subject real property as currently conducted; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; and (e) Liens that will be discharged or released on or prior to the Closing Date.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means, with respect to a Party, any data or information in any media that can reasonably be used to identify a particular individual or device, including any data or other information that constitutes personal information or analogous term under any applicable Law.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration

Annex A-10

or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Processing” means any operation or set of operations that is performed on Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data.

“Proxy Statement” means the proxy statement/prospectus relating to the matters to be submitted to the holders of Company Stock at the Company Stockholder Meeting to be filed by the Company with the SEC.

“Registered” means issued by, registered with, or the subject of a pending application for issuance or registration before, any Governmental Entity.

“Registered Company IP” means Company Owned IP that is Registered.

“Regulators” means Governmental Entities with jurisdiction over Regulatory Laws.

“Regulatory Laws” means all (a) foreign and transnational Laws regarding (i) the provision of broadcasting, streaming or audio-visual media services, (ii) foreign direct investments Laws and (iii) Laws concerning the review, notification or regulation of subsidies or other forms of state support provided by non-domestic governments, including any Laws governing the assessment of distortive subsidies in connection with mergers, acquisitions, joint ventures or public procurement and (b) Communications Laws.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“Revolving Facility” means that certain revolving credit facility under the credit agreement, dated as of October 4, 2024, as amended on June 26, 2025, among certain Affiliates of the Company, the lenders party thereto, Bank of America, N.A., JPMorgan Chase Bank, N.A., and Goldman Sachs Bank USA.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Executive” means with respect to the Company and its Subsidiaries, any of the Company’s officers with a title of Executive Vice President or above.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (ii) of which such Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies by Contract.

“Takeover Statute” means a “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem,

Annex A-11

value added, stamp, excise, severance, occupation, service, digital services, environmental, sales, consumption, turnover, goods and services, use, license, lease, transfer, import, export, customs duty, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Law” means the Law of any Governmental Entity or political subdivision thereof relating to any Tax.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, any documentation with respect to transfer pricing or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means a day on which shares of Buyer Class B Common Stock are traded on NASDAQ.

“Transaction Documents” means this Agreement, the Confidentiality Agreement and [final set of ancillary agreements to be reflected], including all annexes, Exhibits, Schedules, attachments and appendices thereto.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Annex A-12

PRIVILEGED AND CONFIDENTIAL

SUBSCRIPTION AGREEMENT1

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [●], by and between Paramount Skydance Corporation, a Delaware corporation (the “Company”), and the undersigned subscriber, referred to herein as the “Subscriber”.

WHEREAS, the Company has entered into an Agreement and Plan of Merger with [Warrior], a Delaware corporation (“Warrior”), and [Warrior Merger Sub], a Delaware corporation and a wholly owned direct subsidiary of the Company (“Warrior Merger Sub”), dated as of [●], providing for, among other transactions, an acquisition of Warrior by the Company (as amended from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware, Warrior Merger Sub shall merge with and into Warrior, with Warrior surviving the merger and becoming, directly or indirectly, a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”);

WHEREAS, in connection with and immediately prior to the consummation of the Merger, Subscriber desires to subscribe for and purchase from the Company, and the Company desires to issue and sell to Subscriber in consideration of the payment of the Final Purchase Price (as defined below) by or on behalf of Subscriber to the Company, the number of newly issued shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Company Class B Common Stock”), set forth on the signature page hereto, as may be adjusted in accordance with Section 2(d) (the “Final Subscribed Shares”), for a purchase price of $[●] per share of Company Class B Common Stock (the “Per Share Price”, and the aggregate of such Per Share Price for all Final Subscribed Shares, being referred to herein as the “Final Purchase Price”), representing a purchase price in the aggregate for all Subscribed Shares (as defined below) of $40,400,000,000.00 (the “Aggregate Purchase Price”);

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into that certain subscription agreement (the “Other Subscription Agreement” and together with this Subscription Agreement, the “Subscription Agreements”) with that certain other investor (the “Other Subscriber” and together with Subscriber, the “Subscribers”), which is on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such Subscriber has agreed to purchase, in connection with the Merger, an aggregate amount of up to [●] shares of Company Class B Common Stock, at the Per Share Price(such transactions, together with the Subscription (as defined below), collectively, the “PIPE Transaction”);

WHEREAS, the Board of Directors of the Company established a special committee of the Board of Directors of the Company consisting of independent and disinterested directors (the “Company Special Committee”) to, among other things, review, evaluate and negotiate the Subscription Agreements and the PIPE Transaction and, if the Company Special Committee deems appropriate, recommend that the Board of Directors of the Company approve the Subscription Agreements and the PIPE Transaction;

WHEREAS, the Company Special Committee has [unanimously] (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into the Subscription Agreements and consummate the PIPE Transaction and (b) recommended that the Board of Directors of the Company approve the Subscription Agreements and the PIPE Transaction (such recommendation, the “Company Special Committee Recommendation”);

WHEREAS, the Board of Directors of the Company, acting upon the Company Special Committee Recommendation, has [unanimously] (a) determined that it is in the best interests of the Company and the

[1]	Note to Draft: Subject to update based on the Merger Agreement and finalization of transaction structure.

stockholders of the Company, and declared it advisable, that the Company enter into the Subscription Agreements and consummate the PIPE Transaction and (b) approved the Subscription Agreements and the PIPE Transaction;

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement, and as a condition and inducement to the Company’s willingness to enter into this Subscription Agreement, Subscriber has delivered to the Company a limited guarantee (the “Limited Guarantee”) from The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Subscriber in connection with this Subscription Agreement; and

WHEREAS, in connection with the Transactions, the Guarantor has entered into that certain equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), to provide to Subscriber, subject to the terms and conditions therein, cash to fund the full amount of the Aggregate Purchase Price (the “Equity Financing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, on the dates prior to the Final Closing (as defined below) specified below and at the Final Closing, as applicable, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the applicable Purchase Price (as defined below), the applicable Subscribed Shares (as defined below) (the “Subscription”).

2. Closing.

(a) Initial Pre-Funding.

(i) At least five (5) Business Days (as defined below) prior to [ ● ], 20262 (the “Initial Pre-Funding Date”), the Company shall deliver written notice to Subscriber (the “Initial Pre-Funding Notice”) specifying the wire instructions for delivery of the Initial Pre-Funding Purchase Price to the Company. No later than two (2) Business Days prior to the Initial Pre-Funding Date, Subscriber shall deliver to the Company such information as is reasonably requested in the Initial Pre-Funding Notice in order for the Company to issue the Initial Pre-Funding Subscribed Shares (as defined below) to Subscriber. On the Initial Pre-Funding Date, Subscriber shall deliver the Initial Pre-Funding Purchase Price for the Initial Pre-Funding Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Initial Pre-Funding Notice, and the Company shall deliver to Subscriber the Initial Pre-Funding Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities Laws (as defined in the Merger Agreement) or those created by Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and evidence from the Company’s transfer agent of the issuance to Subscriber of the Initial Pre-Funding Subscribed Shares on and as of the Initial Pre-Funding Date (the “Initial Pre-Funding Closing”). For purposes of this Subscription Agreement, “Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York, New York or the City of Wilmington, Delaware is required or authorized by Law to close.

(ii) The “Initial Pre-Funding Purchase Price” shall mean an amount equal to $1,000,000,000.

[2]	Note to Draft: Twelve (12) month anniversary of closing.

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(iii) The “Initial Pre-Funding Subscribed Shares” shall mean [●] shares of Company Class B Common Stock.3

(b) Second Pre-Funding.

(i) At least five (5) Business Days prior to the date on which a Party (as defined in the Merger Agreement) elects to extend the End Date (as defined in the Merger Agreement) to the date that is [ ● ], 20274 (the “Second Pre-Funding Date”), the Company shall deliver written notice to Subscriber (the “Second Pre-Funding Notice”) the wire instructions for delivery of the Second Pre-Funding Purchase Price to the Company. No later than two (2) Business Days prior to the Second Pre-Funding Date, Subscriber shall deliver to the Company such information as is reasonably requested in the Second Pre-Funding Notice in order for the Company to issue the Second Pre-Funding Subscribed Shares (as defined below) to Subscriber, including, without limitation, the legal name of the person in whose name the Second Pre-Funding Subscribed Shares are to be issued. On the Second Pre-Funding Date, Subscriber shall deliver the Second Pre-Funding Purchase Price for the Second Pre-Funding Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Second Pre-Funding Notice, and the Company shall deliver to Subscriber the Second Pre-Funding Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities Laws or those created by Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and evidence from the Company’s transfer agent of the issuance to Subscriber of the Second Pre-Funding Subscribed Shares on and as of the Second Pre-Funding Date (the “Second Pre-Funding Closing”).

(ii) The “Second Pre-Funding Purchase Price” shall mean an amount equal to $500,000,000.

(iii) The “Second Pre-Funding Subscribed Shares” shall mean [●] shares of Company Class B Common Stock.5

(c) Termination Funding.

(i) If (and only if) the Regulatory Termination Fee becomes due and payable pursuant to Section 8.3(b) of the Merger Agreement (the “Termination Funding Date”), the Company shall promptly deliver written notice to Subscriber (the “Termination Funding Notice”) specifying (A) the anticipated Termination Funding Date and (B) the wire instructions for delivery of the Termination Funding Purchase Price) to the Company. No later than two (2) Business Days prior to the Termination Funding Date, Subscriber shall deliver to the Company such information as is reasonably requested in the Termination Funding Notice in order for the Company to issue the Termination Funding Subscribed Shares (as defined below) to Subscriber, including, without limitation, the legal name of the person in whose name the Termination Funding Subscribed Shares are to be issued. On the Termination Funding Date, Subscriber shall deliver the Termination Funding Purchase Price for the Termination Funding Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Termination Funding Notice, and the Company shall deliver to Subscriber the Termination Funding Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities Laws or those created by Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and evidence from the Company’s transfer agent of the issuance to Subscriber of the Termination Funding Subscribed Shares on and as of the Termination Funding Date (the “Termination Funding Closing”).

[3]	Note to Draft: To be the number of shares of Company Class B Common Stock equal to the quotient of the Initial Pre-Funding Purchase Price divided by the Per Share Price.
[4]	Note to Draft: Fifteen (15) month anniversary of closing.
[5]	Note to Draft: To be the number of shares of Company Class B Common Stock equal to the quotient of the Second Pre-Funding Purchase Price divided by the Per Share Price.

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(ii) The “Termination Funding Purchase Price” shall mean an amount equal to the Regulatory Termination Fee; provided that (x) if (A) the Initial Pre-Funding Closing has occurred and the Initial Pre-Funding Purchase Price has been paid but (B) the Second Pre-Funding Closing has not occurred and the Second Pre-Funding Purchase Price has not been paid prior to the Termination Funding Date, the amount of the Termination Funding Purchase Price payable shall be reduced by an amount equal to the Initial Pre-Funding Purchase Price; and (y) if both (A) the Initial Pre-Funding Closing has occurred and the Initial Pre-Funding Purchase Price has been paid and (B) the Second Pre-Funding Closing has occurred and the Second Pre-Funding Purchase Price has been paid prior to the Termination Funding Date, the amount of the Termination Funding Purchase Price payable shall be reduced by an amount equal to the sum of the Initial Pre-Funding Purchase Price and the Second Pre-Funding Purchase Price. Each of the Termination Funding Purchase Price, the Final Purchase Price, the Initial Pre-Funding Purchase Price, and the Second Pre-Funding Purchase Price is referred to herein as a “Purchase Price”.

(iii) The “Termination Funding Subscribed Shares” shall mean [●] shares of Company Class B Common Stock.6

(d) Final Closing.

(i) The consummation of the Subscription contemplated hereby (the “Final Closing” and, together with the Initial Pre-Funding Closing, Second Pre-Funding Closing, and the Termination Funding Closing, each, a “Closing”) is contingent upon the prior or substantially concurrent consummation of the Merger and shall occur on the Final Closing Date (as defined below).

(ii) At least five (5) Business Days before the anticipated date of the Final Closing (the “Final Closing Date” and, together with the Initial Pre-Funding Date, the Second Pre-Funding Date, and the Termination Funding Date, each, a “Closing Date”), the Company shall deliver written notice to Subscriber (the “Final Closing Notice” and, together with the Initial Pre-Funding Notice, the Second Pre-Funding Notice, and the Termination Funding Notice, each, a “Funding Notice”) specifying (A) the anticipated Final Closing Date and (B) the wire instructions for delivery of the Final Purchase Price to the Company. No later than two (2) Business Days prior to the Final Closing Date, Subscriber shall deliver to the Company such information as is reasonably requested in the Final Closing Notice in order for the Company to issue the Final Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Final Subscribed Shares are to be issued. On the Final Closing Date, upon satisfaction (or waiver, to the extent permitted by applicable law) of the conditions set forth in Section 2(d)(iii), Subscriber shall deliver the Final Purchase Price for the Final Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Final Closing Notice, and the Company shall deliver to Subscriber at the Final Closing, (a) the Final Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities Laws or those created by Subscriber) and (b) evidence from the Company’s transfer agent (or other evidence reasonably acceptable to Subscriber) of the issuance to Subscriber of the Subscribed Shares on and as of the Final Closing Date. Notwithstanding anything to the contrary herein, (x) to the extent that (A) the Initial Pre-Funding Closing has occurred and the Initial Pre-Funding Purchase Price has been paid but (B) the Second Pre-Funding Closing has not occurred and the Second Pre-Funding Purchase Price has not been paid prior to the Final Closing, the number of the Final Subscribed Shares shall be reduced by the number of Initial Pre-Funding Subscribed Shares, and (y) to the extent that both (A) the Initial Pre-Funding Closing has occurred and the Initial Pre-Funding Purchase Price has been paid and (B) the Second Pre-Funding Closing has occurred and the Second Pre-Funding Purchase Price has been paid prior to the Final Closing, the Final Subscribed Shares shall be reduced by the sum of the Initial Pre-Funding Subscribed Shares and the Second Pre-Funding Subscribed Shares.

[6]	Note to Draft: To be a number of Company Class B Common Stock equal to the quotient of the Termination Funding Purchase Price divided by the Per Share Price.

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(iii) The Final Closing shall be subject to the satisfaction (or waiver, to the extent permitted by applicable law, by the Company, on the one hand, and by Subscriber, on the other hand), on or prior to the Final Closing Date, of the following conditions:

(A) the prior or substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement; and

(B) (x) no injunction or similar order by any Governmental Entity (as defined in the Merger Agreement) having jurisdiction over any party hereto or any of its subsidiaries (whether temporary, preliminary or permanent) shall have been issued that prohibits the consummation of the Subscription and shall continue to be in effect, and (y) no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity having jurisdiction over any party hereto or any of its subsidiaries that has the effect of making the Subscription illegal or otherwise prohibiting consummation of the Subscription.

(e) Prior to or at each Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested by the Company in order for the Company to issue the Initial Pre-Funding Subscribed Shares, the Second Pre-Funding Subscribed Shares, the Termination Funding Subscribed Shares, or the Final Subscribed Shares, as applicable (collectively, the “Subscribed Shares”) to Subscriber, including a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) Each of the Company and its subsidiaries is a legal entity duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence (“Effect”) that, individually or in the aggregate with any other Effect is, or would reasonably be likely to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur: (1) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which the Company or its subsidiaries has material operations or in which products or services of the Company or its subsidiaries are sold, (2) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company or its subsidiaries have material operations, (3) changes in the relationship of the Company or its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions by, or resulting or arising from the identity of or any facts or circumstances relating to, Warrior or its Affiliates (as defined in the Merger Agreement), (4) changes or modifications in accounting standards applicable to the Company or its subsidiaries, including GAAP (as defined in the Merger Agreement), or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Subscription Agreement, (5) any failure by the Company or any of its subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided, however, that the exception in this clause (5) shall not prevent or otherwise affect a determination that any Effect

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underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect, (6) Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis, (7) any actions taken or failed to be taken by the Company or any of its subsidiaries that are expressly required to be taken by this Subscription Agreement, or (8) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of the Company or any of its subsidiaries or any of their respective securities, provided, however, that the exception in this clause (8) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect; provided, however, that with respect to the foregoing clauses (1), (2), (4), and (6), such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Company and its subsidiaries (taken as a whole) compared to other companies operating in the industries and geographies in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

(b) The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Company’s organizational documents or the Laws of its jurisdiction of incorporation.

(c) This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally or by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 and all consents, approvals, and other authorizations described in Section 3(e) have been obtained and that all filings and other actions described in Section 3(e) have been made or taken, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the performance by the Company of its obligations under this Subscription Agreement (including compliance by the Company with all of the provisions of this Subscription Agreement), and the consummation of the transactions contemplated herein do not and will not (as applicable) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company or any of its subsidiaries, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its respective properties that, in the case of clauses (i) and (iii), would not, individually or in the aggregate, have a Company Material Adverse Effect, or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4, other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of

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waiting periods or authorizations (i) required to comply with state securities or “blue-sky” Laws, (ii) required to register the Subscribed Shares, including the filing of any registration statement, (iii) required to be filed with or to the Commission and other regulatory authorities relating to the Transactions, (iv) required under the rules and regulations of The Nasdaq Global Select Market (“Nasdaq”), (v) required under the HSR Act (as defined in the Merger Agreement) or any other applicable Antitrust Laws (as defined in the Merger Agreement) relating to the Transactions, (vi) required under the Exchange Act (as defined below) or the Securities Act (as defined below) and (vii) as may be required with or to Regulators (as defined in the Merger Agreement) pursuant to applicable Regulatory Laws (as defined in the Merger Agreement), no filings, notices or reports are required to be made by any of the Company or its subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or any of its subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Subscription Agreement by the Company or the consummation by the Company of the PIPE Transaction, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(f) As of the date hereof, there are no Proceedings (as defined in the Merger Agreement) pending or, to the Knowledge (as defined in the Merger Agreement) of the Company, threatened against the Company or any of its subsidiaries or any property or asset of the Company or its subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(g) The Company (and, prior to August 7, 2025, Paramount Global) has filed or furnished or will file or furnish, as applicable, on a timely basis, all forms, statements, certifications, reports, and documents with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act or the Securities Act, including those filed with or furnished to the Commission subsequent to the date of this Subscription Agreement, in each case as amended (“Company Reports”), since the Applicable Date (as defined in the Merger Agreement). Each of the Company Reports, at the time of its filing or being furnished complied (or, if not yet filed or furnished, will comply) in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission promulgated thereunder. As of their respective dates (or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Subscription Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Subscription Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Subscription Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and complied or will comply, as of their respective dates of filing with the Commission, in all material respects with the published rules and regulations of the Commission with respect thereto. None of the Company Reports filed on or prior to the date hereof is, to the

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Knowledge of the Company, subject to ongoing review or investigation by the Commission, and there are no inquiries or investigations by the Commission or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(h) The authorized capital stock of the Company consists of (i) 5,500,000,000 shares of Company Class B Common Stock, of which [●] shares of Company Class B Common Stock are issued and outstanding as of the close of business on [●] (the “Reference Date”), (ii) 55,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Company Class A Common Stock” and, together with the Company Class B Common Stock, the “Company Common Stock”), of which [●] shares of Company Class A Common Stock are issued and outstanding as of the close of business on the Reference Date, and (iii) 100,000,000 shares of Preferred Stock, par value $0.001 per share, none of which have been issued or are outstanding as of the close of business on the Reference Date. As of the close of business on the Reference Date, [●] shares of Company Class A Common Stock and [●] shares of Company Class B Common Stock were held in treasury. There are 200,000,000 warrants of the Company issued and outstanding as of the close of business on the Reference Date, each exercisable for one share of Company Class B Common Stock at an initial exercise price of $30.50 per share. Since immediately prior to the close of business on [●], through the date hereof, no shares of Company Class A Common Stock or Company Class B Common Stock have been issued except to the extent any such shares have been issued pursuant to (i) the vesting of any awards or (ii) exercises of stock options, in each case referred to in this Section 3(h). All of the outstanding Company Common Stock has been duly authorized and validly issued and are fully paid and nonassessable and were created in accordance with applicable Law, the Company’s certificate of incorporation and bylaws and any agreement to which it is a party. The Company Common Stock has been issued in compliance in all material respects with all applicable federal securities Laws and all applicable foreign and state securities or “blue sky” Laws. As of the Reference Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any capital stock or other equity or voting securities of the Company or any of its subsidiaries. As of the Reference Date, except as set forth in the organizational documents of the Company or in the Company Reports, the Company is not under any obligation, nor is it bound by any Contract (as defined in the Merger Agreement) pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Company Common Stock. [As of the Reference Date, [●] shares of Company Class B Common Stock were reserved for, and [●] shares of Company Class B Common Stock were subject to, issuance pursuant to Company’s compensation and benefit plans, which included (i) [●] shares of Company Class B Common Stock in respect of options to purchase Company Class B Common Stock pursuant to Company compensation and benefit plans, (ii) [●] restricted stock units subject solely to service based vesting conditions granted under the Company compensation and benefit plans entitling the holders thereof to receive [●] shares of Company Class B Common Stock and (iii) [●] restricted stock units subject to both service and performance-based conditions granted under the Company compensation and benefit plans entitling the holders thereof to receive [●] shares of Company Class B Common Stock (assuming the achievement of any performance criteria at target levels)]. Other than as set forth above, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or compensatory equity or equity-linked award with respect to the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. As of the close of business on the Reference Date, except as set forth above and pursuant to (A) the Other Subscription Agreement, and (B) the Merger Agreement, there is no: (i) outstanding share of capital stock or other equity interest in the Company, (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable) or agreement to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is based on or derived from the value of any share of capital stock or other securities of the Company, in each case, issued by the Company or to which the Company is bound, except as set forth in the organizational documents of the Company, (iii) outstanding security, instrument, bond, debenture, note, or

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obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of the Company, or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(i) The issued and outstanding shares of Company Class B Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PSKY”. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the shares of Company Common Stock or prohibit or terminate the listing of the shares of Company Class B Common Stock on Nasdaq. As of the date hereof, the Company Class B Common Stock constitutes the only outstanding class of securities of Company registered under the Exchange Act.

(j) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of Subscribed Shares by the Company to Subscriber in the manner contemplated by this Subscription Agreement.

(k) Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities Laws.

(l) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

(m) Except for Centerview Partners LLC, RedBird BD LLC, Bank of America, N.A., Citigroup Global Markets Inc. and Barclays Capital Inc., no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(n) The Company is not, and immediately after receipt of payment for the applicable Subscribed Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) The Company and its subsidiaries, since the Applicable Date, have not been and are not currently in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order (as defined in the Merger Agreement), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, as of the date of this Subscription Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(p) Since September 30, 2025, and through the date of this Subscription Agreement, there has not been any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by Subscriber, and assuming the due authorization, execution

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and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(c) Assuming the accuracy of the representations and warranties of the Company in this Subscription Agreement, the execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and performance by Subscriber of its obligations under this Subscription Agreement (including the compliance by Subscriber with all of the provisions of this Subscription Agreement) and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) the organizational documents of Subscriber, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such accounts is independently a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto and such information provided is accurate and complete).

(e) [Except for [●],] Subscriber is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement.

(f) Subscriber understands that the Subscribed Shares are non-voting common stock of the Company. Accordingly, Subscriber may not have the ability to affect the outcome of corporate actions via its ownership of the Subscribed Shares.

(g) Subscriber understands that the Subscribed Shares are being offered by the Company in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares issued by the Company may not be offered, sold or otherwise transferred by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, Rule 144 or a private resale pursuant to the so-called “Section 4(a)(1 1⁄2)”), or (iii) an ordinary course pledge such as a broker lien over account property generally and, in each case of

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clauses (i) through (iii), in accordance with any applicable securities Laws of the states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber acknowledges and agrees that, at the time of issuance by the Company, the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES THAT THIS SECURITY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO PARAMOUNT SKYDANCE CORPORATION, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

(h) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company or any of its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in Section 3 of this Subscription Agreement.

(i) Subscriber’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Code of 1986, as amended (the “Code”), or any applicable similar law.

(j) Subscriber is not (i) a person or entity named on any sanctions list maintained by (A) the U.S. Department of the Treasury’s Office of Foreign Assets Control, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, (B) the European Union, (C) the United Nations Security Council, (D) the government of the United Kingdom, including His Majesty’s Treasury, or (E) any individual European Union member state (clauses (A) through (E), collectively, “Sanctions Bodies”), (ii) fifty percent (50%) or more owned or controlled by, or acting on behalf of, a person, that is named on any sanctions list maintained by any Sanctions Bodies, (iii) operating, organized, resident in any jurisdiction subject to comprehensive territory-wide sanctions administered by any Sanctions Bodies, currently Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea region of Ukraine (each a “Sanctioned Country”), (iv) the government of a Sanctioned Country or the Government of Venezuela or (v) otherwise the target of sanctions administered by any Sanctions Bodies.

(k) If Subscriber is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the

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foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that none of the Company or any of its Affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the applicable Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Subscribed Shares.

(l) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares.

(m) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber, on the one hand, and the Company or its representatives or Affiliates, on the other hand, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its representatives or Affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Subscribed Shares (i) were not offered to it in any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered to it in a manner involving a public offering under, or, to its knowledge, in a distribution in violation of, the Securities Act or any other applicable securities Laws.

(n) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber is a sophisticated investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that none of the Company or any of its agents or Affiliates have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(o) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(p) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(q) Subscriber has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter. The Equity Commitment Letter, in the form provided to the Company, is in full force and effect and has not been withdrawn, rescinded, or terminated, or otherwise amended or modified in any respect and is a legal, valid and binding obligation of Subscriber and Fund (as defined in the Equity Commitment Letter), enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by the availability of equitable remedies. The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 6(m), solely in accordance with the provisions of,

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and subject to the limitations in, the Equity Commitment Letter. The aggregate cash proceeds from the Equity Financing will be sufficient for satisfaction of Subscriber’s obligations under this Subscription Agreement in an amount sufficient to consummate the transactions contemplated by this Subscription Agreement, including the payment of the Aggregate Purchase Price. The Equity Commitment Letter has not been modified, amended or altered, and the Equity Commitment Letter will not be amended, restated, supplemented, modified, altered or waived at any time through each Closing Date without the prior written consent of the Company, except as specified therein, and the commitment under the Equity Commitment Letter has not been withdrawn or rescinded in whole or in part.

(r) Subscriber has furnished the Company a true, complete and correct copy of its Limited Guarantee guaranteeing certain obligations of such Subscriber in connection with this Subscription Agreement. Such Limited Guarantee, in the form provided to the Company, is in full force and effect and has not been withdrawn, rescinded, or terminated, or otherwise amended or modified in any respect and is a legal, valid and binding obligation of Subscriber, enforceable in accordance with the terms thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by the availability of equitable remedies.

(s) At each Closing, as applicable, Subscriber will have sufficient immediately available funds to pay the applicable Purchase Price pursuant to Section 2.

(t) Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Subscribed Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(u) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the purchase of the Subscribed Shares by Subscriber.

(v) Subscriber is not a foreign person, as defined in 31 C.F.R. § 800.224. The transaction contemplated by this Subscription Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company and does not constitute a direct or indirect investment in the Company by any foreign person (as defined in 31 C.F.R. § 800.224) that affords such foreign person any of the access, rights or involvement described in 31 C.F.R. § 800.211(b).

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, on such date and at such time as the Merger Agreement is terminated in accordance with its terms; provided that in the event the Regulatory Termination Fee is due and payable by the Company pursuant to Section 8.3(b) of the Merger Agreement, then Subscriber’s and the Company’s obligations pursuant to Section 2(c) herein (and related obligations pursuant to Section 2(e) herein) and the provisions of Section 6 shall survive the termination of this Subscription Agreement until such time that such purchase and sale of the Termination Funding Subscribed Shares is consummated in accordance therewith.

6. Miscellaneous.

(a) Any notice or other communication required or permitted to be delivered to any party under this Subscription Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time, on the Business Day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), and, in each case, the notice or other communication is sent to the physical address or email address specified on the signature page hereof.

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(b) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Subscribed Shares hereunder, and if Subscriber effects a pledge of any Subscribed Shares it shall be required to provide the Company with notice thereof; provided, however, that any transfer of the Subscribed Shares in connection with any exercise of remedies in respect of such pledge shall be deemed a transfer, sale or assignment, as the case may be, of the Subscribed Shares thereunder. The Company hereby agrees to use commercially reasonable efforts to execute and deliver such documentation as a pledgee of the Subscribed Shares may reasonably request in connection with a pledge of the Subscribed Shares to such pledgee by Subscriber (including, if requested by Subscriber and subject to Subscriber and the pledgee providing representations and undertakings in customary form reasonably acceptable to the Company, such documentation as may be reasonably necessary to have the Subscribed Shares (as may be specified by Subscriber) issued with an unrestricted CUSIP and transferable through the facilities of The Depositary Trust and Clearing Corporation to facilitate such pledge).

(c) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein; provided, however, that in the event that the Final Closing occurs, then the Company shall pay Subscriber’s reasonable and documented out-of-pocket fees and expenses incurred by Subscriber in connection with the Subscription Agreement up to an amount of $5,000,000.

(d) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder may be transferred or assigned, except as expressly permitted hereby. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned. Notwithstanding the foregoing, Subscriber may assign this Subscription Agreement and its rights hereunder in whole or in part to any other person as a “Subscriber” hereunder, or (ii) as collateral, any and/or all of its rights hereunder by way of security to any banks or other financial institutions providing financing to Subscriber or its Affiliates; provided, no such assignment shall relieve Subscriber of any of its obligations hereunder; provided, further, that no such assignment, delegation or transfer of the Subscription commitment shall be to (A) an “alien” (within the meaning of 47 U.S.C. § 310(b)) who, following the consummation of the Transactions, would unlawfully own, directly or indirectly, with all other “aliens” (within the meaning of 47 U.S.C. § 310(b)), twenty five percent (25%) or more of the equity or voting interests of the Company or its subsidiaries (in each case, as calculated pursuant to the rules, regulations, published orders, policies and decisions promulgated by, and other applicable requirements of, the FCC (as defined in the Merger Agreement) and interpretations thereof by federal courts of competent jurisdiction), or (B) any “alien” (within the meaning of 47 U.S.C. § 310(b)) who is a citizen, or an entity (or other person) organized under the laws, of a “foreign adversary country” (within the meaning of 10 U.S.C. § 4872(d)(2)), in each case other than to an Affiliate of Subscriber (including funds and investment vehicles managed by or under common management with Subscriber or its Affiliates). Following any permitted assignment, delegation or transfer by Subscriber of its rights, interest and obligations hereunder pursuant to this Section 6(d), Subscriber will provide the Company with written notice of such assignment, delegation or transfer and the amount thereof. Any purported assignment in violation of the foregoing shall be null and void ab initio.

(e) None of the representations and warranties or covenants in this Subscription Agreement, or any certificate or schedule or other document delivered pursuant to this Subscription Agreement, shall survive the earlier to occur of the Termination Funding Closing or the Final Closing, except those covenants that by their terms survive or contemplate performance after the Termination Funding Closing or the Final Closing, as applicable (which shall survive until fully performed).

(f) Subscriber acknowledges that the Company may file the form of this Subscription Agreement with the Commission as an exhibit to a periodic report or other filing of the Company. Subscriber will promptly provide any information reasonably requested by the Company that is required for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission); provided that such information shall be kept confidential, except as required by the applicable securities Laws or pursuant to Proceedings of regulatory authorities.

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(g) This Subscription Agreement may not be amended or modified except by an instrument in writing, signed by each of the parties hereto and Warrior. Each of Subscriber and the Company hereby agrees Warrior shall be an express and intended third-party beneficiary of this Section 6(g).

(h) This Subscription Agreement, together with the Merger Agreement, the Equity Commitment Letter, and the Limited Guarantee, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as expressly provided herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) This Subscription Agreement may only be enforced against, and any legal proceeding, claim, obligation, liability or cause of action (whether in contract, in tort, at law, in equity or otherwise) based upon, arising out of, or related to this Subscription Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party; provided, however, that Warrior is hereby made an express and intended third-party beneficiary of (x) the rights expressly granted to the Company under this Subscription Agreement and (y) solely for the purpose of seeking (and, if applicable, obtaining) specific performance or injunction(s) or other equitable relief to cause Subscriber (or its successors or permitted assigns) or the Company (or its successors or permitted assigns) to comply with the terms of this Subscription Agreement, as applicable, including to satisfy Subscriber’s obligation, as and when due, to fund the applicable Purchase Price in accordance with Section 2 hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of Section 6(m) of this Subscription Agreement. Except (i) for a named party to this Subscription Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Subscription Agreement and not otherwise) or (ii) with respect to Retained Claims, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, manager, management company, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more parties under this Subscription Agreement or the Equity Commitment Letter or of or for any legal proceeding, claim, obligation, liability or cause of action (whether in contract, in tort, at law, in equity or otherwise) based on, arising out of, or related to this Subscription Agreement or the Equity Commitment Letter. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Subscription Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby shall be sought or had against any Non-Recourse Party, except for claims that any party hereto or Warrior, as applicable, may assert (A) against another party hereto (or its heirs, executors, administrators, successors, legal representatives or permitted assigns) solely in accordance with, and pursuant to the terms and conditions of, this Subscription Agreement or (B) pursuant to the Merger Agreement, the Equity Commitment Letter, the

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Limited Guarantee, the Confidentiality Agreement or any other agreement, document or instrument entered into by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Subscription Agreement, in each case, solely in accordance with, and pursuant to the terms and conditions hereof or thereof (each of the claims set forth in this clause (B), a “Retained Claim”).

(m) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Notwithstanding anything in this Subscription Agreement to the contrary, if (and only if) (i) all of the applicable conditions to a Closing set forth in Section 2 of this Subscription Agreement have been and continue to be satisfied or waived (other than those conditions that are by their nature to be satisfied by actions taken at such Closing; provided, that each such condition is then capable of being satisfied assuming such Closing would occur at such time), (ii) Warrior has irrevocably confirmed by written notice to Subscriber and the Company that Warrior is ready, willing, and able to consummate the Transactions, and (iii) such Closing has not been consummated in accordance with the applicable provisions of Section 2 on the date such Closing is required to have occurred in accordance with the applicable provisions of Section 2, then Warrior shall be entitled to enforce specifically Subscriber’s and the Company’s respective obligations to consummate such Closing.

(n) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any law, rule, or provision that would cause the application of any law other than the laws of the State of Delaware. The parties hereto expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Subscription Agreement and that such statute mandates the application of the laws of the State of Delaware to this Subscription Agreement, the relationship of the parties hereto, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any party hereto, (ii) the parties hereto have a reasonable basis for the application of the laws of the State of Delaware to this Subscription Agreement, the relationship of the parties hereto, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any party hereto, (iii) no other jurisdiction has a materially greater interest in the foregoing, and (iv) the application of the laws of the State of Delaware would not be contrary to the fundamental policy of any other jurisdiction that, absent the choice of the laws of the State of Delaware hereunder of the parties hereto, would have an interest in the foregoing.

(o) EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(o).

(p) The parties hereto agree that in any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the parties hereto irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen

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Court by motion, other request for leave, or other Proceeding, (iii) agrees that any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum, and (v) agrees that it will not bring any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any court or elsewhere other than the Chosen Courts. Each of the parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 6(a) or any other manner permitted by applicable Law. A final judgment in any Proceeding commenced in accordance with this Section 6(p) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing in the foregoing shall restrict any party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(q) The decision of Subscriber to purchase the Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreement. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(r) Notwithstanding anything to the contrary contained in this Subscription Agreement, if Subscriber breaches this Subscription Agreement (whether such breach is knowing, deliberate, willful, unintentional, or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, or otherwise), then, except for specific performance as and to the extent permitted under Section 6(m), the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Subscriber or any of its Affiliates or any former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, agents, representatives, successors or assigns of any of the foregoing, or any person which provides or is committed to provide financing in connection with the transactions contemplated by this Subscription Agreement or any of their respective Affiliates (collectively, the “Subscriber Related Parties”) for any breach, loss or failure to perform, which recourse shall be sought solely against Subscriber and, in the case of the Company’s right to enforce the Limited Guarantee and the Equity Commitment Letter, the Guarantor, herein and, subject to the limitations set forth herein and/or, with respect to the Company’s right to enforce the Limited Guarantee and the Equity Committee Letter, under the Limited Guarantee or the Equity Commitment Letter (as applicable), will be for the Company to seek to recover monetary damages from Subscriber for a willful breach; provided that in no event shall Subscriber be subject to monetary damages in the aggregate in the excess of $[●]7 (the “Maximum Aggregate Liability”). Notwithstanding anything to the contrary herein, in no event will any person: (i) be

[7]	Note to Draft: Maximum Aggregate Liability to be 7% of the Subscriber’s Purchase Price (consistent with the aggregate damages commitment provided by investors in the Pilot acquisition).

17

entitled to or permitted to receive both (x) the payment of any monetary damages (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement or the Equity Commitment Letter) and (y) a grant of specific performance requiring consummation of the transactions contemplated hereby, or (ii) seek, directly or indirectly, to recover (or recover) against any of Subscriber or the Subscriber Related Parties, or compel any payment by Subscriber or the Subscriber Related Parties of, any damages or other payments whatsoever that are, in the aggregate, in excess of the Maximum Aggregate Liability. For avoidance of doubt, while Warrior or the Company may seek to pursue either or both (i) an award of specific performance to enforce Subscriber’s obligation to consummate the transactions contemplated hereby solely in accordance with, and subject to the limitations in, this Subscription Agreement (including Section 6(m)) and the Equity Commitment Letter, or (ii) a monetary damages award solely in accordance with, and subject to the limitations in, this Subscription Agreement, in no event will (A) Warrior, the Company or any other person be entitled to receive such monetary damages award (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement or the Equity Commitment Letter if Warrior, the Company or any Company Related Party (as defined in the Equity Commitment Letter) has received a grant of specific performance or any other equitable remedy pursuant to Section 6(m) that specifically enforces the Company’s or Subscriber’s obligation hereunder or (B) Warrior, the Company or any other person be entitled a grant (or enforcement) of specific performance or any other equitable remedy, whether pursuant to Section 6(m) or otherwise, following any award of monetary damages (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by Subscriber, the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement or the Equity Commitment Letter) in accordance with this Subscription Agreement. For purposes of this Subscription Agreement, a “willful breach” means any willful material breach of any covenant or agreement set forth in this Subscription Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by Subscriber with the knowledge that the taking of such act, or failure to act, would result in such breach. Each of the Company and Subscriber acknowledges and agrees that the agreements contained in this clause (r) are integral parts of the transactions contemplated hereby and that, without these agreements, the Company, on the one hand, and Subscriber, on the other hand, would not enter into this Subscription Agreement.

[Signature pages follow.]

18

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

PARAMOUNT SKYDANCE CORPORATION

By:
Name: [●]
Title: [●]

Address for Notices:

1515 Broadway
New York, New York 10036
Attention: Chief Legal Officer and General Counsel
Email: paramountgloballegalnotices@paramount.com

[Signature Page to Subscription Agreement]

SUBSCRIBER:

Print Name:	Pinnacle Media Ventures IV, LLC

By:

Name: [●]
Title: [●]

Address for Notices:

c/o Lawrence Investments, LLC
101 Ygnacio Valley Rd. Suite 320
Walnut Creek, CA 94596

Number of Subscribed Shares subscribed for:

Per Share Price:	$[●]
Aggregate Purchase Price:	$40,400,000,000.00

You must pay the applicable Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the applicable Funding Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐

Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐

Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐

Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests:    ]

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐

Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

PRIVILEGED AND CONFIDENTIAL

FORM OF PIPE EQUITY COMMITMENT LETTER

[●], 2025

Pinnacle Media Ventures IV, LLC

c/o Lawrence Investments, LLC

101 Ygnacio Valley Rd., Suite 320

Walnut Creek, CA 94596

Attention: Paul T. Marinelli

Email: ptm@lawrenceinv.com and copy to notices@lawrenceinv.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Ian Nussbaum; Max Schleusener; Rick Offsay

Email: Ian.Nussbaum@lw.com; Max.Schleusener@lw.com; Rick.Offsay@lw.com

Ladies and Gentlemen:

This letter agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Letter Agreement”) sets forth the commitments of The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (“Fund”), subject to the terms and conditions contained herein to purchase, directly or indirectly, an equity interest in Pinnacle Media Venture IV, LLC, a Delaware limited liability company (“Subscriber”). It is contemplated that, pursuant to that certain Subscription Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Subscription Agreement”), by and between Subscriber and Paramount Skydance Corporation, a Delaware corporation (the “Company”), Subscriber will acquire the Subscribed Shares (as defined in the Subscription Agreement) from the Company at the Closing (the “Subscription”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.

1. Commitments. Subject to the satisfaction of the conditions set forth in Section 2 and subject to the terms and conditions set forth herein, Fund hereby commits that, at or immediately prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities or by an assignee permitted by the terms of Section 3 hereto, equity securities of Subscriber for an aggregate purchase price of, or otherwise make contributions to or invest funds in Subscriber in an aggregate amount of, $40,400,000,000 (as may be reduced in accordance with this Section 1, its “Commitment”) solely for the purpose of funding, and to the extent necessary to fund the payment of, (i) the Purchase Price and (ii) all related fees and expenses required to be paid by Subscriber pursuant to and in accordance with the Subscription Agreement (subject to Section 7(r) thereof) (collectively, the “Subscriber Obligations”); provided, that Fund shall not, under any circumstances, be obligated under this Letter Agreement or otherwise to contribute to, purchase equity securities of, or otherwise provide funds to, Subscriber or any other Person (as defined in the Merger Agreement), except as (and only to the extent) provided herein. In the event Subscriber does not require the full amount of Fund’s Commitment in order to consummate the Subscription or otherwise fulfil its obligation under the Subscription Agreement as a result of (A) an assignment that is made in accordance with the terms of Section 7(d) of the Subscription Agreement or (B) subsequent (x) direct or indirect purchases of equity securities of Subscriber or (y) contributions to or other investments in Subscriber by any affiliates of Fund, in each case of clauses (x) and (y) only, for cash in immediately available funds which are actually received (and not returned) by Subscriber no later than immediately prior to the Closing, the obligations of Fund to fund its Commitment with respect to the Subscriber Obligations may be reduced by Subscriber on a dollar-for-dollar basis as a result of the foregoing clauses (A) and (B). Notwithstanding any other provision of this Letter Agreement, under no circumstances (1) shall Fund be obligated to (but, for the avoidance of doubt, Fund shall be permitted in its sole discretion to) contribute to, purchase equity or debt of, or otherwise provide funds to Subscriber in any amount in excess of its Commitment, (2) shall Fund be liable under this Letter Agreement for, or otherwise obligated to fund, any Subscriber Obligations or other amounts in excess of its Commitment and (3) shall this Letter Agreement be enforced or otherwise given effect against Fund for an aggregate dollar amount in excess of its Commitment.

2. Conditions. Fund’s obligations to fund its Commitment, shall be subject to the following: (a) all conditions in Section 2(d) of the Subscription Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions); and (b) the substantially concurrent consummation of the Subscription in accordance with the terms of the Subscription Agreement; provided that if the Regulatory Termination Fee (as defined in the Merger Agreement) is due and payable by the Company pursuant to Section 8.3(b) of the Merger Agreement, then the foregoing clauses shall not be a condition to the Fund’s obligations to fund its Commitment for purposes of Pilot paying the Regulatory Termination Fee. For the avoidance of doubt, the obligations of Subscriber under the Subscription Agreement shall be determined in accordance with the terms thereof, and nothing in this Letter Agreement shall amend, modify, or waive any of the terms of the Subscription Agreement or any defenses that Subscriber may have to any assertion of any liability or obligation against it under the Subscription Agreement.

3. Permitted Allocations. Fund may assign any portion of its Commitment to one or more of its affiliated investment funds or any Person that is, directly or indirectly, wholly owned or otherwise controlled by or affiliated with Fund, one or more of such affiliated investment funds or one or more Subsidiaries (as defined in the Merger Agreement) that are wholly owned or otherwise controlled by or affiliated with Fund or its affiliated investment funds; provided, that such assignment shall not relieve Fund of any of its obligations hereunder; provided, further, that no such assignment of any portion of the Commitment shall be to (A) an “alien” (within the meaning of 47 U.S.C. § 310(b)) who, following the consummation of the Transactions, would own, directly or indirectly, with all other “aliens” (within the meaning of 47 U.S.C. § 310(b)), twenty five percent (25%) or more of the equity or voting interests of the Company or its subsidiaries (in each case, as calculated pursuant to the FCC Rules (as defined in the Subscription Agreement)), or (B) any “alien” (within the meaning of 47 U.S.C. § 310(b)) who is a citizen, or an entity (or other person) organized under the laws, of a “foreign adversary country” (within the meaning of 10 U.S.C. § 4872(d)(2)) (other than pursuant to clause (b) above) (each such Person in clause (A) or (B), a “Prohibited Person”). Any allocation, assignment or transfer in breach of this Section 3 shall be null and void and of no force and effect.

4. Limited Guarantee. Fund has, on or prior to the date hereof, delivered a limited guarantee in favor of the Company on behalf of Subscriber, pursuant to which Fund has agreed, subject to the terms and conditions set forth therein, to guarantee, as applicable, certain obligations of Subscriber in respect of the Subscription and the transactions contemplated by the Subscription Agreement or to have its recourse limited in the circumstances described therein (the “Limited Guarantee”).

5. No Recourse; Third Party Beneficiaries. Notwithstanding anything that may be expressed or implied in this Letter Agreement, the Subscription Agreement, the Limited Guarantee, the Merger Agreement or any document or instrument delivered in connection herewith or therewith, Subscriber, by its acceptance of the benefits hereof, covenants, agrees and acknowledges for itself and its affiliates that no Person other than Fund and its successors and permitted assignees has any liabilities, obligations or commitments of any nature (whether known or unknown, whether due or to become due, absolute, contingent or otherwise) hereunder and that, notwithstanding that Fund or its general partner (or any permitted assignee hereunder) may be a partnership, limited liability company or other entity, no recourse hereunder (or under any document or instrument delivered in connection herewith) or in respect of any oral representations made or alleged to be made in connection herewith (or in connection with the transactions contemplated hereby) shall be had against any former, current or future director, officer, employee, agent, equityholder, general or limited partner, manager, member, stockholder, trustee, beneficiary, affiliate, representative, attorney or advisor of Fund or any former, current or future director, officer, employee, agent, direct or indirect equityholder, general or limited partner, manager, member, stockholder, trustee, beneficiary, affiliate, representative, attorney, advisor or successor or assignee of any of the foregoing (other than Fund and its successors and assigns) (such Persons, collectively, the “Non-Recourse Parties”), through Subscriber or otherwise, whether by the enforcement of any assessment or by any legal or equitable Proceeding (as defined in the Merger Agreement), or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party (whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil or otherwise), as such, for any obligations of Fund under this Letter Agreement, the Subscription Agreement or any documents or instruments delivered in connection herewith or therewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided, that this Section 5 will not be deemed to limit the rights of the Company in respect of any Retained Claims (as defined below) or the third-party beneficiary rights expressly available to the Company hereunder. Subscriber hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any Proceeding (whether in tort, contract or otherwise) arising under, or in connection with, the Subscription Agreement, this Letter Agreement, the Limited Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against Fund or any Non-Recourse Party except for claims that constitute Retained Claims. Notwithstanding anything to the contrary contained herein or in the Limited Guarantee, under no circumstance shall the Company or any of its affiliates or any other Person acting on its or their behalf be permitted or entitled to receive, and in no event shall Subscriber or Fund be liable for, both (A) a grant of specific performance hereunder or under the Subscription Agreement to cause the Closing to occur or to cause Subscriber to enforce this Letter Agreement that results in the Closing actually occurring and (B) payment of any monetary damages (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by the Company or any of its affiliates in connection with the enforcement of this Subscription Agreement or the Equity Commitment Letter). The Non-Recourse Parties are express third-party beneficiaries of this Section 5. Except for the third-party beneficiary rights granted to the Company under Sections 6 and 7, to the Non-Recourse Parties under this Section 5 and to [Warrior], a Delaware corporation (“Warrior”) under Section 6, no other Person shall be a third-party beneficiary of this Letter Agreement and nothing herein, express or implied, is intended or shall confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this Letter Agreement.

6. Enforceability; Exclusive Remedy. Notwithstanding anything to the contrary in this Letter Agreement or otherwise, this Letter Agreement may only be enforced by Subscriber; provided, however, that (a) the Non-Recourse Parties are hereby made express and intended third-party beneficiaries of Section 5, (b) the Company and Warrior are each hereby made an express and intended third-party beneficiary of the rights granted to Subscriber under this Letter Agreement solely for the purpose of seeking (and, if applicable, obtaining) specific performance or injunction(s) or other equitable relief to enforce Subscriber’s obligation to cause Fund (or its successors or permitted assigns), to comply with Fund’s obligation, as and when due, to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of Section 7(m) of the Subscription Agreement and those set forth herein and (c) the Company (acting at the direction of the Company Special Committee) and Warrior are each hereby made an express and intended third-party beneficiary to enforce the Company’s and Warrior’s express rights to notice or consent pursuant to Section 3, this Section 6, Section 7, Section 12 and Section 13. No other Person, including Subscriber’s creditors, shall have any right to enforce this Letter Agreement or to cause Subscriber to enforce this Letter Agreement. Subscriber acknowledges and agrees that (i) Subscriber is delivering a copy of this Letter Agreement to the Company and that the Company is relying on the third-party beneficiary rights, representations, warranties, obligations and commitments of Subscriber hereunder in connection with the Company’s decision to enter into the Subscription Agreement and consummate the transactions contemplated thereby and (ii) the enforcement rights under this Section 6 (subject to the requirements and limitations herein and in the Subscription Agreement) are an integral part of the transactions contemplated by the Subscription Agreement and, without those rights, the Company would not have entered into the Subscription Agreement. Except as expressly set forth in this Section 6, the Company’s remedies against Fund hereunder and under the Limited Guarantee with respect to any Retained Claims shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company Related Parties (as defined below) against Fund or any Non-Recourse Party for any liability, loss, damage or recovery of any kind in connection with, relating to, arising out of or resulting from any breach of the Subscription Agreement or this Letter Agreement, the failure of the transactions contemplated hereby or thereby to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise (whether or not Subscriber’s breach is caused by the breach by Fund of its obligations under this Letter Agreement) and neither Fund nor any Non-Recourse Party shall otherwise have any liability or obligation relating to or arising out of such matters; provided, however, that nothing herein (including in this Section 6) will be deemed to limit the Retained Claims or the third-party beneficiary rights made expressly available to the Company, Warrior or the Non-Recourse Parties hereunder. For purposes of this Letter Agreement, the “Company Related Parties” means the Company, its affiliates and any former, current and future directors, officers, employees, general and limited partners, managers, members, direct or indirect securityholders, controlling Persons, affiliates, attorneys, assignees, agents and representatives of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing.

7. No Modification; Entire Agreement. This Letter Agreement may not be amended or otherwise modified, except by an instrument duly executed by each of the parties hereto (provided, however, that no such amendment or modification to this Letter Agreement may be made without the prior written consent of the Company or Warrior (and the Company and Warrior shall be an express and intended third party beneficiary of this Section 7); provided, further, that amendments and modifications solely to the extent necessary to reflect any allocation, assignment or other transfer expressly permitted hereunder shall not require the Company’s or Warrior’s prior written consent). This Letter Agreement, together with the Subscription Agreement and the Limited Guarantee constitute the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Fund or any of its affiliates, on the one hand, and Subscriber or any of its affiliates, on the other hand, with respect to the transactions contemplated hereby.

8. Governing Law; Venue; Service; Waiver of Jury Trial.

(a) This Letter Agreement and any disputes relating to or arising in connection with this Letter Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware, including 10 Del. C. § 8106(c), will control the interpretation and construction of this Letter Agreement.

(b) Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Letter Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the applicable laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO, ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES

AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9. Counterparts. This Letter Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

10. Confidentiality. Each of the parties hereto agrees to, and shall cause its directors, officers, affiliates, employees, agents, general partner, manager, member and representatives (collectively, “Representatives”) to keep any information, supplied by or on behalf of any of the other parties to this Letter Agreement with respect to the transactions contemplated hereby, confidential (“Confidential Information”) and to use, and cause its controlled Representatives to, and direct its other Representatives to, use, the Confidential Information only in connection with the transactions contemplated hereby; provided, however, that the term “Confidential Information” does not include information that (a) is already in such party’s possession; provided, that such information is not subject to another confidentiality agreement with or other binding obligation of secrecy to any Person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives in breach of this Letter Agreement, (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives; provided, that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any Person or (d) is developed by such party or its Representatives without use or reference to any Confidential Information; provided, however, that nothing herein shall prevent any party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any governmental entity having jurisdiction over such party, (iii) to the extent required by applicable law, (iv) to the extent necessary in connection with the exercise of any remedy hereunder and (v) to such party’s Representatives that reasonably need to know such information and whom such party shall instruct to observe the terms of this Section 10 and in each case who are subject to customary confidentiality restrictions (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall, to the extent permitted by applicable law, notify the other party hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable best efforts to limit the scope of any such disclosure and to ensure that any information so disclosed is accorded confidential treatment, when and if available).

11. Termination.

(a) The obligations of Fund to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (i) the consummation of the Closing and the payment in full of the Purchase Price by Subscriber pursuant to Sections 1 and 2 of the Subscription Agreement and all related fees and expenses required to be paid by Subscriber pursuant to and in accordance with the Subscription Agreement (only after which time all such obligations shall be discharged, but subject to the performance of such obligations), including, if the Regulatory Termination Fee is due and payable by the Company pursuant to Section 8.3(b) of the Merger Agreement, the Closing of Subscriber’s subscription to fund the Company’s payment of the Regulatory Termination Fee, after which subscription Closing the Fund’s Commitment will automatically terminate, (ii) the valid termination of the Subscription Agreement in accordance with its terms, (iii) the irrevocable funding in full by Fund (together with its permitted assigns) of the Commitment (as it may be reduced from time to time in accordance with Section 1), (iv) the payment of any Guaranteed Obligations (as defined in the Limited Guarantee) pursuant to and in accordance with the Limited Guarantee and (v) the filing of any Proceeding by or on behalf of Warrior, or its controlled affiliates, current officers or any successors or assigns of the foregoing against Fund, Subscriber or any other Non-Recourse Party relating to this Letter Agreement, the Subscription Agreement, the Limited Guarantee or any other agreement, document or instrument delivered in connection with or contemplated by the Subscription Agreement or any of the transactions contemplated hereby or thereby, in each case, other than any Proceeding by Warrior against (A) Subscriber (or its permitted assignees and successors) under the Subscription Agreement or this Letter Agreement, in each case in accordance with and solely to the extent permitted under the terms hereof and the terms of the Subscription Agreement, (B) Fund (and its permitted assignees and successors) under this Letter Agreement in accordance with and solely to the extent permitted under the terms hereof, and (C) any party (or its permitted assignees and successors) to the Merger Agreement or the other Transaction Documents (as defined in the Merger Agreement), the Limited Guarantee or the Confidentiality Agreement (as defined in the Merger Agreement), in each case, in accordance with and pursuant to the terms and conditions thereof (the Proceedings set forth in the foregoing clauses (A) through (C), each a “Retained Claim”).

(b) Sections 5 (No Recourse; Third Party Beneficiaries), 6 (Enforceability; Exclusive Remedy), 8 (Governing Law; Venue; Service; Waiver of Jury Trial), 10 (Confidentiality) and 11 (Termination) of this Letter Agreement shall survive and remain in full force and effect, notwithstanding any termination of this Letter Agreement. For the avoidance of doubt, upon the valid termination of this Letter Agreement pursuant to the terms hereof, all obligations of Fund to fund the Subscriber Obligations, its Commitment shall terminate and no surviving provision shall be deemed to include any Subscriber Obligations or otherwise require Fund to fund any portion of its Commitment.

12. Assignment. The rights and obligations under this Letter Agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other party hereto and Warrior, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, (a) Subscriber may assign, delegate and otherwise transfer all or a portion of its rights and/or obligations under this Letter Agreement to any assignee of Subscriber’s obligations under the Subscription Agreement pursuant to an assignment in accordance with the Subscription Agreement, and (b) Fund may assign, delegate or otherwise transfer all or a portion of its obligation to fund its Commitment in accordance with Section 3; provided, that no such assignment shall relieve Fund of its obligations hereunder. Following any permitted assignment, delegation or transfer by Fund of its rights, interests and obligations hereunder pursuant to this Section 12, Fund will provide Subscriber and the Company with written notice of such assignment, delegation or transfer and the amount thereof (it being acknowledged and agreed that receipt of notice does not constitute a consent to such assignment, delegation or transfer in accordance with the first sentence of this Section 12). Upon any such assignment, delegation or transfer by Fund of its obligations hereunder pursuant to the foregoing, such assignee, delegate or transferee shall be deemed to have given the representations and warranties set forth in Section 13 as of the time of such assignment, delegation or transfer. Any purported assignment, delegation or transfer of this Letter Agreement or Fund’s Commitment in contravention of this Section 12 shall be null and void ab initio. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, and permitted assigns.

13. Representations and Warranties. Fund hereby represents and warrants to Subscriber that (a) it is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) it has, and at the Closing will have access to, sufficient cash, available lines of credit, unfunded capital commitments or other sources of funds in an amount not less than the sum of its Commitment hereunder, (c) the execution, delivery and performance by Fund of this Letter Agreement have been duly authorized by all necessary action and do not contravene any (i) provision of Fund’s charter, partnership agreement, operating agreement or similar organizational documents or (ii) any applicable law or contractual restriction binding on Fund or its assets, except in the case of (ii) as would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into this Letter Agreement or timely perform its obligations hereunder, (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Letter Agreement by Fund have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Letter Agreement by Fund except as would not reasonably be expected to, individually or in the aggregate, materially affect Fund’s ability to enter into this Letter Agreement or timely perform its obligations hereunder and (e) this Letter Agreement constitutes a legal, valid and binding obligation of Fund enforceable against Fund in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

14. Severability. If any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Letter Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions are consummated as originally contemplated to the greatest extent possible. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective affiliates and representatives not to assert, that this Letter Agreement or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

15. Interpretation. As used in this Letter Agreement, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (b) the use of the word “or” shall not be exclusive, (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Letter Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Letter Agreement and (d) when a reference is made in this Letter Agreement to a Section, such reference shall be to a Section of this Letter Agreement unless otherwise indicated. The section headings of this Letter Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Letter Agreement. In the event an ambiguity or question of intent arises, this Letter Agreement shall be construed as if drafted jointly by each of the parties hereto, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Letter Agreement.

16. Notices. Any notice or other communication required or permitted to be delivered to any party under this Letter Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the Business Day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth below:

if to Fund:

The Lawrence J. Ellison Revocable Trust u/a/d 1/22/88, as amended

c/o Lawrence Investments, LLC

101 Ygnacio Valley Rd., Suite 320

Walnut Creek, CA 94596

Attention:	Paul T. Marinelli
Email:	ptm@lawrenceinv.com and copy to notices@lawrenceinv.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americans

New York, NY 10020

Attention:	Ian Nussbaum; Max Schleusener; Rick Offsay
Email:	Ian.Nussbaum@lw.com; Max.Schleusener@lw.com;
Rick.Offsay@lw.com

if to Subscriber:

Pinnacle Media Ventures IV, LLC

c/o Lawrence Investments, LLC

101 Ygnacio Valley Rd., Suite 320

Walnut Creek, CA 94596

Attention:	Paul T. Marinelli
Email:	ptm@lawrenceinv.com and copy to notices@lawrenceinv.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americans

New York, NY 10020

Attention:	Ian Nussbaum; Max Schleusener; Rick Offsay
Email:	Ian.Nussbaum@lw.com; Max.Schleusener@lw.com;
Rick.Offsay@lw.com

if to the Company:

Paramount Skydance Corporation

1515 Broadway

New York, New York 10036

Attention:	Chief Legal Officer and General Counsel
Email:	paramountgloballegalnotices@paramount.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention:	Faiza Saeed; Daniel Cerqueira; Claudia Ricciardi; Alexander Greenberg;
Minh Van Ngo
Email:	fsaeed@cravath.com; dcerqueira@cravath.com; cricciardi@cravath.com;
agreenberg@cravath.com; mngo@cravath.com

and to:

Latham & Watkins LLP

1271 Avenue of the Americans

New York, NY 10020

Attention:	Ian Nussbaum; Max Schleusener; Rick Offsay
Email:	Ian.Nussbaum@lw.com; Max.Schleusener@lw.com;
Rick.Offsay@lw.com

and to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Paul J. Shim; Kelsey Nussenfeld; Claire Schupmann
Email:	pshim@cgsh.com; knussenfeld@cgsh.com; cschupmann@cgsh.com

[remainder of the page intentionally left blank — signature pages follow]

Sincerely,

THE LAWRENCE J. ELLISON REVOCABLE TRUST, U/A/D 1/22/88, AS AMENDED

Paul T. Marinelli, in his Capacity as Co-Trustee of The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

PINNACLE MEDIA VENTURE IV, LLC

By:
Name:
Title:

[Signature Page to Equity Commitment Letter]

Strictly Confidential

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of [ ● ] (this “Limited Guarantee”), by The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Guarantor”) in favor of Paramount Skydance Corporation, a Delaware corporation (the “Guaranteed Party”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in that certain Subscription Agreement, dated as of date hereof (as amended, supplemented or otherwise modified from time to time, the “Subscription Agreement”), by and between Pinnacle Media Ventures IV, LLC, a Delaware limited liability company (the “Subscriber”) and the Guaranteed Party.

1.	LIMITED GUARANTEE.

1.1. To induce the Guaranteed Party to enter into the Subscription Agreement, pursuant to which the Subscriber will acquire the Subscribed Shares from the Guaranteed Party (the “Subscription”), the Guarantor, intending to be legally bound, as primary obligor and not merely as surety, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual payment, performance and discharge if and when due of any monetary damages payable by the Subscriber under the Subscription Agreement, subject to any limitations set forth in Section 7(r) of the Subscription Agreement (such obligations, subject to the Cap (as defined below), the “Guaranteed Obligations”); provided, that, notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, in no event shall the Guarantor’s aggregate liability for the Guaranteed Obligations exceed $[ ● ]1 (such limitation on the liability the Guarantor may have for the Guaranteed Obligations being referred to as the “Cap”), and the Guaranteed Party agrees that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 8 and 9 hereof). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

1.2. If the Subscriber fails to pay all or any portion of the Guaranteed Obligations when due under and in accordance with the Subscription Agreement, the Guarantor’s liability to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall, on the Guaranteed Party’s demand, become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder to collect the Guarantor’s unsatisfied Guaranteed Obligations. Notwithstanding the foregoing, any action by the Guaranteed Party to collect on the Guaranteed Obligations shall under all circumstances be subject to the Cap and the other terms of this Limited Guarantee. The Guaranteed Party acknowledges and agrees that in all circumstances the Guarantor’s liability under this Limited Guarantee is subject to the Cap. The Guarantor acknowledges and agrees that this Limited Guarantee is being delivered as a condition and inducement to the Guaranteed Party’s willingness to enter into the Subscription Agreement, and that the Guaranteed Party is entering into the Subscription Agreement in reliance upon the execution of this Limited Guarantee.

1.2.1. The Guaranteed Party hereby agrees that the Guarantor shall not have any obligation or liability to any person relating to, arising out of or in connection with this Limited Guarantee or the Subscription Agreement other than as and to the extent expressly set forth in this Limited Guarantee or the Equity Commitment Letter by and between the Guarantor and the Subscriber, dated as of the date hereof (the “Equity Commitment Letter”).

1.2.2. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for all or a portion of the unsatisfied Guaranteed Obligations, regardless of whether any such action is brought against the Subscriber or any other person, or whether the Subscriber or any other person is joined in any such action or

[1]	Note to Draft: Cap to equal 7% of the Guarantor’s commitment under the Equity Commitment Letter.

actions. The Guaranteed Party shall not be required to proceed against the Subscriber first before proceeding against the Guarantor, and, any failure by the Guaranteed Party to pursue such rights and remedies it may have against the Subscriber or to collect any payments from the Subscriber or any other person shall not relieve the Guarantor of any liability hereunder.

2.	NATURE OF THE GUARANTEE.

2.1. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing (except in the case where this Limited Guarantee is terminated in accordance with Section 8 hereof). Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Subscriber becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever (other than circumstances where the Guarantor is not liable to make such payment), this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder the Guaranteed Obligations as if such payment had not been made. This Limited Guarantee is an absolute, unconditional and irrevocable guarantee of payment and not of collection. Notwithstanding any other provision of this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor may assert as a defense to any payment or performance by the Guarantor under this Limited Guarantee (without limitation to any defenses hereunder), any defense to such payment or performance that the Subscriber has under the terms of the Subscription Agreement, other than defenses arising from bankruptcy or insolvency of the Subscriber and other defenses expressly waived herein.

3.	CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

3.1. The Guarantor agrees that the Guaranteed Party (acting upon the recommendation of the Company Special Committee) may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with the Subscriber or any other person interested in the transactions contemplated by the Subscription Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Subscription Agreement, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The liability of the Guarantor under this Limited Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (except in the case where this Limited Guarantee is terminated in accordance with Section 8 hereof): (a) any amendment or modification of, or the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy under, any of the Subscription Agreement or the Guaranteed Obligations (with or without notice to the Guarantor), or the Equity Commitment Letter, against the Subscriber or the Guarantor; (b) the invalidity or unenforceability of the Subscription Agreement; (c) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any extension, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Subscription Agreement (including with respect to the Guaranteed Obligations) made in accordance with the terms thereof; (d) any change in the legal existence, structure or ownership of the Subscriber or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Subscription Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Subscriber or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Subscription Agreement; (f) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Subscriber, the Guaranteed Party or any other person, whether in connection with the Guaranteed Obligations or otherwise (other than as expressly provided herein); (g) any default by the Subscriber under the Subscription Agreement; (h) any change in law; (i) the addition, substitution, discharge or release of any person in respect of the transactions contemplated by the Subscription

Agreement; or (j) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations.

3.2. Subject to the Cap and the other terms of this Limited Guarantee, to the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to the Subscriber pursuant to the Subscription Agreement and notices to the Guarantor pursuant to express provisions of this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of the Subscriber or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Subscription Agreement and all suretyship defenses generally (other than (i) defenses to the payment of Guaranteed Obligations that are available to the Subscriber under the Subscription Agreement, (ii) receipt by the Guaranteed Party of payment in full of the Guaranteed Obligations, or (iii) fraud or willful misconduct of the Guaranteed Party). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Subscription Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

3.3. The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause each of its controlled affiliates not to institute, directly or indirectly, any Proceeding (as defined in the Merger Agreement) arising under, or in connection with, this Limited Guarantee, the Equity Commitment Letter, the Subscription Agreement or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against the Guarantor or any other Non-Recourse Party (as defined below), except for claims that are Retained Claims (as defined in the Equity Commitment Letter); provided that, in no event shall any claim by the Guaranteed Party reduce or otherwise affect the Guarantor’s obligations pursuant to this Limited Guarantee or the Equity Commitment Letter.

3.4. The Guarantor hereby absolutely, unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against the Subscriber or any other person interested in the transactions contemplated by the Subscription Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith (subject to the Cap and the other limitations set forth herein), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party or any of the Company Related Parties (as defined in the Equity Commitment Letter) against the Subscriber or such other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Subscriber or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until the Guaranteed Obligations (subject to the Cap and the other limitations set forth herein) shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Cap and the other limitations set forth herein), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations thereafter arising.

3.5. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that the Subscriber could assert against the Guaranteed Party under the terms of, or with respect to, the Subscription Agreement (other than (i) any defense, claims, set-off, deduction or release based on lack of authority of the Subscriber or any other defense that would not exist if the representations or warranties of the Subscriber under the Subscription Agreement were true and correct, or (ii) any defense based on any insolvency, bankruptcy, reorganization or other similar case or proceeding involving the Subscriber or the Guarantor or principles of fraudulent conveyance).

4.	NO WAIVER; CUMULATIVE RIGHTS.

4.1. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. Nothing in this Limited Guarantee shall limit in any way the right of the Guaranteed Party to seek (and, if applicable, obtain) any equitable relief under, and subject to the limitations in, the Subscription Agreement or the Equity Commitment Letter, in each case, to the extent that such claims are Retained Claims.

5.	REPRESENTATIONS AND WARRANTIES.

5.1. The Guarantor hereby represents and warrants to the Guaranteed Party that:

5.1.1. the Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

5.1.2. the Guarantor has all necessary organizational power and authority to execute and deliver this Limited Guarantee and to perform its obligations hereunder;

5.1.3. the Guarantor has, and will continue to have for so long as this Limited Guarantee is in effect, the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee (including the Guaranteed Obligations) shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof;

5.1.4. the execution, delivery and performance by the Guarantor of this Limited Guarantee have been duly and validly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any applicable law or any material contractual restriction binding on the Guarantor or its assets;

5.1.5. all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

5.1.6. this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity); and

5.1.7. the execution and delivery of this Limited Guarantee by the Guarantor does not, and the performance of this Limited Guarantee by the Guarantor will not, (i) conflict with or violate the organizational documents of the Guarantor, (ii) conflict with or violate any law applicable to the Guarantor or by which any of its properties or assets is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any contract or other instrument or obligation to which the Guarantor is a party or by which the Guarantor or any of its properties or assets is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into or timely perform its obligations under this Limited Guarantee.

6.	NO ASSIGNMENT.

6.1. Neither the Guarantor nor the Guaranteed Party may assign its respective rights, interests or obligations hereunder, in whole or in part, to any other person (whether by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party), except for an assignment in accordance with Section 3 of the Equity Commitment Letter (but without limiting the penultimate sentence of this Section 6.1). Without the prior written consent of the Guaranteed Party, no such assignment shall be to a Prohibited Person (as defined in the Equity Commitment Letter). No such assignment shall relieve the Guarantor of its obligations hereunder. Following any permitted assignment, delegation or transfer by the Guarantor of its rights, interests or obligations hereunder pursuant to this Section 6.1, the Guarantor will provide the Guaranteed Party with written notice of such assignment, delegation or transfer and the amount thereof. In the event of an assignment, delegation or transfer by the Guarantor pursuant to this Section 6.1, such assignee, delegate or transferee shall be deemed to have given the representations and warranties set forth in Section 5.1 of this Limited Guarantee as of the time of such assignment, delegation or transfer (it being acknowledged and agreed that receipt of notice does not constitute a consent to such assignment, delegation or transfer in accordance with the first sentence of this Section 6.1). Any assignment or delegation in breach of Section 5.1 (in respect of the representations and warranties deemed to be made as of the time of such assignment, delegation or transfer) or in violation of this Section 6.1 shall be null and void and of no force and effect. No assignment or delegation by any party hereto shall be deemed to be an amendment or modification of this Limited Guarantee.

7.	NOTICES.

7.1. Any notice or other communication required or permitted to be delivered to any party under this Limited Guarantee shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that in each case, the notice or other communication is sent to the physical address or email address set forth below:

if to the Guarantor:

The Lawrence J. Ellison Revocable Trust u/a/d 1/22/88, as amended

c/o Lawrence Investments, LLC

101 Ygnacio Valley Rd., Suite 320

Walnut Creek, CA 94596

Attention: Paul T. Marinelli

Email: ptm@lawrenceinv.com and copy to notices@lawrenceinv.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americans

New York, NY 10020

Attention:	Ian Nussbaum; Max Schleusener; Rick Offsay
Email:	Ian.Nussbaum@lw.com; Max.Schleusener@lw.com;
Rick.Offsay@lw.com

if to the Guaranteed Party:

Paramount Skydance Corporation

1515 Broadway

New York, New York 10036

Attention:	Chief Legal Officer and General Counsel
Email:	paramountgloballegalnotices@paramount.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention:	Faiza Saeed; Daniel Cerqueira; Claudia Ricciardi; Alexander Greenberg;
Minh Van Ngo
Email:	fsaeed@cravath.com; dcerqueira@cravath.com; cricciardi@cravath.com;
agreenberg@cravath.com; mngo@cravath.com

and to:

Latham & Watkins LLP

1271 Avenue of the Americans

New York, NY 10020

Attention:	Ian Nussbaum; Max Schleusener; Rick Offsay
Email:	Ian.Nussbaum@lw.com; Max.Schleusener@lw.com;
Rick.Offsay@lw.com

and to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Paul J. Shim; Kelsey Nussenfeld; Claire Schupmann
Email:	pshim@cgsh.com; knussenfeld@cgsh.com; cschupmann@cgsh.com

8.	CONTINUING GUARANTEE.

8.1. Unless terminated pursuant to this Section 8, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Guaranteed Obligations have been indefeasibly paid and satisfied in full, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (a) the consummation of the Closing (only after which the obligations under the Subscription Agreement shall be discharged); and (b) thirty (30) days following the valid termination of the Subscription Agreement in accordance with its terms (provided, that, in the event that the Guaranteed Party or any of its respective affiliates, successors or assigns (or any agent or representative on their behalf) shall have commenced a Proceeding in accordance with this Limited Guarantee or the Equity Commitment Letter against the Guarantor or, in accordance with the Subscription Agreement, against the Subscriber, alleging that the Guarantor or the Subscriber (as applicable) are liable for any portion of the Guaranteed Obligations, then this Limited Guarantee shall not terminate pursuant to this clause (b) until the entry of a final, non-appealable order of a court of competent jurisdiction discharging the Guarantor or the Subscriber (as applicable) of any such Guaranteed Obligations and the payment by the Guarantor or the Subscriber (as applicable) to the Guaranteed Party of all amounts payable by the Guarantor pursuant to such order or agreement). Notwithstanding the foregoing or anything express or implied in this Limited Guarantee or otherwise, in the event that Warrior (as defined in the Equity Commitment Letter asserts (i) in any Proceeding (under any theory at law or in equity) that (x) the provisions of Section 1 hereof limiting the Guarantor’s liability, including, without limitation, the limitation on liability contemplated by the Cap are illegal, invalid or unenforceable in whole or in part, (y) the provisions of this Section 8 or Section 9 are illegal, invalid or unenforceable in whole or in part or (z) the Guarantor is liable in respect of Guaranteed Obligations in excess of or to a greater extent than the Cap, or (ii) any theory of liability against the Guarantor or any Non-Recourse Party (excluding, for the avoidance of doubt, the Subscriber) with respect to this Limited Guarantee, the Equity Commitment Letter or the Subscription Agreement, or any of the transactions contemplated hereby or thereby (including, without limitation, theories of liability that are in respect of any oral representations made or alleged to be made in connection therewith), other than, in each case, (x) Limited Guarantee Claims (as defined below) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Limited Guarantee Claims may be asserted pursuant to Section 9 hereof or (y) Retained Claims, then: (A) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate and be null and void and of no further force and effect; (B) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments; and (C) neither the Guarantor nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any of the Company Related Parties in any way under or in connection with the Subscription Agreement, the transactions contemplated thereby, this Limited Guarantee or the Equity Commitment Letter or otherwise.

9.	NO RECOURSE.

9.1. The Guaranteed Party acknowledges the separate limited liability company existence of the Subscriber and that, as of the date hereof, the Subscriber’s sole assets (if any) are a de minimis amount of cash and its rights under the Equity Commitment Letter, and that no additional funds are expected to be contributed to the Subscriber unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee to the contrary, by its acceptance of this Limited Guarantee, the Guaranteed Party acknowledges, covenants and agrees, on behalf of itself, the Company Related Parties, and any person claiming by, through or on behalf of any of them, that all claims, obligations, liabilities, causes of action, actions or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may arise under, out or by reason of, this Limited Guarantee, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional, or otherwise) of this Limited Guarantee, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Limited Guarantee (each of such above described legal, equitable or other theories or sources of liability, a “Limited Guarantee Claim”) may be made or asserted only against (and are expressly limited to) the Guarantor, as expressly identified in the preamble to and signature page(s) of this Limited Guarantee, and its successors and assigns, and shall be subject to the limitations set forth in this Limited Guarantee, including, without limitation, the Cap. Other than the Subscriber or any successor or assign of the Subscriber, no person who is not the Guarantor or any successor or assign of the Guarantor shall have any liability or obligation whatsoever in respect of, based upon or arising out of any Limited Guarantee Claims. The limitation on liability set forth in the preceding sentence shall apply without limitation to (i) any past, present or future direct or indirect director, officer, employee, incorporator, member, partner, manager, management company, equityholder, affiliate, agent, attorney, or representative of, and any past, present or future financial advisor or lender to the Guarantor (all above described persons in this subclause (i), collectively “Affiliated Persons”) and (ii) any Affiliated Persons of such Affiliated Persons (the persons in subclauses (i) and (ii), together with the respective successors, assigns, heirs, executors or administrators of any of the foregoing, other than the Subscriber or its successors and assigns, each a “Non-Recourse Party” and collectively “Non-Recourse Parties”). Except for any claims that are Retained Claims, recourse against the Guarantor under this Limited Guarantee, subject to the limitations and conditions set forth herein, shall be the sole and exclusive remedy of the Guaranteed Party, and each of the Company Related Parties, against the Guarantor and any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Subscription Agreement, the failure of the transactions contemplated thereby to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith, whether in equity or pursuant to applicable law, in contract, in tort or otherwise. Notwithstanding anything to the contrary provided herein or any document or instrument delivered in connection herewith, nothing herein shall limit the rights of the Guaranteed Party in respect of any Retained Claims. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of the Subscriber to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person other than the Guarantor as expressly set forth herein. For the avoidance of doubt, nothing in this Limited Guarantee shall prohibit the Guaranteed Party from pursuing both a grant of specific performance or other equitable relief pursuant to Section 6(s) of the Subscription Agreement and the payment of the Guaranteed Obligations or other monetary damages that may be available thereunder (subject to the limitations set forth therein); provided, that, in no event shall the Guaranteed Party be entitled to both (x) an order of relief requiring the Subscriber or the Guarantor to consummate the transactions contemplated by the Subscription Agreement or (y) an order requiring the Subscriber or the Guarantor to pay any Guaranteed Obligations, as applicable, in accordance with the terms thereof or hereof, including payment of monetary damages pursuant to this Section 9. This Section 9 shall survive the termination of this Limited Guarantee.

10.	GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

10.1. This Limited Guarantee and any disputes relating to or arising in connection with this Limited Guarantee shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware, including 10 Del. C. § 8106(c), will control the interpretation and construction of this Limited Guarantee.

10.2. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Limited Guarantee or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the applicable laws of the State of Delaware for such Persons (as defined in the Merger Agreement) and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

10.3. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO, ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO

WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.	COUNTERPARTS.

11.1. This Limited Guarantee may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

12.	THIRD PARTY BENEFICIARIES.

12.1. This Limited Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, however, that the Non-Recourse Parties are intended third-party beneficiaries of Sections 8 and 9 of this Limited Guarantee, and any and all Non-Recourse Parties may enforce them directly.

13.	CONFIDENTIALITY.

13.1. This Limited Guarantee shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document by any party hereto without the prior written consent of the other party; provided, that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee (a) to the extent required by applicable law, rule or regulation (including the United States federal securities laws or any rules and regulations governing any national securities exchange) or a directive having the force of law (e.g., by court order, deposition, interrogatory, questions, request for information or documents, subpoena, civil investigative demand, regulatory demand or similar process) (provided, that the disclosing party will, to the extent not prohibited by applicable law, provide the other party with an opportunity to review, and, where reasonably practicable and legally permitted, comment on, such required disclosure in advance of such public disclosure being made), (b) in connection with any Proceeding related to the enforcement of the terms of this Limited Guarantee, (c) to the Guaranteed Party’s or the Subscriber’s respective affiliates and Representatives (as defined in the Merger Agreement) or (d) to any prospective purchaser of Subscribed Shares.

14.	MISCELLANEOUS.

14.1. This Limited Guarantee, together with the Equity Commitment Letter and the Subscription Agreement, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Limited Guarantee, and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies whatsoever. No amendment, modification or supplement of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of any of the Guarantor or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and their respective affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

14.2. If any provision of this Limited Guarantee shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Limited Guarantee shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions are consummated as originally contemplated to the greatest extent possible. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

14.3. As used in this Limited Guarantee, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (b) the use of the word “or” shall not be exclusive, (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Limited Guarantee as a whole and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Limited Guarantee and (d) when a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The section headings of this Limited Guarantee are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Limited Guarantee. In the event an ambiguity or question of intent arises, this Limited Guarantee shall be construed as if drafted jointly by each of the parties hereto, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Limited Guarantee.

14.4. All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has duly executed this Limited Guarantee (or caused this Limited Guarantee to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

GUARANTOR:

THE LAWRENCE J. ELLISON REVOCABLE TRUST, U/A/D 1/22/88, AS AMENDED

Paul T. Marinelli, in his capacity as Co-Trustee of the Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended

[Signature Page to Limited Guarantee in favor of [Pilot]]

IN WITNESS WHEREOF, the Guaranteed Party has duly executed this Limited Guarantee (or caused this Limited Guarantee to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

PARAMOUNT SKYDANCE CORPORATION

By:
Name:
Title:

[Signature Page to Limited Guarantee in favor of [Pilot]]

PRIVILEGED AND CONFIDENTIAL

SUBSCRIPTION AGREEMENT1

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [●], by and between Paramount Skydance Corporation, a Delaware corporation (the “Company”), and the undersigned subscriber, referred to herein as the “Subscriber”.

WHEREAS, the Company has entered into an Agreement and Plan of Merger with [Warrior], a Delaware corporation (“Warrior”), and [Warrior Merger Sub], a Delaware corporation and a wholly owned direct subsidiary of the Company (“Warrior Merger Sub”), dated as of [●], providing for, among other transactions, an acquisition of Warrior by the Company (as amended from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware, Warrior Merger Sub shall merge with and into Warrior, with Warrior surviving the merger and becoming, directly or indirectly, a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”);

WHEREAS, in connection with and immediately prior to the consummation of the Merger, Subscriber desires to subscribe for and purchase from the Company, and the Company desires to issue and sell to Subscriber in consideration of the payment of the Purchase Price (as defined below) by or on behalf of Subscriber to the Company, the number of newly issued shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Company Class B Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”), for a purchase price of $[●] per share of Company Class B Common Stock (the “Per Share Price”), and $250,000,000.00 in the aggregate (the “Purchase Price”);

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into that certain subscription agreement (the “Other Subscription Agreement” and together with this Subscription Agreement, the “Subscription Agreements”) with that certain other investor (the “Other Subscriber” and together with Subscriber, the “Subscribers”), which is on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such Subscriber has agreed to purchase, in connection with the Merger, an aggregate amount of up to [●] shares of Company Class B Common Stock, at the Per Share Price, as may be adjusted in accordance with Section 2(d) of the Other Subscription Agreement (such transactions, together with the Subscription (as defined below), collectively, the “PIPE Transaction”);

WHEREAS, the Board of Directors of the Company established a special committee of the Board of Directors of the Company consisting of independent and disinterested directors (the “Company Special Committee”) to, among other things, review, evaluate and negotiate the Subscription Agreements and the PIPE Transaction and, if the Company Special Committee deems appropriate, recommend that the Board of Directors of the Company approve the Subscription Agreements and the PIPE Transaction;

WHEREAS, the Company Special Committee has [unanimously] (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into the Subscription Agreements and consummate the PIPE Transaction and (b) recommended that the Board of Directors of the Company approve the Subscription Agreements and the PIPE Transaction (such recommendation, the “Company Special Committee Recommendation”); and

WHEREAS, the Board of Directors of the Company, acting upon the Company Special Committee Recommendation, has [unanimously] (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into the Subscription

[1]	Note to Draft: Subject to update based on the Merger Agreement and finalization of transaction structure.

Agreements and consummate the PIPE Transaction and (b) approved the Subscription Agreements and the PIPE Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Subscription.

(a) Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (the “Subscription”).

(b) The Purchase Price shall be used solely for the purpose of funding Subscriber’s pro rata share among Subscribers of (i) the Merger Consideration (as defined in the Merger Agreement), and (ii) all related fees and expenses (excluding, for the avoidance of doubt, the Regulatory Termination Fee (as defined in the Merger Agreement) and any prepayment thereof) required to be paid by Subscriber pursuant to and in accordance with this Subscription Agreement. For the avoidance of doubt, Subscriber will not be responsible for funding any portion of the payment of the Regulatory Termination Fee or any prepayment thereof.

2.	Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) is contingent upon the prior or substantially concurrent consummation of the Merger and shall occur on the Closing Date (as defined below).

(b) At least five (5) Business Days (as defined below) before the anticipated date of the Closing (the “Closing Date”), the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued. On the Closing Date, upon satisfaction (or waiver, to the extent permitted by applicable law) of the conditions set forth in this Section 2, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, and the Company shall deliver to Subscriber at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities Laws (as defined in the Merger Agreement) or those created by Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. For purposes of this Subscription Agreement, “Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York, New York or the City of Wilmington, Delaware is required or authorized by Law to close.

(c) The Closing shall be subject to the satisfaction (or waiver, to the extent permitted by applicable law, by the Company, on the one hand, and by Subscriber, on the other hand), on or prior to the Closing Date, of the following conditions:

(i) the prior or substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement; and

(ii) (A) no injunction or similar order by any Governmental Entity (as defined in the Merger Agreement) having jurisdiction over any party hereto or any of its subsidiaries (whether temporary, preliminary or permanent) shall have been issued that prohibits the consummation of the Subscription

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and shall continue to be in effect, and (B) no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity having jurisdiction over any party hereto or any of its subsidiaries that has the effect of making the Subscription illegal or otherwise prohibiting consummation of the Subscription.

(d) Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested by the Company in order for the Company to issue the Subscribed Shares to Subscriber, including a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

3.	Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) Each of the Company and its subsidiaries is a legal entity duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence (“Effect”) that, individually or in the aggregate with any other Effect is, or would reasonably be likely to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur: (1) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which the Company or its subsidiaries has material operations or in which products or services of the Company or its subsidiaries are sold, (2) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company or its subsidiaries have material operations, (3) changes in the relationship of the Company or its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions by, or resulting or arising from the identity of or any facts or circumstances relating to, Warrior or its Affiliates (as defined in the Merger Agreement), (4) changes or modifications in accounting standards applicable to the Company or its subsidiaries, including GAAP (as defined in the Merger Agreement), or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Subscription Agreement, (5) any failure by the Company or any of its subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided, however, that the exception in this clause (5) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect, (6) Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis, (7) any actions taken or failed to be taken by the Company or any of its subsidiaries that are expressly required to be taken by this Subscription Agreement, or (8) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of the Company or any of its subsidiaries or any of their respective securities, provided, however, that the exception in this clause (8)

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shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect; provided, however, that with respect to the foregoing clauses (1), (2), (4), and (6), such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Company and its subsidiaries (taken as a whole) compared to other companies operating in the industries and geographies in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

(b) The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Company’s organizational documents or the Laws of its jurisdiction of incorporation.

(c) This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally or by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 and all consents, approvals, and other authorizations described in Section 3(e) have been obtained and that all filings and other actions described in Section 3(e) have been made or taken, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the performance by the Company of its obligations under this Subscription Agreement (including compliance by the Company with all of the provisions of this Subscription Agreement), and the consummation of the transactions contemplated herein do not and will not (as applicable) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company or any of its subsidiaries, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its respective properties that, in the case of clauses (i) and (iii), would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4, other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) required to comply with state securities or “blue-sky” Laws, (ii) required to register the Subscribed Shares, including the filing of any registration statement, (iii) required to be filed with or to the Commission and other regulatory authorities relating to the Transactions, (iv) required under the rules and regulations of The Nasdaq Global Select Market (“Nasdaq”), (v) required under the HSR Act (as defined in the Merger Agreement) or any other applicable Antitrust Laws (as defined in the Merger Agreement) relating to the Transactions, (vi) required under the Exchange Act (as defined below) or the Securities Act (as defined below) and (vii) as may be required with or to Regulators (as defined in the Merger Agreement) pursuant to applicable Regulatory Laws (as defined in the Merger Agreement), no filings, notices or reports are required to be made by any of the Company or its subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or

4

authorizations required to be obtained by the Company or any of its subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Subscription Agreement by the Company or the consummation by the Company of the PIPE Transaction, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(f) As of the date hereof, there are no Proceedings (as defined in the Merger Agreement) pending or, to the Knowledge (as defined in the Merger Agreement) of the Company, threatened against the Company or any of its subsidiaries or any property or asset of the Company or its subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(g) The Company (and, prior to August 7, 2025, Paramount Global) has filed or furnished or will file or furnish, as applicable, on a timely basis, all forms, statements, certifications, reports, and documents with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act or the Securities Act, including those filed with or furnished to the Commission subsequent to the date of this Subscription Agreement, in each case as amended (“Company Reports”), since the Applicable Date (as defined in the Merger Agreement). Each of the Company Reports, at the time of its filing or being furnished complied (or, if not yet filed or furnished, will comply) in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission promulgated thereunder. As of their respective dates (or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Subscription Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Subscription Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Subscription Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and complied or will comply, as of their respective dates of filing with the Commission, in all material respects with the published rules and regulations of the Commission with respect thereto. None of the Company Reports filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing review or investigation by the Commission, and there are no inquiries or investigations by the Commission or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(h) The authorized capital stock of the Company consists of (i) 5,500,000,000 shares of Company Class B Common Stock, of which [●] shares of Company Class B Common Stock are issued and outstanding as of the close of business on [●] (the “Reference Date”), (ii) 55,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Company Class A Common Stock” and, together with the Company Class B Common Stock, the “Company Common Stock”), of which [●] shares of Company Class A Common Stock are issued and outstanding as of the close of business on the Reference Date, and

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(iii) 100,000,000 shares of Preferred Stock, par value $0.001 per share, none of which have been issued or are outstanding as of the close of business on the Reference Date. As of the close of business on the Reference Date, [●] shares of Company Class A Common Stock and [●] shares of Company Class B Common Stock were held in treasury. There are 200,000,000 warrants of the Company issued and outstanding as of the close of business on the Reference Date, each exercisable for one share of Company Class B Common Stock at an initial exercise price of $30.50 per share. Since immediately prior to the close of business on [●], through the date hereof, no shares of Company Class A Common Stock or Company Class B Common Stock have been issued except to the extent any such shares have been issued pursuant to (i) the vesting of any awards or (ii) exercises of stock options, in each case referred to in this Section 3(h). All of the outstanding Company Common Stock has been duly authorized and validly issued and are fully paid and nonassessable and were created in accordance with applicable Law, the Company’s certificate of incorporation and bylaws and any agreement to which it is a party. The Company Common Stock has been issued in compliance in all material respects with all applicable federal securities Laws and all applicable foreign and state securities or “blue sky” Laws. As of the Reference Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any capital stock or other equity or voting securities of the Company or any of its subsidiaries. As of the Reference Date, except as set forth in the organizational documents of the Company or in the Company Reports, the Company is not under any obligation, nor is it bound by any Contract (as defined in the Merger Agreement) pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Company Common Stock. [As of the Reference Date, [●] shares of Company Class B Common Stock were reserved for, and [●] shares of Company Class B Common Stock were subject to, issuance pursuant to Company’s compensation and benefit plans, which included (i) [●] shares of Company Class B Common Stock in respect of options to purchase Company Class B Common Stock pursuant to Company compensation and benefit plans, (ii) [●] restricted stock units subject solely to service based vesting conditions granted under the Company compensation and benefit plans entitling the holders thereof to receive [●] shares of Company Class B Common Stock and (iii) [●] restricted stock units subject to both service and performance-based conditions granted under the Company compensation and benefit plans entitling the holders thereof to receive [●] shares of Company Class B Common Stock (assuming the achievement of any performance criteria at target levels)]. Other than as set forth above, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or compensatory equity or equity-linked award with respect to the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. As of the close of business on the Reference Date, except as set forth above and pursuant to (A) the Other Subscription Agreement, and (B) the Merger Agreement, there is no: (i) outstanding share of capital stock or other equity interest in the Company, (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable) or agreement to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is based on or derived from the value of any share of capital stock or other securities of the Company, in each case, issued by the Company or to which the Company is bound, except as set forth in the organizational documents of the Company, (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of the Company, or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(i) The issued and outstanding shares of Company Class B Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PSKY”. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity

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to deregister the shares of Company Common Stock or prohibit or terminate the listing of the shares of Company Class B Common Stock on Nasdaq. As of the date hereof, the Company Class B Common Stock constitutes the only outstanding class of securities of Company registered under the Exchange Act.

(j) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of Subscribed Shares by the Company to Subscriber in the manner contemplated by this Subscription Agreement.

(k) Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities Laws.

(l) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

(m) Except for Centerview Partners LLC, RedBird BD LLC, Bank of America, N.A., Citigroup Global Markets Inc. and Barclays Capital Inc., no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(n) The Company is not, and immediately after receipt of payment for the Subscribed Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) The Company and its subsidiaries, since the Applicable Date, have not been and are not currently in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order (as defined in the Merger Agreement), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, as of the date of this Subscription Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(p) Since September 30, 2025, and through the date of this Subscription Agreement, there has not been any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

4.	Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(c) Assuming the accuracy of the representations and warranties of the Company in this Subscription Agreement, the execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and performance by Subscriber of its obligations under this Subscription Agreement (including the compliance by Subscriber with all of the provisions of this Subscription Agreement) and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of

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any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) the organizational documents of Subscriber, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such accounts is independently a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto and such information provided is accurate and complete). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e) [Except for [●],] Subscriber is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement.

(f) Subscriber understands that the Subscribed Shares are non-voting common stock of the Company. Accordingly, Subscriber may not have the ability to affect the outcome of corporate actions via its ownership of the Subscribed Shares.

(g) Subscriber understands that the Subscribed Shares are being offered by the Company in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares issued by the Company may not be offered, sold or otherwise transferred by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, Rule 144 or a private resale pursuant to the so-called “Section 4(a)(1 1⁄2)”), or (iii) an ordinary course pledge such as a broker lien over account property generally and, in each case of clauses (i) through (iii), in accordance with any applicable securities Laws of the states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber acknowledges and agrees that, at the time of issuance by the Company, the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE

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ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES THAT THIS SECURITY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO PARAMOUNT SKYDANCE CORPORATION, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

(h) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company or any of its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in Section 3 of this Subscription Agreement.

(i) Subscriber’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Code of 1986, as amended (the “Code”), or any applicable similar law.

(j) Subscriber is not (i) a person or entity named on any sanctions list maintained by (A) the U.S. Department of the Treasury’s Office of Foreign Assets Control, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, (B) the European Union, (C) the United Nations Security Council, (D) the government of the United Kingdom, including His Majesty’s Treasury, or (E) any individual European Union member state (clauses (A) through (E), collectively, “Sanctions Bodies”), (ii) fifty percent (50%) or more owned or controlled by, or acting on behalf of, a person, that is named on any sanctions list maintained by any Sanctions Bodies, (iii) operating, organized, resident in any jurisdiction subject to comprehensive territory-wide sanctions administered by any Sanctions Bodies, currently Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea region of Ukraine (each a “Sanctioned Country”), (iv) the government of a Sanctioned Country or the Government of Venezuela or (v) otherwise the target of sanctions administered by any Sanctions Bodies.

(k) If Subscriber is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that none of the Company or any of its Affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the applicable Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Subscribed Shares.

(l) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transactions. Subscriber

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represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares.

(m) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber, on the one hand, and the Company or its representatives or Affiliates, on the other hand, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its representatives or Affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Subscribed Shares (i) were not offered to it in any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered to it in a manner involving a public offering under, or, to its knowledge, in a distribution in violation of, the Securities Act or any other applicable securities Laws.

(n) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber is a sophisticated investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that none of the Company or any of its agents or Affiliates have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(o) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(p) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(q) At the Closing, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 2(b).

(r) Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Subscribed Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(s) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the purchase of the Subscribed Shares by Subscriber.

(t) Subscriber is not a foreign person, as defined in 31 C.F.R. § 800.224. The transaction contemplated by this Subscription Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company and does not constitute a direct or indirect investment in the Company by any foreign person (as defined in 31 C.F.R. § 800.224) that affords such foreign person any of the access, rights or involvement described in 31 C.F.R. § 800.211(b).

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, on such date and at such time as the Merger Agreement is terminated in accordance with its terms. In addition, Subscriber’s obligations to subscribe for the Subscribed Shares pursuant to this Subscription Agreement shall terminate and be void and of no further force and effect upon the assertion or

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institution, directly or indirectly, of any Proceeding by or on behalf of the Company (with the consent of the Company Special Committee) or by on behalf of Warrior, or Warrior’s controlled affiliates, current or former officers or any successors or assigns of Warrior against Subscriber or any other Non-Recourse Party (as defined below) relating to this Subscription Agreement, any Other Subscription Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) or any other agreement, document or instrument delivered in connection with or contemplated by this Subscription Agreement or any of the transactions contemplated hereby or thereby, in each case, other than any Proceeding (x) by the Company solely with respect to a Retained Claim (as defined below) or (y) by Warrior solely to the extent permitted by, and in accordance with its third-party beneficiary rights granted under, this Subscription Agreement to enforce the funding of the Subscription.

6.	Miscellaneous.

(a) Any notice or other communication required or permitted to be delivered to any party under this Subscription Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time, on the Business Day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), and, in each case, the notice or other communication is sent to the physical address or email address specified on the signature page hereof.

(b) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Subscribed Shares hereunder, and if Subscriber effects a pledge of any Subscribed Shares it shall be required to provide the Company with notice thereof; provided, however, that any transfer of the Subscribed Shares in connection with any exercise of remedies in respect of such pledge shall be deemed a transfer, sale or assignment, as the case may be, of the Subscribed Shares thereunder. The Company hereby agrees to use commercially reasonable efforts to execute and deliver such documentation as a pledgee of the Subscribed Shares may reasonably request in connection with a pledge of the Subscribed Shares to such pledgee by Subscriber (including, if requested by Subscriber and subject to Subscriber and the pledgee providing representations and undertakings in customary form reasonably acceptable to the Company, such documentation as may be reasonably necessary to have the Subscribed Shares (as may be specified by Subscriber) issued with an unrestricted CUSIP and transferable through the facilities of The Depositary Trust and Clearing Corporation to facilitate such pledge).

(c) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein; provided, however, that in the event that the Final Closing occurs, then the Company shall pay Subscriber’s reasonable and documented out-of-pocket fees and expenses incurred by Subscriber in connection with the Subscription Agreement up to an amount of $5,000,000.

(d) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder may be transferred or assigned, except as expressly permitted hereby. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned. Notwithstanding the foregoing, Subscriber may assign this Subscription Agreement and its rights hereunder in whole or in part to any other person as a “Subscriber” hereunder, or (ii) as collateral, any and/or all of its rights hereunder by way of security to any banks or other financial institutions providing financing to Subscriber or its Affiliates; provided, no such assignment shall relieve Subscriber of any of its obligations hereunder; provided, further, that no such assignment, delegation or transfer of the Subscription commitment shall be to (A) an “alien” (within the meaning of 47 U.S.C. § 310(b)) who, following the consummation of the Transactions, would unlawfully own, directly or indirectly, with all other “aliens” (within the meaning of

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47 U.S.C. § 310(b)), twenty five percent (25%) or more of the equity or voting interests of the Company or its subsidiaries (in each case, as calculated pursuant to the rules, regulations, published orders, policies and decisions promulgated by, and other applicable requirements of, the FCC (as defined in the Merger Agreement) and interpretations thereof by federal courts of competent jurisdiction), or (B) any “alien” (within the meaning of 47 U.S.C. § 310(b)) who is a citizen, or an entity (or other person) organized under the laws, of a “foreign adversary country” (within the meaning of 10 U.S.C. § 4872(d)(2)), in each case other than to an Affiliate of Subscriber (including funds and investment vehicles managed by or under common management with Subscriber or its Affiliates). Following any permitted assignment, delegation or transfer by Subscriber of its rights, interest and obligations hereunder pursuant to this Section 6(d), Subscriber will provide the Company with written notice of such assignment, delegation or transfer and the amount thereof. Any purported assignment in violation of the foregoing shall be null and void ab initio.

(e) None of the representations and warranties or covenants in this Subscription Agreement, or any certificate or schedule or other document delivered pursuant to this Subscription Agreement, shall survive the Closing, except those covenants that by their terms survive or contemplate performance after the Closing (which shall survive until fully performed).

(f) Subscriber acknowledges that the Company may file the form of this Subscription Agreement with the Commission as an exhibit to a periodic report or other filing of the Company. Subscriber will promptly provide any information reasonably requested by the Company that is required for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission); provided that such information shall be kept confidential, except as required by the applicable securities Laws or pursuant to Proceedings of regulatory authorities.

(g) This Subscription Agreement may not be amended or modified except by an instrument in writing, signed by each of the parties hereto and Warrior. Each of Subscriber and the Company hereby agrees Warrior shall be an express and intended third-party beneficiary of this Section 6(g).

(h) This Subscription Agreement, together with the Merger Agreement, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as expressly provided herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) This Subscription Agreement may only be enforced against, and any legal proceeding, claim, obligation, liability or cause of action (whether in contract, in tort, at law, in equity or otherwise) based upon, arising out of, or related to this Subscription Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party; provided, however, that Warrior is hereby made an express and intended third-party beneficiary of (x) the rights expressly granted to

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the Company under this Subscription Agreement and (y) solely for the purpose of seeking (and, if applicable, obtaining) specific performance or injunction(s) or other equitable relief to cause Subscriber (or its successors or permitted assigns) or the Company (or its successors or permitted assigns) to comply with the terms of this Subscription Agreement, as applicable, including to satisfy Subscriber’s obligation, as and when due, to fund the applicable Purchase Price in accordance with Section 2 hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of Section 6(m) of this Subscription Agreement. Except (i) for a named party to this Subscription Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Subscription Agreement and not otherwise) or (ii) with respect to Retained Claims, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, manager, management company, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more parties under this Subscription Agreement or of or for any legal proceeding, claim, obligation, liability or cause of action (whether in contract, in tort, at law, in equity or otherwise) based on, arising out of, or related to this Subscription Agreement. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Subscription Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby shall be sought or had against any Non-Recourse Party, except for claims that any party hereto or Warrior, as applicable, may assert (A) against another party hereto (or its heirs, executors, administrators, successors, legal representatives or permitted assigns) solely in accordance with, and pursuant to the terms and conditions of, this Subscription Agreement or (B) pursuant to the Merger Agreement, the Confidentiality Agreement or any other agreement, document or instrument entered into by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Subscription Agreement, in each case, solely in accordance with, and pursuant to the terms and conditions hereof or thereof (each of the claims set forth in this clause (B), a “Retained Claim”).

(m) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Notwithstanding anything in this Subscription Agreement to the contrary, if (and only if) (i) all of the applicable conditions to a Closing set forth in Section 2 of this Subscription Agreement have been and continue to be satisfied or waived (other than those conditions that are by their nature to be satisfied by actions taken at such Closing; provided, that each such condition is then capable of being satisfied assuming such Closing would occur at such time), (ii) Warrior has irrevocably confirmed by written notice to Subscriber and the Company that Warrior is ready, willing, and able to consummate the Transactions, and (iii) such Closing has not been consummated in accordance with the applicable provisions of Section 2 on the date such Closing is required to have occurred in accordance with the applicable provisions of Section 2, then Warrior shall be entitled to enforce specifically Subscriber’s and the Company’s respective obligations to consummate such Closing.

(n) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any law, rule, or provision that would cause the application of any law other than the laws of the State of Delaware. The parties hereto expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Subscription Agreement and that such statute mandates the application of the laws of the State of Delaware to this Subscription Agreement, the relationship of the parties hereto, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any party hereto, (ii) the parties hereto have a reasonable basis for the application of the laws of the State of Delaware to this Subscription Agreement, the relationship of the parties hereto, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any party hereto, (iii) no other jurisdiction has a materially greater

13

interest in the foregoing, and (iv) the application of the laws of the State of Delaware would not be contrary to the fundamental policy of any other jurisdiction that, absent the choice of the laws of the State of Delaware hereunder of the parties hereto, would have an interest in the foregoing.

(o) EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(o).

(p) The parties hereto agree that in any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the parties hereto irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Proceeding, (iii) agrees that any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum, and (v) agrees that it will not bring any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any court or elsewhere other than the Chosen Courts. Each of the parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 6(a) or any other manner permitted by applicable Law. A final judgment in any Proceeding commenced in accordance with this Section 6(p) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing in the foregoing shall restrict any party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(q) The decision of Subscriber to purchase the Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreement. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this

14

Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(r) Notwithstanding anything to the contrary contained in this Subscription Agreement, if Subscriber breaches this Subscription Agreement (whether such breach is knowing, deliberate, willful, unintentional, or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, or otherwise), then, except for specific performance as and to the extent permitted under Section 6(m), the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Subscriber or any of its Affiliates or any former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, agents, representatives, successors or assigns of any of the foregoing, or any person which provides or is committed to provide financing in connection with the transactions contemplated by this Subscription Agreement or any of their respective Affiliates (collectively, the “Subscriber Related Parties”) for any breach, loss or failure to perform, which recourse shall be sought solely against Subscriber, subject to the limitations set forth herein, will be for the Company to seek to recover monetary damages from Subscriber for a willful breach; provided that in no event shall Subscriber be subject to monetary damages in the aggregate in the excess of $[●]2 (the “Maximum Aggregate Liability”). Notwithstanding anything to the contrary herein, in no event will any person: (i) be entitled to or permitted to receive both (x) the payment of any monetary damages (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement) and (y) a grant of specific performance requiring consummation of the transactions contemplated hereby, or (ii) seek, directly or indirectly, to recover (or recover) against any of Subscriber or the Subscriber Related Parties, or compel any payment by Subscriber or the Subscriber Related Parties of, any damages or other payments whatsoever that are, in the aggregate, in excess of the Maximum Aggregate Liability. For avoidance of doubt, while Warrior or the Company may seek to pursue either or both (i) an award of specific performance to enforce Subscriber’s obligation to consummate the transactions contemplated hereby solely in accordance with, and subject to the limitations in, this Subscription Agreement (including Section 6(m)), or (ii) a monetary damages award solely in accordance with, and subject to the limitations in, this Subscription Agreement, in no event will (A) Warrior, the Company or any other person be entitled to receive such monetary damages award (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement if Warrior, the Company has received a grant of specific performance or any other equitable remedy pursuant to Section 6(m) that specifically enforces the Company’s or Subscriber’s obligation hereunder or (B) Warrior, the Company or any other person be entitled a grant (or enforcement) of specific performance or any other equitable remedy, whether pursuant to Section 6(m) or otherwise, following any award of monetary damages (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by Subscriber, the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement) in accordance with this Subscription Agreement. For purposes of this Subscription Agreement, a “willful breach” means any willful material breach of any covenant or agreement set forth in this Subscription Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by Subscriber with the knowledge that the taking of such act, or failure to act, would result in such breach. Each of the Company and Subscriber acknowledges and agrees that the agreements contained in this clause (r) are integral parts of the transactions contemplated hereby and that, without these agreements, the Company, on the one hand, and Subscriber, on the other hand, would not enter into this Subscription Agreement.

[Signature pages follow.]

[2]	Note to Draft: Maximum Aggregate Liability to be 7% of the Subscriber’s Purchase Price (consistent with the aggregate damages commitment provided by investors in the Pilot acquisition).

15

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

PARAMOUNT SKYDANCE CORPORATION

By:
Name: [●]
Title: [●]

Address for Notices: 1515 Broadway New York, New York 10036 Attention: Chief Legal Officer and General Counsel Email: paramountgloballegalnotices@paramount.com

[Signature Page to Subscription Agreement]

SUBSCRIBER:

Print Name:	RedBird Capital Partners Fund IV (Master), L.P.

By:	RedBird Capital Partners Fund IV GenPar LLC, its general partner

By:
Name: Gerald J. Cardinale
Title: Authorized Signatory

Address for Notices:

RedBird Capital Partners Fund IV (Master), L.P.

c/o RedBird Capital Partners Management, LLC

667 Madison Avenue, 8th Floor

New York, NY 10065

Attention: Michael Chiaravalloti

Email: Legal@redbirdcap.com

With copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Randi Lally

Email: randi.lally@friedfrank.com

Number of Subscribed Shares subscribed for:

Price Per Share:	$	[●]
Aggregate Purchase Price:		$250,000,000.00

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **

C.	AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐

Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐

Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐

Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests: ]

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐

Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

Execution Version

BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	APOLLO GLOBAL FUNDING, LLC APOLLO CAPITAL MANAGEMENT, L.P. 9 West 57th Street, 41st Floor New York, NY 10019

Highly Confidential

December 4, 2025

[Pilot]

1515 Broadway

New York, New York 10036

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Bank of America, N.A. (“Bank of America”) and Citi (as defined below), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “ACM”, and together with AGF, “Apollo”, and together with Bank of America, BofA Securities and Citi and with each other person, if any, added as a “Commitment Party” after the date of this Commitment Letter, “we” or “us” and each, a “Commitment Party”) that [Pilot], a Delaware corporation (“you” or the “Borrower”), intends, directly or indirectly, to acquire all of the outstanding equity interests of a company previously identified to us and code named “Warrior” and to consummate the transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits and other attachments hereto. “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. “AGF” shall mean Apollo Global Funding, LLC and/or any of its affiliates as AGF shall determine to be appropriate to provide the services contemplated herein.

1. Commitments.

In connection with the Transactions, the Borrower intends to obtain the Permanent Financing and/or the Bridge Facility upon the terms and subject only to the conditions set forth in this letter and Exhibit B hereto (such Exhibit B, the “Term Sheet”).

In connection with the Transactions, each of Bank of America, Citi, and ACM on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by ACM or its affiliates (each in such capacity, an “Initial Lender”) commits to provide 33.33333%,

33.33333% and 33.33333%, respectively, of the Bridge Facility, in each case on the terms and conditions set forth herein.

As ACM has entered into this Commitment Letter on behalf of on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its

1

Project Warrior – Commitment Letter

affiliates, ACM hereby confirms that (a) it has the power and authority to commit the capital of such funds, accounts, and entities and (b) such funds, accounts, and entities have the requisite capital to fund their respective commitments hereunder.

The Bridge Facility will contain the terms set forth on the Term Sheet attached to this Commitment Letter, and the commitments of each Initial Lender are subject only to the satisfaction or waiver by the Commitment Parties of the Financing Conditions (as defined below). The commitments of the Commitment Parties with respect to the Bridge Facility shall be on a several, and not joint and several, basis. This commitment letter, together with the Term Sheet and the other attachments hereto and thereto, is referred to herein as this “Commitment Letter.” This Commitment Letter and the Fee Letter (as defined below), together, are referred to herein as the “Commitment Papers.”

2. Titles and Roles.

(a) Each of BofA Securities, Citi and AGF is pleased to confirm its agreement to act, and you hereby appoint each of BofA Securities, Citi and AGF to act, as exclusive joint lead arrangers and joint bookrunners in connection with the Bridge Facility (each in such capacities, the “Lead Arrangers”);

(b) the Lead Left Arranger (as defined below) is pleased to confirm its agreement to act (including through an affiliate), and you hereby appoint the Lead Left Arranger (or its affiliate) to act, as administrative agent (the “Bridge Administrative Agent”) and collateral agent (the “Bridge Collateral Agent” and together with the Bridge Administrative Agent, the “Bridge Agent”) for the Bridge Facility;

(c) the Lead Arranger that is not the Lead Left Arranger among BofA Securities and Citi is pleased to confirm its agreement to act, and you hereby appoint such Lead Arranger to act, as the exclusive syndication agent (the “Bridge Syndication Agent”) in connection with the Bridge Facility, and

(d) AGF is pleased to confirm its agreement to act, and you hereby appoint AGF to act, as the exclusive documentation agent (the “Bridge Documentation Agent”) in connection with the Bridge Facility.

No other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation to any of the foregoing or any Initial Lender (other than compensation expressly contemplated by the Commitment Papers) will be paid in order to obtain a commitment with respect to the Bridge Facility unless you and we agree; provided that it is acknowledged that you and the Lead Arrangers agree as of the date hereof that (subject to Section 3 hereof) the appointment of titles and the allocation of compensation shall, to the extent a syndication plan is agreed between you and the Lead Arrangers, be in accordance with such syndication plan (such plan as agreed between you and the Lead Arrangers, the “Syndication Plan”). Either BofA Securities or Citi will have “lead left” placement on all marketing materials relating to the Bridge Facility (the “Lead Left Arranger”), and the other Lead Arrangers will appear to the immediate right of the Lead Left Arranger, and each will perform the duties and exercise the authority customarily performed and exercised by it in such role, with BofA Securities and Citi acting as the sole managers of the physical books.

3. Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the Bridge Facility Documentation for the Bridge Facility, to syndicate all or a portion of the commitments with respect to the Bridge Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) that are identified by such Lead Arrangers in consultation with you, subject to such Lenders being reasonably acceptable to you and obtaining your prior written consent to any such assignment, such consent not to be unreasonably withheld or delayed (it being understood that investment objectives, history of any proposed lenders or their affiliates and/or general strategic efforts shall be a reasonable basis for your to withhold consent);

2

Project Warrior – Bridge Commitment Letter

provided, that (i) such syndication shall be consistent with any Syndication Plan (subject to any changes agreed to by you), (ii) Lenders under (A) that certain Amended and Restated Credit Agreement, dated January 23, 2020 (as amended pursuant to Amendment No. 1 dated as of December 9, 2021, Amendment No. 2 dated as of February 14, 2022, Amendment No. 3 dated as of March 3, 2023, Amendment No. 4, dated as of August 1, 2024, Amendment No. 5, dated May 12, 2025 and as further amended, amended and restated, modified or renewed prior to the Closing Date, the “Existing Revolving Credit Agreement”), among [Pilot], a Delaware corporation, the subsidiary borrowers from time to time party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders from time to time party thereto and (B) that certain Standby Letter of Credit Facility Agreement, dated May 17, 2023 (as amended pursuant to Amendment No. 1 dated as of August 1, 2024 and as further amended, amended and restated, modified or renewed prior to the Closing Date, the “Existing LC Facility Agreement”), among the Borrower, Deutsche Bank AG New York Branch, as the letter of credit agent, and the letter of credit issuing banks from time to time party thereto, shall be deemed to be acceptable to you and (iii) commercial or investment banks with an investment grade rating from each of Moody’s, S&P and Fitch (each as defined below) shall be deemed to be acceptable to you. The Lead Arrangers will not syndicate to the following entities (collectively, the “Disqualified Lenders”):

(a)

those persons identified in writing by you to the Lead Arrangers on or prior to the date of this Commitment Letter, including each such persons that you have determined (which determination shall be conclusive) is a competitor of you or the Acquired Business;

(b)

those persons identified in writing by you to us after the date of this Commitment Letter, but in the case of clauses (ii) and (iii) to the immediately succeeding proviso, prior to the Closing Date; provided that the you have determined (which determination shall be conclusive) that such person is either (i) a direct or indirect competitor to you or the Acquired Business or (ii) an investor that engages in private equity investing, mezzanine financing, venture capital investing, distressed lending or investing, or vulture, take-over or “loan-to-own” lending or similar strategies, including any distressed debt investor, or is an affiliate of any such entity; provided, further, that no fund or account managed, advised or otherwise controlled by Apollo or its affiliates that is engaged in the making, purchasing, holding or investing in commercial loans and notes and similar extensions of credit in the ordinary course of business shall constitute a Disqualified Lender pursuant to this clause (ii), or (iii) a person that (including through an affiliate or related fund) has asserted (or is asserting), or has directed (or is directing) any other person to assert, or has supported (or is supporting) another person in asserting (including in any litigation or other proceeding) any claim or theory of liability against you or any of your officers, directors, employees, advisors, partners or agents (whether or not in their capacities as such), including relating to the Transactions, the Bridge Facility, the Bridge Facility Documentation or any transaction permitted thereunder, or is an affiliate or any such person; provided, further, that the inclusion of any person pursuant to this clause (ii) or (iii) of the immediately preceding proviso as a Disqualified Lender shall be subject to the reasonable consent of the Lead Arrangers, such consent not to unreasonably withheld or delayed; and

(c)

any affiliate of a person described in the preceding clauses (a) or (b) that (in each case, other than any affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (except to the extent separately identified under clause (a) or (b) above)), in each case, is either readily identifiable as such on the basis of its name or is identified as such in writing by you (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Bridge Agent from time to time after the Closing Date.

No Disqualified Lender may become a Lender or have any commitment or right (including a participation right) with respect to the Bridge Facility. To the extent persons are identified as Disqualified Lenders in writing by you after the date of this Commitment Letter (or, if after the Closing Date, by you to the Bridge Agent) (or otherwise become a Disqualified Lender after the date of this Commitment Letter), the inclusion of such persons

3

Project Warrior – Bridge Commitment Letter

as Disqualified Lenders (or such person becoming a Disqualified Lender) shall not retroactively invalidate prior assignments or participations to such person that were made in compliance with applicable assignment or participation provisions; provided that the Borrower shall have the ability to repay (including pursuant to a yank-a-bank provision applicable to Disqualified Lenders) all loans held by such persons and the provisions of the Bridge Facility Documentation applicable to Disqualified Lenders shall apply with respect to all loans held by such persons.

The respective commitments of the Initial Lenders on the date hereof shall be reduced dollar-for-dollar, as and when commitments are received from Lenders, but only if and to the extent that each such Lender which has been selected and such commitments have been provided pursuant to the syndication process set forth above and such Lender (i) becomes party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation in form and substance reasonably satisfactory to us and you (a “Joinder Agreement”), which shall not add any conditions to the funding of the Bridge Facility or change the terms of the Bridge Facility, or (ii) becomes party to the Bridge Facility Documentation as a “Lender” thereunder. The parties agree to cooperate in good faith to execute and deliver one or more Joinder Agreements promptly upon the selection of, and allocation of commitments to, the Lenders by the Lead Arranger in consultation with you, but subject to your consent, approval and other rights as set forth above.

Each Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of its syndication efforts, it is such Lead Arranger’s intent to have Lenders commit to the Bridge Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful Syndication (as defined in the Fee Letter) until the date that is the earlier of (a) the date that is 60 days after the Closing Date and (b) the date on which a Successful Syndication is achieved (such earlier date, the “Syndication Date”); it being understood and agreed that the Lead Arrangers, with your consent (not to be unreasonably withheld or delayed), intend to complete (and you agree to use such commercial reasonable efforts to assist the Lead Arrangers to complete) a Successful Syndication prior to December 31, 2025. Such assistance shall be limited to the following, upon request:

(i)

your using your commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent provided for under, and not in contravention of, the Acquisition Agreement, the existing lending and investment banking relationships of the Acquired Business;

(ii)

direct contact between your senior management (and your using your commercially reasonable efforts to arrange for direct contact with senior management of the Acquired Business, to the extent provided for under, and not in contravention of, the Acquisition Agreement) and the proposed Lenders at times and locations to be mutually agreed upon;

(iii)

your assistance (and, to the extent provided for under, and not in contravention of, the Acquisition Agreement, your using your commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) for the Bridge Facility and other customary marketing materials to be used in connection with the syndication of the Bridge Facility; provided that (A) the Confidential Information Memorandum and such marketing material will be in a form consistent with confidential offering memoranda and marketing material used in recent similar acquisition financings of the Borrower, (B) such assistance shall require you to use commercially reasonable efforts to deliver only such information as is customarily delivered by a borrower in debt facilities such as the Bridge Facility, and (C) such assistance shall not require delivery of any information customarily provided by a financing source in the preparation of such (or not customarily included in a) Confidential Information Memorandum;

(iv)	your using your commercially reasonable efforts to procure, prior to the launch of the general syndication of the Bridge Facility, a credit rating (but no specific rating) for the Permanent Financing

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Project Warrior – Bridge Commitment Letter

and the Bridge Facility (the “Facilities Rating”) and a new or reaffirmed public corporate family rating (but no specific rating) of the Borrower, in each case from each of S&P Global Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”); and

(v)

the hosting, with the Lead Arrangers, of one meeting (or, if reasonably acceptable to you and the Lead Arrangers, one or more telephone, video or other electronic conference) of prospective Lenders at a time and location to be mutually agreed upon.

Until the Syndication Date,

(i)

you agree to ensure that there will not be any competing issues of your or your subsidiaries’ debt securities or your or your subsidiaries’ syndicated commercial bank or other syndicated credit facilities (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to ensure that there will not be any such competing issues or facilities of the Acquired Business), in each case being offered, placed or arranged that would materially impair the primary syndication of the Bridge Facility prior to the Syndication Date; it being agreed that this clause (i) will not:

(A) apply to any indebtedness under the Bridge Facility,

(B) apply to any indebtedness under the Permanent Financing,

(C) (i) apply to any indebtedness permitted to be incurred prior to the Closing Date, or remain outstanding on or after the Closing Date, pursuant to the terms of the Acquisition Agreement or (ii) limit the ability of the Acquired Business to offer, place or arrange debt permitted under the Acquisition Agreement (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that you or any of your affiliates are required to give pursuant to the terms of the Acquisition Agreement), or

(D) apply to (i) any indebtedness under the Existing Revolving Credit Agreement, (ii) any indebtedness under the Existing LC Facility Agreement, or (iii) any amendment, refinancing, extension, renewal, replacement or increase of any facility under the Existing Revolving Credit Agreement, the Existing LC Facility Agreement or any other indebtedness of yours or your subsidiaries or any indebtedness of the Acquired Business that is scheduled to come due within a date falling within the succeeding 12 months (including, without limitation, subject to the limitations set forth in Exhibit A, the Target Term Loan Agreement), provided that (i) (A) the aggregate commitments under the revolving facility under the Existing Revolving Credit Agreement shall be limited to no more than $5,000 million and (B) the aggregate commitments under the letter of credit facility under the Existing LC Facility Agreement shall be limited to no more than $2,500 million, in each case, unless expressly consented to by the Lead Arrangers and (ii) it is understood and agreed that any ordinary course debt, short-term working capital facilities, letter of credit facilities, overdraft facilities, intercompany debt, foreign working capital facilities, ordinary course capital leases, purchase money and equipment financings, ordinary course accounts receivable factoring, revolving receivables or securitization facilities, any ordinary course debt consisting of or relating to the acquisition, sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to the Borrower or any of its subsidiaries (after giving effect to the Transactions) of rights to distribute such motion pictures, video and television programming, sound recordings or books, and any extensions, renewals, replacements or other refinancings of, or commitment increase under, any of the foregoing in the same or similar form, will not materially impair the primary syndication of the Bridge Facility; and

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Project Warrior – Bridge Commitment Letter

(ii)

you agree to provide (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Acquired Business to provide) to the Lead Arrangers all customary information reasonably available to you with respect to you, your subsidiaries, the Acquired Business, and the Transactions, including projections of the type customarily included in a “private side” bank book (such projections, together with financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Bridge Facility; provided that (A) all such information will be in a form consistent with confidential offering memoranda and marketing material used in recent acquisition financings of the Borrower and (B) such information will include only information that is customarily delivered by a borrower in debt facilities such as the Bridge Facility and shall not include any information that is customarily provided by a financing source in the preparation of the Confidential Information Memorandum or related marketing materials.

For the avoidance of doubt, you will not be required to provide (or to cause any person to provide) (i) any information not reasonably available to you or the Acquired Business under your current reporting systems or under the current reporting systems of the Acquired Business or financial information you or the Acquired Business do not maintain in the ordinary course of business or (ii) any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Acquired Business or any of your or its respective affiliates (so long as such obligation was not entered into in contemplation of this provision in this Commitment Letter); provided that, in the event that you do not provide information in reliance on clause (ii) this sentence, you shall provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; provided, that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of any syndication of the Bridge Facility (including the Successful Syndication), nor the receipt of the ratings described above, nor compliance with the foregoing provisions of this Section 3, will constitute a condition to the commitments of the Initial Lenders hereunder or the initial funding under the Bridge Facility on the Closing Date. We acknowledge that neither the Acquired Business nor its affiliates has agreed to be restricted from incurring debt or liens prior to the date or time that the Acquisition is required to be consummated pursuant to the terms of the Acquisition Agreement (the “Acquisition Date”), except as specifically set forth in the Acquisition Agreement, and that prior to the Acquisition Date, the Acquired Business is obligated to assist with respect to the Bridge Facility and any other financing for the Transactions only to the extent set forth in the Acquisition Agreement. The extent of such restrictions and assistance (as set forth in the Acquisition Agreement) is acceptable to us.

Except as set forth above, the Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Bridge Facility, including (a) decisions as to the selection of institutions to be approached, which will be consistent with any Syndication Plan and exclude Disqualified Lenders, (b) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), when they will be approached, (c) when their commitments will be accepted, (d) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), which institutions will participate, which will be consistent with any Syndication Plan and exclude Disqualified Lenders, (e) the allocation of the commitments among the Lenders and (f) the amount and distribution of fees among the Lenders.

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Project Warrior – Bridge Commitment Letter

Notwithstanding anything to the contrary set forth herein, ACM may assign its commitment pursuant to Section 1 of this Commitment Letter without the prior written consent of any other party hereto to (x) one or more of its designated controlled investments affiliates, managed funds or managed accounts engaged in the making, purchasing, holding or investing in commercial loans and notes and similar extensions of credit in the ordinary course of business or (y) one or more funds managed, advised or sub-advised by Apollo or its affiliates, in each case, so long as ACM remains responsible for its rights, interests and obligations hereunder.

4. Information.

You hereby represent (prior to the Closing Date, with respect to Information (as defined below) provided by or concerning the Acquired Business or its operations or assets, to your knowledge) that,

(a)

all written information and written data (other than the Projections (as defined below) and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you, when taken as a whole, is or will be correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto); and

(b)

any projections provided in connection with the Bridge Facility (together with any financial estimates, forecasts and other forward-looking information, the “Projections”) that have been or will be made available to the Lead Arrangers by or on behalf of you, when taken as a whole, have been or will be prepared, in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Lead Arrangers; it being understood that (i) Projections are not to be viewed as facts, (ii) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you or the Acquired Business, (iii) no assurance can be given that any particular Projections will be realized, and (iv) actual results may differ and such differences may be material.

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will, and will use your commercially reasonable efforts to cause the Acquired Business to, supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances; it being understood, in each case, that such supplementation shall cure any breach of such representation for all purposes. In arranging and syndicating the Bridge Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above is not a condition precedent to the commitments hereunder or the funding of the Bridge Facility on the Closing Date.

You acknowledge that (a) we may make available the Information and the Projections to a proposed syndicate of Lenders (other than Disqualified Lenders) by posting the Information or the Projections on Syndtrak, DebtDomain or another similar electronic system (the “Platform”), in each case, subject to a market standard “click through” or similar confidentiality agreement (reasonably approved by you), and (b) certain Lenders (each, a “Public Lender”) may not wish to receive information with respect to you, the Acquired Business, and your and its respective subsidiaries or your and their respective securities that is not publicly available or has not been (or would not be expected to be) made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Acquired Business’s securities (“material non-public information”). At the request of the Lead Arrangers, you agree to use your commercially reasonable efforts to

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Project Warrior – Bridge Commitment Letter

assist us in preparing an additional version of the Confidential Information Memorandum (the public-side version) to be used by Public Lenders, that will include only information that is either publicly available, information that you would expect to be made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Acquired Business’s securities, or not material with respect to you, the Acquired Business or your or its respective subsidiaries or your and its respective securities for purposes of United States federal and state securities laws. It is understood that in connection with the assistance described above, (i) to the extent reasonably requested by the Lead Arrangers, you agree to deliver (and to use your commercially reasonable efforts to cause the Acquired Business to deliver), a customary authorization letter to be included in each Confidential Information Memorandum (provided, that any representation in such authorization letter, other than with respect to the absence of material non-public information, will be consistent with the representations set forth in the preceding paragraph of this Commitment Letter (but without a knowledge qualifier as to you, the Acquired Business and your or its subsidiaries)) that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders (other than Disqualified Lenders) and confirms that the public-side version does not include material non-public information with respect to you, the Acquired Business, your or their respective subsidiaries or your or their respective securities for purposes of the United States federal or state securities laws; (ii) each Confidential Information Memorandum will exculpate you, the Acquired Business, and us and your and our respective affiliates with respect to the use of such Confidential Information Memorandum or any related marketing material by the recipients thereof; (iii) the public-side version of the Confidential Information Memorandum and information provided to Public Lenders may include the following information, except to the extent you notify us to the contrary (prior to their distribution) and provided that you have been given a reasonable opportunity to review such public-side version and comply with U.S. Securities and Exchange Commission disclosure requirements: (A) drafts and final Bridge Facility Documentation, related definitive documentation (if any) and customary marketing term sheets that have been approved by you (such approval not to be unreasonably withheld or delayed), (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the Bridge Facility; (iv) at our request, you agree to use your commercially reasonable efforts to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders.

If Personal Information is provided to Citi that is covered by the California Privacy Rights Act and its implementing regulations (the “CPRA”), then the following terms will apply. The term “Personal Information” as used in this paragraph shall have the same meaning as that term is given under the CPRA. The terms in this paragraph shall supersede any inconsistent terms under this Commitment Letter as applied to Citi. You are making Personal Information available to Citi for the following limited and specified purposes: performing services on behalf of the business, including providing financial advisory services and facilitating the consummation of the Transactions as defined in this Commitment Letter (the “Purpose”). With respect to the Personal Information you make available to Citi under this Commitment Letter, Citi agrees to: (a) comply with all sections of the CPRA applicable to Citi as a bank in connection with the Purpose; (b) to the extent required under the CPRA, grant the Borrower the right to take reasonable and appropriate steps to ensure that Citi uses the Personal Information provided under this Commitment Letter in a manner consistent with your obligations under the CPRA; (c) to the extent required under the CPRA, grant you the right, upon notice, to take reasonable and appropriate steps to stop and remediate unauthorized use of Personal Information made available to Citi; and (d) notify you if Citi makes a determination that it can no longer meet its obligations under the CPRA.

5. Fees.

As consideration for the commitments of each Initial Lender and each Lead Arranger’s and other agents’ agreements to perform the services described herein, you agree to pay the fees set forth in the Fee Letter dated

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Project Warrior – Bridge Commitment Letter

the date hereof and delivered in connection with the Bridge Facility (the “Fee Letter”). Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or otherwise agreed in writing by the parties hereto.

6. Conditions Precedent.

The commitments of each Initial Lender with respect to the Bridge Facility and each Lead Arranger’s and each agents’ agreements to perform the services described herein are subject to the satisfaction (or waiver by the Commitment Parties) of only the conditions precedent set forth on the Exhibit to this Commitment Letter labeled “Conditions Annex” (such conditions, the “Financing Conditions” and such exhibit, the “Conditions Annex”).

Notwithstanding anything in the Commitment Papers, the Bridge Facility Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a) the only representations and warranties the accuracy of which will be a condition to the initial funding of the Bridge Facility on the Closing Date will be the Acquisition Agreement Representations and the Specified Representations; provided, (i) that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition, unless such failure results in a failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives you the right (taking into account any notice and cure provisions) to terminate your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement; and (ii) the only representations and warranties made on the Closing Date the inaccuracy of which could result in a default or event of default under the Bridge Facility are the Specified Representations;

(b) the terms of the Bridge Facility Documentation and the Closing Date deliverables will be subject to the applicable Documentation Principles, will contain no conditions to the initial funding of the Bridge Facility other than the Financing Conditions, and in any event will be in a form such that they do not impair the funding of the Bridge Facility on the Closing Date if the Financing Conditions are satisfied (or waived by the Commitment Parties); it being understood that, (i) the attachment and perfection of any lien on Collateral (other than (A) Collateral consisting of personal property in which a valid lien may be created pursuant to Article 9 of the New York UCC, “Personal Property Collateral” and (B) Collateral consisting of certificated equity interests of the Borrower’s material U.S. wholly-owned subsidiaries, if any, to which a security interest can be perfected by the delivery of such certificates (to the extent required under the terms of Exhibit B) (provided that, with respect to the Target and its subsidiaries on the Closing Date, any such certificates not delivered on the Closing Date shall be delivered thereafter within ten (10) business days following the Closing Date) securing the Bridge Facility is not a condition precedent to the funding of the Bridge Facility, will not affect the size of the Bridge Facility and the failure of any lien on the Collateral to attach or be perfected on the Closing Date will not result in a default or event of default under the Bridge Facility, and (ii) if any lien on Collateral securing the Bridge Facility does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the funding of the Bridge Facility and will not affect the size of the Bridge Facility and will not result in a default or event of default under the Bridge Facility, but will be required within ninety (90) days after the Closing Date (or such later date as mutually agreed by the Bridge Agent and the Borrower acting reasonably); and

(c) there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the Bridge Facility Documentation), other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, each Agent, each Lender and each other party thereto will execute and deliver the Bridge Facility Documentation to which it is a party and the initial funding under the Bridge Facility will occur; and

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Project Warrior – Bridge Commitment Letter

(d) the execution and delivery by the Acquired Business (the “Target Loan Parties”) of the Bridge Facility Documentation to which it is required to be a party on the Closing Date shall be accomplished under escrow arrangements pursuant to which the Target Loan Parties’ signature pages are provided to the Bridge Agent before (or coincident with) the time the Acquisition is consummated in accordance with the Acquisition Agreement (the “Acquisition Effective Time”), and such signature pages (and the Bridge Facility Documentation and related deliverables to which the Target Loan Parties are parties) are automatically released from escrow to such Agent concurrently with the Acquisition Effective Time and the adoption of related authorizing resolutions. The Target Loan Parties’ signature pages may be executed by individuals that will be officers and/or directors of a Target Loan Parties upon consummation of the Acquisition, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Acquisition so long as such individuals are authorized in such capacity at the time such signature pages are released from the applicable escrow arrangements.

“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the Lenders (in their capacities as such).

“Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Bridge Facility Documentation relating to their organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Bridge Facility Documentation and the extensions of credit thereunder), the due authorization, execution, delivery and enforceability (against the Borrower and the Guarantors) of the Bridge Facility Documentation, solvency on a consolidated basis as of the Closing Date (consistent with the solvency certificate attached to this Commitment Letter), no conflicts of Bridge Facility Documentation with the charter documents of the Borrower or any Guarantors, as applicable (as in effect upon consummation of, or immediately after consummation of, the Acquisition) or any of your or any of your subsidiary’s debt instruments with an aggregate outstanding principal amount in excess of $250,000,000 as of the Closing Date (after giving effect to the Transactions and without giving effect to any “material adverse effect” or similar qualifier), compliance of the Transactions with Federal Reserve margin regulations, the Investment Company Act and the Patriot Act, use of proceeds not violating OFAC, FCPA and applicable sanctions, anti-corruption and anti-money laundering laws, and attachment and perfection of security interests in the Collateral (subject to liens permitted under the Bridge Facility Documentation, which shall include liens required to be incurred under the terms of the documentation governing existing debt of you, any of your subsidiaries or the Acquired Business, and the Certain Funds Provisions).

7. Indemnification; Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with the Commitment Papers, the Transactions or the Bridge Facility (including the use of proceeds thereunder), or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person, promptly after receipt of a written request, together with customary backup documentation, for any reasonable and documented out-of-pocket legal expenses (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or reasonably perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material

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Project Warrior – Bridge Commitment Letter

jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (a) resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Persons (as defined below) of such Indemnified Person, (b) arising from a material breach of the obligations such an Indemnified Person or any Related Indemnified Persons of such Indemnified Person under the Commitment Papers (in the case of clauses (a) and (b) as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (c) arising from any dispute among Indemnified Persons or any Related Indemnified Persons of the foregoing not arising from any act or omission by the Borrower or any of its affiliates (including its officers, directors, employees or controlling persons), other than any Actions against any Commitment Party in its capacity as, or in fulfilling its role as, the Bridge Agent or a Lead Arranger or other agency role under the Bridge Facility.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid under the indemnification provisions of this Commitment Letter to such Indemnified Person and its Related Indemnified Persons for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person and its Related Indemnified Persons are not entitled to payment of such amounts in accordance with the terms hereof as finally determined by a final, non-appealable judgment of a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, except to the extent resulting from the willful misconduct, bad faith or gross negligence of (or material breach of the Commitment Papers by) such Indemnified Person or any Related Indemnified Persons of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), no Indemnified Person will be liable for any damages arising from the use or misuse by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and neither any Indemnified Person, nor you or the Acquired Business (or any of their respective directors, officers, employees, controlling persons, affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Commitment Papers, the Bridge Facility, the Transactions (including the Bridge Facility and the use of proceeds thereunder), or with respect to any activities or other transactions related to the Bridge Facility; provided, that this sentence shall not limit your indemnification or reimbursement obligations set forth herein to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Notwithstanding anything in the Commitment Papers, you will have no obligation to indemnify any Indemnified Person for income taxes (or similar taxes) incurred by such person in connection with the fees or other compensation such person received in connection with the Commitment Papers; provided that this sentence shall not limit your indemnification obligations and other obligations with respect to withholding taxes and other taxes after the Closing Date and such obligations shall be governed by the terms of the Bridge Facility Documentation.

You will not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You will not, without the prior written consent of an Indemnified Person, effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, partners, officers, or

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Project Warrior – Bridge Commitment Letter

employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

You agree to reimburse, on the earlier of (a) the date of the consummation of the Acquisition and (b) the date you notify us in writing that the Acquisition Agreement is terminated or a public announcement by you of your intention not to proceed with the Acquisition, each Commitment Party for its reasonable and documented in reasonable detail out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of the single counsel to the Commitment Parties identified in the Term Sheet and, if reasonably necessary, of a single local counsel to the Commitment Parties identified to you prior to the Closing Date in each relevant material jurisdiction, which may be a single local counsel acting in multiple jurisdictions (and, solely in the case of any actual or reasonably perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Commitment Parties similarly situated taken as a whole) (together, the “Legal Fees”), in each case, incurred solely in connection with the preparation, negotiation, execution and delivery of the Commitment Papers, the Bridge Facility Documentation, any related definitive documentation and due diligence investigations. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which you or the Acquired Business may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

You acknowledge that each of BofA Securities and Citi are, severally and not jointly, acting as buy-side financial advisors to you (or one of your affiliates) (in such capacity, a “Financial Advisor”) in connection with the Acquisition. You agree to such retention and further agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of the Financial Advisors in such capacities and the respective obligations of BofA Securities and Citi hereunder, on the other hand. Each of the Commitment Parties hereto acknowledges (i) the retention of such Commitment Party (or its affiliate) as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of BofA Securities, Citi or their respective affiliates.

The Borrower acknowledges that each of Bank of America and Citi currently is acting as a lender under the Existing Revolving Credit Agreement, Bank of America is acting as an issuing bank under the Existing LC Facility Agreement, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with Bank of America or Citi or any of their respective affiliates (including the Existing Revolving Credit Agreement and the Existing LC Facility Agreement) that currently or hereafter may exist are, and shall be, separate and

12

Project Warrior – Bridge Commitment Letter

distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by Bank of America’s or Citi’s or any of their respective affiliate’s performance or lack of performance of services hereunder.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Acquired Business, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Acquired Business and the other companies with which you or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation with respect to the subject matter contained herein (including our obligation to fund the Bridge Facility, subject to the satisfaction of the Financing Conditions), it being acknowledged and agreed that the availability and funding of the Bridge Facility is subject to the Financing Conditions, in each case, enforceable at law and in equity in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)). You represent and warrant that the Commitment

13

Project Warrior – Bridge Commitment Letter

Papers constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided, that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the Bridge Facility. No party hereto will take any position that is inconsistent with the foregoing representations and warranties.

9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder are not, other than by the Borrower to any newly-formed domestic entity that does or will, directly or indirectly, control the Borrower and which will, directly or indirectly, wholly own the Borrower after giving effect to the Transactions (such entity, “New Pilot”), assignable without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void.

This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature,” and words of like import this Commitment Letter or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred, including for purposes of the Financing Conditions), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in

14

Project Warrior – Bridge Commitment Letter

accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the availability and funding of the Facilities are subject to the Financing Conditions.

10. WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THE TRANSACTIONS, THE COMMITMENT PAPERS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11. Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court, in any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action, proceeding, claim or counterclaim will be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers in any court in which such venue may be laid in accordance with the preceding clause of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court, (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (e) agrees a determination by any court of competent jurisdiction (including any court contemplated by the Acquisition Agreement) with respect to the right to terminate the Acquisition Agreement, whether the parties thereto have an obligation to consummate the Acquisition (including with respect to termination rights and satisfaction of conditions) shall be conclusive for all purposes under this Commitment Letter. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above will be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any such court.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither the Fee Letter nor this Commitment Letter, or their terms or substance, may be disclosed by you to any other person or entity, except

(a)	to your officers, directors, employees, affiliates, controlling persons, partners, members, stockholders, attorneys, accountants, representatives, agents and advisors on a confidential basis;

15

Project Warrior – Bridge Commitment Letter

(b)	if each Commitment Party consents in writing to such proposed disclosure;

(c)	that the Term Sheet and the existence of this Commitment Letter (but not any other contents of the Commitment Papers) may be disclosed to any rating agency in connection with the Transactions;

(d)

pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so);

(e)

you may disclose the Commitment Papers and the contents thereof to the Acquired Business and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis (provided that the Fee Letter will be redacted in a manner satisfactory to the Lead Arrangers);

(f)

you may disclose the aggregate fee amounts contained herein as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in any marketing materials related to the Bridge Facility;

(g)	you may disclose or as required in any public filing relating to the Transactions (including in a registration statement on Form 10, Form S-1, Form S-4 or otherwise);

(h)

you may disclose, on a confidential basis, the Fee Letter and the contents thereof to your auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs;

(i)	you may disclose the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under the Fee Letter;

(j)	you may disclose this Commitment Letter (but not the Fee Letters or the contents thereof) in any syndication of the Bridge Facility or other marketing efforts for a financing of the Transactions; and

(k)

you may disclose this Commitment Letter and its contents (but not the Fee Letter or its contents) after your acceptance thereof or prior thereto to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers (including any market “flex” provisions); provided, that the foregoing sentence will not prevent such Commitment Party from disclosing any such information, (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law, rule or regulation from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental, regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so prior to such disclosure, unless such Commitment Party is prohibited by applicable law, rule or regulation from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by

16

Project Warrior – Bridge Commitment Letter

such Commitment Party or any of its affiliates in violation of any confidentiality obligations hereunder, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company or your or their respective affiliates, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and its and such affiliates’ respective officers, directors, advisors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential, (g) except with respect to the Fee Letter, to bona fide prospective Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) which agreement will be pursuant to customary syndication practice, (h) to ratings agencies, (i) for purposes of establishing a “due diligence” defense or (j) in connection with the enforcement of our rights hereunder or under the Fee Letter; provided, that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure will be made to any Disqualified Lender.

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Bridge Facility). In addition, the Commitment Parties may disclose the existence of the Bridge Facility and the information about the Bridge Facility to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the Bridge Facility.

The obligations under this section other than with respect to the Fee Letter will automatically terminate and be superseded by the confidentiality provisions in the Bridge Facility Documentation (to the extent set forth therein) upon the execution and delivery of the Bridge Facility Documentation and in any event will terminate on the first anniversary of the date of this Commitment Letter.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

13. Surviving Provisions.

The compensation (if applicable), syndication (if applicable), information (if applicable), indemnification, expense reimbursement (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ and other agents’ several agreements to provide the services described herein; provided, that your obligations under the Commitment Papers, other than those relating to compensation, the syndication of the Bridge Facility, information and confidentiality, will automatically terminate and be superseded by the Bridge Facility Documentation (with respect to indemnification, to the extent

17

Project Warrior – Bridge Commitment Letter

covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time under the Commitment Papers.

14. Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

15. Acceptance and Termination.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on December 15, 2025 whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Parties hereunder (or under the Bridge Facility Documentation, as applicable) will expire on the earliest of (a) the date that is five business days after the “End Date” (as defined in the Acquisition Agreement as in effect on the date executed and as such date may be extended in accordance with the terms of the Acquisition Agreement as in effect on the date executed); provided that in no event shall the End Date extend beyond five business days after the date that is 18 months following the date hereof, (b) the closing of the Acquisition without funding of the Bridge Facility, (c) the execution of the Bridge Facility Documentation, (d) the date you notify us in writing that the Acquisition Agreement is terminated, which date shall be no more than two business days following any such termination of the Acquisition Agreement, and (e) receipt by Bank of America and Citi of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full (the earliest of each such date in clauses (a), (b), (d) and (e), the “Commitment Termination Date”).

[Signature pages follow]

18

Project Warrior – Bridge Commitment Letter

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:	Jonathan Tristan
Title:	Director

[SIGNATURE PAGE TO PROJECT WARRIOR COMMITMENT LETTER]

BOFA SECURITIES, INC.

By:
Name:	Jeffery Standish
Title:	Managing Director

[SIGNATURE PAGE TO PROJECT WARRIOR COMMITMENT LETTER]

CITIGROUP GLOBAL MARKETS INC.

By:
Name:	Michael Vondriska
Title:	Managing Director

[SIGNATURE PAGE TO PROJECT WARRIOR COMMITMENT LETTER]

APOLLO CAPITAL MANAGEMENT, L.P.,

on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by its or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:
Name:	William B. Kuesel
Title:	Vice President

[SIGNATURE PAGE TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

APOLLO GLOBAL FUNDING, LLC

By:
Name:	Daniel M. Duval
Title:	Vice President

[SIGNATURE PAGE TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

Accepted and agreed to as of the date first written above: [PILOT]

By:
Name:
Title:

[SIGNATURE PAGE TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Transaction Description1

It is intended that:

(a) The Borrower will acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to the Lead Arrangers and code-named “Warrior” (the “Company” or the “Target”; the Target and its subsidiaries, the “Acquired Business”), through a merger of a wholly-owned subsidiary of the Borrower (“Merger Sub”) with and into the Company in the manner contemplated by the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”) entered into among the Borrower, Merger Sub and the Target. Upon consummation of the Acquisition, the Target will be a wholly owned direct or indirect subsidiary of the Borrower.

(b) The Borrower will obtain $54,000,000,000 of gross proceeds from (i) the issuance by the Borrower of senior secured debt securities and/or senior unsecured debt securities through a public offering or in a private placement or the borrowing by the Borrower of senior secured term loans and/or senior unsecured term loans, or a combination of the foregoing (collectively, the “Permanent Financing”) and/or (ii) to the extent the Borrower does not issue or borrow the Permanent Financing up to such amount on or prior to the Closing Date (as defined below) for any reason, loans under a 364-day senior secured bridge loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $54,000,000,000 upon the terms and subject to the conditions set forth in the Commitment Letter and the Term Sheet; provided that, if a Target Term Loan LM Transaction (as defined below) under clause (y) of the definition thereof has occurred on or prior to the Closing Date, the aggregate principal amount of the commitments under the Bridge Facility shall automatically and immediately be reduced on a dollar for dollar basis by the outstanding aggregate principal amount of Target Term Loans (as defined below) that are permitted to be assumed by the Borrower or any of its subsidiaries on the Closing Date (such dollar for dollar reduction, the “Target Term Loan LM Transaction Commitment Reduction”).

(c) The proceeds of Permanent Financing and/or the Bridge Facility together with cash on hand will be applied on the Closing Date:

•	to pay the cash consideration pursuant to the terms of the Acquisition Agreement;

•

to the repayment in full of all indebtedness and termination of all commitments under that certain Credit Agreement, dated as of October 4, 2024, by and among the Target, the guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, and each lender from time to time party thereto, as amended, supplemented or otherwise modified from time to time, and providing for the release of all guarantees thereunder and termination of all instruments with respect thereto (such repayment and termination, the “Refinancing”); and

•	to pay fees, costs and expenses related to the Transactions (as defined below) (such fees, costs and expenses, the “Transaction Costs”).

(d) In connection with the foregoing, on or prior to the Closing Date, the Borrower will obtain gross proceeds from the sale of equity in the Borrower or New Pilot in an aggregate amount (the “Equity

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Warrior – Bridge Commitment Letter

Exhibit A

Contribution”)) that is not less than $[35,000,000,000]; provided that any such equity not in the form of common stock of the Borrower or New Pilot shall be on terms reasonably acceptable to the Initial Lenders parties to this Commitment Letter (it being understood that any equity that does not constitute Disqualified Equity Interests (as defined in the Target Term Loan Agreement) or that is not assigned any non-equity credit in connection with the determination of the Facilities Rating shall, in each case, be deemed reasonably satisfactory).

(e) In connection with the foregoing, on or prior to the Closing Date, the Target shall have either,

(i) either (A) eliminated the obligation to commence an Exchange Offer (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) with respect to each series of the Acquired Business’s Amended Notes (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) (as amended, amended and restated, modified or otherwise supplemented or replaced or refinanced prior to the Closing Date, the “Target Notes”) as a result of the repayment or repurchase of such Target Notes and/or the payment of the $100 per $1,000/€100 per €1,000 premium contemplated by the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025 (a “Target Notes Payment”) or (B) entered into transactions with respect to the Target Notes as necessary to permit the incurrence of the Bridge Facility on the terms contemplated hereunder; provided that such transactions shall not result in the Target Notes being (x) secured on a pari passu basis with the Bridge Facility and/or any Permanent Financing that is secured on a first lien basis, (y) secured by any assets not constituting Collateral (as defined in Exhibit B) or (z) guaranteed by any entities that are not Loan Parties (as defined in Exhibit B) (a “Target Notes LM Transaction”) (the satisfaction of either option in this clause (e)(i), a “Target Notes Payment/LM Transaction”); and

(ii) either (A) repaid in full of all indebtedness and terminated all commitments under that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended, amended and restated, modified or otherwise supplemented, replaced or refinancing prior to the Closing Date, the “Target Term Loan Agreement” and the loans thereunder, the “Target Term Loans”), by and among, inter alia, the Target, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, as amended, supplemented or otherwise modified from time to time and providing for the release of all liens and guarantees thereunder and termination of all instruments with respect thereto (a “Target Term Loan Payment” and, together with a Target Notes Payment, collectively, the “Target Debt Payment”), or (B) entered into such transactions with respect to the Target Term Loan Agreement as may be necessary to permit the incurrence of the Bridge Facility on the terms contemplated hereunder (it being understood that such transactions may result in the Target Term Loans being secured on a pari passu basis with the Bridge Facility and/or any Permanent Financing that is secured on a first lien basis); provided that such transactions shall not result in the Target Term Loans being (I) secured by any assets not constituting Collateral (as defined in Exhibit B) or (II) guaranteed by any entities that are not Loan Parties (as defined in Exhibit B); provided, further, that the terms of any such amendment will provide that such Target Term Loans shall either (x) be prepayable at par upon the consummation of the Acquisition without any prepayment premium or penalty and shall be so prepaid on or prior to the Closing Date, or (y) be permitted to be assumed by the Borrower or any of its subsidiaries on the Closing Date on terms and conditions permitted (or not prohibited) under the Acquisition Agreement (the “Target Term Loan LM Transactions” and, together with the Target Notes LM Transaction, collectively, the “Target LM Transactions”) (the satisfaction of either option in this clause (e)(ii), a “Target Term Loan Payment/LM Transaction” and, together with a Target Notes Payment/LM Transaction, collectively, the “Target Debt Payment/LM Transactions”). To the extent the Borrower is required to consent to any Target Term Loan Payment/LM Transaction in accordance with the Acquisition Agreement, the Borrower shall obtain the consent of the Lead Arrangers prior to granting such consent.

2

Project Warrior – Bridge Commitment Letter

Exhibit A

(f) In connection with the foregoing, on or prior to the Closing Date, the Borrower will have (i) obtained consents from requisite lenders or issuing banks, as applicable, under the Existing Revolving Credit Agreement and the Existing LC Facility Agreement to permit the incurrence of the Bridge Facility on the terms contemplated hereunder, (ii) refinanced the Existing Revolving Credit Agreement with a new revolving credit agreement and the Existing LC Facility Agreement with a new letter of credit facility agreement, in each case, that permits the incurrence of the Bridge Facility on the terms contemplated hereunder, or (iii) repaid in full all indebtedness and terminated all commitments under the Existing Revolving Credit Agreement and the Existing LC Facility Agreement (the “Existing Facilities Transaction”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The Term Sheet (together with any “market flex” provisions and including the Documentation Principles) reflects all material terms related to the Bridge Facility. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for the Borrower. For purposes of the Commitment Papers, “Closing Date” means the date of the consummation of the Acquisition and the satisfaction of conditions to the initial funding under the Bridge Facility. All references to “dollars” and “$” are to the lawful currency of the United States of America.

3

Project Warrior – Bridge Commitment Letter

Exhibit A

CONFIDENTIAL	EXHIBIT B

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Term Sheet2

Borrower:	[Pilot], a Delaware corporation; provided that in the event that New Pilot is formed, the borrower shall instead be New Pilot (the “Borrower”).

Guarantees:	Subject to the Certain Funds Provisions, all obligations under the Bridge Facility shall be fully and unconditionally guaranteed, jointly and severally, by each of the Borrower’s direct or indirect existing or subsequently organized or acquired Domestic Subsidiaries (as defined in Annex III to this Exhibit B), including, the Acquired Business but excluding any Excluded Subsidiary (as defined in Annex III to this Exhibit B) (such Domestic Subsidiaries that are not Excluded Subsidiaries, collectively, the “Guarantors”). Neither the Acquired Business nor any of its subsidiaries will be Loan Parties prior to the consummation of the Acquisition and the initial funding of the Bridge Facility on the Closing Date.

The Guarantors, together with the Borrower, are collectively referred to herein as the “Loan Parties.”

Security:	Subject to the Certain Funds Provisions, obligations of the Loan Parties in respect of the Bridge Facility will be secured jointly and severally on a first priority basis (subject to liens permitted under the Bridge Facility Documentation) by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”):

(i) substantially all of the personal property of the Loan Parties consisting of accounts, commercial tort claims above an agreed threshold, goods (including inventory and equipment), documents, instruments, investment property, chattel paper, letters of credit, supporting obligations, and general intangibles (including intellectual property), as each such term is defined under Article 9 of the UCC; and

(ii) proceeds of the foregoing;

provided that (a) the Collateral shall not include any Excluded Property and (b) the Bridge Facility Documentation shall provide that notwithstanding anything to the contrary in the Bridge Facility Documentation, the aggregate amount of debt and other obligations under the Bridge Facility, the Permanent Financing, any revolving credit facility that refinances the Existing Revolving Credit Agreement (a “Refinancing Revolving Facility”) and/or any letter of credit facility that refinances the Existing LC Facility Agreement (a “Refinancing LC Facility” and, together with any Refinancing Revolving Facility, each a “Refinancing Facility”) that are secured by liens on the assets

[2]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

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Project Warrior – Bridge Commitment Letter

Exhibit B

of [Pilot Global] shall be deemed not to exceed 15% of the consolidated total assets of [Pilot Global].

Notwithstanding anything to the contrary set forth above, the Loan Parties will not be required, nor will the Bridge Agent be authorized,

(a) to perfect security interests in the Collateral other than by:

(i) “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s);

(ii) filings in (A) the United States Patent and Trademark Office with respect to any U.S. registered and applied-for patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to copyright registrations and applications, in the case of each of (A) and (B), constituting Collateral; and

(iii) delivery to the Bridge Agent (or a bailee or other agent of the Bridge Agent) to be held in its possession of all Collateral consisting of (A) certificates representing certificated equity securities and (B) material promissory notes and other material instruments constituting Collateral, in each case, in the manner provided in the Bridge Facility Documentation;

(b) to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control, other than as contemplated in clause (a)(iii) above;

(c) to enter into or deliver any mortgages with respect to any real property; or

(d) to take any action (i) in any non-U.S. jurisdiction, or (ii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property).

Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the cost or other consequence of obtaining, perfecting or maintaining a security interest in such assets exceeds the practical benefit to the Bridge Lenders afforded (or proposed to be afforded) thereby as reasonably agreed by the Borrower and the Bridge Agent.

Intercreditor Agreements:	The Bridge Loans (as defined below) will rank pari passu in lien priority with the security interests of (i) any Permanent Financing secured on a first priority basis, (ii) the Target Term Loans in the event of consummation of (and after giving effect to) a Target Term Loan LM Transaction, and (iii) any Refinancing Facility and such security interests and related creditor rights between the Bridge Lenders, on the one hand, and the holders of such Permanent Financing and/or the lenders or issuing banks under any

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Project Warrior – Bridge Commitment Letter

Exhibit B

Refinancing Facility, on the other hand, will be set forth in a customary pari passu intercreditor agreement on terms reasonably acceptable to the Borrower and the Bridge Agent (the “First Lien Intercreditor Agreement”).

The Bridge Loans will rank senior in lien priority to the security interests of any notes issued in an Exchange Offer (as defined in the Acquired Business’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025) (such notes, collectively, the “Junior Lien Exchange Notes” and, together with any other notes and/or loans that will be secured by liens on the Collateral that are junior in priority to the liens that secure the Bridge Loans, the “Junior Lien Indebtedness”) and such security interests and related creditor rights between the Bridge Lenders, on the one hand, and the holders of Junior Lien Indebtedness, on the other hand, will be set forth in a customary junior lien intercreditor agreement on terms reasonably acceptable to the Borrower and the Bridge Agent (the “Junior Lien Intercreditor Agreement”).

Joint Lead Arrangers and Joint Bookrunners:	BofA Securities, Citi and AGF will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Lead Arrangers”).

Bridge Agent:	Either Bank of America or Citi will act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) and collateral agent (in such capacity, the “Bridge Collateral Agent” and together with the Bridge Administrative Agent, the “Bridge Agent”) for the Bridge Lenders under the Bridge Facility.

Syndication Agent:	Either Bank of America or Citi will act as the sole and exclusive syndication agent under the Bridge Facility.

Documentation Agent:	AGF will act as the sole and exclusive documentation agent under the Bridge Facility.

Bridge Lenders:	A syndicate of banks, financial institutions and other lenders, including Bank of America, Citi and ACM and/or any of their respective affiliates (collectively, the “Bridge Lenders”) arranged by the Lead Arrangers in accordance with the Commitment Letter.

Bridge Facility:	A 364-day senior secured bridge term loan facility in the amount of $54,000,000,000 (the “Bridge Facility”), subject to reduction as described on Exhibit A.

Availability:	The loans (the “Bridge Loans”) shall be available to be drawn on the Closing Date. On the Closing Date, any undrawn commitments shall automatically terminate (after giving effect to the borrowing of Bridge Loans, if any, on such date).

Purpose:	Proceeds of the Bridge Loans will be used to finance the Acquisition, the repayment of certain indebtedness of the Acquired Business and the payment of fees, costs and expenses related to the Transactions.

Bridge Documentation Principles:	The definitive documentation for the Bridge Facility (collectively, the “Bridge Facility Documentation”) will be based upon the Existing Revolving Credit Agreement and only with modifications (a) contained in this Exhibit B, (b) to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions), (c) that will permit

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Project Warrior – Bridge Commitment Letter

Exhibit B

automatic reclassification of amounts incurred under all fixed baskets, exceptions and thresholds under applicable ratio baskets, (d) consistent with the proposed business plan and projections of the Borrower and its subsidiaries (after giving effect to the Transactions), (e) to reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Existing Revolving Credit Agreement as reasonably agreed by the Borrower and the Bridge Agent, (f) to reflect the operational or administrative requirements of the Bridge Agent, as reasonably agreed between the Borrower and the Bridge Agent, (g) to reflect the nature of the Bridge Facility as a secured bridge facility and terms and provisions that are customary for secured credit facilities and (h) that are otherwise mutually and reasonably agreed by the Borrower and the Lead Arrangers; provided that, notwithstanding the foregoing, except as expressly set forth in this Exhibit B, the Bridge Facility Documentation will in no event be less favorable to the Borrower and its subsidiaries (after giving effect to the Transactions) than the Target Bridge Credit Agreement (other than clause (b) of the definition of “Change of Control” in the Target Bridge Credit Agreement). The Bridge Facility Documentation will contain only (i) those representations and warranties, affirmative and negative covenants, mandatory prepayments and commitment reductions and events of default expressly set forth in the Commitment Letter, including this Exhibit B, and (ii) those conditions to borrowing as are expressly set forth below under the heading “Conditions to the Funding of the Bridge Loans on the Closing Date”.

The provisions under this heading are collectively referred to herein as the “Bridge Documentation Principles”.

Incremental Facilities:	Subject to the Bridge Documentation Principles, the Bridge Facility Documentation will include provisions consistent with the Target’s Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Target Bridge Credit Agreement”) permitting the Borrower to, at any time from time to time, enter into one or more increases to the Bridge Loans (any such increase, an “Incremental Bridge Increase”) or borrow new bridge loans (any such new bridge loan, an “Incremental Bridge Loan” and together with any Incremental Bridge Increase, the “Incremental Facilities”).

The aggregate principal amount of Incremental Facilities incurred by the Borrower may not exceed $2,500,000,000, and in connection with any incurrence of Incremental Facilities, the Borrower and the Bridge Administrative Agent shall have mutually determined that such Incremental Facilities are reasonably desirable in connection with (i) the refinancing of the Bonds (as defined in the Target Bridge Credit Agreement) of the Acquired Business, (ii) any debt securities issued by the Borrower or its subsidiaries outstanding as of the Closing Date and (iii) any indebtedness that is scheduled to come due within a date falling prior to the maturity date of the Bridge Loans.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity:	The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date.

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Project Warrior – Bridge Commitment Letter

Exhibit B

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay the Bridge Loans (or, prior to the Closing Date, to reduce the commitments under the Bridge Facility pursuant to the Commitment Letter or Bridge Facility Documentation (as applicable)) (it being understood that amounts set forth in clause (a) below shall only be required to be applied to reduce commitments under the Bridge Facility prior to the Closing Date):

(a) 100% of the committed amount of any Qualifying Term Loan Facility (as defined below) (such reduction to occur automatically upon the effectiveness of definitive documentation for such Qualifying Term Loan Facility and receipt by the Lead Arrangers of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility);

(b) 100% of the Net Cash Proceeds (as defined below) (including in escrow provided that there are no conditions to the release of such proceeds from such escrow that are more onerous than the Financing Conditions) received by the Borrower from the incurrence of debt for borrowed money by the Borrower or any of its subsidiaries, excluding:

(i) any intercompany debt among the Borrower and its subsidiaries,

(ii)  (A) borrowings under the Existing Revolving Credit Agreement, (B) letters of credit issued under the Existing LC Facility Agreement, (C) indebtedness under any Refinancing Facility, or (D) other indebtedness that is scheduled to come due within a date falling within the succeeding 12 months after the Closing Date,

(iii) any indebtedness permitted to be incurred prior to the Closing Date, or remain outstanding on or after the Closing Date, pursuant to the terms of the Acquisition Agreement,

(iv) any borrowings under working capital, letter of credit, overdraft facilities, including foreign working capital facilities, or other similar obligations,

(v) any purchase money indebtedness and equipment financings incurred in the ordinary course of business,

(vi) any indebtedness with respect to capital leases incurred in the ordinary course of business,

(vii) any accounts receivable factoring, revolving receivables or securitization facilities, in each case, incurred in the ordinary course of business,

(viii)any debt to the extent the net cash proceeds of such debt are utilized or to be utilized to refinance any debt of the Borrower or its subsidiaries within 12 months of the maturity thereof and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon),

(ix) any debt consisting of or relating to the acquisition, sale, transfer, distribution, or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or

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Project Warrior – Bridge Commitment Letter

Exhibit B

with groups who may receive tax benefits or other third-party investors in connection with the financing and/or distribution of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to the Borrower or any of its subsidiaries (after giving effect to the Transactions) of rights to distribute such motion pictures, video and television programming, sound recordings or books,

(x) any other debt (other than the securities issued as part of the Permanent Financing) in an aggregate principal amount not to exceed $750,000,000,

(xi) any Qualifying Term Loan Facility that has reduced commitments under the Bridge Facility pursuant to clause (a) above, and

(xii) any extensions, renewals, replacements or other refinancings of, or commitment increase under, any of the foregoing in the same or similar form;

(c) 100% of the Net Cash Proceeds the issuance of any equity interests (or right to obtain an equity interest) by the Borrower, other than:

(i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements or issued as compensation to officers and/or non-employee directors,

(ii) issuance of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law,

(iii) issuances among the Borrower and its subsidiaries,

(iv) issuances as consideration for the Acquisition or any other acquisition or strategic initiative or

(v) the Equity Contribution; and

(d) 100% of the Net Cash Proceeds from the sale or other disposition of assets of the Borrower or any of its subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s subsidiaries), other than:

(i) asset sales (including issuances of stock by the Borrower’s subsidiaries) between or among the Borrower and its subsidiaries,

(ii) factoring arrangements,

(iii) any leasing transactions,

(iv) sale-leaseback transactions,

(v)   dispositions by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions (A) would result in material adverse tax consequences, (B) would be prohibited or restricted by applicable law, rule or regulation (after giving effect to any available “whitewash” or similar procedures), or (C) would be prohibited under material agreements binding on foreign subsidiaries

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Project Warrior – Bridge Commitment Letter

Exhibit B

of the Borrower in effect on the Closing Date or, in the case of non-wholly owned subsidiaries, would be prohibited under organizational documents of such subsidiaries, in each case, as reasonably determined by the Borrower, and

(vi) asset sales (including issuances of stock by the Borrower’s subsidiaries), the net cash proceeds of which do not exceed $250,000,000 in any single transaction or related series of transactions or $750,000,000 in the aggregate, to the extent that such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within six (6) months (plus (A) six (6) months if committed prior to the Closing Date and during the initial 6-month period to be reinvested or (B) three (3) months if committed on or after the Closing Date and during the initial 6-month period to be reinvested) following receipt thereof.

“Net Cash Proceeds” means, with respect to any event,

(a)   the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Borrower or its subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of

(b)   all fees and expenses incurred in connection with such event by the Borrower or any of its subsidiaries (including, with respect to the issuance, sale or incurrence of debt securities or indebtedness for borrowed money, any underwriting or issuance discounts, commissions, and fees),

(c)   in the case of a sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Borrower and/or any of its subsidiaries as a result of such event to repay debt for borrowed money secured by such asset,

(d) the amount of all taxes paid or reasonably estimated to be payable by the Borrower or any of its subsidiaries in connection with such event, and

(e)   the amount of any reserves established by the Borrower or any of its subsidiaries in good faith in accordance with GAAP or other applicable accounting standards to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the Financing Conditions, as determined by the Borrower in its reasonable discretion, it being understood that a Qualifying Term Loan Facility may be in

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Project Warrior – Bridge Commitment Letter

Exhibit B

the form of a delayed draw term loan facility under the Existing Revolving Credit Agreement or the Refinancing Revolving Facility.

The Borrower shall notify the Bridge Administrative Agent within (a) five (5) business days of any receipt by the Borrower or its subsidiaries of the proceeds described above and (b) promptly (and in any event within one business day) in the case of any mandatory commitment reduction provided above (including having entered into a Qualifying Term Loan Facility). Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such net cash proceeds are actually received or funded into escrow, as applicable, or in the case of any Qualifying Term Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of the Bridge Facility resulting from any of the foregoing shall be made on or prior to the fifth business day after such net cash proceeds are received.

All commitment reductions shall be permanent and any repayment of the Bridge Loans may not be reborrowed. All commitment reductions and prepayments shall be applied to reduce, respectively, the commitments in respect of the Bridge Facility and Bridge Loans on a ratable basis, or with respect to any Bridge Lenders which are affiliated with each other, between them as they and the Bridge Administrative Agent may agree.

In addition, the commitments shall terminate on the Commitment Termination Date.

Optional Prepayments and Commitment Reductions:	The Bridge Loans may be prepaid at any time in whole or in part without premium or penalty (other than customary breakage costs), upon written notice, at the option of the Borrower. The commitments under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty. Optional prepayments of the Bridge Loans may not be reborrowed.

Representations and Warranties:	Subject to the Bridge Documentation Principles and the Certain Funds Provisions and, as qualified by disclosure schedules to be delivered by the Borrower on the Closing Date containing information necessary to make such representations and warranties accurate and complete on the Closing Date, limited to the following:

• Corporate Existence

• Financial Condition

• Litigation

• No Breach, Etc.

• Corporate Action

• Approvals

• ERISA

• Taxes

• Margin Stock

• Outbound Investment

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Project Warrior – Bridge Commitment Letter

Exhibit B

• Investment Company Act

• Environmental

• Material Subsidiaries

• Anti-Corruptions Laws, Patriot Act and Sanctions

• Collateral

Conditions to the Funding of the Bridge Loans on the Closing Date:	Subject to the Certain Funds Provision, the effectiveness of the Bridge Facility Documentation and the funding of the Bridge Loans shall occur on the date (the “Closing Date”) on which the Financing Conditions are satisfied or waived.

Affirmative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as the Existing Revolving Credit Agreement.

Negative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as the Target Bridge Credit Agreement, subject to those exceptions, baskets and qualifications contained on Annex IV to this Exhibit B.

Financial Covenant:	Consolidated Total Leverage Ratio (as defined in the Existing Revolving Credit Agreement) of no greater than 5.50 to 1.00, calculated in a manner substantially the same as in the Existing Revolving Credit Agreement, with such changes as the Borrower and the Lead Arrangers mutually agree (it being understood that for purposes of calculating the Consolidated Total Leverage Ratio, (i) the definition of “Consolidated EBITDA” in the Existing Revolving Credit Agreement shall be modified to include adjustments of the type for transaction related synergies identified in the financial report prepared by Bain and delivered to the Commitment Parties most recently prior to the date of the Commitment Letter in an amount not to exceed the mid-point of the synergy range set forth in such report and (ii) the Borrower shall be permitted to “net” up to $5 billion in cash and cash equivalents); provided that there shall be no covenant step-up following the consummation of a Qualifying Acquisition (as defined in the Existing Revolving Credit Agreement).

Events of Default:	Subject to the Bridge Documentation Principles, substantially the same as the Existing Revolving Credit Agreement.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of one or more Bridge Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of Bridge Loans and commitments under the Bridge Facility, except that the consent of each Bridge Lender directly and adversely affected thereby will be required with respect to:

(i) increases in commitments of such Bridge Lender,

(ii)  reductions of principal, interest (other than default interest) or fees (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default will only require the consent of the Required Lenders),

(iii) extensions of scheduled dates of payment of interest or any fee or final maturity,

(iv) changes in voting percentages,

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Project Warrior – Bridge Commitment Letter

Exhibit B

(v)   other than in connection with a transaction permitted (or not prohibited by) the Bridge Facility Documentation as in effect on the Closing Date, amendments that (A) subordinate, or have the effect of subordinating, the Bridge Loans in priority of payment to, or (B) subordinate, or have the effect of subordinating, the liens securing the Bridge Facility to, in either case, other indebtedness for borrowed money (such other indebtedness for borrowed money, “Senior Indebtedness”); provided that Senior Indebtedness shall not include any of the following: (A) capitalized leases, purchase money debt, indebtedness that is expressly permitted under the Bridge Facility Documentation as in effect on the Closing Date to either be senior in right of payment to the Bridge Facility or to be secured by a lien on the Collateral that is senior to the lien on the Collateral securing the Bridge Facility, (B) any “debtor-in-possession” facility and (C) any indebtedness incurred pursuant to an asset-based loan facility, factoring, securitization or other similar facility the incurrence of which is permitted by the Bridge Facility Documentation as in effect on the Closing Date; and

(vi) modifications to certain pro rata provisions of the Bridge Facility Documentation.

Yield Protection and Increased Costs:	Subject to the Bridge Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

Defaulting Lenders:	Subject to the Bridge Documentation Principles, substantially similar to the Existing Revolving Credit Agreement.

Assignments and Participations:	Prior to the Closing Date, assignments of commitments shall be subject to the limitations set forth in the Commitment Letter.

After the funding of the Bridge Loans on the Closing Date, assignments and participations of Bridge Loans shall be subject to limitations substantially similar to the Existing Revolving Credit Agreement, subject to the Bridge Documentation Principles. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request.

Expenses and Indemnification:	Subject to the Bridge Documentation Principles, substantially similar to the Existing Revolving Credit Agreement, subject to changes to conform to the Commitment Letter.

Governing Law and Forum:	New York; provided, that (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred, including for purposes of the Financing Conditions), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to conflicts of law principles that would result in the application of the law of any other state. Each party to the Bridge Facility

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Project Warrior – Bridge Commitment Letter

Exhibit B

Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in the County of New York.

Counsel to Bridge Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP.

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Project Warrior – Bridge Commitment Letter

Exhibit B

CONFIDENTIAL	ANNEX I TO EXHIBIT B
Interest and Fees

Interest Rates:	At the option of the Borrower, the Bridge Loans will bear interest at a rate per annum equal to Adjusted Term SOFR plus the Applicable Margin or ABR plus the Applicable Margin.

As used herein:

“ ABR ” or “ Alternate Base Rate ” means a floating rate of interest per annum equal to the greater of (x) the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by the Bridge Administrative Agent as its “prime rate”, (ii) the federal funds effective rate plus 1/2 of 1.00% per annum and (iii) one-month Adjusted Term SOFR plus 1.00% per annum and (y) 1.00% per annum.

“Adjusted SOFR Rate” means, for each interest period, the greater of (a) “Term SOFR” and (b) 0.00% per annum.

“SOFR Loans” means Bridge Loans bearing interest based upon the Adjusted SOFR Rate.

“Term SOFR” means the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such interest period with a term equivalent to such interest period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Term SOFR Screen Rate” means the forward-looking Secured Overnight Financing Rate term rate administered by CME Group Benchmark Administration Limited (or any successor administrator reasonably satisfactory to the Bridge Administrative Agent) and published on a commercially available source providing such quotations as may be designated by the Bridge Administrative Agent from time to time.

“ U.S. Government Securities Business Day ” means any business day, except any business day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

The Bridge Facility Documentation will include customary provisions that permit the implementation of a replacement benchmark rate to be mutually agreed between the Borrower and the Bridge Administrative Agent.

“Applicable Margin” means the percentage determined in accordance with the pricing grid attached hereto as Annex II (the “Bridge Pricing Grid”).

The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans

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Project Warrior – Bridge Commitment Letter

Annex I to Exhibit B

based on the “prime rate”) and interest shall be payable (i) in the case of Adjusted Term SOFR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Bridge Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Bridge Loan of such Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

	90 days after the	180 days after the	270 days after the
	Closing Date	Closing Date	Closing Date
	0.50%	0.75%	1.00%

Default Rate:	Substantially similar to the Existing Revolving Credit Agreement.

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Project Warrior – Bridge Commitment Letter

Annex I to Exhibit B

CONFIDENTIAL	ANNEX II TO EXHIBIT B
Pricing Grid

Applicable Margin

Corporate Family Rating as Assigned by S&P, Moody’s or Fitch, respectively (“Debt Rating”)[1]	Closing Date until 89 days following the applicable Closing Date		90th day following the applicable Closing Date until 179th day following the applicable Closing Date		180th day following the applicable Closing Date until 269th day following the applicable Closing Date		From the 270th day following the applicable Closing Date
	Adjusted Term SOFR	ABR	Adjusted Term SOFR	ABR	Adjusted Term SOFR	ABR	Adjusted Term SOFR	ABR
Level 1 BBB+ (or better), Baa1 (or better) and BBB+ (or better)	125 bps	25 bps	150 bps	50 bps	175 bps	75 bps	200 bps	100 bps
Level 2 BBB, Baa2 and BBB	137.5 bps	37.5 bps	162.5 bps	62.5 bps	187.5 bps	87.5 bps	212.5 bps	112.5 bps
Level 3 BBB-, Baa3 and BBB-	150 bps	50 bps	175 bps	75 bps	200 bps	100 bps	225 bps	125 bps
Level 4 BB+, Ba1 and BB+	175 bps	75 bps	200 bps	100 bps	225 bps	125 bps	250 bps	150 bps
Level 5 None of Level 1, Level 2, Level 3 or Level 4	187.5 bps	87.5 bps	212.5 bps	112.5 bps	237.5 bps	137.5 bps	262.5 bps	162.5 bps

[1]	“Debt Rating” means, as of any date of determination, corporate family rating, as assigned by any of S&P, Moody’s and Fitch.

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Project Warrior – Bridge Commitment Letter

Annex II to Exhibit B

CONFIDENTIAL	ANNEX III TO EXHIBIT B
Defined Terms

“Controlled Foreign Subsidiary” means any subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Domestic Subsidiary” means any subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Excluded Accounts” means any deposit account,

(a) solely containing,

(i) funds used or intended to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of the Loan Parties or any subsidiary,

(ii) funds used or intended to be used to pay taxes required to be collected, remitted or withheld (including, federal and state withholding taxes and any employer’s share thereof), and

(iii) funds which any Loan Party or any subsidiary (A) holds on behalf of another person (other than a Loan Party or subsidiary) or (B) holds as an escrow or fiduciary for another person (other than a Loan Party or subsidiary), or

(b) used by the Loan Parties or any subsidiary solely for disbursements and payments in the ordinary course of business or payroll,

(c) that is a zero balance account or otherwise swept into another account on a daily basis,

(d) that is subject to cash pooling arrangements, or

(e) that is located outside of the United States.

“Excluded Equity Interest” means,

(a) any issued and outstanding equity interests in a Foreign Subsidiary or a FSHCO (other than, in the case of any direct subsidiary of a Loan Party which direct subsidiary is (A) a Controlled Foreign Subsidiary or (B) a FSHCO, 65% of the outstanding equity interests of such Foreign Subsidiary or FSHCO);

(b) (1) any equity interests of any person that is not a direct wholly-owned subsidiary of the Borrower or any other Loan Party or (2) any equity interests in any other person to the extent (A) with respect to equity interests described in clause (1), the organization documents or other agreements with respect to such equity interests with other equity holders prohibits or restricts the pledge of such equity interests, (B) the pledge of such equity interests is otherwise prohibited or restricted by (i) applicable law which would require governmental (including regulatory) consent, approval, license or authorization to be pledged or that would require consent under any contractual obligation existing on the Closing Date or on the date any subsidiary is acquired (so long as, in respect of such contractual obligation, such prohibition is not incurred in contemplation of such acquisition and except to the extent such prohibition is overridden by anti-assignment provisions of the Uniform Commercial Code) or (ii) any agreement with a third party (other than the Borrower or any of its subsidiaries) existing on the Closing Date or on the date any subsidiary is acquired (so long as, in respect of such contractual obligation, such prohibition is overridden by anti-assignment provisions of the Uniform Commercial Code or (C) would result in a change of control, repurchase obligation or other adverse consequence, in each case of the foregoing

1

Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

sub-clauses (A), (B) and (C), except to the extent that any such prohibition or restriction would be rendered ineffective under the Uniform Commercial Code);

(c)	any margin stock;

(d) any equity interest, if the pledge thereof or the security interest therein could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower;

(e) equity interests in any Immaterial Subsidiary or Excluded Subsidiary (other than an Excluded Subsidiary that is a Controlled Foreign Subsidiary or a FSHCO); and

(f) any equity interest with respect to which the Borrower has determined in good faith in consultation with the Bridge Administrative Agent that the costs of pledging, perfecting or maintaining the pledge in respect of such equity interest hereunder shall be excessive in view of the benefits to be obtained by the secured parties therefrom.

“Excluded Property” means:

(a) any asset (including, to the extent applicable, any equipment or inventory owned by a Loan Party that is subject to a permitted lien) together with any rights or interests therein, or any lease, license, franchise, purchase money arrangement, charter, authorization, contract or agreement to which any Loan Party is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (A) are prohibited or restricted by or in violation of any applicable law, (B) require any governmental (including regulatory) consent, approval, license or authorization or consent of a third party that is not a Loan Party pursuant to any contract or agreement binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition (without any requirement to obtain such consent, approval, license or other authorization), (C) are prohibited or restricted by or in violation of a term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement to which such Loan Party is a party which is binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition or create a right of termination in favor of any other party thereto (other than a Loan Party), or (D) would result in material adverse accounting or regulatory consequences, except, in the case of each of the foregoing clauses (A), (B), (C) and (D), to the extent that such prohibition or restriction would be rendered ineffective under the applicable anti-assignment provisions of the Uniform Commercial Code; provided, that the Excluded Property referred to in this clause (a) shall not include any proceeds of any such asset, lease, license, franchise, charter, authorization, contract or agreement (except to the extent such proceeds otherwise constitute Excluded Property);

(b) the Excluded Equity Interests, any property or asset of any Excluded Subsidiary or any person that is not, and is not required to be, a Loan Party;

(c) any “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d) (A) any leasehold or sub leasehold interest (including any ground lease interest) in real property (with no requirements to deliver landlord lien waivers, estoppels or collateral access letters), (B) any fee interest in owned real property, (C) any improvements located on any real property, and (D) any fixtures affixed to any real property, except to the extent perfected by a UCC filing in the jurisdiction of organization (collectively, “Excluded Real Property”);

2

Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

(e) (i) as extracted collateral, (ii) timber to be cut, (iii) farm products, (iv) manufactured homes and (v) healthcare insurance receivables, in each case, except to the extent perfected by a UCC filing in the jurisdiction of organization;

(f) any particular asset, if the pledge thereof or the security interest therein could reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower in consultation with the Bridge Administrative Agent;

(g) obligations the interest of which is wholly exempt from taxes imposed by Subtitle A of the Internal Revenue Code;

(h) any asset with respect to which the Borrower has determined in good faith in consultation with the Bridge Administrative Agent that the costs of obtaining, perfecting or maintaining a security interest or pledge shall be excessive in view of the fair market value of such asset and/or the benefits to be obtained by the secured parties therefrom;

(i) letter-of-credit rights that are not supporting obligations;

(j) commercial tort claims with a value below a threshold to be agreed upon;

(k) motor vehicles, aircraft and other assets subject to certificates of title or ownership (including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof and rolling stock) in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Grantor under Section 9-307 of the UCC) of the applicable Grantor;

(l) except to the extent automatically perfected or perfected by filing of a UCC-1 financing statement in the jurisdiction of organization (or other location of a Grantor under Section 9-307 of the UCC) of the applicable Loan Party, cash, cash equivalents (including securities entitlements and related assets) and any deposit account, commodity account or securities account; provided that, the Excluded Property referred to in this clause shall not include proceeds of Collateral; and

(m) securitization assets, receivables and assets (including cash) securing a securitization financing, including assets that may be temporarily held by a Loan Party (whether or not on a commingled basis) for the benefit of, or in trust for, a special purpose entity, a securitization subsidiary or a finance party in respect of a securitization whether pursuant to a servicing arrangement or otherwise;

(n) segregated cash to secure letter of credit reimbursement obligations to the extent such letters of credit are permitted by the Bridge Facility Documentation; and

(o) any Excluded Accounts;

Notwithstanding anything herein to the contrary, Excluded Property shall not include (i) any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above) or (ii) any assets that secure any Permanent Financing, the Existing Revolving Credit Agreement, the Existing LC Facility Agreement, or any Refinancing Facility.

“Excluded Subsidiary” means:

(a) any subsidiary that is not a wholly owned subsidiary of a Loan Party;

3

Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

(b) any Foreign Subsidiary;

(c) any FSHCO;

(d) any Domestic Subsidiary that is a direct or indirect subsidiary of a Controlled Foreign Subsidiary or a FSHCO;

(e) any subsidiary that is prohibited or restricted by applicable law from providing a guaranty or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such subsidiary (and not incurred in contemplation of such acquisition) from providing a guaranty or if such guaranty would require governmental (including regulatory) or third party (other than the Borrower or a subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained;

(f) any special purpose securitization vehicle (or similar entity) including any securitization subsidiary created pursuant to a transaction permitted under the Bridge Facility Documentation;

(g) any subsidiary that is a not-for-profit organization;

(h) any captive insurance subsidiary;

(i) any other subsidiary with respect to which, as reasonably determined by the Borrower in good faith and in consultation with the Bridge Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing a guaranty shall be excessive in view of the benefits to be obtained by the Bridge Lenders therefrom;

(j) any other subsidiary to the extent the provision of a guaranty by such subsidiary could reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Borrower in good faith;

(k) any Immaterial Subsidiary; and

(l) any subsidiary that is an “investment company” (or would be an “investment company” if it were a guarantor) under the Investment Company Act of 1940, as amended, whether or not registered or exempt from registration;

provided that the Borrower, in its sole discretion (or in the case of any Foreign Subsidiary, with the consent of the Bridge Administrative Agent not to be unreasonably withheld), may cause any subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Bridge Administrative Agent) and thereafter such subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects, in its sole discretion, to designate such persons as an Excluded Subsidiary; provided that no such subsidiary shall be re-designated as an Excluded Subsidiary solely due to circumstances which existed at the time such subsidiary was designated as a Guarantor); provided, further, that no subsidiary shall be released from its Guarantee and no Collateral provided by such subsidiary shall be released by virtue of becoming a non-wholly owned subsidiary as a result of a transfer of such Loan Party’s equity interests to any affiliate of the Borrower in connection with a non-bona fide transaction the primary purpose of which was to cause such entity to become an Excluded Subsidiary unless such subsidiary otherwise constitutes an Excluded Subsidiary.

“Foreign Subsidiary” means any direct or indirect subsidiary that is not a Domestic Subsidiary.

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Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

“FSHCO” means any subsidiary substantially all of the assets of which consist of equity interests (or, if applicable, equity interests and indebtedness (including any debt instrument treated as equity for U.S. federal income tax purposes), in each case, and/or cash and cash equivalents held temporarily pending prompt distribution to its owners or contributions to its subsidiaries) of one or more Controlled Foreign Subsidiaries or other FSHCOs.

“Immaterial Subsidiary” means any subsidiary of the Borrower that for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered under the Bridge Facility Documentation did not account for more than 5% of the consolidated total assets (excluding goodwill and general intangibles) of the Borrower and its Domestic Subsidiaries or more than 5% of consolidated revenue of the Borrower and its Domestic Subsidiaries; provided that if at any time subsidiaries that are Excluded Subsidiaries solely because they are Immaterial Subsidiaries account for more than 20% of the consolidated total assets (excluding goodwill and general intangibles) of the Borrower and its Domestic Subsidiaries or more than 20% of consolidated revenue of the Borrower and its Domestic Subsidiaries for the most recently ended four fiscal quarter period for which financial statements have been delivered or are required to have been delivered under the Bridge Facility Documentation, the Borrower shall promptly notify the Administrative Agent thereof and shall designate such subsidiaries as it may select in its sole discretion to not be “Immaterial Subsidiaries” to the extent necessary to cause such aggregate thresholds to not be exceeded.

5

Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

CONFIDENTIAL	ANNEX IV TO EXHIBIT B
Negative Covenant Baskets

#	Basket/Threshold	Bridge Facility

	Liens Covenant

1.	Basket for Liens existing on the Closing Date	Liens in excess of an amount to be agreed to be scheduled. Allows for renewal and extension of said liens, given no change to collateral scope and no increase in the amount secured by said liens.

2.	Basket for Liens securing Junior Lien	Permitted

	Indebtedness

3.	General Basket - Liens	$750,000,000

	Indebtedness Covenant

1.	Basket for Debt existing on the Closing Date	Debt in excess of an amount to be agreed to be scheduled; permits any refinancing debt thereof

2.	Capitalized Lease Basket	$750,000,000

3.	Letters of Credit Basket (i.e. letters of credit not	$400,000,000

	issued under the LC Facility)

4.	Joint Venture Debt Basket	$200,000,000

5.	Non-Loan Party Third Party Debt Basket	$350,000,000

6.	General Basket - Debt	$750,000,000

	Investments Covenant

1.	Basket for Investments existing on the Closing Date

Investments in an amount to be agreed to be scheduled.

Includes Investments permitted to be incurred and remain outstanding under the Acquisition Agreement or made pursuant to binding commitments, agreements or arrangements in effect on the Closing Date.

2.	Investments in Joint Ventures	$350,000,000

3.	General Basket – Investments	$1,500,000,000

Restricted Payments (including Junior Debt Payment) Covenant
1.	Junior Debt Payment Scope	To apply to all debt securities secured on a junior or unsecured basis other than such debt securities that are scheduled to come due within a date falling within the succeeding 12 months.

2.	Management Stock Buybacks	$75,000,000

3.	General Basket – Restricted Payment	$350,000,000, subject to no Event of Default

1

Project Warrior – Bridge Commitment Letter

Annex III to Exhibit B

#	Basket/Threshold	Bridge Facility

Affiliate Transactions Covenant

1.	De Minimis Exception	$75,000,000

Asset Sale Covenant
1.	75% Cash Consideration Basket	• Percent of Cash Consideration Required: 75% applicable to dispositions in excess $75,000,000 • Designated Non-cash Consideration Cap: $150,000,000

Negative Pledge

1.	Excluded Real Property	Includes a negative pledge over any Excluded Real Property.

2

Project Warrior – Bridge Commitment Letter

Annex IV to Exhibit B

CONFIDENTIAL	EXHIBIT C

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Conditions Annex1

The commitments of the Initial Lenders and the initial funding of the Bridge Facility are, in each case, subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions precedent (subject in all respects to the Certain Funds Provision):

1. The Acquisition Agreement shall be satisfactory to the Commitment Parties; provided that the Commitment Parties hereby acknowledge that the draft Acquisition Agreement (which did not include the schedules and exhibits thereto) delivered to counsel to the Lead Arrangers on December 4, 2025 is satisfactory to the Commitment Parties. Confirmation from you (in the form of an officer’s certificate) to the Initial Lenders that,

(a) either the Acquisition (i) has been consummated or (ii) will be consummated in accordance with the terms of the Acquisition Agreement substantially concurrently with the initial borrowing under (or provision of commitments under) the Bridge Facility; and

(b) since its execution, the Acquisition Agreement has not been amended, supplemented, waived or modified pursuant to its terms in a manner that in the aggregate (when taken as a whole) is materially adverse to the Commitment Parties, in their respective capacities as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within three business days of being notified of such amendment, supplement, waiver or modification;

provided, that an amendment, supplement, waiver or modification of the Acquisition Agreement that does not increase the cash purchase price thereunder to be paid on the Closing Date (unless any such increase is funded by an increase to the Equity Contribution) or that has the effect of reducing the purchase price thereunder, will, in each case, be deemed not to be materially adverse to the interests of the Commitment Parties and any such reduction will reduce the commitments in respect of the Bridge Facility on a dollar-for-dollar basis.

2. The Equity Contribution, the Refinancing, the Target Debt Payment/LM Transactions and the Existing Facilities Transaction shall have been made, consummated or occurred, as applicable, prior to, or shall be made or consummated substantially concurrently with or promptly following, the initial funding under the Bridge Facility, which condition may be satisfied by your delivery to the Lead Arrangers of an officer’s certificate certifying as to such matters; it being agreed that the Refinancing and/or the Target Debt Payment/LM Transactions may be consummated with the proceeds of the initial funding of the Bridge Facility.

3. A Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date originally executed) shall not have occurred on or after the date of the Acquisition Agreement that would result in the failure of a condition precedent to your obligation to consummate the Acquisition under the Acquisition Agreement or that would give you the right (taking into account any notice and cure provisions) to terminate your obligations pursuant to the terms of the Acquisition Agreement.

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

Project Warrior – Bridge Commitment Letter

Exhibit C

4. The Commitment Parties shall have received:

(a) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income (in the case of the Borrower), operations and comprehensive (loss) income (in the case of the Target), statement of equity of each of the Borrower and Target, and cash flows of each of the Borrower and the Target for the last three full fiscal years ended at least 60 days prior to the Closing Date, and

(b) unaudited consolidated balance sheets and related condensed statements of comprehensive income, stockholders’ equity and cash flows (in the case of the Borrower) and related consolidated statements of operations and comprehensive (loss) income, equity and cash flows (in the case of Target) of each of the Borrower and the Target for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), which are prepared in accordance with GAAP (the “Financial Statements Date”);

it being understood that, with respect to such financial information for each such fiscal year and fiscal quarter, such condition shall be deemed satisfied through the filing by the Borrower or the Target of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or fiscal quarter; it being agreed that a late filing of any such report shall not affect the satisfaction of this condition.

5. The Lead Arrangers shall have received (i) pro forma consolidated balance sheets for the Borrower and the Acquired Business as of the Financial Statements Date and (ii) related pro forma consolidated statements of operations and comprehensive income for the four quarter period ending on the most recent Financial Statements Date with respect to which financial statements are available, in each case giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheets) or at the beginning of such period (in the case of the statements of operations and comprehensive income), which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933.

6. The Commitment Parties shall have received (or, with respect to clause (a)(iv) below, the Bridge Agent on behalf of the Commitment Parties), in each case subject to the Certain Funds Provisions and the Documentation Principles,

(a) in the case of the Bridge Facility:

(i) a credit agreement, executed by the Borrower;

(ii) a guarantee agreement, executed by the Borrower and the Guarantors;

(iii) a security agreement governed by New York law pursuant to which a lien is granted on the Personal Property Collateral securing the Bridge Facility in favor of the applicable Collateral Agent for the ratable benefit of the Lenders under the Bridge Facility, and pursuant to which such Collateral Agent thereunder is authorized to file customary “all asset” UCC-1 financing statements with respect thereto, executed by the Borrower and the Guarantors; and

(iv) subject to the First Lien Intercreditor Agreement, Collateral consisting of certificated equity interests of each of the Borrower’s material U.S. wholly-owned subsidiaries, if any, to which a security interest can be perfected by the delivery of such certificates (to the extent required under the terms of Exhibit B);

(b) customary legal opinions,

(c) an officer’s certificate containing (i) certification of organizational documents and appropriate authorizing resolutions, (ii) customary good standing certificates for each of the Loan Parties and (iii) a customary incumbency certificate from officers of each of the Loan Parties executing the Bridge Facility Documentation,

Project Warrior – Bridge Commitment Letter

Exhibit C

(d) a customary borrowing notice, which may be delivered on or prior to the Closing Date, which (if delivered prior to the Closing Date) shall be deemed to be conditioned on the consummation of the Transactions, and

(e) a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule I certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

7. Subject to the Certain Funds Provision, (a) the accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects on and as of the Closing Date; provided that to the extent that the Acquisition Agreement Representations and the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date and (b) no event of the type described in clause (f) of Article VI of the Existing Revolving Credit Agreement shall have occurred under the Bridge Facility Documentation and be continuing.

8. The Lenders will have received at least three (3) business days prior to the Closing Date (a) all outstanding documentation and other information about the Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case of clause (a) and (b) has been requested by the Lenders (through the Bridge Agent) in writing at least ten (10) business days prior to the Closing Date, it being agreed delivery of a signed LSTA Beneficial Ownership Form shall satisfy this clause (b). To the extent any such information must be certified or otherwise accompanied by an attestation as to its validity, correctness or completeness, a certification or attestation by an officer of the Acquired Business or the Borrower, as applicable, shall be deemed to satisfy such certification or attestation requirement.

9. Payment of fees and expenses due to the Commitment Parties under the Commitment Papers, in the case of expenses and legal fees, to the extent invoiced in reasonable detail at least two (2) business days prior to the Closing Date, and required to be paid on the Closing Date it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of the Bridge Facility.

Project Warrior – Bridge Commitment Letter

Exhibit C

CONFIDENTIAL	ANNEX I TO EXHIBIT C

Form of Solvency Certificate

Date: [   ,    ]

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

Pursuant to Section [  ] of the Credit Agreement1, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a)	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)

the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)

the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

* * *

[1]	Credit Agreement to be defined.

Project Warrior – Bridge Commitment Letter

Exhibit C

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

[PILOT]

By:
Name:
Title:

Project Warrior – Bridge Commitment Letter

Annex I to Exhibit C